UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Cambrex Corporation
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CAMBREX CORPORATION
One Meadowlands Plaza
East Rutherford, New Jersey 07073
January 4, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Cambrex Corporation to be held on Monday, February 5, 2007 at 2:00 P.M. (local time), at the Sheraton Meadowlands Hotel, Two Meadowlands Plaza, East Rutherford, New Jersey.

At the special meeting, you will be asked to approve the sale of our Bioproducts and Biopharma Businesses for an aggregate purchase price of $460 million, subject to certain post-closing adjustments, to subsidiaries of Lonza Group Limited pursuant to a Stock Purchase Agreement dated October 23, 2006. After using a portion of the cash proceeds from this transaction (after the payment of taxes and transaction-related costs) to repay all outstanding indebtedness under our credit facility, we intend to use the remaining cash proceeds, together with amounts expected to be made available under a new credit facility if financing can be arranged on favorable terms at the currently anticipated levels, to make a cash distribution to our stockholders of approximately $13.50 to $14.50 per share of our common stock. Following the sale of our Bioproducts and Biopharma Businesses, we will be a substantially smaller company focused on our remaining business, the Human Health Business.

In February 2006, our Board of Directors announced the retention of Bear, Stearns & Co. Inc. to assist in the analysis and consideration of our strategic alternatives. Over the course of the following months, Bear, Stearns & Co. Inc. solicited and received indications of interest from numerous potential strategic and financial buyers seeking to acquire all or parts of the Company. Based on the highly competitive nature of the bidding process for these businesses, our Board of Directors believes that the proposed sale of our Bioproducts and Biopharma Businesses to Lonza Group Limited offers the most effective means of maximizing stockholder value. At the same time, our Board of Directors decided to retain the Human Health Business as it believes that more value can be created by continuing to operate this business than through the other alternatives presented in the strategic review process to date.

Following the sale, we believe that Human Health’s robust portfolio of products and services in value-added niches, coupled with its proven capabilities and first-rate regulatory record, uniquely position us to support both branded and generic manufacturers throughout the drug development life cycle. We are confident that our strong customer relationships and talented employee base give us a solid foundation for winning new business in growing healthcare markets. Concurrently, we will be working to aggressively reduce our corporate overhead in light of the decrease in both the size and complexity of Cambrex’s operations. We expect these cost reductions and ongoing benefits from the rollout of Lean Six Sigma programs to create additional value for our stockholders. Furthermore, consistent with its fiduciary duties, our Board of Directors will also continue to evaluate strategic opportunities for the Human Health Business as they may arise.

In addition, in response to the vote at our 2006 Annual Meeting of Stockholders in favor of the non-binding proposal submitted by one of our stockholders to declassify the Board of Directors, our Board of Directors has decided to submit a proposal to declassify our Board of Directors at the 2007 Annual Meeting of Stockholders. This proposal underscores our Board of Directors’ commitment to being responsive to stockholders, in addition to implementing best practices in corporate governance. If stockholders approve declassification, our Board of Directors also expects to implement majority voting for directors in uncontested elections.

After careful consideration, our Board of Directors has approved the proposal to sell our Bioproducts and Biopharma Businesses described in the enclosed proxy statement and recommends that you vote “FOR” this proposal.

Your vote is very important, regardless of the number of shares of common stock that you own. The sale of our Bioproducts and Biopharma Businesses — and the special cash dividend that we expect to pay to our stockholders following completion of this sale — cannot be completed without the affirmative vote of the holders of a majority of our outstanding shares of common stock. Accordingly, we urge you to please complete, sign and date the enclosed proxy card and return it as promptly as possible, even if you intend to attend the special meeting.

Please review in detail the enclosed proxy statement and its appendices, which we strongly encourage you to read in their entirety, for a more complete statement regarding the proposal to sell our Bioproducts and Biopharma Businesses.

On behalf of our Board of Directors, I thank you for your support and urge you to vote “FOR” the proposals described in the enclosed proxy statement.

Sincerely,

James A. Mack
Chairman

The enclosed proxy statement is dated January 4, 2007 and is first being mailed to stockholders on or about January 4, 2007.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, FEBRUARY 5, 2007

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Cambrex Corporation, a Delaware corporation, will be held on Monday, February 5, 2007 at 2:00 P.M. (local time), at the Sheraton Meadowlands Hotel, Two Meadowlands Plaza, East Rutherford, New Jersey, for the following purposes:

1.	To consider and vote upon the authorization of the sale of our Bioproducts Business and our Biopharma Business pursuant to a Stock Purchase Agreement, dated as of October 23, 2006, among Lonza Group Limited, as Guarantor, and certain of its subsidiaries and Cambrex Corporation, as more fully described in the enclosed proxy statement.

2.	To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Stockholders are urged to review carefully the information contained in the enclosed proxy statement prior to deciding how to vote their shares of common stock at the special meeting.

Only holders of record of our common stock at the close of business on December 27, 2006, will be entitled to notice of and to vote at the special meeting or any adjournment thereof. The notice and proxy statement are first being mailed to stockholders on or about January 4, 2007.

Because of the significance of the sale of our Bioproducts and Biopharma Businesses, your participation in the special meeting, in person or by proxy, is especially important. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card as promptly as practicable. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting. If you do not attend the special meeting, you may still revoke your proxy at any time prior to the special meeting by providing a later dated proxy or by providing written notice of your revocation to the Secretary of Cambrex Corporation. Your prompt cooperation will be greatly appreciated.

By Order of the Board of Directors,

Peter E. Thauer
Secretary

East Rutherford, New Jersey
January 4, 2007

ii

SUMMARY

The following summary is an overview of selected information contained in this proxy statement about proposals that our stockholders are being asked to consider:

•	to authorize the sale of our Bioproducts Business and our Biopharma Business (in this proxy statement, we refer to our subsidiaries engaged in these businesses collectively as the “Bio Companies” and to the businesses engaged in by the Bio Companies as the “Bio Companies Business”) pursuant to the Stock Purchase Agreement; and

•	to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal.

This proxy statement is first being mailed to stockholders on or about January 4, 2007.

Please note that each item in this summary contains a page reference directing you to a more complete description of that item in this proxy statement.

Unless otherwise indicated or unless the context requires otherwise, please note that all references in this proxy statement to:

•	“Cambrex”, “Company”, “we”, “our” and “us” each refer to Cambrex Corporation and its subsidiaries;

•	“Lonza” refers to Lonza Group Limited, as Guarantor, and certain of its subsidiaries, the purchasers of the Bio Companies pursuant to the Stock Purchase Agreement; and

•	the “Stock Purchase Agreement” refers to the Stock Purchase Agreement dated as of October 23, 2006 between the Company and Lonza, a copy of which is attached hereto as Appendix A.

Questions and answers about the special meeting

Q:	When and where is the special meeting?

A:	The special meeting of our stockholders will be held on Monday, February 5, 2007, at 2:00 P.M. (local time), at the Sheraton Meadowlands Hotel, Two Meadowlands Plaza, East Rutherford, New Jersey.

Q:	Who is soliciting my proxy?

A:	Our Board of Directors.

Q:	What matters will I vote on at the special meeting?

A:	You will be asked to consider and approve the following proposals:

•	to authorize the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement; and

•	to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal.

Q:	How does our Board of Directors recommend that I vote on the proposals?

A:	Our Board of Directors recommends that you vote:

•	“FOR” the proposal to authorize the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement; and

•	“FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of our common stock as of the close of business on December 27, 2006, the record date of this solicitation, are entitled to receive notice of, attend and vote at the special meeting. On the record date, approximately 27,514,822 shares of our common stock, held by approximately 92 stockholders of record, were outstanding and entitled to vote. You may vote all shares of common stock you owned as of the record date. You are entitled to one vote per share of common stock.

Q:	What is a “quorum” for purposes of the special meeting?

A:	In order to conduct business at the special meeting, a quorum must be present. A “quorum” is a majority of the shares of common stock entitled to vote at the special meeting, present in person or by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares of common stock on your behalf submits a proxy card representing your shares of common stock but does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares of common stock on that proposal. Based on applicable rules of the New York Stock Exchange, brokers, banks and other nominees will not have discretionary authority to vote your shares of common stock on the proposal to sell the Bio Companies Business pursuant to the Stock Purchase Agreement without your voting instructions. In instances in which the nominee has submitted a proxy card on your behalf but does not vote on one or more of the proposals because the nominee has not received your voting instructions, the broker non-votes represented by that proxy card will be counted for purposes of determining whether a quorum is present at the special meeting.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares of common stock are registered differently and are in more than one account, you will receive more than one proxy card. If you do not sign and return one or more of your proxy card(s), then your shares of common stock represented by such unreturned proxy card(s) will not be voted. Sign and return all proxy cards to ensure that all of your shares of common stock are voted.

Q:	How do I vote in person at the special meeting?

A:	If you are a registered stockholder, you may attend the special meeting and vote your shares of common stock in person at the special meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the special meeting, we recommend that you vote your shares of common stock in advance as described above, so your vote will be counted even if you later decide not to attend the special meeting.

If you hold your shares of common stock through a broker, bank or other nominee, you may vote those shares of common stock in person at the special meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote such shares of common stock. To do this, you should contact your nominee.

Q:	How do I vote without attending the special meeting?

A:	If you are a registered stockholder (that is, if you hold shares of common stock in certificated form), you may submit your proxy and vote your shares of common stock by returning the enclosed proxy card, marked, signed and dated, in the postage-paid envelope provided.

If you hold your shares of common stock through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by the broker, bank or other nominee with the proxy statement. Your broker, bank or other nominee may offer you the ability to make your proxy submission via the Internet or by telephone. Please contact your broker, bank or other nominee to determine how to vote.

Q:	How do I vote via the Internet or by telephone?

A:	Our stockholders who hold their shares of common stock, as of the record date, through a broker or bank may have the option to submit their proxies or voting instructions via the Internet or by telephone.

If your shares of common stock are held in “street name”, you should check the voting instruction card provided by your broker or bank to see which options are available and the procedures to be followed.

Q.	If my shares of common stock are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares of common stock for me?

A.	Yes, but only if you provide instructions to your broker, bank or other nominee to vote your shares of common stock. Without these instructions, your shares of common stock will not be voted at the special meeting.

Q.	Can I change my vote?

A.	You may revoke or change your proxy at any time before it is voted. If you have not voted through your broker, bank or other nominee because you are the registered stockholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated after the date of your proxy, with the Company’s Secretary at our principal executive office located at One Meadowlands Plaza, East Rutherford, New Jersey 07073;

•	submitting a duly executed proxy bearing a later date before the special meeting; or

•	voting in person at the special meeting.

Please note that simply attending the special meeting will not constitute revocation of a proxy. If your shares of common stock are held in “street name”, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or via the Internet, you may be able to change your vote by submitting a new proxy by telephone or via the Internet.

Q.	How are votes counted?

A.	For each proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”.

Proposal to authorize the sale of our Bio Companies Business pursuant to the Stock Purchase Agreement:  Stockholders as of the close of business on the record date representing a majority of our outstanding shares of common stock must vote “FOR” the approval of this proposal in order for us to complete the sale of our Bio Companies Business pursuant to the Stock Purchase Agreement. Accordingly, both abstentions and broker non-votes will count as a vote cast “AGAINST” this proposal.

Proposal to adjourn or postpone the special meeting:  Stockholders as of the close of business on the record date representing a majority of the shares of our common stock representing the quorum at the special meeting must vote “FOR” this proposal in order for the chairman of the special meeting to be able to adjourn or postpone the special meeting, once a quorum is present, if necessary or appropriate to solicit additional proxies if there are not sufficient votes in favor of the proposal to sell the Bio Companies Business pursuant to the Stock Purchase Agreement. Accordingly, both abstentions and broker non-votes will count as a vote cast “AGAINST” this proposal.

If you sign your proxy card without indicating your vote, your shares of common stock will be voted: “FOR” the authorization of the sale of our Bio Companies Business pursuant to the Stock Purchase Agreement; and “FOR” adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal; and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the special meeting for a vote.

Q:	What do I need to do now?

A:	Please vote your shares of common stock as soon as possible so that your shares of common stock may be represented at the special meeting. You may vote by signing and dating your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the special meeting. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you must provide instructions to your broker, bank or other nominee to vote your shares of common stock.

Q:	Who will bear the costs of this solicitation?

A:	The costs of soliciting proxies will be borne by the Company. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners, and their reasonable expenses therefore will be reimbursed by the Company. The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefore. The Company has also engaged Innisfree M&A Incorporated (also referred to in this proxy statement as “Innisfree”) to assist in the solicitation of proxies for the special meeting.

Q:	Whom should I call if I have any questions?

A:	If you have questions about any of the proposals on which you are voting, you may call Arthur B. Crozier of Innisfree M&A Incorporated at (212) 750-5837 or Peter E. Thauer, our Senior Vice President, General Counsel and Secretary, at (201) 804-3000.

For a more complete description of the special meeting, please see “THE SPECIAL MEETING OF STOCKHOLDERS” beginning on page 13.

Parties to the Stock Purchase Agreement

Cambrex Corporation.  Cambrex is a Delaware corporation and was founded in 1981. Cambrex is a global, diversified life sciences company dedicated to providing products and services to accelerate and improve the discovery and commercialization of human therapeutics. Cambrex primarily supplies its products and services worldwide to branded and generic pharmaceutical and biopharmaceutical companies and research organizations. We currently operate in three business segments, Bioproducts, Biopharma and Human Health:

•	Our Bioproducts business, acquired in 1997, manufactures and markets research, therapeutic and analytical testing products based on cell biology and used in drug discovery and biotherapeutic manufacturing. In this proxy statement, we refer to this business segment as the “Bioproducts Business”.

•	Our Biopharma business engages in contract services for the process development and current Good Manufacturing Practices manufacturing of therapeutic proteins, vaccines and other biologic drugs. In this proxy statement, we refer to this business segment as the “Biopharma Business”, and together with the Bioproducts Business, the “Bio Companies Business”.

•	Our Human Health business features a broad portfolio of products and services for process development and manufacturing of approximately 120 active pharmaceutical ingredients, advanced pharmaceutical intermediates and specialty intermediates for animal health, x-ray diagnostic and other applications under U.S. Food and Drug Administration (“FDA”) current Good Manufacturing Practices (“cGMP”). In this proxy statement, we refer to this business segment as the “Human Health Business” and any such reference to the Human Health Business prior to October 27, 2006 includes the Company’s subsidiaries located in Cork, Ireland and Landen, Belgium (the “Cork and Landen Subsidiaries”) and on and after October 27, 2006 excludes the Cork and Landen Subsidiaries.

Lonza Group Limited.  Lonza, which is headquartered in Basel, Switzerland and is listed on the SWX Swiss Exchange, is one of the world’s leading suppliers to the pharmaceutical, healthcare and life science industries. Its products and services span its customers’ needs from research to final product production. Lonza is a global leader in the production and support of pharmaceutical active ingredients both chemically as well as biotechnologically. Lonza has capabilities in large and small molecules, peptides, amino acids and niche bioproducts which play an important role in the development of novel medicines and healthcare products. Lonza also is a leading provider of value chemical and biotech ingredients to the nutrition, hygiene, preservation, agro and personal care markets.

For a more complete description of the parties to the Stock Purchase Agreement, please see “Parties to the Stock Purchase Agreement” beginning on page 16.

The sale of the Bio Companies Business

General

Pursuant to the Stock Purchase Agreement and subject to the approval of our stockholders, we have agreed to sell all of the outstanding shares of capital stock of each of the Bio Companies to Lonza, except for one of the Bio Companies which owns intellectual property used in the Bio Companies Business and whose assets will be sold to Lonza.

Purchase price; Use of proceeds from the sale of the Bio Companies Business

The sale of the Bio Companies Business is anticipated to result in the Company receiving approximately $460 million in gross proceeds, subject to certain post-closing adjustments. For a more detailed description of these purchase price adjustments, please see “Purchase price” beginning on page 56. From these proceeds, the Company will pay various transaction-related costs, including without limitation legal, advisory, banking and accounting costs, currently estimated at approximately $9 million, and estimated taxes of approximately $1 million. In addition, the Company will also repay all outstanding indebtedness under our existing credit facility of approximately $178 million and estimated cash costs associated with employee change of control agreements and retention bonuses of $18 million, leaving $254 million of net proceeds from the sale.

Cambrex expects to pay a special cash dividend to its stockholders that will be funded by the net proceeds from the sale plus an additional $125 million to $150 million from new lines of credit that Cambrex expects to secure after closing. Assuming financing can be arranged on favorable terms at the currently anticipated levels, and subject to compliance with Delaware law, Cambrex expects the special dividend to be approximately $13.50 to $14.50 per share of common stock. For a more complete description of the payment of the special cash dividend and the tax consequences thereof, please see “Purchase price; Use of proceeds” beginning on page 16 and “Certain U.S. federal income tax consequences” beginning on page 42.

Our Company following the sale of the Bio Companies Business

After the sale of the Bio Companies Business, the Company will be substantially smaller and will focus on its remaining business, the Human Health Business. For the year ended December 31, 2005, the Human Health Business (excluding the Cork and Landen Subsidiaries) accounted for 49.5% of our consolidated gross sales and 54.6% of our consolidated gross profit. Our Board of Directors believes that its decision to continue to operate our Human Health Business and to improve its profitability will position the Company to deliver greater value to stockholders than any alternative presented through the strategic review process. As part of the drive to improve the profitability of the Human Health Business, the Company recently consummated the sale of the Cork and Landen Subsidiaries. Additionally, through an aggressive effort to reduce our corporate overhead, in light of the decrease in both the size and complexity of the Company’s operations following the sale of the Bio Companies Business, we expect to realize additional annual cost savings of approximately $8 million beginning in the second half of 2007. Finally, consistent with its fiduciary duties, our Board of Directors will continue to evaluate strategic opportunities for the Human Health Business.

In addition, in response to the vote at our 2006 Annual Meeting of Stockholders in favor of the non-binding proposal submitted by one of our stockholders to declassify the Board of Directors, and in order to give stockholders a greater voice in the future direction of the Company, our Board of Directors has decided to submit a proposal to declassify our Board of Directors at the 2007 Annual Meeting of Stockholders. If stockholders approve declassification, our Board of Directors also expects to implement majority voting for directors in uncontested elections.

For a more complete description of our Company following the sale of the Bio Companies Business, please see “NATURE OF OUR BUSINESS FOLLOWING THE SALE OF THE BIO COMPANIES BUSINESS” beginning on page 70.

Recommendation of our Board of Directors

Our Board of Directors has determined that the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement is in the best interests of Cambrex and its stockholders. Our Board of Directors has unanimously approved (with Mr. Ilan Kaufthal abstaining due to his position as a Vice Chairman of Bear, Stearns & Co. Inc.) the Stock Purchase Agreement and unanimously recommends that stockholders vote “FOR” the proposal to authorize the sale of the Bio Companies Business to Lonza pursuant to the terms of the Stock Purchase Agreement. For a more complete description of our Board of Directors’ recommendation to the stockholders, please see “Reasons for the proposed sale; Recommendation of our Board of Directors” beginning on page 25.

Opinions of our Financial Advisors

In connection with the proposed transaction, the Board of Directors received separate written opinions, each dated October 23, 2006, from Bear, Stearns & Co. Inc. (also referred to in this proxy statement as “Bear Stearns”) and Wachovia Capital Markets, LLC (also referred to in this proxy statement as “Wachovia Securities”) as to the fairness, from a financial point of view and as of the date of such opinion, to the Company of the $460 million in cash to be received by the Company for the Bio Companies Business pursuant to the Stock Purchase Agreement (the “Initial Sale Price”). The full texts of Bear Stearns’ and Wachovia Securities’ written opinions, dated October 23, 2006, each of which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinions, are attached as Appendix B and Appendix C, respectively, to this proxy statement and are incorporated by reference in their entirety into this proxy statement.

This summary is qualified in its entirety by reference to the full text of each opinion. Holders of Company common stock are encouraged to read the opinions carefully in their entirety. Each of Bear Stearns and Wachovia Securities provided its opinion for the information and assistance of the Board of Directors in connection with its evaluation of the Initial Sale Price from a financial point of view. Bear Stearns’ and Wachovia Securities’ opinions do not address any other aspect of the proposed transaction, do not address the relative merits of the transaction as compared to any alternative business strategies that might exist for the Company, the use or uses of the net after tax proceeds from the sale or the effects of any other transactions in which the Company might engage and do not constitute a recommendation as to how any stockholder should vote in connection with the proposed transaction. For a more complete description of these opinions, please see “Opinion of Bear, Stearns & Co. Inc.” beginning on page 26 and “Opinion of Wachovia Capital Markets, LLC” beginning on page 35.

Accounting treatment

Upon consummation of the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement, we expect to reflect the results of operations and the related gain on the sale of the Bio Companies Business as discontinued operations, net of taxes.

Certain U.S. federal income tax consequences

The sale of the Bio Companies Business pursuant to the Stock Purchase Agreement will be a taxable transaction for U.S. federal income tax purposes. The Company (and certain of the Company’s subsidiaries that are sellers under the Stock Purchase Agreement) will recognize gain or loss as a result of the sale. Any gain will be subject to tax to the extent not offset by tax losses. There may also be certain foreign taxes, including withholding taxes, imposed in connection with the sale and the deemed repatriation of sale proceeds from a non-U.S. seller to the Company. The Company estimates that federal taxes in connection with the sale of the Bio Companies Business will largely be offset by certain tax loss carry-forwards and available foreign tax credits. Based upon utilization of these Company tax attributes offsetting federal tax and considering taxes payable on the sale of the Bio Companies Business at the state and local level as well as foreign jurisdictions, the Company estimates taxes will be approximately $1,000,000.

As discussed more fully in this proxy statement, a holder’s receipt of a pro-rata portion of the remaining sale proceeds by means of a special dividend will be treated as a taxable dividend to the extent of the Company’s current or accumulated earnings and profits (computed using U.S. federal income tax principles), with any amount in excess of such current or accumulated earnings and profits treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in their stock and, thereafter, as capital gain. For a more complete description of certain U.S. federal income tax consequences, please see “Certain U.S. federal income tax consequences” beginning on page 42.

No appraisal rights

Under the Delaware General Corporation Law, holders of our common stock are not entitled to appraisal rights in connection with the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement.

For a more complete description of the sale of the Bio Companies Business, please see “PROPOSAL 1 — AUTHORIZATION OF THE SALE OF THE BIO COMPANIES BUSINESS PURSUANT TO THE STOCK PURCHASE AGREEMENT” beginning on page 16.

The Stock Purchase Agreement

Conditions to the sale of the Bio Companies Business

Before we can complete the sale of the Bio Companies Business, a number of conditions must be satisfied or waived (to the extent permitted by law). These include:

•	the receipt of the affirmative vote of the holders of the requisite number of outstanding shares of our common stock approving the Stock Purchase Agreement;

•	the absence of any law, injunction, judgment or ruling by any governmental authority enjoining, restraining, preventing or prohibiting the consummation of the sale of the Bio Companies Business or making the consummation of such sale illegal;

•	the receipt of all consents, approvals and actions of, filings with and notices to any governmental authority required of Lonza, the Company or any of their respective subsidiaries to consummate the transaction and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) and the receipt of confirmation or approval under foreign antitrust laws;

•	the execution of the transition services agreement whereby Cambrex will provide, or cause to be provided, certain transition services to Lonza and the Bio Companies following the closing on the terms and subject to the conditions set forth therein (the “Transition Services Agreement”);

•	representations and warranties of the parties being true and correct subject to customary materiality qualifiers;

•	performance or compliance by the parties in all material respects with all agreements, obligations and covenants; and

•	the absence of any Bio Companies Material Adverse Effect (as defined in the Stock Purchase Agreement) or any event or circumstance that would be reasonably expected to result in a Bio Companies Material Adverse Effect in the reasonably foreseeable future.

For a more complete description of the conditions to the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement, please see “Conditions to the closing” beginning on page 65.

No solicitation; Superior proposals

The Stock Purchase Agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with any third party regarding certain takeover proposals and our ability to change or withdraw our recommendation of the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement. Notwithstanding these restrictions, prior to stockholder approval of the sale of our Bio Companies Business pursuant to the Stock Purchase Agreement, under certain circumstances, our Board of Directors may respond to an unsolicited written proposal for an alternative acquisition or terminate the Stock Purchase Agreement and enter into an acquisition agreement with respect to a “superior proposal”, so long as Cambrex complies with the terms of the Stock Purchase Agreement. Our Board of Directors may also withdraw its recommendation of the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement if our Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would not be consistent with the Board of Directors’ fiduciary duties to the Cambrex stockholders under Delaware law. In the event that the Company terminates the Stock Purchase Agreement to enter into an acquisition agreement with respect to a superior proposal, the Company is required to pay Lonza a termination fee of $18,354,000 (which is approximately 3.99% of the Initial Sale Price). For a more complete description of the provisions of the Stock Purchase Agreement relating to our Board of Directors’ ability to solicit and consider alternative transaction proposals, please see “No solicitation; Superior proposals” beginning on page 61.

Employee benefits matters

Immediately following the closing of the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement, the Bio Companies will continue to employ all the employees employed by them immediately before the closing. However, no provision of the Stock Purchase Agreement limits the ability of Lonza to terminate the employment of any employee of the Bio Companies Business following the closing for any reason. For at least one year after the sale, Lonza or its affiliates must (i) provide compensation and benefits to employees who remain employed by the Bio Companies that are substantially comparable to those provided by the Bio Companies before the closing of the sale and (ii) continue to provide severance benefits to employees of the Bio Companies pursuant to the terms of severance plans and arrangements in effect as of the closing.

Under the terms of the Stock Purchase Agreement, Lonza and its affiliates will generally assume all liabilities and obligations related to current and former employees of the Bio Companies Business (regardless of whether those liabilities or obligations arose before or after the closing of the sale of the Bio Companies Business), except that Cambrex will be responsible for liabilities arising under certain retirement plans sponsored by Cambrex. For a more complete description of the provisions of the Stock Purchase Agreement relating to employee benefits matters, please see “Employee matters” beginning on page 65.

Indemnification

Except as described in the two preceding paragraphs and except for pre-closing tax liabilities of the Bio Companies, which will be retained by Cambrex, following the closing of the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement, Lonza will generally indemnify Cambrex and its affiliates for losses arising out of or resulting from liabilities relating to the Bio Companies Business, in each case whether arising prior to, on or after the closing of the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement. In addition to pre-closing tax liabilities, liabilities under certain Company sponsored retirement plans, as described above, and certain specified environmental liabilities, Cambrex will generally indemnify Lonza and its affiliates for losses arising out of or resulting from any liabilities of the Company and its other subsidiaries unrelated to the Bio Companies Business, in each case whether arising prior to, on or after the closing of the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement. For a more complete description of the indemnification obligations in the Stock Purchase Agreement, please see “Indemnification” beginning on page 66.

Termination of the Stock Purchase Agreement

The Stock Purchase Agreement may be terminated at any time prior to the closing date, whether before or after the approval by our stockholders of the Stock Purchase Agreement:

•	by the mutual written consent of Cambrex and Lonza; or

•	by either party if:

►	any law, injunction, judgment or ruling by any governmental authority enjoining, restraining, preventing or prohibiting consummation of the sale of the Bio Companies Business or making the consummation of the sale of the Bio Companies Business illegal is in effect and has become final and non-appealable;

►	the closing has not been consummated on or before April 23, 2007; or

►	the affirmative vote of the requisite number of our stockholders approving the Stock Purchase Agreement is not obtained; or

•	by Cambrex if:

►	concurrently it enters into a definitive agreement in accordance with the terms of the Stock Purchase Agreement providing for a Superior Bio Companies Proposal (as defined in the Stock Purchase Agreement);

►	any of the representation and warranties of Lonza set forth in the Stock Purchase Agreement are not true and correct as of such date and such condition is incapable of being satisfied on or before April 23, 2007 subject to customary materiality qualifiers; or

►	Lonza has breached or failed to perform or comply with any obligation, agreement or covenant required by the Stock Purchase Agreement to be complied with by it in all material respects as of such date and such condition is incapable of being satisfied on or before April 23, 2007; or

•	by Lonza if:

►	the representation and warranties of Cambrex set forth in the Stock Purchase Agreement are not true and correct as of such date and such condition is incapable of being satisfied on or before April 23, 2007 subject to customary materiality qualifiers;

►	Cambrex has breached or failed to perform or comply with any obligation, agreement or covenant required by the Stock Purchase Agreement to be complied with by it in all material respects as of such date and such condition is incapable of being satisfied on or before April 23, 2007;

►	our Board of Directors makes an “adverse recommendation change” by withdrawing or adversely modifying its recommendation that the stockholders approve the Stock Purchase Agreement, or if the Board of Directors approves or recommends a Bio Companies Takeover Proposal (as defined in the Stock Purchase Agreement) to the stockholders;

►	an event has occurred or a circumstance exists that could reasonably be expected to have a Bio Companies Material Adverse Effect, but only to the extent that such event or circumstance would cause the closing condition requiring the absence of a Bio Companies Material Adverse Effect not to be satisfied and such condition is incapable of being satisfied on or before April 23, 2007; or

►	the Board of Directors (A) fails to recommend the transactions contemplated by the Stock Purchase Agreement to the stockholders, (B) withdraws or modifies in a manner adverse to Lonza its approval or recommendation of the Stock Purchase Agreement or the transactions contemplated thereby, (C) approves or recommends a Bio Companies Takeover Proposal to the stockholders, (D) causes Cambrex or its subsidiaries or their respective representatives to take any action that would constitute a breach of the provisions of the Stock Purchase Agreement restricting solicitation of alternative transaction proposals, (E) causes any Seller or Bio Company to enter into a Bio Companies Acquisition Agreement (as defined in the Stock Purchase Agreement), or (F) resolves to take any of the foregoing actions.

For a more complete description of the termination provisions in the Stock Purchase Agreement, please see “Termination” beginning on page 67.

Effect of Termination

In the event that the Company terminates the Stock Purchase Agreement to enter into an acquisition agreement with respect to a superior proposal, the Company is required to pay Lonza a termination fee of $18,354,000 (which is approximately 3.99% of the Initial Sale Price).

In addition, if the Stock Purchase Agreement is terminated under certain circumstances, including the failure of our stockholders to approve the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement, and within 16 months thereafter (i) the Company consummates a transaction whereby more than 50% of the stock of the Bio Companies, or more than 50% of the assets of the Company primarily used in connection with the Bio Companies Business, is acquired by a third party, the Company will be obligated to pay Lonza a termination fee of $18,354,000, or (ii) the Company consummates a transaction whereby all or substantially all of the assets of, or the equity interests in, the subsidiaries engaged in the Biopharma Business are acquired by a third party, the Company will be obligated (unless it shall already have become obligated to make the payment described in the preceding clause (i)) to pay Lonza a termination fee of $2,000,000. If the Company becomes obligated to pay the fee described in clause (ii) of the preceding sentence before it becomes obligated to pay the fee described in clause (i) of the preceding sentence, the first fee will be credited against the second fee. For a more complete description of the effects of termination of the Stock Purchase Agreement, please see “Termination fee and expenses” beginning on page 68.

Transition Services Agreement

The Stock Purchase Agreement provides that Cambrex and Lonza will enter into the Transition Services Agreement, attached as Exhibit A to the Stock Purchase Agreement, pursuant to which Cambrex will provide, or cause to be provided, certain transition services to Lonza and the Bio Companies following the closing on the terms and subject to the conditions set forth in the Transition Services Agreement. For a more complete description of the Transition Services Agreement, please see “Transition Services Agreement” beginning on page 69.

For a more complete description of the Stock Purchase Agreement, please see “THE STOCK PURCHASE AGREEMENT” beginning on page 56.

Interests of our directors and executive officers in the sale of the Bio Companies Business

In considering the recommendation of the Board of Directors with respect to the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Bio Companies sale that may be different from, or in addition to, the interests of our stockholders generally. Such interests include the treatment of stock options and restricted stock units held by such directors and officers, as well as the triggering of change in control severance benefits that may become payable to certain officers. In addition, one of the members of our Board of Directors is a Vice Chairman of Bear Stearns, which served as the financial advisor to the Board of Directors in connection with the consideration by the Board of Directors of the Company’s strategic alternatives, including the process leading to the signing of the Stock Purchase Agreement with Lonza. These interests, to the extent material, are described in this proxy statement. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement. For a more complete description of the interests of our directors and executive officers in the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement, please see “Interests of our directors and executive officers in the sale of the Bio Companies Business” beginning on page 45.

Proposal to adjourn or postpone the special meeting

Although it is not currently expected (and assuming a quorum is present), the special meeting may be adjourned or postponed, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to authorize the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement. You should note, however, that if a quorum is not present, then the chairman of the special meeting will be entitled to adjourn the special meeting to another place, date or time. For a more complete description of this proposal, please see “PROPOSAL 2 — ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING” beginning on page 120.

Questions

If, after reading this proxy statement, you have additional questions about the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement or other matters discussed in this proxy statement, please contact:

Arthur B. Crozier
Innisfree M&A Incorporated
at (212) 750-5837

or

Peter E. Thauer
Senior Vice President, General Counsel and Secretary
at (201) 804-3000

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

This proxy statement may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that they use words such as “expects”, “anticipates”, “intends”, “estimates”, “believes” or similar expressions in connection with any discussion of future financial and/or operating performance. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in our periodic reports filed with the U.S. Securities and Exchange Commission (or, the SEC). Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, changes in foreign exchange rates, performance of minority investments, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the possibility that the value of the acquisition of PermaDerm cultured skin may not be realized or that our plans to obtain a Humanitarian Device Exemption, completion of clinical trials and commercialization of PermaDerm cultured skin in the United States may not be successful, the Company’s ability to receive regulatory approvals for its products, the outcome of the evaluation of strategic alternatives, the satisfaction of the conditions to closing set forth in the Stock Purchase Agreement with Lonza, the availability of financing on favorable terms in order to fund the portion of the special dividend that is not being funded from proceeds of the sale and whether the Company’s estimates set forth in this proxy statement with respect to its earnings and profits for tax purposes in 2007 will be correct. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for us to predict which new factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

For further details and a discussion of these and other risks and uncertainties, you are cautioned to review our 2005 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, filed with the SEC, as well as our other filings with the SEC, including the Current Reports on Form 8-K filed on October 24, 2006, October 27, 2006 and November 2, 2006. For further information relating to the Company’s risks and uncertainties, please see “Special considerations you should take into account in deciding how to vote on the proposal to sell our Bio Companies Business” beginning on page 47. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

THE SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is being furnished to our stockholders as part of the solicitation by our Board of Directors for use at the special meeting of stockholders of Cambrex Corporation, and any adjournment or postponement thereof.

Time and place

The special meeting of our stockholders will be held on Monday, February 5, 2007, at 2:00 P.M. (local time), at the Sheraton Hotel, Two Meadowlands Plaza, East Rutherford, New Jersey.

Proposals to be considered at the special meeting

At the special meeting, you will be asked to consider and approve the following proposals:

•	to authorize the sale of our Bio Companies Business pursuant to the Stock Purchase Agreement; and

•	approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal.

Our Board of Directors knows of no other matters to be presented for action at the special meeting. If any other matters properly come before the special meeting, however, the persons named in the proxy will vote on such other matters in accordance with their best judgment.

Record date and quorum

Only holders of record of our common stock as of the close of business on December 27, 2006, the record date of this solicitation, are entitled to receive notice of, attend and vote at the special meeting. On the record date, approximately 27,514,822 shares of our common stock, held by approximately 92 stockholders of record, were outstanding and entitled to vote. You may vote all shares of common stock you owned as of the record date. You are entitled to one vote per share of common stock.

In order to conduct business at the special meeting, a quorum must be present. A “quorum” is a majority of the shares of common stock entitled to vote at the special meeting, present in person or by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Voting shares of common stock at the special meeting

Voting in person at the special meeting:  If you are a registered stockholder, you may attend the special meeting and vote your shares of common stock in person at the special meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the special meeting, we recommend that you vote your shares of common stock in advance as described above, so your vote will be counted even if you later decide not to attend the special meeting. If you hold your shares of common stock through a broker, bank or other nominee, you may vote those shares of common stock in person at the special meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote such shares of common stock. To do this, you should contact your nominee.

Voting without attending the special meeting:  If you are a registered stockholder (that is, if you hold shares of common stock in certificated form), you may submit your proxy and vote your shares of common stock by returning the enclosed proxy card, marked, signed and dated, in the postage-paid envelope provided. If you hold your shares of common stock through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by the broker, bank or other nominee with the proxy statement. Your broker, bank or other nominee may offer you the ability to make your proxy submission via the Internet or by telephone. Please contact your broker, bank or other nominee to determine how to vote.

Voting via the Internet or by telephone:  Our stockholders who hold their shares of common stock through a broker or bank may have the option to submit their proxies or voting instructions via the Internet or by telephone. If your shares of common stock are held in “street name,” you should check the voting instruction card provided by your broker or bank to see which options are available and the procedures to be followed.

Broker non-votes:  If your shares of common stock are held in “street name” by a broker, bank or other nominee, such nominee will be allowed to vote your shares of common stock only if you provide instructions to such nominee on how to vote such shares of common stock. Without such instructions, your shares of common stock will not be voted at the special meeting.

Vote required for approval

At the close of business on December 27, 2006, there were 27,514,822 shares of our common stock issued and outstanding. At the special meeting, each share of common stock is entitled to one vote (whether in person or by proxy or pursuant to a stockholders’ consent).

Once a quorum is present:

•	the affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the sale of our Bio Companies Business pursuant to the Stock Purchase Agreement; and

•	the affirmative vote of the holders of a majority of the shares of our common stock representing such quorum shall be required to approve the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. You should note, however, that if a quorum is not present, then the chairman of the special meeting will be entitled to adjourn the special meeting to another place, date or time.

Recommendation of our Board of Directors

Our Board of Directors recommends that you vote “FOR” each of the proposals listed on the proxy and described in this proxy statement.

Voting and revocation of proxies

You may revoke or change your proxy at any time before it is voted. If you have not voted through your broker, bank or other nominee because you are the registered stockholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated after the date of your proxy, with the Company’s Secretary at our principal executive office located at One Meadowlands Plaza, East Rutherford, New Jersey 07073;

•	submitting a duly executed proxy bearing a later date (but before the special meeting); or

•	voting in person at the special meeting.

Please note that simply attending the special meeting will not constitute revocation of a proxy. If your shares of common stock are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or via the Internet, you may be able to change your vote by submitting a new proxy by telephone or via the Internet.

How proxies are counted

For each proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”.

Proposal to authorize the sale of our Bio Companies Business pursuant to the Stock Purchase Agreement:  Stockholders as of the close of business on the record date representing a majority of our outstanding shares of common stock must vote “FOR” the approval of this proposal in order for us to complete the sale of our Bio Companies Business pursuant to the Stock Purchase Agreement. Accordingly, both abstentions and broker non-votes will count as a vote cast “AGAINST” this proposal.

Proposal to adjourn or postpone the special meeting:  Stockholders as of the close of business on the record date representing a majority of the shares of our common stock representing the quorum at the special meeting must vote “FOR” this proposal in order for the chairman of the special meeting to be able to adjourn or postpone the special meeting, once a quorum is present, if necessary or appropriate to solicit additional proxies if there are not sufficient votes in favor of the proposal to sell the Bio Companies Business pursuant to the Stock Purchase Agreement. Accordingly, both abstentions and broker non-votes will count as a vote cast “AGAINST” this proposal.

If you sign your proxy card without indicating your vote, your shares of common stock will be voted: “FOR” the authorization of the sale of our Bio Companies Business pursuant to the Stock Purchase Agreement; and “FOR” adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals; and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the special meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares of common stock on your behalf submits a proxy card representing your shares of common stock but does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares of common stock on that proposal. Based on applicable rules of the New York Stock Exchange, brokers, banks and other nominees will not have discretionary authority to vote your shares of common stock on the proposal to sell the Bio Companies Business pursuant to the Stock Purchase Agreement without your voting instructions. In instances in which the nominee has submitted a proxy card on your behalf but does not vote on one or more of the proposals because the nominee has not received your voting instructions, the broker non-votes represented by that proxy card will be counted for purpose of determining whether a quorum is present at the special meeting. As described above, however, at the special meeting, a broker non-vote will count as a vote against any of the proposals to which the broker non-vote applies.

Solicitation of proxies; Costs of solicitation

The costs of soliciting proxies will be borne by the Company. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners, and their reasonable expenses therefore will be reimbursed by the Company. The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefore. The Company has also engaged Innisfree to assist in the solicitation of proxies for the special meeting and the Company will pay Innisfree a fee not to exceed $50,000, and will reimburse Innisfree for reasonable administrative and out-of-pocket expenses incurred in connection with such solicitation.

PROPOSAL 1

AUTHORIZATION OF THE SALE OF THE BIO COMPANIES BUSINESS
PURSUANT TO THE STOCK PURCHASE AGREEMENT

This section of the proxy statement describes certain aspects of the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement. However, we recommend that you read carefully the complete Stock Purchase Agreement for the precise legal terms of such agreement and other information that may be important to you. The Stock Purchase Agreement is included in this proxy statement as Appendix A.

Parties to the Stock Purchase Agreement

Cambrex Corporation.  Cambrex is a Delaware corporation and was founded in 1981. Cambrex is a global, diversified life sciences company dedicated to providing products and services to accelerate and improve the discovery and commercialization of human therapeutics. Cambrex primarily supplies its products and services worldwide to branded and generic pharmaceutical and biopharmaceutical companies and research organizations. We currently operate in three business segments, Bioproducts, Biopharma and Human Health:

•	Our Bioproducts Business, acquired in 1997, manufactures and markets research, therapeutic and analytical testing products based on cell biology and used in drug discovery and biotherapeutic manufacturing. Our Bioproducts Business accounted for 33.1% of our consolidated gross sales and 48.3% of our consolidated gross profit for the fiscal year ending December 31, 2005.

•	Our Biopharma Business engages in contract services for the process development and current Good Manufacturing Practices manufacturing of therapeutic proteins, vaccines and other biologic drugs. The Biopharma Business provides complete services from strain and process development through Phase III clinical and commercial production, making use of a full range of microbial fermentation and mammalian cell culture expertise. Our Biopharma Business accounted for 9.2% of our consolidated gross sales and (2.4%) of our consolidated gross profit for the fiscal year ending December 31, 2005.

•	Our Human Health Business features a broad portfolio of products and services for process development and manufacturing of approximately 120 active pharmaceutical ingredients, advanced pharmaceutical intermediates and specialty intermediates for animal health, x-ray diagnostic and other applications under FDA current Good Manufacturing Practices. The products and services of our Human Health Business are marketed to generic drug and branded pharmaceutical companies worldwide. Our Human Health Business accounted for 57.7% of our consolidated gross sales and 54.1% of our consolidated gross profit for the fiscal year ending December 31, 2005.

Cambrex’s principal executive offices are located at One Meadowlands Plaza, East Rutherford, New Jersey 07073. The telephone number of our principal executive offices is (201) 804-3000.

Lonza Group Limited.  Lonza, which is a Swiss company listed on the SWX Swiss Exchange, is one of the world’s leading suppliers to the pharmaceutical, healthcare and life science industries. Its products and services span its customers’ needs from research to final product production. Lonza is a global leader in the production and support of pharmaceutical active ingredients both chemically as well as biotechnologically. Lonza has capabilities in large and small molecules, peptides, amino acids and niche bioproducts which play an important role in the development of novel medicines and healthcare products. Lonza also is a leading provider of value chemical and biotech ingredients to the nutrition, hygiene, preservation, agro and personal care markets.

Lonza’s principal executive offices are located in Basel, Switzerland. The telephone number of their principal executive offices is (+41) 61 316 81 11.

Purchase price; Use of proceeds

Upon consummation of the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement, Cambrex will receive $460 million in cash, subject to certain post-closing adjustments. For a more detailed description of these purchase price adjustments, please see “Purchase price” beginning on page 56. From these proceeds, the Company will pay various transaction-related costs, including without limitation legal, advisory, banking and accounting costs, currently estimated at approximately $9 million, and estimated taxes of approximately $1 million. In addition, a portion of the proceeds will be used to repay all of the outstanding indebtedness under the terms of the Credit Agreement, dated as of October 7, 2005, as amended, among the Company, certain of our subsidiaries and the lenders and their agents, which indebtedness we estimate will be approximately $178 million at the time of the closing of the sale of the Bio Companies Business, and to pay estimated cash costs associated with employee change of control agreements and retention bonuses of $18 million. In this proxy statement, we refer to this credit facility as the “Credit Agreement”.

After making these payments, Cambrex estimates that it will have approximately $254 million of available net proceeds, which we intend to use, together with amounts expected to be made available under a new credit facility of $125 to $150 million, to pay a special cash dividend to stockholders following consummation of the sale of the Bio Companies Business. Assuming financing can be arranged on favorable terms at the currently anticipated levels, and subject to compliance with applicable Delaware law, Cambrex expects the special dividend to be approximately $13.50 to $14.50 per outstanding share of our common stock. For a description of the tax consequences resulting from the payment of a special cash dividend, please see “Certain U.S. federal income tax consequences” beginning on page 42.

Background of the sale of the Bio Companies Business

On September 19, 2005, the Board of Directors held a regularly scheduled meeting at which, as part of its ongoing evaluation of the Company’s long-term strategy and prospects, it discussed with Bear Stearns four possible strategic alternatives:

•	the continuing evolution of the Company’s specialty therapeutics business segment and Bioproducts Business through acquiring other companies or products in those industries;

•	the sale of the Human Health Business and the redeployment of the realized proceeds;

•	the sale of the Bioproducts Business and the redeployment of the realized proceeds; and

•	the sale of the Company as a whole.

Bear Stearns noted that the public market price for the Company’s common stock reflected a discount from a theoretical “sum-of-the-parts” evaluation, due in part to the disparity of its business segments. In addition, Bear Stearns characterized the Company’s two principal business segments as sub-scale and requiring further growth or acquisitions to maximize their strategic and financial value, but noted that the Company’s limited financial resources would make it difficult for both business segments to compete for resources to achieve their full business potential, particularly at a time when the Company also was seeking to expand its specialty therapeutics business. Following an extended discussion, the Board of Directors concluded that Company management should continue managing the current businesses, including the possible acquisition of individual specialty therapeutics products or specialty therapeutics company, while exploring possible alternative strategies, such as selling the Human Health Business to a financial buyer and seeking to identify potential merger candidates in the Bioproducts industry. In light of the relative size and importance of the Human Health Business to the Company, the Board of Directors expressed its intent to seek Company stockholder approval of any potential transaction that might result in the sale of this business segment. Further, the Board of Directors agreed that Bear Stearns should be engaged to assist management with these efforts, and directed management to consider retention bonuses and other inducements to ensure management continuity during this process.

On October 26, 2005, Mr. James A. Mack, at the time our Chairman of the Board, received an unsolicited non-binding letter from a Bioproducts industry participant expressing interest in acquiring the Company in an all-cash acquisition or, if the Company was not so inclined, in acquiring just the Bioproducts Business. A special meeting of the Board of Directors was called for October 27, 2005 to consider the letter, and both Bear Stearns and Milbank Tweed, Hadley & McCloy LLP, the Company’s external counsel, were requested to be present at such meeting.

At the October 27, 2005 special meeting, before discussing the proposal outlined in the October 26, 2005 letter, Mr. John R. Leone, at the time our President and Chief Executive Officer, updated the Board of Directors on recent developments in discussions with a potential financial buyer which had expressed preliminary interest in acquiring the Human Health Business, as well as a preliminary expression of interest from another Bioproducts industry participant potentially interested in either acquiring the Bioproducts Business or merging with the Company in connection with a sale of the Human Health Business. Mr. Leone reported that the valuation expressed by the Bioproducts industry participant was inadequate and discussions had stalled. Next, Bear Stearns reported that the discussions with the potential financial buyer for the Human Health Business were moving quite slowly following management presentations, and suggested that additional potential bidders be contacted.

The discussion next turned to the proposal to acquire the Company contained in the October 26, 2005 letter to Mr. Mack. After a thorough consideration of the available alternatives, the Board of Directors determined that the Company should pursue the potential transaction on a non-exclusive basis and directed Mr. Mack to signal the Company’s interest to the Bioproducts industry participant in discussing its proposal.

At a special meeting of the Board of Directors held on November 9, 2005, Bear Stearns reported on the preliminary discussions with the Bioproducts industry participant and presented its views on the current value of the Company’s common stock, and management presented its updated views on the historical and projected operating and financial performance of the Company. Among other things, Bear Stearns advised the Board of Directors that, while selling the segments of the Company separately could potentially yield higher values than a sale of the entire Company, such a process carried with it several risks and disadvantages, including execution risk, disruption to the organization and transaction and shutdown costs. The Board of Directors concluded that the Company should pursue the opportunity presented by the October 26, 2005 proposal from the Bioproducts industry participant. Accordingly, Mr. Mack was directed to allow this party to conduct limited due diligence on the Company under an appropriate confidentiality agreement with a view to seeking an improvement in the proposal. Thereafter, the Bioproducts industry participant signed a confidentiality agreement, conducted limited due diligence and attended management presentations.

On December 2, 2005, Mr. Mack received a second letter containing a revised proposal from the Bioproducts industry participant with a lower cash price per share than had been offered in the October 26, 2005 letter. A special meeting was called for December 5, 2005 to update the Board of Directors and to discuss the revised offer. At this meeting, the Board of Directors expressed disappointment with the lower offer and concluded that the offeror was unlikely to increase, and in fact would likely reduce further, its offer after further due diligence. Accordingly, after thorough discussion, the Board of Directors determined that the revised price was inadequate and that the Company should reject the offer, request the return of confidential information from the Bioproducts industry participant and end the discussions.

The Board of Directors then turned to a discussion of the general financial performance of the Company, as well as its overall strategy to enter the specialty therapeutics marketplace. Following a thorough discussion, the Board of Directors concluded that due to the increasing costs of acquiring companies in this sector, coupled with the risks associated with achieving an appropriate return on investment, the strategy of entering the specialty therapeutics marketplace should be abandoned and the Company should pursue a strategy of reviewing the Company’s businesses with a view to selling all or parts of the Company while refocusing on investment in and support for the Bioproducts Business. Additionally, the Board of Directors discussed the fact that, because Mr. Leone had been hired to lead an entry into the specialty therapeutics marketplace, the proposed change in the Company’s strategy would likely make a change in leadership appropriate. The Board of Directors also concluded, however, that no change in leadership would be prudent until the revised strategy was in place, and asked Mr. Mack to focus on the new strategy during the remainder of the month of December.

At a special meeting held on December 29, 2005, the Board of Directors concluded that, due to the change in overall strategy, the employment relationship between the Company and Mr. Leone should terminate and that Mr. Mack should return as Acting President and Chief Executive Officer. Following this meeting, on January 4, 2006, the Company filed a Current Report on Form 8-K with the SEC announcing (i) that the Board of Directors had decided to discontinue the Company’s acquisition program aimed at transforming the Company into a specialty therapeutics enterprise, (ii) that the Company would concentrate its resources going forward on the Bioproducts Business, capitalize on its leadership position in cell biology, molecular biology, rapid microbial testing and cell therapy manufacturing and continue to allocate the appropriate resources necessary to maintain the market position of the Human Health Business and the Biopharma Business, (iii) the resignation of Mr. Leone and the appointment of Mr. Mack as Acting President and Chief Executive Officer and (iv) its intention of retaining an investment bank to examine the Company’s strategic alternatives, including the potential sale of certain assets, with any proceeds from an asset sale to be used to support further growth in the Bioproducts Business, pay down debt, repurchase Company stock or make complementary strategic acquisitions in all segments.

At the regular meeting of the Board of Directors held on January 25 and 26, 2006, the Board of Directors conducted a full review of the Company’s strategic options and alternatives in light of the developments since the September 2005 Board of Directors meeting. Following presentations by the Company’s management, the Board of Directors concluded that the Company could anticipate only modest growth for 2006, that each of the Company’s three business segments were sub-scale individually and, with the exception of the Bioproducts Business, each had suffered declining performance over the past three years. The Board of Directors formally authorized management to retain Bear Stearns to assist the Company in its consideration of strategic options and alternatives. Although Mr. Ilan Kaufthal, a member of the Board of Directors, is a Vice Chairman of Bear, Stearns & Co. Inc., the Board of Directors concluded that Bear Stearns’ familiarity with the Company and its business segments and the industries in which the Company conducts business made Bear Stearns the logical and appropriate choice as financial advisor. The Board of Directors also discussed the fact that, in light of Mr. Kaufthal’s dual roles, a second investment bank should be retained to render, in addition to Bear Stearns, an opinion to the Board of Directors with respect to the consideration to be received by the Company in any transaction for which Bear Stearns served as the Company’s financial advisor.

When this meeting was reconvened on January 26, 2006, the Board of Directors discussed the adoption of retention and incentive plans and programs for key employees in anticipation of a decision that the Company would pursue a publicly announced evaluation of its strategic alternatives. Thereafter, the directors returned to an extensive discussion of the Company’s strategic options and alternatives. Subject to receiving further input from Bear Stearns and management at a Board of Directors meeting to be held the following week, the Board of Directors determined to pursue a multi-pronged process:

(1) On one front, Bear Stearns would be directed to contact a group of potential strategic buyers (along with certain potential financial buyers) to determine whether offers at attractive values could be obtained for the Bioproducts Business. In this proxy statement, we refer to this prong of the auction process as the “Bioproducts Process”.

(2) At the same time, Bear Stearns would be directed to contact a group of potential financial buyers (along with certain potential strategic buyers) to determine whether offers at attractive values could be obtained for the remainder of the Company excluding the Bioproducts Business. In this proxy statement, we refer to this prong of the auction process as the “Company Process”.

(3) Concurrently, management would be directed to seek potential buyers for the Biopharma Business and the Cork and Landen Subsidiaries.

(4) Finally, while the Board of Directors specifically did not determine to put the Company up for sale, the Board of Directors did conclude that, to the extent that any of these processes identified a potential buyer for the entire Company, or if such a buyer otherwise emerged on an unsolicited basis, the Board of Directors would be open to consider such a proposal.

The directors noted that the decision to seek indications of interest for the Bioproducts Business, rather than for the Human Health Business, independent from the remainder of the Company, represented a change in strategy from the discussion at the previous meetings of the Board of Directors. This shift was based on three factors: first, the Board of Directors concluded that a larger organization would be likely to pay a premium for the Bioproducts Business because it could devote the resources necessary to accelerate its growth; second, the Board of Directors concluded that a sale of the Bioproducts Business, unburdened from the cost structure of the parent Company, would maximize the sale value of the Bioproducts Business; and third, it was determined that an independent sale of the Bioproducts Business and the Biopharma Business would be more tax efficient than an independent sale of the Human Health Business.

At a February 1, 2006 special meeting of the Board of Directors, Mr. Mack was elected President and Chief Executive Officer of the Company. The Board of Directors reaffirmed its conclusions from the January 26th meeting with respect to pursuing the Bioproducts Process and the Company Process.

Following this meeting, on February 7, 2006, the Company filed a Current Report on Form 8-K with the SEC announcing (i) that the Board of Directors had elected Mr. Mack President and Chief Executive Officer effective February 1, 2006, (ii) the establishment by the Company of a Retention and Enhanced Severance Program under which certain employees of the Company would receive retention payments of varying amounts if the Company achieved certain strategic objectives, (iii) the approval of certain changes to the employment agreements with certain executives of the Company and (iv) the retention of Bear Stearns to act as advisor to the Board of Directors in the analysis and consideration of strategic alternatives.

While preparations were continuing for the Bioproducts Process and the Company Process, on March 8, 2006, the Company received a letter describing an unsolicited non-binding proposal from a newly-formed company, created through a joint undertaking by a participant in the Bioproducts industry and a potential financial buyer, in which the newly-formed company proposed an all-cash acquisition of the Company. The proposed structure for this acquisition called for the newly-formed company to merge with the Company, pay cash consideration to Company stockholders and then immediately spin off the Bioproducts Business to the Bioproducts industry participant. The proposal was conditioned on the receipt of financing by the acquisition vehicle, and attached terms for a proposed financing commitment that were subject to numerous conditions. The letter also indicated that the offeror’s willingness to proceed with the proposed acquisition was dependent upon the Company’s granting it an exclusive period in which to conduct its due diligence and negotiate the terms of the proposed acquisition, and demanded reimbursement of its expenses and payment of a termination fee if the Company was ultimately sold to another party or under certain other circumstances.

The Board of Directors met telephonically on March 10, 2006 to review and consider this proposal letter. The Board of Directors believed that the price offered in this letter was sufficiently attractive to warrant further evaluation of the proposed transaction, and allowing representatives of the offeror access to confidential Company information. However, the Board of Directors concluded that the offeror’s demand for exclusivity, coupled with the highly conditional nature of the proposed financing, would unduly restrict the Company from pursuing all of its strategic alternatives. Accordingly, the Board of Directors directed management and Bear Stearns to permit representatives of the offeror to begin a due diligence investigation, subject to signing a customary confidentiality agreement. At the same time, Bear Stearns was directed to seek improvements to the terms of the proposal, and particularly the proposed financing and the demand for exclusivity, while continuing preparations for the Bioproducts Process and the Company Process. Although negotiations with, and a due diligence investigation by, representatives of the newly-formed company continued over the next several weeks, the offeror was ultimately unable to provide sufficient assurances as to its financing or revisions to the other terms of its offer to enable the Board of Directors to conclude that its exclusivity demands should be granted. The Board of Directors proposed a form of limited expense reimbursement in order to induce this offeror to continue with its due diligence investigation while the Company pursued its multi-prong strategy, but ultimately the Company and the offeror could not reach agreement on terms for the offeror to proceed on this basis. The Bioproducts industry participant subsequently indicated that it would bid independently in the Bioproducts Process.

On March 22, 2006, the Board of Directors held a special meeting to receive an update on the various sales processes from Bear Stearns and management. After discussion of the various elements of the process to pursue the Company’s strategic alternatives, the Board of Directors reconfirmed that both the Bioproducts Process and the Company Process should continue, that management should continue to identify parties interested in the Biopharma Business and the Cork and Landen Subsidiaries, and that if an attractive bid for the entire Company were to be received, the Board of Directors would give it serious consideration.

On March 27, 2006, the Company received an unsolicited non-binding proposal letter from a private equity investment firm on behalf of a consortium consisting of itself, another private equity firm and a Human Health industry participant, for the acquisition of the entire Company. The Board of Directors considered and evaluated the preliminary proposal letter received from this consortium, and instructed Bear Stearns to work with the consortium to further develop their proposal on a parallel track with the Bioproducts Process and the Company Process.

Although this consortium conducted extensive due diligence, ultimately, their bid proved not to be competitive with the bids received in the first round of the Bioproducts Process and the Company Process. However, since this bidder seemed most interested in the Human Health Business, they were encouraged to bid for that business separately in the Company Process.

The Board of Directors met telephonically on March 31, 2006 and April 7, 2006 to discuss progress on discussions with the unsolicited bidders for the entire Company, as well as to receive an update on the various processes being conducted by Bear Stearns and management. The Board of Directors again reconfirmed its decision to allow Bear Stearns and management to pursue all of these possible alternatives.

At the April 27, 2006 regular meeting of the Board of Directors, Bear Stearns reported that both the Bioproducts Process and the Company Process had been formally launched. Confidential Informational Memoranda, or CIMs, had been completed for both the Bioproducts Process and the Company Process and distributed to potential bidders who had executed customary confidentiality agreements. According to Bear Stearns, as of April 27, 2006: (i) with respect to the Bioproducts Process, 13 potentially interested parties had been contacted and seven received a Bioproducts Process CIM; (ii) with respect to the Company Process, 49 potentially interested parties had been contacted and 26 received the Company Process CIM; and (iii) with respect to bidders potentially interested in participating in both processes, six had been contacted and five received both CIMs.

Following the April 27, 2006 meeting, Bear Stearns continued the process of contacting potential bidders. According to Bear Stearns, as of May 15, 2006: (i) with respect to the Bioproducts Process, 26 potentially interested parties had been contacted and 22 received a Bioproducts Process CIM; (ii) with respect to the Company Process, 64 potentially interested parties had been contacted and 53 received the Company Process CIM; and (iii) with respect to bidders potentially interested in participating in both processes, 10 had been contacted and 10 received both CIMs. During the week of May 15th when first round bids were due, six strategic bidders and one financial bidder submitted preliminary, non-binding indications of interest in the Bioproducts Process, five financial bidders and one strategic bidder submitted preliminary, non-binding indications of interest in the Company Process and two bidders submitted preliminary, non-binding indications of interest for the entire Company. Lonza, acting together with a financial buyer, was one of the bidders that submitted a preliminary, non-binding indication of interest for the entire Company.

On May 18, 2006, the Board of Directors held a special meeting to discuss recent developments in the strategic review process. Bear Stearns reported on the details of each bidder’s initial expression of interest and generally discussed both the Bioproducts Process and the Company Process. Bear Stearns indicated that the degree of buyer interest in the Company Process was not as strong as that in the Bioproducts Process, and that some slippage in bids should be expected. A further discussion ensued as to how to best manage each process.

After the May 18, 2006 meeting, six strategic bidders were invited into the next round of the Bioproducts Process, five bidders were invited into the next round of the Company Process and two consortia bidders were invited into the next round of bidding for the entire Company, including the consortium consisting of Lonza and a financial buyer. These invitees were allowed to participate in management presentations and were given data room access for their follow-up due diligence. Due to the large number of bidders remaining in each of the Bioproducts and Company Processes, all interested parties were asked to provide updated proposals for the part (or parts) of the Company in which they were interested. A term sheet highlighting the key contract terms to be included in the acquisition agreements for each of the three processes also was distributed to these bidders, who were directed to submit their proposed revisions to these term sheets along with their updated bids by June 30, 2006. In response, the Company received (i) six updated proposals in the Bioproducts Process, including one non-conforming proposal to acquire only the rapid microbial detection segment of the Bioproducts Business which was rejected by the Company, (ii) one proposal for both the Bioproducts Business and the Biopharma Business from Lonza, (iii) one updated proposal in the Company Process and (iv) one updated proposal for the whole Company from two of the members of the consortium which had submitted the March 27, 2006 proposal letter, acting together with an additional private equity firm. The updated Lonza bid included a valuation of the Bio Companies Business in the range of $480 million to $505 million, subject to numerous adjustments, together with a mark-up of the term sheet containing substantial revisions from the terms proposed in the Company’s term sheet.

On July 7, 2006, the Board of Directors held a telephonic special meeting to discuss developments in the auction process. Mr. Thomas N. Bird, Vice President, Corporate Development of Cambrex, updated the Board of Directors on the proposed divestiture of the Cork and Landen Subsidiaries. One bidder, which had previously declined further participation, had recently expressed renewed interest, and a revised term sheet was expected from the bidder in the near future. The Board of Directors agreed that discussions with the bidder should continue in an effort to reach an acceptable transaction. Mr. Bird also outlined recent activities with several parties which had expressed an interest in acquiring the Biopharma Business. The Board of Directors concluded that management should continue to negotiate with interested parties for both the Cork and Landen Subsidiaries and the Biopharma Business and report back to the Board of Directors at a future meeting.

Next, Bear Stearns reviewed in detail the revised indications of interest in the Bioproducts Process and the Company Process, noting strong interest in the Bioproducts Process and limited interest in the Company Process. Bear Stearns suggested that the remaining bidder in the Company Process, whose bid was lower than hoped for, should be encouraged to increase its bid and an earlier bidder which had dropped out of the Company Process should be encouraged to re-enter. Because the remaining bid for the entire Company was at the low end of the bidder’s previous range, and this bidder (a consortium of industrial and private equity firms) had failed to specify the sources of funds for its proposal, had changed the composition of its consortium and had only expressed detailed interest in the Human Health Business, the Board of Directors directed that this bidder should be encouraged to change its offer and bid only in the Company Process. With respect to the Bioproducts Process, the Board of Directors instructed Bear Stearns to invite two of the bidders, including Lonza, to the next round, and to encourage one of the other three bidders to increase its bid through specific further due diligence.

During the course of the month of July, the two bidders who were not invited to continue into the next round of the Bioproducts Process submitted revised proposals with substantially improved value indications and, in one case, substantially improved contract terms. On the strength of their revised proposals, these two bidders were invited to continue in the next round of the Bioproducts Process.

At the regular meeting of the Board of Directors held on July 27, 2006, Bear Stearns again updated the Board of Directors on the Bioproducts Process and the Company Process. The Bioproducts Process remained active, with five bidders, including Lonza, continuing their due diligence. Due to its disappointment with the results of the Company Process, the Board of Directors asked Bear Stearns to review and discuss the Company’s profile should it elect to sell the Bioproducts Business and retain its remaining businesses (while continuing to try to sell the Cork and Landen Subsidiaries and the Biopharma Business). The Board of Directors also revisited the earlier decision to sell the Bioproducts Business, rather than the Human Health Business, independent of the rest of the Company’s businesses. Based on this discussion, the Board of Directors again concluded that due to the strength of interest among bidders in the Bioproducts Business, the favorable tax consequences of selling the Bioproducts Business rather than the Human Health Business independent of the Company’s other businesses, the relative lack of interest in the Company Process and the fact that the Company Process would take longer to complete due to the demand by the remaining financial bidder for separate audited financial statements for the entities it was to acquire, it was in the best interests of the Company to proceed with the completion of the Bioproducts Process as soon as possible.

Accordingly, Bear Stearns was directed to seek final bids in the Bioproducts Process during the first week of September, including a mark-up of a form of purchase agreement for the Bioproducts Business (or, in the case of Lonza, a form of purchase agreement for the Bio Companies Business) prepared by the Company’s external counsel. The Board of Directors also concluded that the remaining financial bidder in the Company Process should be encouraged to continue with its due diligence, but on a slower time schedule due to the delays described above. Finally, Mr. Bird updated the Board of Directors on recent progress in the efforts to sell the Cork and Landen Subsidiaries and the Biopharma Business.

Two final bids for the Bioproducts Business were received on September 6, 2006, one of which was submitted by Lonza and included the Biopharma Business. The Lonza bid had an indicated “enterprise value” of $510 million, subject to numerous adjustments for indebtedness, transaction fees, transaction compensation, regular bonuses, deferred compensation, severance and other items enumerated in its draft purchase agreement. As a result of the proposed adjustments, Bear Stearns and management concluded that it would be difficult for the Board of Directors to evaluate Lonza’s bid and compare it to the bid submitted by the other bidder, which was significantly lower in value but was subject to relatively minimal adjustments. Accordingly, Bear Stearns was directed to request that Lonza submit a revised bid that eliminated as many of the adjustments as possible in advance of the Board of Directors meeting scheduled for September 9, 2006. On September 8, 2006, Lonza submitted a revised bid which eliminated some, but not all, of its proposed purchase price adjustments and reduced its valuation for the Bio Companies Business to $495 million. In addition, Lonza’s mark-up of the form of purchase agreement for the Bio Companies Business reflected numerous changes to risk allocations and other contract terms that were significantly less favorable than those proposed by the Company in the June term sheet and in its initial draft of the purchase agreement.

On September 9, 2006, the Board of Directors held a telephonic special meeting to review the final bids. Both bids were discussed in detail. The bidder for the Bioproducts Business had significantly reduced its bid price from its previous proposal but had few issues with the draft purchase agreement. The revised Lonza bid suggested a higher value, but was subject to the numerous adjustments mentioned above, and was accompanied by a heavily marked-up version of the draft purchase agreement reflecting contract terms that were not acceptable to the Board of Directors. In response to questions from the Board of Directors as to whether any of the three other highest bidders from the previous round which had declined to submit final bids could be encouraged to submit competitive final offers for the Bioproducts Business, Bear Stearns reported (i) that it had recently contacted two of the non-bidding parties and/or their advisors to evaluate each party’s level of interest in submitting a competing final proposal for the Bioproducts Business, and had confirmed that no such competing proposals would be forthcoming, and (ii) that the third non-bidding party had previously indicated that it was unwilling to continue its investigation of the Bioproducts Business to enable it to make a final proposal absent an exclusivity arrangement with the Company.

The Board of Directors concluded that it was not comfortable giving exclusivity to either finalist in order to give them an opportunity to complete their due diligence and negotiate a definitive agreement. Accordingly, Bear Stearns was directed to ask each finalist to revise its bid within the next ten days.

Next, Bear Stearns updated the Board of Directors on the Company Process, indicating that the sole remaining bidder would continue its due diligence despite the delay in the process for the reasons discussed at the July 27, 2006 Board of Directors meeting. Finally, Mr. Bird informed the Board of Directors that there were two potential bidders for the Cork and Landen Subsidiaries and three potential bidders for the Biopharma Business. The Board of Directors acknowledged that if exclusivity were granted to Lonza with respect to the Bio Companies Business, then the Company would be required to terminate discussions with the potential bidders for the Biopharma Business.

On September 18, 2006, the Board of Directors held a telephonic special meeting to discuss the revised final bids in the Bioproducts Process. Lonza had eliminated many of the purchase price adjustments but also had reduced its valuation of the Bio Companies Business to $477 million. In addition, although Lonza eliminated some of the significant contract issues relating to the allocation of risk between the parties, there were still several outstanding issues with respect to the purchase agreement. Bear Stearns informed the Board of Directors that Lonza had indicated that it would submit a further revised bid letter later that day which Lonza hoped would be more satisfactory to the Board of Directors in regards to the contract issues outstanding. Bear Stearns also advised the Board of Directors that the other bidder had declined to raise its bid. The Board of Directors discussed the alternatives of selecting one bidder over the other and the consequences of selling the Biopharma Business and Bioproducts Business to two different buyers, including the execution risk inherent in the still preliminary bids for the Biopharma Business. The Board of Directors decided to postpone the decision on exclusivity and choosing a winner in the Bioproducts Process until the revised bid letter was received from Lonza.

On September 20, 2006, the Board of Directors held a telephonic special meeting to discuss the newly updated revised bid from Lonza. Since the last Board of Directors meeting, Lonza had revised its bid two more times. In these bids, Lonza first had reduced its valuation for the Bio Companies Business to $460 million, but then increased it to $462.5 million, while each time eliminating some of the purchase price adjustments and contract issues. Bear Stearns and the Company’s external legal counsel informed the Board of Directors that although not all of the contract terms were adequate, the remaining issues were ones that they believed could be negotiated during an exclusivity period if the Board of Directors decided to grant exclusivity to Lonza. The Board of Directors also noted the advantages presented by the Lonza bid because it included the Biopharma Business. On this basis, and due to the concern that the other finalist, whose contract terms were still somewhat more favorable than Lonza’s but whose bid price was inferior, would further reduce its bid price if granted exclusivity, the Board of Directors agreed to give Lonza the exclusive opportunity through October 16, 2006 to complete its due diligence and negotiate the purchase of the Bio Companies Business.

At this special meeting, the Board of Directors also authorized management to retain Wachovia Securities to render, in addition to Bear Stearns, an opinion to the Board of Directors with respect to the consideration to be received by the Company in a sale of the Bio Companies Business given that one of the members of the Board of Directors, Mr. Ilan Kaufthal, is a Vice Chairman of Bear, Stearns & Co. Inc.

On September 20, 2006, the Company and Lonza entered into an exclusivity agreement granting Lonza an exclusive negotiating period through October 16, 2006 in which to complete its remaining due diligence investigation and negotiations for the purchase of the Bio Companies Business. Subsequently, Bear Stearns advised the other remaining bidders in the Bioproducts Process, and Mr. Bird advised the remaining parties which had expressed an interest in purchasing the Biopharma Business, of the Company’s obligation to terminate discussions due to its having entered into an exclusivity agreement.

During the exclusivity period, Lonza conducted its final confirmatory due diligence investigation of the Bio Companies Business. Concurrently, Lonza, together with its external legal counsel and financial advisor, negotiated the terms of the stock purchase agreement with the Company’s external legal counsel and Bear Stearns. The parties were not able to reach agreement before the expiration of the exclusivity period on several issues, including the purchase price, the retention by the Company of certain liabilities of the Bio Companies and the circumstances under which the Company would be required to pay a termination fee to Lonza.

On October 17, 2006, the Board of Directors held a special meeting to discuss the status of the negotiations between Lonza and the Company. Bear Stearns summarized the activities of the parties during the exclusivity period and external legal counsel described the principal terms of the stock purchase agreement and the remaining open issues between the parties. Next, Bear Stearns reviewed with the Board of Directors the pro forma operating and financial composition of the Company after giving effect to the divestiture of the Bio Companies Business and the Cork and Landen Subsidiaries, and the financial parameters of the Company on such pro forma basis as compared to comparable publicly traded companies under a range of potential scenarios and assumptions. Bear Stearns and Wachovia Securities each reviewed with the Board of Directors certain financial aspects of the proposed transaction, and also reviewed the methodologies and analyses which it expected to utilize in evaluating the fairness of the proposed initial sale price, from a financial point of view, once Lonza and the Company had agreed on the final terms of a transaction. A lengthy discussion among the directors, Bear Stearns and the Company’s external legal counsel ensued with respect to the Company’s alternatives in light of the failure of the Company and Lonza to reach final agreement on the terms of the transaction during the exclusivity period. It was the consensus of the Board of Directors that while the terms last proposed by Lonza were not acceptable, the Board of Directors remained committed to selling the Bio Companies Business and did not believe that superior terms could be obtained from the other bidders in the Bioproducts Process. At the conclusion of the meeting, the Board of Directors directed the Company’s external legal counsel to deliver to Lonza a final stock purchase agreement on terms acceptable to the Company and to require that Lonza either accept or reject the transaction reflected in such stock purchase agreement by October 20, 2006.

At the October 17, 2006 special meeting, the Board of Directors also received a report from management on the proposed terms for the sale of the Cork and Landen Subsidiaries. The Board of Directors discussed and approved that transaction.

During the three-day period following the October 17, 2006 special meeting, the parties and their respective legal counsel resolved the remaining contract issues and finalized the stock purchase agreement. Based on the results of its final due diligence, Lonza reduced its proposed purchase price to $460 million. The Company’s management agreed to present these final terms to the Board of Directors.

The Company was advised on October 23, 2006 that Lonza’s board of directors approved the acquisition of the Bio Companies Business pursuant to the terms of the Stock Purchase Agreement. Later that day, our Board of Directors held a telephonic special meeting to consider the Stock Purchase Agreement and Lonza’s reduced purchase price. During this meeting, the Company’s external legal counsel reviewed with the Board of Directors the final terms of the Stock Purchase Agreement. Also at this meeting, each of Bear Stearns and Wachovia Securities rendered to the Board of Directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated October 23, 2006, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations described in such opinion, the Initial Sale Price of $460 million in cash to be received by the Company for the Bio Companies Business pursuant to the Stock Purchase Agreement was fair, from a financial point of view, to the Company. Following these presentations and discussion among the directors, the Board of Directors unanimously approved (with Mr. Kaufthal abstaining due to his position as a Vice Chairman of Bear, Stearns & Co. Inc.) the sale of the Bio Companies Business to Lonza pursuant to the terms of the Stock Purchase Agreement.

Subsequently, the Company and Lonza executed the Stock Purchase Agreement on October 23, 2006. On October 24, 2006, both the Company and Lonza issued press releases announcing the signing of the Stock Purchase Agreement. Later that day, the Company filed a Current Report on Form 8-K disclosing the signing of the Stock Purchase Agreement, attaching a copy of the Stock Purchase Agreement and the Company’s press release.

Reasons for the proposed sale; Recommendation of our Board of Directors

In evaluating the proposed sale of the Bio Companies Business pursuant to the Stock Purchase Agreement, our Board of Directors consulted with our management and legal and financial advisors and considered the following material factors:

•	According to Bear Stearns, investors have had difficulty assessing our various business segments because they do not complement each other, resulting in a stock price that we believe was, prior to the January 2006 announcement of the Company’s intention to retain an investment bank to examine the Company’s strategic alternatives, discounted to the value of the underlying parts of our business.

•	Each of the Company’s business segments is sub-scale and the Company does not have sufficient capital resources to devote to the necessary expansion of all three segments. Disposition of the Bioproducts and Biopharma Businesses will enable the Company to narrow its strategic focus and to deploy its available resources, including through acquisitions, to maximize the Human Health Business’ potential.

•	The Company conducted a nearly seven-month process in which Bear Stearns contacted numerous potential financial and strategic buyers for the sale of the Bioproducts Business and the Human Health Business. During this process, even though several parties expressed interest in purchasing the entire Company, none of the discussions with these parties advanced beyond the preliminary stage. Although the Bioproducts Process resulted in second-round bids from several bidders and two attractive final bids, only one bidder continued to show interest in the Human Health Business. Similarly, while several parties expressed preliminary interest in the Biopharma Business, none of those parties submitted a firm bid or commented on the draft purchase agreement by the time exclusivity was granted to Lonza with respect to the Bio Companies Business.

•	The fact that Lonza proposed to purchase the Biopharma Business in addition to the Bioproducts Business presents advantages not available from the other bids received in the Bioproducts Process.

►	By selling both business segments to Lonza, the Company is able to avoid the execution risk of a separate auction for the Biopharma Business.

►	It is unlikely that the Company would be able to obtain as favorable contract terms with respect to a separate sale of the Biopharma Business.

►	The taxes payable by the Company on the capital gain from the sale of the Bioproducts Business will largely be offset by net operating loss carry-forwards and the capital loss from the sale of the Biopharma Business and maximizes the cash available from which to pay a special dividend to stockholders.

•	The risks associated with retaining the Human Health Business and working to improve its profitability, rather than continuing to market that business through the Company Process, including management’s ability to successfully reduce overhead expenses.

•	Each of Bear Stearns and Wachovia Securities has delivered its written opinion, dated October 23, 2006, to the Board of Directors as to the fairness, from a financial point of view and as of the date of such opinion and based on and subject to the matters set forth in such opinion, to the Company of the Initial Sale Price of $460 million in cash to be received by the Company for the Bio Companies Business pursuant to the Stock Purchase Agreement. For a more complete description of these opinions, please see “Opinion of Bear, Stearns & Co. Inc.” beginning on page 26 and “Opinion of Wachovia Capital Markets, LLC” beginning on page 35.

•	The Board of Directors believes that the terms of the Stock Purchase Agreement, which is the product of extensive arm’s-length negotiations, are reasonable and commercially attractive.

►	The consideration to be paid by Lonza consists entirely of cash, which provides certainty in value and will allow the Company to pay a special dividend to our stockholders.

►	There is no financing condition, so we are not assuming the risk that Lonza will be unable to obtain financing.

►	The representations and warranties made by the Company generally do not survive beyond the closing of the transaction.

►	Lonza is generally assuming all liabilities of the Bio Companies, except for specified tax, employee benefits and environmental liabilities.

►	Subject to the payment of a customary termination fee, our Board of Directors will be able to accept an unsolicited superior acquisition proposal that includes the Bio Companies Business if one is presented between signing and approval by our stockholders of the sale of the Bio Companies Business to Lonza.

•	The fact that some of the Company’s directors and executive officers who participated in the meeting of the Board of Directors relating to the sale of the Bio Companies Business have interests in the sale of the Bio Companies Business that are different from, or in addition to, the interests of Company stockholders generally. For a more complete description of these interests please see “Interests of our directors and executive officers in the sale of the Bio Companies Business” beginning on page 45.

•	The special considerations discussed under “Special considerations you should take into account in deciding how to vote on the proposal to sell our Bio Companies Business” beginning of page 47.

Our Board of Directors did not find it practical to, and did not, quantify or attempt to attach relative weight to any of the specific factors considered by it. Our Board of Directors, however, did find that the positive factors listed above outweighed the potential risks of the proposed sale and found the opportunity to generate increased stockholder value through completion of the proposed sale compelling from a financial perspective. Notwithstanding the expectations of our Board of Directors regarding the benefit to be realized from the proposed sale, no assurance can be given that we will be able to realize such benefits.

Based on the foregoing, our Board of Directors has determined that the sale of the Bio Companies Business to Lonza pursuant to the Stock Purchase Agreement is in the best interests of the Company and its stockholders. Our Board of Directors has unanimously approved (with Mr. Kaufthal abstaining due to his position as a Vice Chairman of Bear, Stearns & Co. Inc.) the Stock Purchase Agreement and unanimously recommends that stockholders vote “FOR” the proposal to approve the sale of the Bio Companies Business to Lonza pursuant to the terms of the Stock Purchase Agreement.

Opinion of Bear, Stearns & Co. Inc.

Pursuant to an engagement letter dated September 19, 2005, as amended October 22, 2006, Cambrex retained Bear Stearns to act as its exclusive financial advisor with regard to its evaluation of strategic alternatives, including the possible sale of the Company or the possible sale of any or all of its three business segments, either in combination or separately, those being the Human Health Business, the Bioproducts Business and the Biopharma Business. In selecting Bear Stearns, our Board of Directors considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the health care products and services industry and companies in the chemicals and industrial products and services industry, as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers, acquisitions and divestitures; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

On October 23, 2006, at a meeting of the Board of Directors held to evaluate the transaction, Bear Stearns delivered to the Board of Directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of October 23, 2006, and based on and subject to the assumptions, qualifications and limitations set forth in the written opinion, the Initial Sale Price of $460 million in cash to be received by Cambrex for the Bio Companies Business pursuant to the Stock Purchase Agreement was fair, from a financial point of view, to Cambrex.

The full text of Bear Stearns’ written opinion to the Board of Directors is attached as Appendix B to this proxy statement and is incorporated by reference in its entirety in this proxy statement. The following summary is qualified in its entirety by reference to the full text of the opinion. Holders of Cambrex common stock are encouraged to read the opinion carefully in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion, and Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.

In reading the discussion of the opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	was provided to Cambrex’s Board of Directors for its benefit and use;

•	did not constitute a recommendation to the Board of Directors or any stockholder of Cambrex as to how to vote in connection with the sale of the Bio Companies Business or otherwise; and

•	did not address the Board of Directors’ underlying business decision to pursue the sale of the Bio Companies Business, the relative merits of such sale as compared to any alternative business strategies that might exist for Cambrex, the use or uses of the net after-tax proceeds from the sale (including Cambrex’s proposed special dividend to stockholders and proposal to incur new indebtedness related to such special dividend) or the effects of any other transaction in which Cambrex might engage.

The Company did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•	reviewed a draft of the Stock Purchase Agreement dated October 20, 2006;

•	reviewed Cambrex’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2003, 2004 and 2005, its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2006 and its Current Reports on Form 8-K filed since December 31, 2005;

•	reviewed certain operating and financial information relating to the Bio Companies’ businesses and prospects, including projections for the five years ending December 31, 2006, 2007, 2008, 2009 and 2010 and projection assumptions for the Biopharma Business for the period beyond 2010, all as prepared and provided to Bear Stearns by Cambrex’s and the Bio Companies’ management;

•	met with certain members of Cambrex’s and the Bio Companies’ senior management to discuss Cambrex’s and the Bio Companies’ respective businesses, operations, historical and projected financial results and prospects;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to, or otherwise relevant to an evaluation of, the Bio Companies;

•	reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to, or otherwise relevant to an evaluation of, the Bio Companies;

•	performed discounted cash flow analyses based on the projections for the Bio Companies furnished to Bear Stearns; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with Bear Stearns by Cambrex and the Bio Companies, including, without limitation, the projections referred to above, or obtained by Bear Stearns from public sources. With respect to the projections, Bear Stearns relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Cambrex and the Bio Companies as to the expected future performance of the Bio Companies. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the projections, and Bear Stearns further relied upon the assurances of the senior management of Cambrex and the Bio Companies that they were unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Cambrex or the Bio Companies, nor was Bear Stearns furnished with any such appraisals. During the course of Bear Stearns’ engagement, Bear Stearns was asked by the Board of Directors to solicit indications of interest from various third parties regarding an acquisition of (i) Cambrex, (ii) the Bioproducts Business and (iii) Cambrex excluding the Bioproducts Business, and Bear Stearns considered the results of such inquiries, as well as the results of Cambrex’s independent solicitation of indications of interest from third parties regarding an acquisition of the Biopharma Business, in rendering its opinion. Bear Stearns assumed that the sale of the Bio Companies Business will be consummated in a timely manner and in accordance with the terms of the Stock Purchase Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Cambrex or the Bio Companies Business. Bear Stearns also assumed, with the consent of Cambrex, that the application of any post-closing purchase price adjustment mechanism in the Stock Purchase Agreement will not result in any reduction of the Initial Sale Price of $460 million. Bear Stearns relied on advice of counsel to Cambrex as to all legal matters. Bear Stearns did not express any opinion as to the price or range of prices at which the shares of common stock of Cambrex may trade subsequent to the announcement or consummation of the sale of the Bio Companies Business.

Summary of analyses

The following is a summary of the material financial analyses performed by Bear Stearns and presented to the Board of Directors in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Bear Stearns, and the order of analyses described does not represent the relative importance or weight given to the analyses performed by Bear Stearns.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

The analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those indicated by the analyses.

Comparable Companies Analysis — Bioproducts Business.  Bear Stearns analyzed selected historical and projected operating information for the Bioproducts Business provided by management of Cambrex and the Bioproducts Business, and compared this data to that of four publicly traded companies deemed by Bear Stearns to be generally comparable to the Bioproducts Business based upon consideration of factors such as business mix and profile, enterprise value, revenues, margins, returns on capital and historical and projected revenue and cash flow growth. Bear Stearns’ analysis did not exclude any material companies meeting these criteria. However, Bear Stearns concluded that no publicly traded company used for the analysis is highly comparable to the Bioproducts

Business, as the Bioproducts Business operates in four distinct business segments, and no public company operates with this same mixture of business segments, and most of the comparable companies operate across their own mixture of business segments, many of which the Bioproducts Business does not operate in. The analysis was performed using financial data and forecasts for these companies gathered from publicly available sources, Thomson Analytics, Capital IQ and selected Wall Street equity research reports. In conducting its analysis, Bear Stearns analyzed the trading multiples of the following comparable companies:

•	Bio-Rad Laboratories, Inc.;

•	Charles River Laboratories International, Inc.;

•	Invitrogen Corporation; and

•	Sigma-Aldrich Corporation.

For each of the companies listed above, Bear Stearns reviewed, among other things, the companies’ multiples of Enterprise Value to (i) last twelve months’ (for the period ending June 30, 2006) (“LTM”) Revenue, 2006 estimated (“E”) Revenue and 2007E Revenue; (ii) LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”), 2006E EBITDA and 2007E EBITDA; and (iii) LTM earnings before interest and taxes (“EBIT”), 2006E EBIT and 2007E EBIT. For the purposes of the comparable companies analyses performed by Bear Stearns, Enterprise Value represents a company’s fully diluted equity value based on the closing price of the company’s common stock as of a certain date, plus debt and preferred stock and minority interest, minus cash. The Enterprise Value multiples in the following table are based on closing stock prices of the comparable companies on October 11, 2006. The following table summarizes the calculated multiples for the comparable companies:

Enterprise Value/
	LTM	2006E	2007E	LTM	2006E	2007E	LTM	2006E	2007E
	Revenue	Revenue	Revenue	EBITDA	EBITDA	EBITDA	EBIT	EBIT	EBIT

High	3.59x	3.51x	3.31x	14.0x	12.3x	11.2x	16.0x	15.3x	13.1x
Low	1.63x	1.59x	1.49x	10.3x	10.7x	9.2x	13.9x	13.6x	12.3x
Mean	2.62x	2.54x	2.38x	11.7x	11.3x	10.1x	14.7x	14.3x	12.6x
Median	3.16x	3.02x	2.83x	11.6x	11.2x	10.2x	14.5x	14.2x	12.4x

The multiple ranges selected by Bear Stearns based on this analysis considered a number of factors deemed relevant in deriving a range of values for the Bioproducts Business, including, among others, the historical and projected financial performance of the Bioproducts Business as compared to the historical and projected financial performance of the comparable companies in the analysis. The following table summarizes the multiple ranges and analysis:

	Reference Range		Implied Enterprise Value
	Low	High	Low	High
			($ in millions)

LTM Gross Revenue*	2.60x	3.15x	$403.6	$489.0
2006E Gross Revenue*	2.50x	3.00x	405.3	486.4
2007E Gross Revenue*	2.35x	2.85x	441.3	535.2
LTM EBITDA	11.1x	12.1x	$410.6	$447.5
2006E EBITDA	10.7x	11.7x	423.9	463.5
2007E EBITDA	9.6x	10.6x	443.2	489.4
LTM EBIT	14.1x	15.1x	$407.9	$436.8
2006E EBIT	13.7x	14.7x	425.4	456.5
2007E EBIT	12.0x	13.0x	442.0	478.8
		Mean	$422.6	$475.9
		Median	423.9	478.8

*	Gross Revenue excludes other revenues comprised of non-core items that are not predictably recurring and/or not central to the operations of the business, including such items as freight charges and currency revaluations.

Bear Stearns also analyzed the trading prices and trading multiples of the comparable companies as of October 20, 2006. During the period of October 11, 2006 to October 20, 2006, the stock prices of the comparable companies increased by 1.2% to 3.1%. As a result, the October 20, 2006 mean and median trading multiples of the comparable companies were 1.6% to 2.6% higher than the October 11, 2006 trading multiples shown in the table above, which did not materially change the conclusions of Bear Stearns’ analysis.

Bear Stearns’ Bioproducts Business comparable companies analysis indicated a range of values for the Bioproducts Business of $420 million to $480 million.

Comparable Companies Analysis — Biopharma Business.  Although Bear Stearns analyzed data for five publicly traded companies deemed by Bear Stearns to be potentially comparable to the Biopharma Business based on certain comparable features, it was determined that dissimilarities between these companies and the Biopharma Business significantly undermined the applicability of the publicly traded companies to a valuation of the Biopharma Business. The five potentially comparable companies analyzed were:

•	Baxter Group Ltd.;

•	Biovitrum AB;

•	Cangene Corporation;

•	Cobra Biomanufacturing Plc; and

•	Lonza Group Ltd.

For each of the potentially comparable companies, Bear Stearns reviewed, among other things, the companies’ multiples of Enterprise Value to (i) LTM Revenue, 2006E Revenue and 2007E Revenue; (ii) LTM EBITDA, 2006E EBITDA and 2007E EBITDA; and (iii) LTM EBIT, 2006E EBIT and 2007E EBIT. The analysis was performed using financial data and forecasts for these companies gathered from publicly available sources, Thomson Analytics, Capital IQ and selected Wall Street equity research reports. The analysis was based on closing stock prices of the comparable companies on October 11, 2006. The following table summarizes the calculated multiples for the potentially comparable companies:

Enterprise Value/
	LTM	2006E	2007E	LTM	2006E	2007E	LTM	2006E	2007E
	Revenue	Revenue	Revenue	EBITDA	EBITDA	EBITDA	EBIT	EBIT	EBIT

High	5.44x	5.00x	3.53x	21.5x	15.4x	11.4x	33.3x	54.4x	15.7x
Low	1.44x	1.28x	1.13x	8.1x	9.8x	7.5x	12.2x	15.9x	13.1x
Mean	2.44x	2.18x	1.91x	12.8x	12.2x	8.9x	17.8x	21.5x	14.5x
Median	2.85x	2.44x	2.26x	13.8x	12.5x	8.6x	17.8x	17.2x	14.6x

There are significant differences between the selected companies and the Biopharma Business with respect to several factors including profitability, size, business composition, ownership characteristics and geographic location. Based on the significant lack of comparability of these companies to the Biopharma Business, the Biopharma Business’ record of losses over the last several periods and the uncertainty around the timing and extent of a return to profitability for the Biopharma Business, Bear Stearns was unable to draw meaningful valuation conclusions for the Biopharma Business from the comparable public companies analysis. As a result, Bear Stearns did not rely on data from its Biopharma Business comparable companies analysis to arrive at valuation conclusions regarding the Biopharma Business.

Comparable Precedent Transactions Analysis — Bioproducts Business.  Bear Stearns analyzed selected historical and projected operating information for the Bioproducts Business provided by management of Cambrex and the Bioproducts Business, and analyzed this data in the context of the implied valuation multiples of eleven precedent merger and acquisition transactions for which financial information was available and which involved the acquisition of a target company that Bear Stearns deemed generally comparable to the Bioproducts Business based upon consideration of factors such as business mix and profile, enterprise value implied in the transaction, date of acquisition, margins and historical revenue and cash flow growth. Bear Stearns’ analysis did not exclude any material transactions meeting these criteria. However, no transaction used for the analysis involved a target company that is highly comparable to the Bioproducts Business, as the Bioproducts Business operates in four distinct business segments, and no target company operated with this same mixture of business segments, and most of the target companies operated across their own mixture of business segments, many of which the Bioproducts Business does not operate in. The analysis was performed using financial data and forecasts for these companies gathered from publicly available data, Capital IQ and selected Wall Street equity research reports. In conducting its analysis, Bear Stearns analyzed the implied valuation multiples of the following precedent transactions:

Target	Acquiror	Announcement Date

Fisher Scientific International, Inc.	Thermo Electron Corporation	May 8, 2006
Serologicals Corporation	Millipore Corporation	April 25, 2006
BioSource International, Inc.	Invitrogen Corporation	July 26, 2005
Proligo LLC	Sigma-Aldrich Corporation	February 16, 2005
Dynal Biotech ASA	Invitrogen Corporation	February 8, 2005
JRH Biosciences, Inc.	Sigma-Aldrich Corporation	January 18, 2005
Zymed Laboratories, Inc.	Invitrogen Corporation	January 10, 2005
Dharmacon, Inc.	Fisher Scientific International, Inc.	February 11, 2004
Oxoid, Ltd.	Fisher Scientific International, Inc.	February 11, 2004
Perbio Science AB	Fisher Scientific International, Inc.	June 26, 2003
Chemicon International, Inc.	Serologicals Corporation	February 11, 2003

For each of the precedent transactions, Bear Stearns reviewed, among other things, the multiple of the target company’s Enterprise Value implied in the respective transaction to its LTM Revenue, transaction year estimated (“CY”) Revenue and following year estimated (“CY+1”) Revenue; LTM EBITDA, CY EBITDA and CY+1 EBITDA; and LTM EBIT, CY EBIT and CY+1 EBIT. For the purposes of the comparable precedent transactions analyses performed by Bear Stearns, Enterprise Value represents either (i) a target company’s fully diluted equity value based on the purchase price offered for the target company’s common stock, plus debt and preferred stock and minority interest, minus cash, or (ii) the announced total value of the transaction including the assumption of the target company’s net debt by the acquiror. In the case of Millipore’s acquisition of Serologicals, where sufficient financial forecast information was made available via filings with the SEC, Bear Stearns incorporated announced synergies in establishing transaction multiples. In the case of Invitrogen’s acquisition of BioSource, Bear Stearns determined that multiples of EBITDA and EBIT were not meaningful due to low profitability at BioSource and therefore considered only multiples of revenue. The following table summarizes the calculated multiples for the comparable precedent transactions:

Enterprise Value/
	LTM	CY	CY+1	LTM	CY	CY+1	LTM	CY	CY+1
	Revenue	Revenue	Revenue	EBITDA	EBITDA	EBITDA	EBIT	EBIT	EBIT
($ in millions)

High	4.94x	4.30x	3.45x	16.9x	13.5x	10.8x	20.9x	16.2x	13.4x
Low	2.14x	2.13x	1.99x	9.9x	11.2x	9.3x	11.3x	14.0x	11.3x
Mean	2.81x	2.74x	2.35x	12.5x	12.1x	10.0x	15.4x	14.9x	12.3x
Median	2.55x	2.53x	2.07x	12.5x	11.8x	10.0x	16.2x	14.8x	12.4x

The multiple ranges selected by Bear Stearns based on this analysis considered a number of factors deemed relevant in deriving a range of values for the Bioproducts Business, including, among others, the historical and projected financial performance of the Bioproducts Business as compared to the historical and projected financial performance of the target companies in the comparable precedent transactions analysis. The following table summarizes the multiple ranges and analysis:

	Reference Range		Implied Enterprise Value
	Low	High	Low	High
			($ in millions)

LTM Gross Revenue*	2.50x	2.75x	$388.0	$426.8
2006E Gross Revenue*	2.50x	2.70x	405.3	437.7
2007E Gross Revenue*	2.00x	2.30x	375.6	431.9
LTM EBITDA	11.8x	12.8x	$434.6	$471.6
2006E EBITDA	11.3x	12.3x	445.6	485.3
2007E EBITDA	9.3x	10.3x	427.1	473.3
LTM EBIT	15.1x	16.1x	$435.4	$464.3
2006E EBIT	14.2x	15.2x	439.4	470.5
2007E EBIT	11.7x	12.7x	429.1	465.9
		Mean	$417.2	$455.8
		Median	429.1	465.9

*	Gross Revenue excludes other revenues comprised of non-core items that are not predictably recurring and/or not central to the operations of the business, including such items as freight charges and currency revaluations.

Bear Stearns’ Bioproducts Business comparable precedent transactions analysis indicated a range of values for the Bioproducts Business of $415 million to $465 million.

Comparable Precedent Transactions Analysis — Biopharma Business.  Although Bear Stearns analyzed five precedent merger and acquisition transactions for which financial information was available and which involved the acquisition of a target company that Bear Stearns deemed potentially comparable to the Biopharma Business based on certain comparable features, it was determined that significant dissimilarities between the target companies in each of the precedent transactions and the Biopharma Business’ current situation significantly undermined the applicability of the precedent transactions to a valuation of the Biopharma Business. The potentially comparable precedent transactions analyzed by Bear Stearns were:

Target	Acquiror	Announcement Date

Mova Pharmaceutical Corporation	Patheon, Inc.	November 23, 2004
BioReliance Corporation	Invitrogen Corporation	December 24, 2003
BioScience Contract Production Corporation	Cambrex Corporation	April 30, 2001
Covance Biotechnology Services, Inc.	Akzo Nobel NV	April 24, 2001
Chesapeake Biological Laboratories, Inc.	Cangene Corporation	October 30, 2000

For each of the potentially comparable precedent transactions, Bear Stearns reviewed, among other things, the multiple of the target company’s Enterprise Value implied in the respective transaction to its LTM Revenue, CY Revenue and CY+1 Revenue; LTM EBITDA, CY EBITDA and CY+1 EBITDA. The analysis was performed using financial data and forecasts for the target companies gathered from publicly available sources, Capital IQ and selected Wall Street equity research reports, except for Cambrex’s acquisition of BioScience Contract Production Corporation, for which Bear Stearns used non-public data that had been presented to the Cambrex Board of Directors at the time of that acquisition. The following table summarizes the calculated multiples for the potentially comparable precedent transactions:

Enterprise Value/
	LTM	CY	CY+1	LTM	CY	CY+1
	Revenue	Revenue	Revenue	EBITDA	EBITDA	EBITDA
($ in millions)

High	5.72x	4.18x	3.68x	18.1x	16.6x	12.5x
Low	2.94x	3.86x	2.70x	8.6x	7.5x	5.0x
Mean	3.95x	4.01x	3.12x	12.8x	10.3x	7.1x
Median	4.09x	4.02x	3.19x	14.5x	12.1x	8.7x

There are significant features of the selected transactions that are different from those that would be present in a potential transaction for the Biopharma Business. These include the profitability, size, and business composition of the target companies and the market situation and outlook for biomanufacturing at the time of the transactions. Based on the significant lack of comparability of these transactions, the Biopharma Business’ record of losses over the last several periods and the uncertainty around the timing and extent of a return to profitability for the Biopharma Business, Bear Stearns was unable to draw meaningful valuation conclusions for the Biopharma Business from precedent transactions. As a result, Bear Stearns did not rely on data from its Biopharma Business precedent transactions analysis to arrive at valuation conclusions regarding the Biopharma Business.

Discounted Cash Flow Analysis — Bioproducts Business.  Bear Stearns calculated the estimated net present value of the stand-alone, unlevered after-tax free cash flows of the Bioproducts Business (excluding the projected cash flows from the Bioproducts Business’ PermaDerm cell therapy product) for the five years ending December 31, 2010, based on projections provided to Bear Stearns by Cambrex’s and the Bioproducts Business’ management. Bear Stearns then calculated a range of terminal values, representing the estimated values of the Bioproducts Business’ stand-alone, unlevered after-tax free cash flows for the period beyond December 31, 2010, based on (i) perpetuity growth rates (which represent the rates at which normalized, unlevered after-tax free cash flow in fiscal year 2010 might be expected to continue to grow in perpetuity) of 4.5% to 5.5% and (ii) multiples of 6.7x to 8.7x projected 2010 EBITDA. The net present value of the free cash flows and terminal values were calculated using a range of discount rates of 10.5% to 12.5% which were estimated based on a range of the Bioproducts Business’ calculated weighted average cost of capital.

Bear Stearns separately calculated the estimated net present value of the stand-alone, unlevered after-tax free cash flows of the Bioproducts Business’ PermaDerm cell therapy product for the five years ending December 31, 2010, based on projections provided to Bear Stearns by Cambrex’s and the Bioproducts Business’ management. Bear Stearns then calculated a range of terminal values, representing the estimated values of PermaDerm’s stand-alone, unlevered after-tax free cash flows for the period beyond December 31, 2010, based on annuity growth rates through 2017 (which represent the rates at which normalized, unlevered after-tax free cash flow in fiscal year 2010 might be expected to continue to grow through 2017, the year of expiration of certain PermaDerm patents deemed important by management) of 0.0% to 4.0%. The net present value of the free cash flows and terminal values were calculated using a range of discount rates of 22.0% to 26.0% which were estimated based on a range of PermaDerm’s calculated weighted average cost of capital. Additionally, Bear Stearns analyzed the affect on PermaDerm’s estimated net present value based on varying the estimated years of product life beyond 2010 versus management’s base case expectation of patent protection through 2017.

Bear Stearns’ Bioproducts Business discounted cash flow analysis indicated a range of values for the Bioproducts Business, including the PermaDerm cell therapy product, of $398 million to $500 million.

Discounted Cash Flow Analysis — Biopharma Business.  Applying a discounted cash flow valuation methodology to the Biopharma Business requires considerable caution due to the high degree of uncertainty surrounding management’s projections for the business. The Biopharma Business has consistently underperformed even short term forecasts prepared by management and Wall Street equity research projections. Nevertheless, Bear Stearns performed discounted cash flow analyses of the Biopharma Business using two recent management projection cases for the Biopharma Business.

Bear Stearns calculated the estimated net present value of the stand-alone, unlevered after-tax free cash flows of the Biopharma Business for the ten years ending December 31, 2015 based on projections for 2006 through 2010 provided to Bear Stearns by Cambrex’s and the Biopharma Business’ management and extrapolated performance from 2010 through 2015 based on assumptions provided by management (the “Base Case Projections”). The projections for the period from 2006 through 2010 were based on management’s May 15, 2006 forecast and were the projections shown to potential buyers in the strategic alternatives process. Bear Stearns calculated a range of terminal values, representing the estimated value of the Biopharma Business’ stand-alone, unlevered after-tax free cash flows for the period beyond December 31, 2015, based on perpetuity growth rates (which represent the rates at which normalized, unlevered after-tax free cash flow in fiscal year 2015 might be expected to continue to grow in perpetuity) of 2.0% to 4.0%. The net present value of the free cash flows and terminal values were calculated using a range of discount rates from 18.0% to 20.0% which were estimated based on a range of the Biopharma Business’ calculated weighted average cost of capital.

Bear Stearns also performed a discounted cash flow analysis for an alternative set of projections developed by Cambrex’s and the Biopharma Business’ management in August 2006 and provided to Bear Stearns that reflected the possibility that the Biopharma Business might not achieve the performance projected in the Base Case Projections (the “Downside Case Projections”). The Downside Case Projections consisted of projections for the period from 2006 through 2010 provided to Bear Stearns by Cambrex’s and the Biopharma Business’ management and extrapolated performance from 2010 through 2020 based on assumptions provided by management. Bear Stearns calculated the estimated net present value of the stand-alone, unlevered after-tax free cash flows of the Biopharma Business for the 15 years ending December 31, 2020 based on the Downside Case Projections. Bear Stearns calculated a range of terminal values, representing the estimated values of the Biopharma Business’ stand-alone, unlevered after-tax free cash flows for the period beyond December 31, 2020, based on perpetuity growth rates (which represent the rates at which normalized, unlevered after-tax free cash flow in fiscal year 2020 might be expected to continue to grow in perpetuity) of 2.0% to 4.0%. The present value of the free cash flows and terminal values were calculated using a range of discount rates from 18.0% to 20.0% which were estimated based on a range of the Biopharma Business’ calculated weighted average cost of capital.

In interpreting the results of the discounted cash flow analyses discussed above, Bear Stearns considered the facts that the Biopharma Business had repeatedly underperformed management and Wall Street equity research projections and that the assumption that the Biopharma Business would continue as a going concern, a key assumption in discounted cash flow analysis, was not shared by many of the potential buyers in the strategic alternatives process. Bear Stearns’ Biopharma Business discounted cash flow analyses indicated a range of values for the Biopharma Business of $5 million to $15 million, which range was consistent with some of the preliminary proposals received in the independent sales process for the Biopharma Business conducted by Cambrex.

The preparation of an opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor, except in the analysis of the Biopharma Business, where Bear Stearns was unable to draw meaningful valuation conclusions from analyses of comparable companies and precedent transactions due to the lack of comparability to the Biopharma Business, the Biopharma Business’ record of losses over the last several periods and the uncertainty around the timing and extent of a return to profitability for the Biopharma Business. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the Initial Sale Price of $460 million, from a financial point of view, to Cambrex. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than indicated by such analyses.

None of the public companies used in the comparable companies analyses described above are identical to the Bioproducts Business or the Biopharma Business, and none of the precedent transactions used in the precedent transactions analyses described above are identical to the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the values of the Bioproducts Business and the Biopharma Business and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The amount and form of consideration payable in the sale of the Bio Companies pursuant to the Stock Purchase Agreement were determined through extensive negotiations between Cambrex and Lonza and were approved by the Board of Directors. The Bear Stearns opinion was just one of the many factors taken into consideration by the Board of Directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of the Board of Directors with respect to the fairness of the Initial Sale Price of $460 million, from a financial point of view, to Cambrex.

Bear Stearns acted as Cambrex’s financial advisor in connection with the sale of the Bio Companies Business and will receive a customary fee for such services, a substantial portion of which is contingent upon consummation of the sale. In addition, Cambrex has agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement, including reasonable fees and disbursements of its legal counsel. Cambrex has also agreed to indemnify Bear Stearns against certain liabilities arising out of Bear Stearns’ engagement.

Ilan Kaufthal, a Vice Chairman of Bear, Stearns & Co. Inc., serves on the Board of Directors. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Cambrex for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Opinion of Wachovia Capital Markets, LLC

Cambrex also retained Wachovia Securities to render an opinion to the Board of Directors in connection with the sale by Cambrex of the Bio Companies Business given that one of the members of the Board of Directors, Mr. Ilan Kaufthal, is a Vice Chairman of Bear, Stearns & Co. Inc. In selecting Wachovia Securities to render such an opinion, the Board of Directors considered, among other things, Wachovia Securities’ reputation and experience in similar transactions. Wachovia Securities, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

On October 23, 2006, at a meeting of the Board of Directors held to evaluate the transaction, Wachovia Securities delivered to the Board of Directors its oral opinion, which was confirmed in writing, to the effect that, as of October 23, 2006 and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, its experience as investment bankers and other factors it deemed relevant, the Initial Sale Price of $460 million in cash to be received by Cambrex for the Bio Companies Business pursuant to the Stock Purchase Agreement was fair, from a financial point of view, to Cambrex.

The full text of Wachovia Securities’ written opinion to the Board of Directors is attached as Appendix C to this proxy statement and is incorporated by reference in its entirety into this proxy statement. The following summary is qualified in its entirety by reference to the full text of the opinion. Holders of Cambrex common stock are encouraged to read the opinion carefully in its entirety. Wachovia Securities provided its opinion for the information and assistance of the Board of Directors in connection with its evaluation of the Initial Sale Price from a financial point of view. Wachovia Securities’ opinion does not address any other aspect of the proposed transaction, does not address the relative merits of the transaction and does not constitute a recommendation as to how any stockholder should vote in connection with the proposed transaction.

In arriving at its opinion, Wachovia Securities, among other things:

•	reviewed the Stock Purchase Agreement, including the financial terms of the Stock Purchase Agreement;

•	reviewed Cambrex’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the last two years ended December 31, 2005;

•	reviewed certain interim reports to stockholders and Cambrex’s Quarterly Reports on Form 10-Q;

•	reviewed certain business, financial and other information regarding the Bio Companies Business, a portion of which was publicly available and a portion of which was furnished to Wachovia Securities by the managements of Cambrex and the Bio Companies Business, including financial forecasts prepared by the managements of Cambrex and the Bio Companies Business, and discussed the operations and prospects of the Bio Companies Business, including the historical financial performance and trends in the results of operations of, and certain risks and uncertainties with respect to, the Bio Companies Business, with the managements of Cambrex and the Bio Companies Business;

•	reviewed certain business, financial and other information regarding Cambrex, a portion of which was publicly available and a portion of which was furnished to Wachovia Securities by the management of Cambrex, including financial forecasts prepared by the management of Cambrex;

•	compared certain financial data for the Bio Companies Business with similar data regarding certain publicly traded companies that Wachovia Securities deemed relevant;

•	compared the proposed financial terms of the Stock Purchase Agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed relevant;

•	discussed with Cambrex’s senior executives certain strategic alternatives previously considered by the Board of Directors with respect to the Bio Companies Business, including the results of the process undertaken by Cambrex with respect to the possible sale of the Bio Companies Business and preliminary discussions held with third parties in connection with such process; and

•	considered other information such as financial studies, analyses, and investigations, as well as financial and economic and market criteria, that Wachovia Securities deemed relevant.

In connection with its review, Wachovia Securities relied on the accuracy and completeness of the foregoing financial and other information, including all accounting, tax and legal information, and Wachovia Securities did not assume any responsibility for any independent verification of such information. With respect to the financial forecasts of the Bio Companies Business and Cambrex, Wachovia Securities assumed that the financial forecasts were reasonably prepared and reflected the best current estimates and judgments of the managements of the Bio Companies Business and Cambrex as to the future financial performance of the Bio Companies Business and Cambrex. Wachovia Securities assumed no responsibility for, and expressed no view as to, such forecasts or the assumptions upon which they were based. In arriving at its opinion, Wachovia Securities did not make and was not provided with any evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Cambrex or the Bio Companies Business.

In rendering its opinion, Wachovia Securities assumed that the transaction would be consummated on the terms described in the Stock Purchase Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or other third party consents or approvals, no restrictions would be imposed or other actions would be taken that would have an adverse effect on the transaction. Wachovia Securities also assumed, with Cambrex’s consent, that adjustments, if any, to the Initial Sale Price pursuant to the Stock Purchase Agreement would not adversely impact its opinion.

Wachovia Securities’ opinion was necessarily based on economic, market, financial and other conditions and the information made available to Wachovia Securities as of the date of its opinion. Although subsequent developments may affect its opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm its opinion. Wachovia Securities did not provide any advice or services in connection with the transaction other than the delivery of its opinion and was not requested to, and did not, participate in any process undertaken by Cambrex with respect to the sale of the Bio Companies Business or in the negotiations of the terms of the transaction. Wachovia Securities’ opinion did not address the relative merits of the transaction as compared to other business strategies or transactions available or that have been or might be considered by Cambrex’s management or the Board of Directors regarding the Bio Companies Business, nor did its opinion address the merits of Cambrex’s underlying decision to enter into the Stock Purchase Agreement. Wachovia Securities did not consider, nor did Wachovia Securities express any opinion with respect to, the price at which Cambrex common stock would trade following the announcement or consummation of the transaction. Except as described above, the Board of Directors imposed no other limitations on the investigations made or procedures followed by Wachovia Securities in rendering its opinion.

The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material analyses presented by Wachovia Securities to the Board of Directors in connection with Wachovia Securities’ opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Wachovia Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Accordingly, the analyses reflected in the tables and described below must be considered as a whole, and considering any portion of the analyses, without considering all analyses, could create a misleading or incomplete view of the processes underlying Wachovia Securities’ analyses and opinion.

Introduction.  Wachovia Securities evaluated the Bio Companies Business both on a consolidated basis and a sum-of-the-parts basis. In evaluating the Bio Companies Business on a consolidated basis, Wachovia Securities performed a “Selected Company Analysis” and “Selected Transaction Analysis” as described below. In evaluating the Bio Companies Business on a sum-of-the-parts basis, Wachovia Securities performed a “Sum-of-the-Parts Selected Company Analysis,” “Sum-of-the-Parts Selected Transaction Analysis” and “Sum-of-the-Parts Discounted Cash Flow Analysis” as described below. The “Sum-of-the-Parts Selected Company Analysis” was based on selected company analyses of the Bioproducts Business (excluding the Bioproducts Business’ PermaDerm cell therapy product) and the Biopharma Business and a discounted cash flow analysis of the PermaDerm cell therapy product. The “Sum-of-the-Parts Selected Transaction Analysis” was based on selected transaction analyses of the Bioproducts Business (excluding PermaDerm) and the Biopharma Business and a discounted cash flow analysis of PermaDerm. The “Sum-of-the-Parts Discounted Cash Flow Analysis” was based on a discounted cash flow analysis of each of the Bioproducts Business (excluding PermaDerm), the Biopharma Business and PermaDerm. Latest 12 months financial data of Cambrex utilized in the analyses described below were as of June 30, 2006.

Consolidated Analyses of the Bio Companies Business

Selected Company Analysis.  Using publicly available information, including research analysts’ estimates and public filings, Wachovia Securities reviewed financial and stock market information for the following seven selected publicly-held life sciences companies:

•	Bio-Rad Laboratories, Inc.

•	Fisher Scientific International Inc.

•	Invitrogen Corporation

•	Lonza Group Limited

•	Millipore Corporation

•	Qiagen N.V.

•	Sigma-Aldrich Corporation

Wachovia Securities reviewed, among other things, enterprise values of the selected companies, calculated as fully-diluted market value based on closing stock prices on October 20, 2006, plus net debt and minority interests, less cash and cash equivalents, as a multiple of latest 12 months earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and calendar years 2006 and 2007 estimated EBITDA. Wachovia Securities then applied a selected range of latest 12 months EBITDA multiples of 11.0x to 13.5x, calendar year 2006 EBITDA multiples of 10.5x to 12.5x and calendar year 2007 EBITDA multiples of 9.0x to 11.5x derived from the selected companies to corresponding data of the Bio Companies Business, based on internal estimates of the managements of Cambrex and the Bio Companies Business. This analysis resulted in the following selected reference range for the Bio Companies Business, as compared to the Initial Sale Price:

Selected Reference Range
for the Bio Companies Business	Initial Sale Price

$385 million — $475 million	$460 million

Selected Transaction Analysis.  Using publicly available information, including public filings and equity research, Wachovia Securities reviewed the following selected transactions involving companies in the life sciences industry:

Close Date	Acquiror	Target

Pending	Thermo Electron Corporation	Fisher Scientific International Inc.
7/06	Millipore Corporation	Serologicals Corp.
10/05	Invitrogen Corporation	BioSource International Inc.
3/05	Sigma-Aldrich Corporation	Proligo Group of Degussa AG
2/05	Sigma-Aldrich Corporation	JRH Biosciences Division of CSL Limited
12/04	Patheon Inc.	Mova Pharmaceutical Corporation
8/04	Fisher Scientific International Inc.	Apogent Technologies Inc.
9/03	Fisher Scientific International Inc.	Perbio Science AB

Wachovia Securities reviewed, among other things, transaction values, calculated as the purchase prices paid in the selected transactions, as multiples of latest 12 months gross revenue and EBITDA. Wachovia Securities then applied a selected range of latest 12 months gross revenue multiples of 2.5x to 3.2x and latest 12 months EBITDA multiples of 12.0x to 14.0x derived from the selected transactions to corresponding data of the Bio Companies Business, based on internal estimates of the managements of Cambrex and the Bio Companies Business. This analysis resulted in the following selected reference range for the Bio Companies Business, as compared to the Initial Sale Price:

Selected Reference Range
for the Bio Companies Business	Initial Sale Price

$430 million — $530 million	$460 million

Sum-of-the-Parts Analyses of the Bio Companies Business

Sum-of-the-Parts Selected Company Analysis.  In performing its “Sum-of-the-Parts Selected Company Analysis” of the Bio Companies Business, Wachovia Securities derived an aggregate reference range for the Bio Companies Business based on the results of selected company analyses for the Bioproducts Business (excluding the PermaDerm cell therapy product) and the Biopharma Business and a discounted cash flow analysis for PermaDerm as more fully described below. This analysis indicated the following aggregate reference range for the Bio Companies Business, as compared to the Initial Sale Price:

Aggregate Reference Range
for the Bio Companies Business	Initial Sale Price

$455 million — $600 million	$460 million

Bioproducts Business (excluding the PermaDerm cell therapy product).  Using publicly available information, including research analysts’ estimates and public filings, Wachovia Securities reviewed financial and stock market information for the following six selected publicly-held life sciences companies:

•	Bio-Rad Laboratories, Inc.

•	Fisher Scientific International Inc.

•	Invitrogen Corporation

•	Millipore Corporation

•	Qiagen N.V.

•	Sigma-Aldrich Corporation

Wachovia Securities reviewed, among other things, enterprise values of the selected companies, calculated as fully-diluted market value based on closing stock prices on October 20, 2006, plus net debt and minority interests, less cash and cash equivalents, as a multiple of latest 12 months EBITDA and calendar years 2006 and 2007 estimated EBITDA. Wachovia Securities then applied a selected range of latest 12 months EBITDA multiples of 11.5x to 13.5x, calendar year 2006 EBITDA multiples of 11.0x to 12.5x and calendar year 2007 EBITDA multiples of 10.0x to 11.5x derived from the selected companies to corresponding data of the Bioproducts Business (excluding PermaDerm), based on internal estimates of the managements of Cambrex and the Bioproducts Business. This analysis resulted in a selected reference range for the Bioproducts Business (excluding PermaDerm) of $440 million to $510 million.

Biopharma Business.  Using publicly available information, including research analysts’ estimates and public filings, Wachovia Securities reviewed financial and stock market information for the following four selected publicly-held life sciences companies:

•	Biovitrum AB

•	Cangene Corporation

•	Cobra Biomanufacturing Plc

•	Lonza Group Limited

Wachovia Securities reviewed, among other things, enterprise values of the selected companies, calculated as fully-diluted market value based on closing stock prices on October 20, 2006, plus net debt and minority interests, less cash and cash equivalents, as multiples of latest 12 months revenue, calendar years 2006 and 2007 estimated revenue and calendar year 2007 estimated EBITDA. Wachovia Securities then applied a selected range of latest 12 months revenue multiples of 0x to 1.5x, calendar year 2006 revenue multiples of 0x to 1.5x, calendar year 2007 revenue multiples of 0x to 1.3x and calendar year 2007 EBITDA multiples of 0x to 12.0x derived from the selected companies to corresponding data of the Biopharma Business, based on internal estimates of the managements of Cambrex and the Biopharma Business. This analysis resulted in a selected reference range for the Biopharma Business of $0 to $70 million.

PermaDerm.  Using internal estimates of the managements of Cambrex and the Bioproducts Business, Wachovia Securities derived an implied reference range for the PermaDerm cell therapy product of $15 million to $20 million based on a discounted cash flow analysis of PermaDerm, as more fully described below under the caption “Sum-of-the-Parts Discounted Cash Flow Analysis — PermaDerm.”

Sum-of-the-Parts Selected Transaction Analysis.  In performing its “Sum-of-the-Parts Selected Transaction Analysis” of the Bio Companies Business, Wachovia Securities derived an aggregate reference range for the Bio Companies Business based on the results of selected transaction analyses for the Bioproducts Business (excluding the PermaDerm cell therapy product) and the Biopharma Business and a discounted cash flow analysis for PermaDerm, as more fully described below. This analysis indicated the following aggregate reference range for the Bio Companies Business, as compared to the Initial Sale Price:

Aggregate Reference Range
for the Bio Companies Business	Initial Sale Price

$430 million — $610 million	$460 million

Bioproducts Business (excluding the PermaDerm cell therapy product).  Using publicly available information, including public filings and equity research, Wachovia Securities reviewed the following selected transactions involving companies in the life sciences industry:

Close Date	Acquiror	Target

Pending	Thermo Electron Corporation	Fisher Scientific International Inc.
7/06	Millipore Corporation	Serologicals Corp.
10/05	Invitrogen Corporation	BioSource International Inc.
3/05	Sigma-Aldrich Corporation	Proligo Group of Degussa AG
2/05	Sigma-Aldrich Corporation	JRH Biosciences Division of CSL Limited
8/04	Fisher Scientific International Inc.	Apogent Technologies Inc.
9/03	Fisher Scientific International Inc.	Perbio Science AB

Wachovia Securities reviewed, among other things, transaction values, calculated as the purchase prices paid in the selected transactions, as multiples of latest 12 months gross revenue and EBITDA. Wachovia Securities then applied a selected range of latest 12 months gross revenue multiples of 2.5x to 3.2x and latest 12 months EBITDA multiples of 12.0x to 13.5x derived from the selected transactions to corresponding data of the Bioproducts Business (excluding PermaDerm), based on internal estimates of the managements of Cambrex and the Bioproducts Business. This analysis resulted in a selected reference range for the Bioproducts Business (excluding PermaDerm) of $415 million to $500 million.

Biopharma Business.  Using publicly available information, including public filings and equity research, Wachovia Securities reviewed the following selected transactions involving companies in the life sciences industry:

Close Date	Acquiror	Target

12/04	Patheon Inc.	Mova Pharmaceutical Corporation
6/01	Cambrex	Bio Science Contract Production
1/01	Cangene Corporation	Chesapeake Biological Laboratories

Wachovia Securities reviewed, among other things, transaction values, calculated as the purchase prices paid in the selected transactions, as a multiple of latest 12 months revenue. Wachovia Securities then applied a selected range of latest 12 months revenue multiples of 0x to 2.0x derived from the selected transactions to corresponding data of the Biopharma Business, based on internal estimates of the managements of Cambrex and the Biopharma Business. This analysis resulted in a selected reference range for the Biopharma Business of $0 to $90 million.

PermaDerm.  Using internal estimates of the managements of Cambrex and the Bioproducts Business, Wachovia Securities derived an implied reference range for the PermaDerm cell therapy product of $15 million to $20 million based on a discounted cash flow analysis of PermaDerm, as more fully described below under the caption “Sum-of-the-Parts Discounted Cash Flow Analysis — PermaDerm.”

Sum-of-the-Parts Discounted Cash Flow Analysis.  Wachovia Securities calculated the estimated present value as of December 31, 2006 of the stand-alone unlevered, after tax free cash flows that each of the Bioproducts Business (excluding the PermaDerm cell therapy product), the Biopharma Business and PermaDerm could generate during fiscal years 2007 through 2011, based on internal estimates of the managements of Cambrex and the Bio Companies Business. This analysis indicated the following implied aggregate reference range for the Bio Companies Business, as compared to the Initial Sale Price:

Aggregate Reference Range
for the Bio Companies Business	Initial Sale Price

$414 million — $513 million	$460 million

Bioproducts Business (excluding the PermaDerm cell therapy product).  Wachovia Securities calculated a range of terminal values for the Bioproducts Business (excluding PermaDerm) by applying perpetuity growth rates of 3.0% to 5.0% to the fiscal year 2011 estimated cash flows of the Bioproducts Business (excluding

PermaDerm). The cash flows and terminal values were then discounted to present value using the midpoint of discount rates ranging from 9.1% to 12.1%. This analysis resulted in an implied reference range for the Bioproducts Business (excluding PermaDerm) of approximately $370 million to $460 million.

Biopharma Business.  Wachovia Securities calculated a range of terminal values for the Biopharma Business by applying perpetuity growth rates of 3.0% to 5.0% to the fiscal year 2011 estimated cash flows of the Biopharma Business. The cash flows and terminal values were then discounted to present value using the midpoint of discount rates ranging from 14.2% to 18.2%. This analysis resulted in an implied reference range for the Biopharma Business of approximately $29 million to $33 million.

PermaDerm.  Wachovia Securities calculated a range of terminal values for the PermaDerm cell therapy product by applying perpetuity growth rates of 5.0% to 9.0% to the fiscal year 2011 estimated cash flows of PermaDerm. The cash flows and terminal values were then discounted to present value using the midpoint of discount rates ranging from 30.0% to 40.0%. This analysis resulted in an implied reference range for PermaDerm of approximately $15 million to $20 million.

Miscellaneous

In performing its analyses, Wachovia Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond Cambrex’s control. No company, transaction or business used in the analyses described above is identical or directly comparable to Cambrex, the Bio Companies Business or the transaction. Accordingly, a complete analysis of the results of the foregoing cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial characteristics of the selected companies, transactions or businesses and other factors that could affect the value of the selected companies, transactions or businesses as well as the Bio Companies Business and the proposed transaction. Any estimates underlying Wachovia Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, to Cambrex, as of October 23, 2006 and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with Wachovia Securities’ opinion, of the Initial Sale Price of $460 million in cash to be received by Cambrex pursuant to the Stock Purchase Agreement, and were conducted in connection with the delivery by Wachovia Securities of its opinion dated October 23, 2006 to the Board of Directors. The analyses do not purport to be appraisals or to reflect the prices at which a company or business might actually be sold or the prices at which any securities have traded or may trade at any time in the future. The type and amount of consideration payable in the transaction were determined through negotiations between Cambrex and Lonza. Wachovia Securities did not recommend any specific consideration to Cambrex or that any given consideration constituted the only appropriate consideration for the transaction. The decision to enter into the Stock Purchase Agreement was solely that of the Board of Directors. As described above, Wachovia Securities’ opinion and analyses were only one of many factors taken into consideration by the Board of Directors in evaluating the transaction. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the views of the Board of Directors or Cambrex’s management with respect to the Bio Companies Business, the transaction or the consideration payable in the transaction.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. Wachovia Securities and its affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business, for which Wachovia Securities receives customary fees. In connection with unrelated matters, Wachovia Securities or its affiliates in the past have provided financing services to Cambrex, including acting as co-syndication agent and lender under an existing credit facility of Cambrex, which facility is expected to be repaid with a portion of the Initial Sale Price. In addition, Wachovia Securities may provide similar or other such services to, and maintain relationships with, Cambrex in the future. In the ordinary course of its business, Wachovia Securities may actively trade in the securities of Cambrex and Lonza and certain of its affiliates for Wachovia Securities’ own account and for the accounts of Wachovia Securities’ customers and, accordingly, may at any time hold a long or short position in such securities.

Wachovia Securities was engaged solely to render an opinion to the Board of Directors in connection with the transaction and will receive a customary fee for rendering its opinion. In addition, Cambrex has agreed to reimburse certain of Wachovia Securities’ expenses and to indemnify Wachovia Securities and certain related parties against certain liabilities and expenses related to or arising out of Wachovia Securities’ engagement.

Certain U.S. federal income tax consequences

Certain U.S. federal income tax consequences of the sale of the Bio Companies Business

The sale of the Bio Companies Business pursuant to the Stock Purchase Agreement will be a taxable transaction for U.S. federal income tax purposes. The Company (and certain of the Company’s subsidiaries that are sellers under the Stock Purchase Agreement) will recognize gain or loss as a result of the sale. Any gain will be subject to tax to the extent not offset by tax losses. There may also be certain foreign taxes, including withholding taxes, imposed in connection with the sale and the deemed repatriation of sale proceeds from a non-U.S. seller to the Company. The Company estimates that federal taxes in connection with the sale of the Bio Companies Business will largely be offset by certain tax loss carry-forwards and available foreign tax credits. Based upon utilization of these Company tax attributes offsetting federal tax and considering taxes payable on the sale of the Bio Companies Business at the state and local level as well as foreign jurisdictions, the Company estimates taxes will be approximately $1,000,000.

Certain U.S. federal income tax consequences to the holders of Company common stock of a cash dividend

The following is a discussion of certain U.S. federal income tax consequences to holders of Company common stock in connection with the Company’s intended distribution to its stockholders of the available proceeds from the sale of the Bio Companies Business and from new lines of credit that the Company expects to secure after closing (assuming financing can be arranged on favorable terms at the currently anticipated levels).

For purposes of this discussion, a U.S. Holder is a beneficial owner of Company common stock that is, for U.S. federal income tax purposes, an individual citizen or resident of the U.S., a U.S. corporation, a trust if the trust (i) is subject to the primary supervision of a U.S. court and one or more United States persons are able to control all substantial decisions of the trust or (ii) has elected to be treated as a United States person, or an estate the income of which is subject to U.S. federal income tax regardless of its source. A “non-U.S. Holder” is any holder of Company common stock other than a U.S. Holder.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, all of which may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those described below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to a holder of Company common stock in light of their personal circumstances. In addition, it does not address U.S. federal income tax consequences applicable to entities that are subject to special treatment under the U.S. federal income tax laws (including U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax or investors in pass-through entities). Furthermore, this summary deals only with holders of Company common stock that hold such stock as a capital asset.

U.S. federal income tax treatment of the distribution.  The intended distribution will be treated as a taxable dividend to the extent of the Company’s current or accumulated earnings and profits (computed using U.S. federal income tax principles), with any amount in excess of such current or accumulated earnings and profits treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in their Company common stock and, thereafter, as capital gain. Because the Company’s current earnings and profits must take into account the results of operations for the entire year in which the distribution is made, the Company will not be able to determine the portion of the distribution that will be treated as a dividend until after the close of the taxable year in which the distribution is made. Based on information available to the Company and preliminary projections of Company earnings and profits through the end of the year in which the distribution is made, the Company estimates that approximately 60% to 70% of the distribution will be treated as a dividend. This range is based on estimates and projections for 2006 and 2007 and the actual portion of a stockholder’s distribution that is paid out of earnings and profits, and therefore treated as a dividend, may be different and will be reported on a form sent to each stockholder and the Internal Revenue Service following the close of the taxable year in which the distribution is made. If the portion of a U.S. Holder’s distribution that is treated as a dividend equals or exceeds 10% of the U.S. Holder’s tax basis in their Company common stock, the dividend may be treated as an “extraordinary dividend.” See below for a description of the U.S. federal income tax consequences of receiving an extraordinary dividend.

U.S. federal income tax consequences to U.S. Holders.  Current U.S. federal income tax law applies long-term capital gains tax rates (currently a maximum 15% rate) to the dividend income of an individual U.S. Holder with respect to dividends paid by a domestic corporation if certain minimum holding period requirements are met. Dividends paid to a U.S. Holder that is a corporation will generally be eligible for the dividends received deduction. As noted above, the portion of the distribution received by a U.S. Holder that exceeds the holder’s share of the Company’s earnings and profits and also exceeds the holder’s tax basis in their Company common stock will be treated as received pursuant to a taxable sale or exchange of their Company common stock and the holder will recognize gain in an amount equal to such excess. Any gain will be capital gain and will be long-term capital gain if the U.S. Holder held their Company common stock for more than one year.

Tax treatment of extraordinary dividends.  As noted above, the portion of the distribution that is a dividend for U.S. federal income tax purposes may be treated as an extraordinary dividend. If a dividend received by an individual U.S. Holder is subject to U.S. federal income tax at capital gains rates as noted above, and the dividend is an extraordinary dividend with respect to that holder, the holder will be required to treat any loss on a sale of its Company common stock as long-term capital loss to the extent of the extraordinary dividend. A dividend distributed to a corporate holder claiming the dividends received deduction that has not held its Company common stock for more than 2 years prior to the “dividend announcement date” (as determined under the tax law) may be treated as an extraordinary dividend. For this purpose, it is unclear whether the dividend announcement date will be the date the dividend is declared or an earlier time. If the dividend is treated as an extraordinary dividend for a U.S. Holder that is a corporation, the corporate holder will be required to reduce its tax basis, and may be required to recognize current gain in respect of the shares of Company common stock that entitled the holder to the dividend. U.S. Holders should consult their own tax advisors regarding the application of the extraordinary dividend rules.

U.S. federal income tax consequences to non-U.S. Holders.  Dividends paid to a non-U.S. Holder of Company common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the holder’s Company common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.

As noted above, the portion of the distribution received by a non-U.S. Holder that exceeds the holder’s share of the Company’s earnings and profits and also exceeds the holder’s tax basis in their Company common stock will be treated as received pursuant to a taxable sale or exchange of their Company common stock and the holder will recognize gain in an amount equal to such excess. Any gain realized on such a disposition of Company common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. Holder owns (or has owned) more than 5% of the outstanding shares of the Company.

An individual non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Information reporting and backup withholding.  Information reporting to the U.S. Internal Revenue Service generally will be required with respect to a payment of cash to U.S. Holders, other than corporations and other exempt recipients. A 28% “backup” withholding tax may apply to those payments if such a holder fails to provide a taxpayer identification number to the paying agent and to certify that no loss of exemption from backup withholding has occurred. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of such information reporting requirements and backup withholding. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided the required information is furnished to the U.S. Internal Revenue Service.

Accounting treatment

Upon consummation of the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement, we expect to reflect the results of operations and the related gain on the sale of the Bio Companies Business as discontinued operations, net of taxes.

Fees and expenses

Whether or not the proposed sale of the Bio Companies Business is completed, all costs and expenses incurred in connection with the Stock Purchase Agreement and the consummation of the sale of the Bio Companies Business will be paid by the party incurring or required to incur such expenses. Our expenses include the costs of preparing, filing with the SEC, printing and mailing this proxy statement.

Regulatory approvals

The sale of our Bio Companies Business is subject to review by the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act. Under the HSR Act, Cambrex and Lonza were required to make pre-acquisition notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the acquisition. These filings were made on December 8, 2006 and early termination was granted on December 20, 2006.

Even after the expiration of the statutory waiting period described above and any time before or after the completion of the acquisition, either the DOJ or the FTC could challenge, seek to block or block the acquisition under the antitrust laws as it deems necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the acquisition, before or after it is completed. Cambrex cannot be sure that a challenge to the acquisition will not be made or that, if a challenge is made, Cambrex and Lonza will prevail.

The sale of our Bio Companies Business does not have a Community Dimension within the meaning of Council Regulation (EC) No 139/2004, so notification of the acquisition is required to be filed with several European Economic Area (EEA) countries’ national competition authorities. The EEA countries where pre-acquisition notification of the sale is required and filings have been submitted are Germany, filed on December 7, 2006, Portugal, filed on December 13, 2006, and Spain, also filed on December 13, 2006. The laws of these countries stipulate various review periods, but in each case the initial review of the transaction can take between one and one and a half months approximately, and an in-depth review of the transaction can take up to four months. In Germany, Portugal and Spain, Cambrex and Lonza are required to wait for the expiry or early termination of the statutory waiting periods prior to completing the sale of our Bio Companies Business. In Germany, a clearance decision was received on December 18, 2006.

Outside Europe, the sale of our Bio Companies Business is subject to review by the Brazilian and Taiwanese antitrust authorities. Notifications were submitted to the Brazilian authority on November 14, 2006 and to the Taiwanese authority on December 15, 2006. In Brazil, the transaction has been allocated to the fast track and the deadline for the authority’s decision is March 14, 2007. In Brazil, there is no statutory waiting period so the sale of our Bio Companies Business can be completed prior to the issuing of a decision from the authority. In Taiwan, a waiver request was submitted to the Fair Trade Commission and was accepted on December 22, 2006 which means no review will be necessary.

Other than applicable U.S. antitrust laws and the foreign approvals described above, neither we nor Lonza are aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the sale of the Bio Companies Business, except for compliance with the applicable regulations of the SEC in connection with this proxy statement. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the acquisition.

No appraisal rights

Under the Delaware General Corporation Law, holders of our common stock are not entitled to appraisal rights in connection with the sale of the Bio Companies Business.

Transition services

The Stock Purchase Agreement provides that Cambrex and Lonza will enter into a transition services agreement pursuant to which Cambrex will provide to Lonza and the Bio Companies for a fee certain transition services during a period of time not to exceed one year after the closing date.

For a more detailed description of the transition services to be provided by Cambrex to Lonza and the Bio Companies, please see “Transition Services Agreement” beginning on page 69.

Interests of our directors and executive officers in the sale of the Bio Companies Business

In considering the recommendation of the Board of Directors with respect to the sale of the Bio Companies Business, you should be aware that some of the Company’s directors and executive officers who participated in meetings of the Board of Directors relating to the sale of the Bio Companies Business have interests in the sale of the Bio Companies Business that are different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below. The Board of Directors was aware of these interests and considered them, among other matters, in approving the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement.

Treatment of stock awards

The Board of Directors has waived resale restrictions on shares of Cambrex common stock underlying outstanding vested stock options.

Executive employment agreements; Change of control arrangements

The Board of Directors has agreed to award Mr. James A. Mack (President and Chief Executive Officer and Chairman of the Board of Directors) an incentive payment or payments totaling up to four times his annual salary of $500,000 upon achievement of certain strategic objectives in connection with the Board of Directors’ decision to change the Company’s strategic focus and to consider all available strategic alternatives. Under this arrangement, Mr. Mack will be awarded an incentive payment of $1,000,000, equal to twice his annual salary, upon consummation of the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement. If the remaining portions of the Company are sold, Mr. Mack will be paid an additional $1,000,000.

The Company has also entered into change of control employment agreements with Mr. Luke M. Beshar (Executive Vice President and Chief Financial Officer), Mr. Thomas N. Bird (Vice President, Corporate Development), Mr. Steven M. Klosk (Executive Vice President and Chief Operating Officer, Biopharma Business Unit) and Mr. Peter E. Thauer (Senior Vice President, Law and Environment, General Counsel and Corporate Secretary), as well as with Mr. Shawn P. Cavanagh (Senior Vice President and General Manager, Bioproducts Business Unit). Pursuant to the Stock Purchase Agreement, Mr. Cavanagh’s employment agreement will be assumed by Lonza at the closing of the sale of the Bio Companies Business. These agreements become effective upon a change of control of the Company (the “Effective Date”), which is defined as (i) the acquisition by one person or a group of persons of 15% or more of the Company’s outstanding common stock or combined voting power; (ii) a change in a majority of the incumbent Board of Directors unless approved by the incumbent Board of Directors; (iii) a transaction which results in the stockholders of the Company immediately before the transaction not owning at least 50% of the Company’s common stock following the transaction; (iv) the sale of all or substantially all of the assets of the Company; or (v) any other event or series of events determined by the Board of Directors to constitute a change of control. The phrase “sale of all or substantially all” is defined in the agreements as a sale or other disposition transaction involving assets of the Company, including stock of any of the Company’s subsidiaries, in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid) constitutes 35% or more of the “enterprise value of the Company”, which is defined as the aggregate market value of the Company’s then outstanding stock (on a fully diluted basis) plus aggregate debt minus cash. Accordingly, the sale of the Bio Companies pursuant to the Stock Purchase Agreement will constitute a “change of control” for purposes of these change of control employment agreements.

Following a change of control, the Company has agreed to employ the covered employees for a period of three years in a commensurate position at a location not more the 35 miles from the location at the time of such change of control at a monthly base salary equivalent to the employee’s highest monthly base salary in the 12 months preceding such change of control. During the employment period, the employee may be terminated for “cause”, which is defined as (i) personal dishonesty or breach of fiduciary duty involving personal profit; (ii) the commission of a criminal act related to the performance of duties, or the disclosure of confidential information of the Company to a competitor; (iii) habitual intoxication by alcohol or drugs during working hours; or (iv) conviction of a felony. During the employment period, the covered employees may terminate employment for “good reason”, which is defined as (i) an office relocation of more than 35 miles; (ii) a substantial reduction in base salary, benefits or perquisites; (iii) a substantial reduction in responsibilities, authorities or functions; (iv) a substantial change in work conditions; or (v) failure to require a successor to assume the Company’s obligations under the agreement. Any good faith determination of “good reason” made by a covered employee will be conclusive and a termination by a covered employee for any reason during the 30-day period immediately following the first anniversary of the Effective Date will be deemed to be a termination for “good reason”.

If a covered employee is terminated other than for death, disability or cause, or if a covered employee terminates for good reason, the Company shall pay to the employee within 30 days the following: (i) the employee’s highest unpaid base salary through the date of termination; (ii) a prorated bonus based on the employee’s highest bonus during the prior three years; and (iii) the product of a fraction, the denominator of which is thirty-six less the number of months worked following the first anniversary of the Effective Date and the numerator of which is twelve, multiplied by the employee’s highest annualized base salary; (iv) the product of a fraction, the denominator of which is thirty-six less the number of months worked following the first anniversary of the Effective Date and the numerator of which is twelve, multiplied by the highest annual bonus earned by the employee during the prior three years; (v) all previously deferred compensation plus any interest thereon and any accrued but unused vacation; and (vi) a lump sum payment calculated on an actuarial basis of pension credit forfeited for the balance of a three-year period due to the termination. In addition, the Company shall continue all benefits to the covered employees for the balance of the employment period, and all outstanding equity awards shall immediately vest and become exercisable.

The change of control employment agreements also provide for a gross up of any taxes due under section 4999 of the Internal Revenue Code, and contain non-competition and non-disclosure of confidential information restrictions.

Incentive and retention bonuses to certain key employees

In connection with our Board of Directors’ decision to consider the Company’s strategic alternatives and to embark on the Bioproducts Process and the Company Process, the Company has offered retention bonuses and enhanced severance payments to key employees at the business units and the corporate office. Key employees at the business units were offered retention bonus payments if they remained with their unit until a transaction involving their unit or the Company as a whole was closed. Key employees were also offered enhanced severance in varying amounts in addition to the Company’s regular severance program if their employment was terminated prior to February 2008 for reasons other than poor performance or cause. Such enhanced severance ends at the time the key employee obtains other comparable employment or is offered comparable employment following a transaction involving his or her business unit or the Company as a whole.

The Company has also offered a retention bonus to key employees at the Company’s corporate office (including those having change of control employment agreements as described above) contingent on their remaining with the Company through the closing of a sale of 35% or more of the Company’s enterprise value. These key employees (other than those having change of control employment agreements) were also offered enhanced severance in varying amounts, but not less than 26 weeks, if their employment was terminated prior to February 2008 for reasons other than poor performance or cause. Such enhanced severance ends at the time the key employee obtains other comparable employment or is offered comparable employment within 40 miles of the current corporate offices following a transaction involving 35% of the enterprise value of the Company as a whole. Corporate employees who were not offered a retention award were offered enhanced severance of a minimum of 26 weeks or until the employee found other comparable employment or was offered comparable employment within 40 miles of the current corporate offices following a transaction involving 35% of the enterprise value of the Company as a whole.

Upon consummation of the sale of the Bio Companies Business, the Company will pay an aggregate of $2.6 million in retention bonuses to its key employees, including those having change of control employment agreements, under the arrangements described above.

Additional retention programs

On December 19, 2006, the Compensation Committee of our Board of Directors approved new retention programs designed to enhance employee retention upon consummation of the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement.

One of the retention programs adopted by the Compensation Committee covers certain executive officers of the Company, including Mr. Klosk and Mr. Beshar. Pursuant to this program, the Compensation Committee approved a pool of $1.5 million, subject to a 15% increase or decrease in the size of such pool as determined by the Company’s Chief Executive Officer. Individual awards granted pursuant to this program and the terms of such awards, which are at the discretion of the Company’s Chief Executive Officer, have not been determined at this time.

In addition, the Compensation Committee approved two other retention programs to enhance the Company’s ability to retain employees following the consummation of the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement.

The first program covers key employees including certain executive officers, but does not include Mr. Klosk and Mr. Beshar. Pursuant to this program, the Compensation Committee approved a pool of $1.465 million, subject to a 15% increase or decrease in the size of such pool as determined by the Company’s Chief Executive Officer.

The second program covers certain employees and officers that are performing transition services in connection with the sale of Bio Companies Business pursuant to the Stock Purchase Agreement, but does not include any executive officers. Pursuant to this program, the Compensation Committee approved a pool of $1.465 million, subject to a 15% increase or decrease in the size of such pool as determined by the Company’s Chief Executive Officer.

Individual awards granted pursuant to either of these programs and the terms of such awards, which are at the discretion of the Company’s Chief Executive Officer, have not been determined at this time.

Certain relationships of directors

Mr. Ilan Kaufthal, one of the members of our Board of Directors, is a Vice Chairman of Bear, Stearns & Co. Inc. For a more detailed description of the Company’s relationship with Bear Stearns, please see “Opinion of Bear, Stearns & Co. Inc.” beginning on page 26.

Special considerations you should take into account in deciding how to vote on the proposal to sell our Bio Companies Business

You should carefully consider the special considerations described below as well as other information provided to you in this proxy statement in deciding how to vote on the proposal to sell our Bio Companies Business pursuant to the Stock Purchase Agreement. The special considerations described below are not the only ones facing our Company. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special considerations actually occurs, our business, financial condition or results of operations could be materially adversely affected, and the value of our common stock could decline.

Special considerations regarding the proposal to sell our Bio Companies Business

The amount of cash we receive in this transaction will vary, depending on the result of certain post-closing adjustments, so that we may not retain all of the cash paid to us at the closing under the Stock Purchase Agreement.

Pursuant to the terms of the Stock Purchase Agreement, the Initial Sale Price of $460 million is subject to reduction in the event that as of the closing date (i) working capital of the Bio Companies Business is less than $56 million, but only if the deficit exceeds $1 million, and/or (ii) various operating expenses related to the Bio Companies Business exceed defined targets by more than $100,000 each, but only if the aggregate amount of such excess is greater than $500,000. While the Company does not currently expect that any material reduction in the Initial Sale Price will be required as a result of these adjustments, there can be no assurance that the Company will not have to return a portion of the Initial Sale Price to Lonza as a result of these adjustments.

The failure to complete the sale of our Bio Companies Business may result in a decrease in the market value of our common stock and limit our ability to grow and implement our current business strategies.

The sale of our Bio Companies Business is subject to a number of contingencies, including approval by our stockholders and other customary closing conditions. We cannot predict whether we will succeed in obtaining the approval of our stockholders. As a result, we cannot assure you that the sale of our Bio Companies Business will be completed. If our stockholders fail to approve the proposal at the special meeting or if the sale of our Bio Companies Business is not completed for any other reason, the market price of our common stock may decline. In addition, failure to complete the sale of our Bio Companies Business may substantially limit our ability to grow and implement our current business strategies.

If our stockholders do not approve the sale of our Bio Companies Business, there may not be any other offers from potential acquirors.

If our stockholders do not approve the sale of our Bio Companies Business, we may seek another purchaser for our Bio Companies Business. Although we had discussions with various parties concerning such a purchase, none of these parties may now have an interest in such a sale or be willing to offer a reasonable purchase price.

Due to the length and complexity of the Bioproducts Process and the Company Process, management has not been able to devote its full attention to growing and improving the Bio Companies Business.

During the Bioproducts and Company Processes, management’s attention has been diverted from the day-to-day operations of the Bio Companies Business. As a result, if we are unable to complete the sale of the Bioproducts Business pursuant to the Stock Purchase Agreement for any reason, the Bio Companies Business may not be as strong as it would have been had management been able to devote its full attention to improving the business during this period of time.

We will be unable to compete with the Bio Companies Business for three years from the date of closing.

We have agreed that, without the prior written consent of Lonza, we will not engage in or own or control any interest in (except as a passive investor of less than five percent of the outstanding equity interests of a publicly held company) any entity that is engaged in any line of business that competes with the Bio Companies Business as it exists on the date of closing anywhere in the world for three years from the date of closing. Our remaining business, the Human Health Business, is not deemed to compete with the Bio Companies Business. However, the non-compete provisions will restrict our ability to engage in any business which competes with the Bio Companies Business for three years from the date of closing. Pursuant to the Stock Purchase Agreement, this restriction will not apply to any bona fide third party purchaser who acquires all or any substantial portion of the stock or assets of Cambrex or prohibit Cambrex from acquiring any business if less than 10% of the revenues of such business are attributable to a competing business.

Our ability to pay a special cash dividend to stockholders in the amount of $13.50 to $14.50 per share of common stock following the sale of the Bio Companies Business is dependent on our ability to obtain new debt financing on favorable terms.

Our ability to pay a special cash dividend to stockholders in the amount of $13.50 to $14.50 per share of common stock following the sale of the Bio Companies Business is dependent on our ability to arrange new debt financing in the amount of $125 million to $150 million on favorable terms. There can be no assurance that such financing will be available on terms that the Company finds acceptable. Accordingly, the amount of the special dividend that we will be able to pay our stockholders will be adversely affected if we are not able to arrange for the necessary debt financing.

Although our Board of Directors may, subject to compliance with the terms of the Stock Purchase Agreement, terminate the Stock Purchase Agreement in order to accept an unsolicited superior acquisition proposal that includes the Bio Companies Business, the requirement that the Company pay a termination fee in order to accept such a proposal may discourage the making of any such proposal.

Our Board of Directors may, subject to compliance with the terms of the Stock Purchase Agreement, including the payment of a termination fee equal to 3.99% of the Initial Sale Price payable by Lonza for the Bio Companies Business, terminate the Stock Purchase Agreement in order to accept an unsolicited superior acquisition proposal that includes the Bio Companies Business. However, the requirement that the Company pay Lonza such a termination fee in order to accept an unsolicited superior acquisition proposal may operate to discourage third-parties from making any such proposal.

Special considerations relating to our Company if our Bio Companies Business is sold

Our business following the sale of the Bio Companies will be entirely dependent on the success of our Human Health Business, which in 2005 represented approximately 57.7% of our gross sales.

The Bio Companies Business represented approximately 42.3% of our annual revenues in 2005 and 40.8% of our annual revenues in 2004. Our business following the sale of the Bio Companies Business will be less diversified, leaving us entirely dependent on the performance of our Human Health Business, which will be our main operating unit going forward. Our Human Health Business generated gross sales of $260,790,000 in 2005 and $199,220,000 in the first three quarters of 2006. If we fail to effectively market, sell and implement our Human Health Business, our results of operations and financial condition will be materially adversely effected.

Our success will depend on the success of our new business model.

Upon consummating the sale of the Bio Companies Business, we will have a very different strategic focus requiring us to devote substantially all of our efforts and resources on building out and servicing our Human Health Business. Many factors may negatively impact our ability to implement our strategic focus, including our ability to manage the implementation and development of our Human Health Business, sustain the productivity of our workforce and retain key employees, manage operating expenses and quickly respond to and recover from unforeseen events associated with the restructuring. We may be required by market conditions and other factors to undertake additional restructuring efforts in the future. Our business, results of operations or financial condition could be materially adversely affected if we are unable to manage the implementation and development of our new business strategy, sustain the productivity of our workforce and retain key employees, manage our operating expenses or quickly respond to and recover from unforeseen events associated with any future restructuring efforts.

Due to the length and complexity of the Bioproducts Process and the Company Process, management has not been able to devote its full attention to growing and improving the Human Health Business.

During the Bioproducts and Company Processes, management’s attention has been diverted from the day-to-day operations of the Human Health Business. As a result, the Human Health Business may not be as strong as it would have been had management been able to devote its full attention to improving the business during this period of time.

In order to pay a special dividend to our stockholders following the sale of the Bio Companies Business in the amount currently anticipated, we expect to incur a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness.

The incurrence of substantial indebtedness to fund the special dividend to our stockholders could have important consequences to the Company. For example, it could:

•	make it more difficult for us to satisfy obligations with respect to our indebtedness, and any failure to comply with our obligations under the agreements governing our indebtedness, including financial and other restrictive covenants, could result in an event of default under such agreements;

•	require us to dedicate a substantial portion of available cash flow to pay principal and interest on debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	limit our ability to engage in strategic transactions or implement our respective business strategies;

•	limit our ability to borrow additional funds; and

•	place us at a disadvantage compared to any competitors that have less debt.

Any of the factors listed above could materially and adversely affect our business and results of operations. If we do not have sufficient cash flow to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

Increasing the profitability of the Human Health Business is dependent in part on our ability to reduce corporate overhead costs.

Upon consummation of the sale of the Bio Companies Business, we will concentrate on deploying our resources to maximize the potential of the Human Health Business through reducing annual corporate overhead costs by approximately $8 million beginning in the second half of 2007. Because our business will be smaller and less complex following the sale of the Bio Companies Business, we believe that there will be many ways in which corporate overhead costs can be reduced. However, if we are not successful in fully implementing such cost reductions, our ability to increase the profitability of the Human Health Business will be impaired.

Pharmaceutical customers may discontinue or decrease their usage of our products and services.

We depend primarily on pharmaceutical companies that use our products and services for a large portion of our revenues. Although there has been a trend among these companies to outsource therapeutic production functions, this trend may not continue. We have observed increasing pressure on the part of our customers to reduce spending, including the use of our services, as a result of negative economic trends generally and in the pharmaceutical industry. If these companies discontinue or decrease their usage of our products and services, including as a result of an economic slowdown in the overall United States or foreign economies, our revenues and earnings could be lower than we expect and our revenues may decrease or not grow at historical rates.

Competition in the life sciences research market, and/or a reduction in demand for our products, could reduce sales.

The markets for our products are competitive and price sensitive. Other life science suppliers have significant financial, operational, sales and marketing resources, and experience in research and development. These and other companies may have developed or could in the future develop new technologies that would compete with our products or render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our products or services, our business, operating results, and financial condition could be seriously harmed. In addition, demand for our products may weaken due to reduction in research and development budgets, loss of distributors or other factors, which would have an adverse effect on our financial condition.

The markets for certain of our products are also subject to specific competitive risks and can be highly price competitive. Our competitors have competed in the past by lowering prices on certain products. Our competitors may lower prices on these or other products in the future and we may, in certain cases, respond by lowering our prices. This would reduce revenues and profits. Conversely, failure to anticipate and respond to price competition may hurt our future growth.

We believe that customers in our markets display loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to potential customers who have purchased products from competitors. To the extent we are unable to be the first to develop and supply new products, our competitive position may suffer.

Our failure to obtain new contracts or renewed contracts or cancellation of existing contracts may adversely affect our business, financial condition and results of operations and make our revenue difficult to predict.

Many of our contracts are short-term in duration. As a result, we must continually replace our contracts with new contracts to sustain our revenue. In addition, many of our long-term contracts may be cancelled or delayed by clients for any reason upon notice. Contracts may be terminated for a variety of reasons, including termination of product development, failure of products to satisfy safety requirements, unexpected or undesired results from use of the product or the client’s decision to forego a particular study. The Company currently has a long-term sales contract that accounts for more than 10% of the Human Health Business’ sales for the three and nine months ended September 30, 2006 and 2005 that is scheduled to expire at the end of 2008. There is no guarantee that this contract will be renewed. The Company is currently in negotiations to extend this contract to 2013 which, if the Company elects to do so, will result in significantly lower profitability in 2007 and 2008 than under the existing contract.

Furthermore, because our revenue is primarily generated on a contract-by-contract or purchase order basis, our revenue is difficult to predict and contributes to the variability of our financial results from period to period. In addition, we do not believe that a backlog of contracts is a meaningful indicator of our future revenue because much of our revenue is resulting from short-term contracts or purchase orders and these contracts can often be terminated for many reasons.

Loss of key employees could hurt our business.

The Company depends on a number of key executives. The loss of services of any of the Company’s key executives could have a material adverse effect on the Company’s business. Upon consummation of the sale of the Bio Companies Business, the change of control employment agreements entered into between the Company and certain of its key executives will become effective. Such agreements provide that a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the closing will be deemed to be a termination for “good reason”, triggering certain payments to the executive. As a result, it is possible that one or more of the Company’s key executives will depart during such 30-day period.

The Company also depends on its ability to attract and retain qualified scientific and technical employees. There can be no assurance the Company will be able to retain its existing scientific and technical employees, or to attract and retain additional qualified employees. The Company’s inability to attract and retain qualified scientific and technical employees would have a material adverse effect on the Company’s business, financial condition and results of operations.

Our operating results may unexpectedly fluctuate in future periods.

The Company’s revenue and operating results have fluctuated, and could continue to fluctuate, on a quarterly basis. The operating results for a particular quarter may be lower than expected as a result of a number of factors, including the timing of contracts; the delay or cancellation of a contract; the mix of services provided; seasonal slowdowns in different parts of the world; the timing of start-up expenses for new services and facilities; and changes in government regulations. Because a high percentage of the Company’s costs are relatively fixed in the short term (such as the cost of maintaining facilities and compensating employees), any one of these factors could have a significant impact on the Company’s quarterly results. In some quarters, the Company’s revenue and operating results may fall below the expectations of securities analysts and investors due to any of the factors described above. In such event, the trading price of the Company’s common stock would likely decline, even if the decline in revenue did not have any long-term adverse implications for the Company’s business.

Our future growth depends on new product introductions and acceptance.

Rapid technological change and frequent new product introductions are typical of the industry in which we operate. Our future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements and are attractive to customers. We believe successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product, and are reluctant to switch thereafter. We spend significant resources on internal research and development, as well as on technology development elsewhere to support our effort to develop and introduce new products. To the extent that we fail to introduce new and innovative products, we could fail to obtain an adequate return on these investments and could be placed at a disadvantage to our competitors, which may be difficult to overcome. An inability, for technological or other reasons, to develop successfully and introduce new products could reduce our growth rate or otherwise damage our business.

In the past, we have experienced, and may experience in the future, delays in the development and introduction of products. We cannot be assured that we will keep pace with the rapid change in life sciences research, or that our new products will adequately meet the requirements of the marketplace or achieve market acceptance. Some of the factors affecting market acceptance of our products include (i) availability, quality and price as compared to competitive products; (ii) the functionality of new and existing products; (iii) the timing of introduction of our products as compared to competitive products; (iv) scientists’ and customers’ opinions of the product’s utility and our ability to incorporate their feedback into future products; and (v) general trends in life sciences research.

The expenses or losses associated with unsuccessful product development activities or lack of market acceptance of our new products could adversely affect our business, financial condition and results of operations.

Failure to obtain products and components from third-party manufacturers could affect our ability to manufacture and deliver our products.

We rely on third-party manufacturers to supply many of our raw materials, product components, and in some cases, entire products. In addition, we have a single source for supplies of some raw materials and components to our products. Manufacturing problems may occur with these and other outside sources. If such problems occur, we cannot ensure that we will be able to manufacture our products profitably or on time.

Any significant reduction in government regulation of the drug development process could have a material adverse effect on our business, financial condition and results of operations.

The design, development, testing, manufacturing and marketing of pharmaceutical products and services are subject to extensive regulation by governmental authorities, including the FDA and comparable regulatory authorities in other countries. The Company’s business depends in part on strict government regulation of the drug development process. Legislation may be introduced and enacted from time to time to modify regulations administered by the FDA and governing the drug approval process. Any significant reduction in the scope of regulatory requirements or the introduction of simplified drug approval procedures could have a material adverse effect on the Company’s business, financial condition and results of operations.

Violations of cGMP and other government regulations could have a material adverse effect on our business, financial condition and results of operations.

All facilities and manufacturing techniques used for manufacturing of products for clinical use or for commercial sale in the United States must be operated in conformity with cGMP regulations as required by the FDA. The Company’s facilities are subject to scheduled periodic regulatory and customer inspections to ensure compliance with cGMP and other requirements applicable to such products. A finding that the Company had materially violated these requirements could result in regulatory sanctions, the loss of a customer contract, the disqualification of data for client submissions to regulatory authorities and/or a mandated closing of the Company’s facilities. Any such material violations would have a material adverse effect on the Company’s business, financial condition and results of operations.

The SEC is currently conducting an investigation into the Company’s inter-company accounting issue. The investigation began during the first half of 2003 after the Company voluntarily disclosed certain matters related to inter-company accounts for the five-year period ending December 31, 2001 that resulted in the restatement of the Company’s financial statements for those years. The Company is fully cooperating with the SEC and does not expect further revisions to its historical financial statements relating to these issues. This investigation could lead to an adverse outcome and adversely affect our business, financial condition, results of operations and cash flows.

Litigation may harm our business or otherwise negatively impact our management and financial resources.

Substantial, complex or extended litigation could cause the Company to incur large expenditures and distract our management. For example, lawsuits by employees, stockholders, counterparties to acquisition and divestiture contracts, collaborators, distributors, customers, or end-users of our products or services could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes out of court or on terms favorable to the Company.

The Company is involved in a number of lawsuits. If any of the Company’s lawsuits is resolved in an unfavorable manner, they could have a material adverse effect on the operating results and cash flows in future periods.

International unrest or foreign currency fluctuations could adversely affect our results.

International revenues of the Human Health Business (excluding the Cork and Landen Subsidiaries), which include revenues from our non-U.S. subsidiaries and export sales from the U.S., represented 81.3% of our product revenues in 2005 and 79.1% of our product revenues in 2004. We expect that international revenues will continue to account for a significant percentage of our revenues for the foreseeable future.

There are a number of risks arising from our international business, including (i) foreign currencies we receive for sales outside the U.S. could be subject to unfavorable exchange rates with the U.S. dollar and reduce the amount of revenue that we recognize; (ii) the possibility that unfriendly nations or groups could boycott our products; (iii) general economic and political conditions in the markets in which we operate; (iv) potential increased costs associated with overlapping tax structures; (v) more limited protection for intellectual property rights in some countries; (vi) unexpected changes in regulatory requirements; (vii) the difficulties of compliance with a wide variety of foreign laws and regulations; (viii) longer accounts receivable cycles in certain foreign countries; and (ix) import and export licensing requirements.

A significant portion of our Human Health Business is conducted in currencies other than the U.S. dollar, which is our reporting currency. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations between the U.S. dollar and the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures, and the potential volatility of currency exchange rates. We engage in limited foreign exchange hedging transactions to manage our foreign currency exposure, but our strategies are short-term in nature and may not adequately protect our operating results from the full effects of exchange rate fluctuations.

Incidents related to hazardous materials could adversely affect our business.

Portions of our operations require the controlled use of hazardous materials. Although we are diligent in designing and implementing safety procedures to comply with the standards prescribed by federal, state, and local regulations, the risk of accidental contamination of property or injury to individuals from these materials cannot be completely eliminated. In the event of such an incident, we could be liable for any damages that result, which could adversely effect our business.

Additionally, any incident could partially or completely shut down our research and manufacturing facilities and operations.

We generate waste that must be transported to approved storage, treatment and disposal facilities. The transportation and disposal of such waste are required to meet applicable state and federal statutes and regulations. The storage, treatment and disposal of such waste potentially exposes us to environmental liability if, in the future, such transportation and disposal are deemed to have violated such statues and/or regulations or if the storage, treatment and disposal facilities are inadequate and are proved to have damaged the environment.

The Company is also party to several environmental remediation investigations and cleanups and, along with other companies, has been named a “potential responsible party” for certain waste disposal sites. The Company has also retained the liabilities with respect to certain pre-closing environmental matters associated with the sale of the Rutherford Chemicals business. After reviewing information currently available, management believes any amount paid in excess of accrued liabilities will not have a material effect on its business, financial condition or results of operations. However, these matters, if resolved in a manner different from the estimates, could have a material adverse effect on the financial condition, operating results and cash flows when resolved in future reporting periods.

The possibility we will be unable to protect our technologies could affect our ability to compete.

Our success depends to a significant degree upon our ability to develop proprietary products and technologies. However, we cannot be assured that patents will be granted on any of our patent applications. We also cannot be assured that the scope of any of our issued patents will be sufficiently broad to offer meaningful protection. We only have patents issued in selected countries. Therefore, third parties can make, use, and sell products covered by our patents in any country in which we do not have patent protection. In addition, our issued patents or patents we license could be successfully challenged, invalidated or circumvented so that our patent rights would not create an effective competitive barrier. We provide our customers the right to use our products under label licenses that are for research purposes only. These licenses could be contested, and we cannot be assured that we would either be aware of an unauthorized use or be able to enforce the restrictions in a cost-effective manner.

If a third party claimed an intellectual property right to technology we use, we may need to discontinue an important product or product line, alter our products and processes, defend our right to use such technology in court or pay license fees. Although we may, under these circumstances, attempt to obtain a license to such intellectual property, we may not be able to do so on favorable terms, or at all. Additionally, if our products are found to infringe on a third party’s intellectual property, we may be required to pay damages for past infringement, and lose the ability to sell certain products or receive licensing revenues.

The market price of our stock could be volatile.

The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock may fluctuate substantially due to a variety of factors, including (i) quarterly fluctuations in our operating income and earnings per share results; (ii) technological innovations or new product introductions by us or our competitors; (iii) economic conditions; (iv) disputes concerning patents or proprietary rights; (v) changes in earnings estimates and market growth rate projections by market research analysts; (vi) sales of common stock by existing holders; (vii) loss of key employees; and (viii) securities class actions or other litigation.

The market price for our common stock may also be affected by our ability to meet analysts’ expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies.

Following the sale of the Bio Companies Business it may be difficult to attract securities analysts to cover our Company, which could adversely affect the trading price of our common stock.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. There are many large, well-established, publicly traded companies active in our industry, which may mean that it is less likely that we will receive widespread analyst coverage. In fact, there are no assurances that securities analysts will continue to cover our Company following the sale of the Bio Companies Business. If securities analysts do not cover our Company, we could lose visibility in the market, which in turn, may adversely affect the trading price of our common stock. Furthermore, if one or more of the analysts who cover our Company downgrades our common stock, the trading price of our common stock may decline rapidly.

The sale of the Bio Companies Business could cause us to be become a micro-cap company, which could result in limited liquidity for our common stock and could affect your ability to sell your shares at a satisfactory price.

Stocks in the micro-cap segment of the market have many risks that are not as prevalent in large-cap and “Blue Chip” stocks. Often it is these risks that cause micro-cap stocks to trade at discounts to their peers. The most common of these risks is liquidity risk, which is typically caused by small trading floats and low trading volume, which can lead to large spreads and high volatility in stock price. This may result in your inability to liquidate your investment at a satisfactory price.

Following the sale of the Bio Companies Business, our Board of Directors may decide to suspend payment of regular dividends to our stockholders.

The Company expects to pay a special cash dividend to our stockholders that will be funded by the net proceeds from the sale of the Bio Companies Business plus an additional $125 million to $150 million from new lines of credit that the Company expects to secure after closing. Assuming financing can be arranged on favorable terms at the currently anticipated levels, Cambrex expects the special dividend to be approximately $13.50 to $14.50 per share of common stock. You should not otherwise anticipate receiving regular dividends with respect to shares of Company common stock that you own. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

THE STOCK PURCHASE AGREEMENT

The following is a summary of the material terms of the Stock Purchase Agreement. The summary below and elsewhere in this proxy statement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached to this proxy statement as Appendix A. Certain terms used in this proxy statement without definition will have their meanings as defined in the Stock Purchase Agreement.

General

Pursuant to the Stock Purchase Agreement, we have agreed to, and to cause certain of our subsidiaries to, sell all of the outstanding shares of capital stock of each of the Bio Companies to Lonza for an initial purchase price of $460,000,000 in cash, subject to certain post-closing adjustments, as described below.

The Bio Companies Business

Our Bio Companies Business consists of our Bioproducts Business and our Biopharma Business. Our Bioproducts Business, created in 1997, manufactures and markets research, therapeutic and analytical testing products based on cell biology and used in drug discovery and biotherapeutic manufacturing. Our Biopharma Business engages in contract services for the process development and current Good Manufacturing Practices manufacturing of therapeutic proteins, vaccines and other biologic drugs. The Biopharma Business provides complete services from strain and process development through Phase III clinical and commercial production, making use of a full range of microbial fermentation and mammalian cell culture expertise.

Purchase price

Under the terms of the Stock Purchase Agreement, Lonza has agreed to purchase from Cambrex and the other Sellers all of the shares of the Bio Companies for an initial purchase price of $460,000,000 in cash. Post-closing, the initial purchase price will be increased (if positive) or decreased (if negative) by the difference between actual working capital as of the closing date and target working capital of $56,000,000, but only if such excess or shortfall is at least $1,000,000, in which case such adjustment will be made on a dollar-for-dollar basis from the first dollar. Post-closing, the initial purchase price will also be decreased by the Additional Adjustment Amount (as defined below), if any, but only if the Additional Adjustment Amount exceeds $500,000, in which case such adjustment will be made on a dollar-for-dollar basis from the first dollar. The “Additional Adjustment Amount” means the total amount, if any, by which the actual amount of each Adjustment Category as of the closing date exceeds the Applicable Cap, but only if such excess is at least $100,000. The following table sets forth each Adjustment Category and the Applicable Cap:

Adjustment Category	Applicable Cap

Advanced Payments	$4,500,000
Transaction Payments	$7,500,000
Vacation and Salary Payments	$4,900,000
Capital Leases	$4,800,000
Deferred Compensation	$3,300,000

If these amounts had been calculated as of August 31, 2006, the amount of each Adjustment Category would have been less than the Applicable Cap and therefore the Additional Adjustment Amount, as of such date, would have been zero.

Closing

The closing of the sale of the Bio Companies Business will take place on a date to be specified by the parties, which date will be no later than the second business day after satisfaction or waiver of all closing conditions (other than conditions with respect to actions the respective parties will take at the closing itself, but subject to the satisfaction of those conditions), at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York 10005, unless another time, date or place is agreed to in writing by the parties.

Prepayment of indebtedness at closing

Prior to the closing, Cambrex will provide notice as required under the terms of the Credit Agreement in order to terminate the commitments of the lenders under the Credit Agreement and prepay on the closing date all indebtedness outstanding under the Credit Agreement and to otherwise discharge in full all obligations of the borrowers thereunder.

At the closing, a portion of the purchase price payable by Lonza, in an amount equal to the total amount necessary to pay all indebtedness outstanding under the Credit Agreement as of the closing date and to otherwise discharge in full all obligations of the borrowers thereunder, will be paid to the lenders under the Credit Agreement.

Representations and warranties

The Stock Purchase Agreement contains various representations and warranties by Cambrex and the other Sellers, as described below, that are subject, in some cases, to specified exceptions, including for items which would not have a material adverse effect. This description of the representations and warranties has been included in this proxy statement to provide stockholders with information regarding the terms of the Stock Purchase Agreement. The assertions embodied in the representations and warranties are qualified by information in the confidential disclosure letter that was delivered by Cambrex to Lonza in connection with signing the Stock Purchase Agreement. The disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties. Moreover, certain representations and warranties may not be complete or accurate as of a particular date because they are subject to a contractual standard of materiality that is different from those generally applicable to stockholders and/or were used for the purpose of allocating risk among the parties rather than establishing certain matters as facts. Finally, the information concerning the subject matter of these representations and warranties may have changed since the date of the Stock Purchase Agreement. Accordingly, you should not rely on the representations and warranties set forth in the Stock Purchase Agreement as characterizations of the actual state of facts at the time they were made or otherwise. Notwithstanding the foregoing, any specific facts that contradict the representations and warranties in the Stock Purchase Agreement in any material respect have been disclosed in this proxy statement or the information referred to in this proxy statement.

The representations and warranties made by Cambrex and the other Sellers, subject to identified exceptions, relate to, among other things:

•	the due organization, valid existence, good standing and qualification to do business of the Bio Companies and the Sellers;

•	the capitalization of the Bio Companies;

•	the absence of agreements relating to the voting of the capital stock of, or equity interests in, the Bio Companies;

•	the corporate power and authority to consummate the transactions contemplated by the Stock Purchase Agreement and the enforceability of the Stock Purchase Agreement;

•	the absence of any conflicts, violations or breaches of any provision of the certificate of incorporation or by-laws, existing agreements or other instruments, laws or governmental orders of or relating to the Sellers resulting from the execution of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby;

•	required third-party and governmental consents or approvals;

•	the financial statements and books and records of the Bio Companies;

•	the completeness and accuracy of filings made by Cambrex with the SEC since January 1, 2004 insofar as they related to the Bio Companies and the Bio Companies Business;

•	since December 31, 2005, the Bio Companies Business being carried on and operated in all material respects in the ordinary course of business and the absence of any events, changes or occurrences that have had or are reasonably expected to have a material adverse effect;

•	the absence of any pending or threatened action or proceeding and any outstanding injunction, judgment, order, decree, ruling or charge by or before any governmental authority;

•	compliance by the Bio Companies with applicable laws and possession of, and compliance with, licenses, franchises, permits, certificates, approvals, clearances and authorizations from governmental authorities necessary to conduct the Bio Companies Business;

•	compliance by the Bio Companies with applicable regulations and guidelines of the Federal Food Drug and Cosmetic Act;

•	the adequacy and accuracy of this proxy statement and any amendments or supplements thereto;

•	the filing of tax returns, payment of taxes and other tax matters;

•	employee benefits and labor matters;

•	material contracts of the Bio Companies;

•	environmental matters of the Bio Companies;

•	intellectual property of the Bio Companies;

•	insurance policies of the Bio Companies Business;

•	real property owned or leased by the Bio Companies;

•	tangible personal property of the Bio Companies;

•	sufficiency of assets to conduct the Bio Companies Business;

•	transactions with affiliates;

•	conformity with product warranties;

•	absence of pending or threatened product liability claims;

•	customers and suppliers;

•	solvency;

•	bank accounts of the Bio Companies;

•	the receipt by our Board of Directors of the opinions of Bear Stearns and Wachovia Securities;

•	the absence of undisclosed broker’s fees or finder’s fees or commissions or reimbursement of expenses in connection with the Stock Purchase Agreement; and

•	the absence of any untrue statement of a material fact or omission to state a material fact.

Some of the representations and warranties above are not breached unless the breach has or would reasonably be expected to have a Bio Companies Material Adverse Effect. Under the Stock Purchase Agreement, a “Bio Companies Material Adverse Effect” means any occurrence which has a material adverse effect on the results of operations or financial condition of the Bio Companies Business or the Bio Companies taken as a whole, or on the Sellers’ ability to transfer the shares to Lonza at closing, excluding occurrences resulting from (i) changes in conditions in the United States or global economy or capital or financial markets generally, (ii) changes that generally affect industries in which the Bio Companies conduct business, (iii) the execution, announcement or performance of this Agreement or the consummation of the sale of the Bio Companies Business, (iv) acts of war or terrorism, (v) natural disasters, (vi) any action taken by Cambrex or any of its subsidiaries as contemplated or permitted by the Stock Purchase Agreement or with Lonza’s consent, (vii) the initiation of any litigation by any stockholder of Cambrex relating to the Stock Purchase Agreement or the sale of the Bio Companies Business or (viii) any decline in the market price, or change in trading volume, of the capital stock of Cambrex or any failure of Cambrex to meet publicly announced revenue or earnings projections.

The Stock Purchase Agreement also contains various representations and warranties made by Lonza, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence, good standing and qualification to do business of Lonza;

•	the corporate power and authority to consummate the transactions contemplated by the Stock Purchase Agreement and the enforceability of the Stock Purchase Agreement;

•	the absence of any conflicts, violations or breaches of any provision of the certificate of incorporation or by-laws, existing agreements or other instruments, laws or governmental orders of or relating to Lonza resulting from the execution of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby;

•	required third-party and governmental consents or approvals;

•	the adequacy and accuracy of the information supplied by Lonza for inclusion or incorporation by reference in the proxy statement;

•	Lonza’s ability to pay the purchase price and all fees and expenses in connection with the Stock Purchase Agreement;

•	the absence of any pending or threatened action or proceeding and any outstanding injunction, judgment, order, decree, ruling or charge by or before any governmental authority which would impair the ability of Lonza to perform its obligations under the Stock Purchase Agreement;

•	the absence of undisclosed broker’s fees or finder’s fees or commissions or reimbursement of expenses in connection with the Stock Purchase Agreement; and

•	the absence of reliance by Lonza on any representation by the Sellers not expressly set forth in the Stock Purchase Agreement and the absence of representations with respect to projections, forecasts and prospects with respect to the Bio Companies Business.

Some of the representations and warranties above are not breached unless the breach has or would be expected to impair in any material respect the ability of Lonza to perform its obligations under the Stock Purchase Agreement or prevent or materially delay the consummation of the transactions thereunder.

The representations and warranties made by each of the parties to the Stock Purchase Agreement will expire at the closing or termination of the Stock Purchase Agreement in accordance with its terms, except for the representation regarding the capitalization of the Bio Companies, which will survive the closing and continue for the applicable statute of limitations.

Conduct of business prior to closing

Under the Stock Purchase Agreement, Cambrex has agreed that, from the date of the Stock Purchase Agreement until the closing, subject to certain exceptions or except with Lonza’s consent, Cambrex will cause the Bio Companies to conduct the Bio Companies Business in the ordinary course and in conformity with past practice and use its commercially reasonable efforts to preserve substantially intact their business organizations, customer and supplier relationships and goodwill, to maintain the real property in substantially the same condition and to continue to make capital expenditures in conformity with past practice, and will not permit any of the Bio Companies to:

•	issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, or enter into any agreement with respect to the voting of its capital stock, or effect any recapitalization, reclassification or stock split of any of the Bio Companies;

•	other than intercompany activity in the ordinary course of business, incur any new indebtedness or guarantee any such indebtedness, make any loans, advances or capital contributions to, or investments in, any person other than one of the Bio Companies or repurchase or prepay any indebtedness, except as required by the terms of such indebtedness;

•	sell, transfer, encumber, demolish or remove any of its properties or assets that are material to the Bio Companies Business, except (i) sales, leases, rentals and licenses in the ordinary course of business, (ii) pursuant to contracts in force at the date of the Stock Purchase Agreement or entered into after the date of the Stock Purchase Agreement to the extent permitted, (iii) dispositions of obsolete or worthless assets or (iv) transfers among the Bio Companies;

•	make any individual capital expenditure in excess of $100,000, except in the ordinary course of business or as contemplated by the forecast set forth in the disclosure letter;

•	make any material acquisition of the stock or assets of any other person (including by merger or consolidation) for a purchase price in excess of $50,000;

•	increase the compensation of any of its directors, officers or employees, other than (i) as required pursuant to applicable law or the terms of contracts in effect on the date of the Stock Purchase Agreement or entered into after the date of the Stock Purchase Agreement to the extent permitted and (ii) increases in salaries, wages and benefits of employees made in the ordinary course of business;

•	hire any employee whose annual base salary exceeds $100,000, other than to fill a vacancy with a new employee on substantially comparable terms;

•	other than in the ordinary course of business or pursuant to any contract or any employee benefit plans in existence on the date of the Stock Purchase Agreement or entered into after the date of the Stock Purchase Agreement to the extent permitted, (i) pay to any current or former director, officer, employee or consultant of any of the Bio Companies any benefit not provided for under any contract or any employee benefit plan, (ii) take any action to fund or in any other way secure the payment of compensation or benefits under any contract or employee benefit plans, (iii) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any contract or employee benefit plan or (iv) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing employee benefit plan to increase the benefits thereunder, other than as required by applicable tax qualification requirements;

•	make or change any material election concerning taxes or settle or compromise any material tax liability or to the extent relating to a stand-alone tax return of a Bio Company, file or cause to be filed any amended tax return or claim for refund of taxes or amend or cause to be amended any payment of taxes;

•	make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in generally accepted accounting principles in the United States or applicable law;

•	amend any Bio Companies charter, bylaws or comparable governing documents;

•	adopt a plan or agreement of complete or partial liquidation or dissolution;

•	adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of any of the Bio Companies;

•	fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost or make any material changes in the type or amount of the Bio Companies’ insurance coverage;

•	enter into any new line of business that is material to the Bio Companies Business;

•	enter into any contract outside the ordinary course of business;

•	accelerate, terminate, modify or cancel any contract outside the ordinary course of business;

•	delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business;

•	cancel, compromise, waive or release any right or claim involving more than $250,000 other than in the ordinary course of business;

•	transfer, assign, or grant any license or sublicense of any rights under or with respect to any intellectual property of the Bio Companies;

•	discharge a material liability or lien outside the ordinary course of business;

•	take any action that would limit the Purchasers’ utilization of the net operating losses of any Bio Company under Code sections 382 or 1502, excluding any limitation resulting from Purchasers’ acquisition of the Bio Companies; or

•	agree to take any of the foregoing actions.

No solicitation; Superior proposals

Under the Stock Purchase Agreement, Cambrex and its subsidiaries have agreed to, and Cambrex has agreed to use its reasonable best efforts to cause its and its subsidiaries’ representatives to, immediately cease any discussions or negotiations that may be ongoing as of the date of the Stock Purchase Agreement with any person with respect to a Bio Companies Takeover Proposal (as defined below). In addition, Cambrex and its subsidiaries will not, and Cambrex will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to:

•	solicit, initiate or knowingly encourage any Bio Companies Takeover Proposal;

•	participate in any discussions or negotiations with, or furnish any information to, any person relating to any Bio Companies Takeover Proposal;

•	enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement reasonably likely to lead to any Bio Companies Takeover Proposal; or

•	make or authorize any statement to any person other than the Bio Companies in support of any possible Bio Companies Takeover Proposal.

In addition, the Board of Directors may not:

•	withdraw or modify, in a manner adverse to Lonza, the Board of Directors’ recommendation that the stockholders authorize the sale of the Bio Companies Business;

•	publicly approve or recommend to the stockholders a Bio Companies Takeover Proposal;

•	enter into any letter of intent, merger, acquisition or similar agreement with respect to any Bio Companies Takeover Proposal, other than permitted confidentiality agreements; or

•	release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which Cambrex is a party.

Notwithstanding the above limitations, prior to the authorization of the Stock Purchase Agreement by Cambrex’s stockholders:

•	Cambrex and its Representatives may have discussions with any person that has made an unsolicited Bio Companies Takeover Proposal in order to clarify and understand the terms and conditions of such proposal;

•	Cambrex may waive the provisions of any “standstill” agreement between Cambrex and such person to the extent necessary to permit such person to submit an unsolicited Bio Companies Takeover Proposal; and

•	if the Board of Directors (i) receives an unsolicited Bio Companies Takeover Proposal that it determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Bio Companies Proposal and (ii) determines in good faith (after consultation with outside legal counsel) that the failure to take any of the following actions would not be consistent with its fiduciary duties to the Cambrex stockholders under Delaware law, Cambrex may furnish information with respect to the Bio Companies and the Bio Companies Business to the person making such Bio Companies Takeover Proposal and participate in discussions and negotiations with such person regarding such Bio Companies Takeover Proposal and, to the extent reasonably required to evaluate a Bio Companies Takeover Proposal that includes the issuance of securities by the person making such Bio Companies Takeover Proposal, may enter into a customary confidentiality agreement in order to obtain non-public information with respect to such person.

In addition, if Cambrex receives an unsolicited Superior Bio Companies Proposal, the Board of Directors may:

•	withdraw or modify, in a manner adverse to Lonza, the Board of Directors’ recommendation that the stockholders authorize the sale of the Bio Companies Business;

•	publicly approve or recommend to the stockholders a Bio Companies Takeover Proposal; and/or

•	cause Cambrex to enter into an acquisition agreement with respect to a Superior Bio Companies Proposal;

in each case if the Board of Directors determines in good faith (after consultation with outside legal counsel) that failure to take such action would not be consistent with the Board of Directors’ fiduciary duties to the Cambrex stockholders under Delaware law.

Cambrex may also disclose to its stockholders a position contemplated by Rules 14e-2(a), 14d-9 or Item 1012(a) under Regulation MA promulgated under the Exchange Act, or other applicable law, if the Board of Directors determines, after consultation with outside legal counsel, that failure to take such action could constitute a violation of applicable law.

“Bio Companies Takeover Proposal” means a bona fide proposal or offer from any person (other than Lonza and its subsidiaries) relating to any direct or indirect acquisition of (i) the outstanding shares of capital stock of any of the Bio Companies, Cambrex or the other Sellers, including by means of a merger, consolidation, share purchase or exchange, tender offer, business combination recapitalization, liquidation, dissolution or similar transaction involving Cambrex, any other Sellers and/or Cambrex’s subsidiaries including the Bio Companies, (ii) all or substantially all of the assets of Cambrex and its subsidiaries primarily used in connection with the Bioproducts Business and/or the Biopharma Business, or (iii) any material portion of the Bioproducts Business or the Biopharma Business, excluding sales of assets in the ordinary course of business.

“Superior Bio Companies Proposal” means a bona fide written Bio Companies Takeover Proposal that (i) is not subject to any financing contingency or other material condition (other than a condition that is also a condition to Lonza’s obligations under the Stock Purchase Agreement), (ii) involves the purchase of more than 50% of the assets of the Bio Companies or more than 50% of the equity securities in the Bio Companies, (iii) provides for payment of aggregate consideration and other terms and conditions that, taken as a whole, are superior to the Bio Companies Transactions, and (iv) is made by a person reasonably capable of completing such Bio Companies Takeover Proposal, taking into account the legal, financial, regulatory and other aspects of such Bio Companies Takeover Proposal and the person making such Bio Companies Takeover Proposal.

Other covenants

Under the Stock Purchase Agreement, the parties also covenant that, from the date of the Stock Purchase Agreement until the closing, subject to certain exceptions:

•	Lonza will not, and will not permit any of its subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to (i) impose any material delay in the obtaining of any authorizations, consents, orders, declarations or approvals of any governmental authority necessary to consummate the sale of the Bio Companies Business or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any governmental authority entering an order prohibiting the consummation of the sale of the Bio Companies Business or (iii) otherwise prevent or materially delay the consummation of the sale of the Bio Companies Business;

•	As promptly as practicable, Cambrex will prepare and file with the SEC a preliminary proxy statement relating to a meeting of Cambrex’s stockholders and use all commercially reasonable efforts to respond to any comments made by the SEC;

•	As promptly as reasonably practicable, Cambrex will call, give notice of and hold a special meeting of stockholders for the purpose of voting upon the authorization of the sale of the Bio Companies Business to Lonza pursuant to the Stock Purchase Agreement, will mail the proxy statement to the stockholders in advance of such meeting, and will use commercially reasonable efforts to solicit proxies in favor of the authorization of the sale of the Bio Companies Business to Lonza;

•	Cambrex and Lonza will use, and will cause their respective subsidiaries to use, their respective reasonable best efforts to take all actions necessary to consummate the sale of the Bio Companies Business and to obtain all approvals and consents from any governmental authority or third party necessary to consummate the sale of the Bio Companies Business;

•	Cambrex and Lonza will file the notifications and other filings required to be filed pursuant to the HSR Act in connection with the sale of the Bio Companies Business;

•	The initial press release to be issued by Cambrex, on the one hand, and Lonza, on the other, with respect to the execution of the Stock Purchase Agreement shall be reasonably agreed upon by Lonza and Cambrex, and thereafter, the parties will not issue or publish any press release or other public announcement with respect to the sale of the Bio Companies Business without the prior consent of the other party;

•	Cambrex will afford Lonza and its representatives reasonable access during normal business hours to the officers, employees, accountants, consultants, agents, attorneys and other representatives, properties, books, contracts and records of Cambrex and its subsidiaries relating to the Bio Companies Business;

•	The parties will promptly notify each other of (i) any notice or other communication received from any governmental authority in connection with the sale of the Bio Companies Business or from any person alleging that the consent of such person is or may be required in connection with the sale of the Bio Companies Business, and (ii) any actions or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which, in the case of either clause (i) or (ii), would reasonably be expected to have a Bio Companies Material Adverse Effect or prevent or materially delay consummation of the sale of the Bio Companies Business;

•	All fees and expenses incurred in connection with the Stock Purchase Agreement and the sale of the Bio Companies Business will be paid by the party incurring such fees or expenses, except with respect to any fees and expenses incurred in connection with any HSR Act filings or other filings required under the Antitrust Laws, which shall be borne evenly between Lonza and Cambrex;

•	Cambrex will cause Cambrex Bio Science Walkersville, Inc. to transfer all of its interests in Cambrex North Brunswick, Inc. to Cambrex or one of its subsidiaries (other than any of the Bio Companies) prior to the closing;

•	Cambrex will have conducted testing activities at the debris field located at the Cambrex Bio Science Walkersville, Inc. facility and in the event such testing results in the discovery of any soil samples that exceed applicable Non-Residential Cleanup Standards or require remediation under applicable environmental laws, Cambrex will diligently conduct the remediation, provided that the first $500,000 of remediation costs incurred by Cambrex in connection therewith will be paid solely by Cambrex and the next $500,000 of remediation costs will be split equally between Cambrex and Lonza and all remediation costs in excess of $1,000,000 shall be borne solely by Lonza;

•	Lonza will use commercially reasonable efforts to enter into definitive agreements providing terms substantially similar to those set forth in any commitment letters delivered to Cambrex, provided that the receipt of the proceeds of such debt financing will not be a condition to Lonza’s obligation to consummate the sale of the Bio Companies Business;

•	Cambrex will use its commercially reasonable efforts to cause each of the Bio Companies to cooperate with Lonza in obtaining title commitments, title policies and surveys that Lonza deems necessary with respect to owned real property;

•	Lonza and Cambrex will execute and deliver the Transition Services Agreement;

•	Cambrex and each of the Bio Companies will cause all intercompany arrangements and agreements between any of the Bio Companies and Cambrex and/or any of its Affiliates to be terminated as of the closing date, and all obligations thereunder to be cancelled and released;

•	Cambrex will deliver to Lonza unaudited monthly, quarterly and annual financial statements of the Bioproducts Companies and the Biopharma Companies;

•	Sellers will, and will cause their respective subsidiaries and affiliates to, use their commercially reasonable efforts to transfer and assign to a Bio Company all of their right, title and interest in and to all prior acquisition and indemnity agreements relating to any of the Bio Companies that provide for continuing or available indemnities or payments to or for the benefit of the Bio Companies Business as of the closing date; and

•	Cambrex and the other Sellers will cause all contracts between the Bio Companies and Cambrex or any of its subsidiaries (including all of the Sellers but excluding any Bio Company) to be terminated and to be of no further force or effect as of the closing.

Under the Stock Purchase Agreement, the parties also covenant that, after the closing, subject to certain exceptions:

•	Cambrex will, and will cause its subsidiaries and affiliates to, as soon as practicable after the closing and in any event within three months following the closing, cease to use the trademarks of the Bio Companies in connection with any good or service made available to the public, and immediately after the closing, cease to hold itself out as having any affiliation with the Bio Companies;

•	Lonza will, and will cause the Bio Companies to, as soon as practicable after the closing and in any event within three months following the closing, cease to use the trademarks of Cambrex and its subsidiaries in connection with any good or service made available to the public, immediately after the closing, cease to hold itself out as having any affiliation with Cambrex and its subsidiaries and promptly after the closing but in not event later than ninety days following the closing, in the case of any of the Bio Companies whose name includes any of the trademarks of Cambrex and its subsidiaries, change its corporate name to a name that does not include such trademarks and make any necessary legal filings with the appropriate governmental authority to effect such change;

•	Lonza acknowledges that, upon closing, all insurance coverage provided in relation to the Bio Companies Business will cease and no further coverage will be available to the Bio Companies under any such policies or programs to the extent that such are “claims made” based policies, but the Bio Companies Business will retain the benefit of “occurrence” based policies of insurance in relation to events occurring prior to closing but in respect of which no claim has yet arisen at the time of closing;

•	Effective as of the closing all rights of the Sellers and their subsidiaries to directors’ and officers’ indemnification by or from any of the Bio Companies will be terminated;

•	From the closing date until the third anniversary of the closing date, Cambrex will not, and will cause its subsidiaries not to, engage directly or indirectly in any business that competes, directly or indirectly, with the business conducted by the Bio Companies as of the closing date in any geographic area in which the Bio Companies conduct that business as of the closing date; provided that the foregoing restriction will not apply to any bona fide third party purchaser who acquires all or any substantial portion of the stock or assets of Cambrex and its subsidiaries or prohibit Cambrex or any of its subsidiaries from acquiring any business if less than 10% of the revenues of such business are attributable to a competing business; and

•	From the closing date until the second anniversary of the closing date, Cambrex will not, and will cause its affiliates not to, directly or indirectly, recruit, solicit or otherwise induce or influence any representative which has a material business relationship with any of the Bio Companies or employ or seek to employ any employee of any of the Bio Companies, unless such employee has been terminated by Lonza or any of its subsidiaries after the closing date; provided that the foregoing restriction will not apply to any bona fide third party purchaser who acquires all or any substantial portion of the stock or assets of Cambrex and its subsidiaries.

Tax matters

The Stock Purchase Agreement includes provisions relating to the filing of tax returns in respect of the Bio Companies, the allocation of liability for taxes relating to the Bio Companies, procedures for contesting taxes of the Bio Companies and an allocation of tax refunds of the Bio Companies, each as described below:

Filing of tax returns.  Cambrex is obligated to file all Bio Company tax returns that are required to be filed on or before the closing date as well as all consolidated, combined and unitary tax returns that include income of a non-Bio Company and a Bio Company. Lonza is required to file all other tax returns of the Bio Companies.

Liability for taxes.  Cambrex is generally required to pay and indemnify Lonza for taxes of the Bio Companies with respect to tax periods ending on or before the closing date. Cambrex and Lonza have each agreed to pay 50% of any transfer taxes (sales, use, registration, stamp and other similar taxes) imposed in connection with the sale of the Bio Companies Business.

Tax contests.  Cambrex is generally allowed to control the conduct of any audit, contest or other proceeding relating to taxes for which Cambrex may be liable to indemnify Lonza and Lonza has the ability to control any Bio Company tax contests that relate to taxes for which Lonza is solely liable. If there are any contests relating to taxes of a Bio Company for which both Cambrex and Lonza may have liability, Cambrex is permitted to jointly represent the Bio Company in connection with that contest.

Tax refunds.  Tax refunds received by the Bio Companies that relate to taxes for which Cambrex is liable are generally required to be paid to Cambrex. Lonza has agreed to cooperate with Cambrex and to cause the Bio Companies to cooperate in seeking any tax refunds that Cambrex may be entitled to retain pursuant to the terms of the Stock Purchase Agreement.

Employee matters

Under the Stock Purchase Agreement, immediately following the closing the Bio Companies will continue to employ all the employees employed by them immediately before the closing. However, the Stock Purchase Agreement does not limit the ability of Lonza to terminate the employment of any employee of the Bio Companies Business following the closing for any reason. For at least one year after the closing, Lonza or its affiliates must provide compensation and benefits to employees who remain employed by the Bio Companies that are substantially comparable to those provided by the Bio Companies before the closing. In addition, Lonza and its affiliates must honor all employment, severance, retention and change-in-control agreements with any current or former employee of the Bio Companies Business, continue to maintain for at least one year the severance arrangements in place before the closing for employees of the Bio Companies Business and credit employees of the Bio Companies Business with their service with Cambrex and its subsidiaries for most purposes under benefit plans covering these employees after the closing.

In addition, Lonza and its affiliates will generally assume all liabilities and obligations related to current and former employees of the Bio Companies Business (regardless of whether those liabilities or obligations arose before or after the closing of the sale of the Bio Companies Business). However, Cambrex will retain responsibility for, and will indemnify Lonza and its affiliates against, liabilities arising under the tax-qualified retirement plans and post-retirement medical plans sponsored by Cambrex in which current and former employees of the Bio Companies Business participate.

Conditions to the closing

The parties’ obligations to complete the sale of the Bio Companies Business is subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the following conditions:

•	the affirmative vote of the requisite number of our stockholders approving the Stock Purchase Agreement;

•	the absence of any law, injunction, judgment or ruling by any governmental authority enjoining, restraining, preventing or prohibiting consummation of the sale of the Bio Companies Business or making the consummation of the sale of the Bio Companies Business illegal;

•	the receipt of all consents, approvals and actions of, filings with and notices to any governmental authority required of Lonza, Cambrex or any of their respective subsidiaries to consummate the transaction and the expiration or termination of any applicable waiting period under the HSR Act; and

•	the execution of the Transition Services Agreement.

Lonza’s obligations to complete the sale of the Bio Companies Business is subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the following conditions:

•	Cambrex’s representations and warranties being true and correct, except for changes permitted by the Stock Purchase Agreement or where the failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect;

•	Cambrex’s performance or compliance with, in all material respects, all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the closing date; and

•	The absence of any Bio Companies Material Adverse Effect or any event or circumstance that would be reasonably expected to result in a Bio Companies Material Adverse Effect in the reasonably foreseeable future.

Cambrex’s obligations to complete the sale of the Bio Companies Business is subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the following conditions:

•	Lonza’s representations and warranties being true and correct, except for changes permitted by the Stock Purchase Agreement or where the failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, reasonably be expected to impair the ability of Lonza to perform its obligations under the Stock Purchase Agreement or prevent or materially delay consummation of the sale of the Bio Companies Business; and

•	Lonza’s performance or compliance with, in all material respects, all agreements, obligations and covenants required by the Stock Purchase Agreement to be performed or complied with by it on or prior to the closing date.

Indemnification

Indemnification by Cambrex.  Following the closing, Cambrex will indemnify Lonza and the Bio Companies with respect to pre-closing tax liabilities as described in the tax matters section above and with respect to certain expenses related to employee benefits or other liabilities to employees as described in the employee matters section above. Following the closing, Cambrex and the other Sellers, jointly and severally, will indemnify Lonza and its affiliates and each of their respective directors, officers, successors and assigns from and against all losses suffered and incurred arising out of or resulting from any “Company Liability” (as defined below), whether arising prior to, on or after the closing.

“Company Liability” means any liability of Cambrex or any of its subsidiaries or affiliates (other than the Bio Companies) other than any of the Bio Companies Liabilities (as defined below).

Indemnification by Lonza.  Following the closing, Lonza and the Bio Companies will indemnify Cambrex and its subsidiaries with respect to post-closing tax liabilities as described in the tax matters section above and with respect to certain expenses related to employee benefits or other liabilities to employees as described in the employee matters section above. Following the closing, Lonza will indemnify Cambrex, its affiliates and each of their respective directors, officers, successors and assigns from and against all losses suffered and incurred arising out of or resulting from any “Bio Companies Liability” (as defined below), whether arising prior to, on or after the closing.

“Bio Companies Liability” means any liability relating to, arising out of or resulting from (i) any action, inaction, event, omission, condition, fact or circumstance occurring or existing prior to, on or after the closing, in each case to the extent such liability relates to, arises out of or results from any of the assets, properties or operations of any of the Bio Companies or the Bio Companies Business, including without limitation any liability for a violation of, or creation of liability under, any environmental law (including any liability arising from or relating to the Walkersville Facility or the Debris Field, except as expressly provided in the Stock Purchase Agreement), but excluding any Companies Liability and any liability relating to, arising out of or resulting from the Rubin Litigation, and (ii) any breach of any agreement or the Transition Services Agreement or covenant of Lonza contained in the Stock Purchase Agreement or any agreement delivered by or on behalf of Lonza under the Stock Purchase Agreement that by its terms contemplates performance in whole or in part after the closing.

Limitation of liability.  In connection with the foregoing indemnification obligations, neither party will be liable for any special, consequential, indirect, incidental or punitive damages or lost profits, however caused and on any theory of liability (including, without limitation, negligence), whether or not such party has been advised of the possibility of such damages.

Termination

The Stock Purchase Agreement may be terminated at any time prior to the closing date, whether before or after the approval by the stockholders of the Stock Purchase Agreement:

(i) by the mutual written consent of Cambrex and Lonza;

(ii) by either party if any law, injunction, judgment or ruling by any governmental authority enjoining, restraining, preventing or prohibiting consummation of the sale of the Bio Companies Business or making the consummation of the sale of the Bio Companies Business illegal is in effect and has become final and non-appealable;

(iii) by either party if the closing has not been consummated on or before April 23, 2007;

(iv) by either party if the affirmative vote of the requisite number of our stockholders approving the Stock Purchase Agreement is not obtained;

(v) by Cambrex if concurrently it enters into a definitive agreement in accordance with the terms of the Stock Purchase Agreement providing for a Superior Bio Companies Proposal;

(vi) by Cambrex if any of the representation and warranties of Lonza set forth in the Stock Purchase Agreement are not true and correct as of such date and such condition is incapable of being satisfied on or before April 23, 2007 subject to customary materiality qualifiers;

(vii) by Cambrex if Lonza has breached or failed to perform or comply with any obligation, agreement or covenant required by the Stock Purchase Agreement to be complied with by it in all material respects as of such date and such condition is incapable of being satisfied on or before April 23, 2007;

(viii) by Lonza if any of the representation and warranties of Cambrex set forth in the Stock Purchase Agreement are not true and correct as of such date and such condition is incapable of being satisfied on or before April 23, 2007 subject to customary materiality qualifiers;

(ix) by Lonza if Cambrex has breached or failed to perform or comply with any obligation, agreement or covenant required by the Stock Purchase Agreement to be complied with by it in all material respects as of such date and such condition is incapable of being satisfied on or before April 23, 2007;

(x) by Lonza if the Board of Directors makes an “adverse recommendation change” by withdrawing or adversely modifying its recommendation that the stockholders approve the Stock Purchase Agreement or approves or recommends a Bio Companies Takeover Proposal to the stockholders;

(xi) by Lonza if an event has occurred or a circumstance exists that could reasonably be expected to have a Bio Companies Material Adverse Effect, but only to the extent that such event or circumstance would cause the closing condition requiring the absence of a Bio Companies Material Adverse Effect not to be satisfied and such condition is incapable of being satisfied on or before April 23, 2007; or

(xii) by Lonza if the Board of Directors (A) fails to recommend the transactions contemplated by the Stock Purchase Agreement to the stockholders, (B) withdraws or modifies in a manner adverse to Lonza its approval or recommendation of the Stock Purchase Agreement or the transactions contemplated thereby, (C) approves or recommends a Bio Companies Takeover Proposal to the stockholders, (D) causes Cambrex or its subsidiaries or their respective representatives to take any action that would constitute a breach of the provisions of the Stock Purchase Agreement restricting solicitation of alternative transaction proposals, (E) causes any Seller or Bio Company to enter into a Bio Companies Acquisition Agreement, or (F) resolves to take any of the foregoing actions.

In the event of the termination of the Stock Purchase Agreement by either party, written notice thereof will be given to the other party, specifying the provision pursuant to which such termination is made, and the Stock Purchase Agreement will become null and void (other than certain provisions specified therein) and there will be no liability as a result thereof on the part of Lonza or Cambrex or their respective directors, officers and affiliates, except Cambrex may have liability with respect to the termination fee described below and no party will be relieved from liability for fraud or any willful breach of the Stock Purchase Agreement.

Termination fee and expenses

In the event that:

•	within sixteen months after termination of the Stock Purchase Agreement for the reasons described in clause (iii), (iv), (viii), (ix), (x), (xi) or (xii) of the section entitled “Termination” above, Cambrex has consummated a Bio Companies Takeover Proposal; or

•	the Stock Purchase Agreement is terminated by Cambrex for the reason described in clause (v) of the section entitled “Termination” above;

then Cambrex will (A) in the case of a termination described in the first bullet-point above, upon consummation of the transaction contemplated by such Bio Companies Takeover Proposal, or (B) in the case of a termination described in the second bullet-point above, on the date of such termination, pay Lonza a fee equal to (i) $18,453,000 if Cambrex consummates a transaction whereby more than 50% of the stock of the Bio Companies, or more than 50% of the assets of Cambrex primarily used in connection with the Bio Companies Business, is acquired by a third party, or (ii) $2,000,000 if Cambrex consummates a transaction whereby all or substantially all of the assets of, or the equity interests in, the subsidiaries engaged in the Biopharma Business are acquired by a third party (unless it shall already have become obligated to make the payment described in the preceding clause (i)). If Cambrex becomes obligated to pay the fee described in clause (ii) of the preceding sentence before it becomes obligated to pay the fee described in clause (i) of the preceding sentence, the first fee will be credited against the second fee.

Amendments and waivers

At any time prior to the closing date:

•	the Stock Purchase Agreement may be amended or supplemented, whether before or after authorization of the sale of the Bio Companies Business by the stockholders is obtained, by written agreement of the parties thereto, by action taken by their respective boards of directors; provided, however, that following authorization of the sale of the Bio Companies Business by the stockholders, there will be no amendment or change to the provisions thereof which by law or in accordance with the rules of any relevant stock exchange would require further approval by the stockholders without such approval; and

•	any party may, subject to applicable law, (a) waive any inaccuracies in the representations and warranties of the other party thereto, (b) extend the time for the performance of any of the obligations or acts of the other party thereto or (c) waive compliance by any other party with any of the agreements contained therein or, except as otherwise provided therein, waive any of such party’s conditions; provided that after authorization of the sale of the Bio Companies Business by the stockholders is obtained, there may not be any extension or waiver of the Stock Purchase Agreement or any portion thereof which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by the stockholders.

Transition Services Agreement

The Stock Purchase Agreement provides that Cambrex and Lonza will enter into the Transition Services Agreement attached as Exhibit A to the Stock Purchase Agreement. Following the closing, Cambrex will provide, or cause to be provided, certain transition services to Lonza and the Bio Companies, including Wide Area Network Usage and Management, Shared IT Infrastructure, Renaissance ERP Support and eBusiness Support in accordance with the terms of the Transition Services Agreement.

Pursuant to the Transition Services Agreement, Cambrex will provide transition services to Lonza and the Bio Companies during the transition period commencing on the closing date and continuing for a period not to exceed two months. Lonza may request an extension of the term of any transition service by submitting a written request to Cambrex to extend the term of such service thirty (30) days prior to the end of any service term; provided that the obligations of Cambrex to provide any transition service pursuant to the Transition Services Agreement will automatically terminate one year after the closing date. Any and all of the transition services provided by Cambrex are only terminable by Lonza during any term on thirty days’ prior written notice to Cambrex. As consideration for the performance of the services under the Transition Services Agreement, Lonza will pay Cambrex the amounts set forth therein.

NATURE OF OUR BUSINESS FOLLOWING THE SALE OF THE BIO COMPANIES BUSINESS

After the sale of our Bio Companies Business, the Company will be substantially smaller and will focus on our remaining business, the Human Health Business. For the year ended December 31, 2005, the Human Health Business (excluding the Cork and Landen Subsidiaries) accounted for 49.5% of our consolidated gross sales and 54.6% of our consolidated gross profit. Our Human Health Business has a strong market position, differentiating technologies such as high potency manufacturing and tastemasking expertise, and proprietary products including DEA-controlled substances and niche generic APIs. This business features a broad portfolio of products and services for process development and manufacturing of approximately 120 active pharmaceutical ingredients, advanced pharmaceutical intermediates and specialty intermediates for animal health, x-ray diagnostic and other applications under U.S. Food and Drug Administration current Good Manufacturing Practices.

Following the completion of the sale of the Bio Companies Business, our Board of Directors will focus its attention on improving the profitability of our Human Health Business. We believe we are uniquely well positioned to capitalize on the expected growth in global consumption of active pharmaceutical ingredients, Human Health’s primary business. As part of the drive to improve the profitability of the Human Health Business, the Company recently completed the sale of the Cork and Landen Subsidiaries. Following the sale of the Cork and Landen Subsidiaries, the Human Health Business has four modern facilities remaining — two in the United States located at Charles City, Iowa and North Brunswick, New Jersey, and two in Europe located at Karlskoga, Sweden and Milan, Italy.

In addition, we plan to accelerate the rebalancing of the product lines of the Human Health Business and, through internal development programs, enhance its position in high-value, fast-growing niche markets, such as high potency, high containment and DEA-controlled substances. We also intend to consider accretive, bolt-on acquisition targets to bolster our organic growth. Furthermore, through an aggressive effort to reduce our corporate overhead, in light of the decrease in both the size and complexity of the Company’s operations following the sale of the Bio Companies Business, we expect to realize additional annual cost savings of approximately $8 million beginning in the second half of 2007. Consistent with its fiduciary duties, our Board of Directors will continue to evaluate strategic opportunities for the Human Health Business.

Our 2006 Proxy Statement included a non-binding proposal submitted by one of our stockholders requesting that the Board of Directors take the necessary steps in accordance with applicable state law to declassify the Board of Directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected. The stockholder proposal received favorable votes from more than 80% of the shares of our common stock outstanding and entitled to vote at the Annual Meeting of Stockholders held on July 27, 2006. In light of stockholder support for the declassification of the Board of Directors, as well as the Board of Directors’ commitment to best practices in corporate governance, the Board of Directors has announced its intention to submit a binding proposal to stockholders at the Company’s 2007 Annual Meeting of Stockholders seeking to declassify the Company’s Board of Directors. If our stockholders approve declassification, the Board of Directors also expects to implement majority voting for directors in uncontested elections.

For a description of special considerations relating to our Human Health Business, please see “Special considerations relating to our Company if our Bio Companies Business is sold” beginning on page 49.

FINANCIAL HISTORY AND EFFECTS OF THE PROPOSED SALE
OF THE BIO COMPANIES BUSINESS

We are providing the following information to aid you in your financial analysis of the proposed sale of the Bio Companies Business.

5-Year and Interim Selected Historical Consolidated Financial Data of Cambrex

The following selected historical consolidated financial data of the Company for each of the years in the five year period ended December 31, 2005 are derived from our audited consolidated financial statements. The consolidated financial data of the Company for the nine month periods ended September 30, 2006 and September 30, 2005 are derived from our unaudited consolidated financial statements. The audited consolidated financial statements of the Company for the years ended December 31, 2005, 2004 and 2003, together with the report of independent registered public accounting firm thereon, and the unaudited consolidated financial statements of the Company for the nine month periods ended September 30, 2006 and September 30, 2005 are attached hereto as Appendix D.

	Nine Months Ended
	September 30,		Years Ended December 31,
	2006(1)	2005(2)	2005(3)	2004(4)	2003(5)	2002(6)	2001(7)(8)

INCOME DATA:
Gross sales	$356,389	$331,133	$451,986	$439,115	$405,591	$394,430	$356,555
Net revenues	358,155	333,264	455,097	443,657	410,644	399,066	356,830
Gross profit	126,895	120,354	161,337	170,740	162,406	177,718	157,972
Selling, general and administrative	86,407	77,640	107,610	102,769	95,117	85,762	80,099
Research and development	16,608	16,601	22,331	19,659	17,123	15,794	17,379
Impairment and other charges	2,092	—	107,177	48,720	11,342	4,238	2,022
Operating profit/(loss)	21,788	26,113	(75,781)	(408)	38,824	71,924	58,472
Interest expense, net	12,188	8,282	10,815	10,950	11,840	11,264	10,602
Other expense/(income), net	107	72	40	73	139	7,890	(323)
Income/(loss) before income taxes	9,493	17,759	(86,636)	(11,431)	26,845	52,770	48,193
Provision for taxes	13,998	6,637	23,822	14,461	26,600	12,815	13,205
(Loss)/income from continuing operations before cumulative effect of a change in accounting principle	(4,505)	11,122	(110,458)	(25,892)	245	39,955	34,988
Loss from discontinued operations	—	—	—	(978)	(54,308)	(6,546)	(9,676)
Cumulative effect of a change in accounting principle	(228)	—	—	—	—	—	—
Net (loss)/income	(4,733)	11,122	(110,458)	(26,870)	(54,063)	33,409	25,312

	Nine Months Ended
	September 30,		Years Ended December 31,
	2006(1)	2005(2)	2005(3)	2004(4)	2003(5)	2002(6)	2001(7)(8)

EARNINGS PER SHARE DATA:
(Loss)/earnings per common share (basic):
(Loss)/income from continuing operations before cumulative effect of a change in accounting principle	$(0.17)	$0.42	$(4.18)	$(0.99)	$0.01	$1.54	$1.36
Loss from discontinued operations	$—	$—	$—	$(0.04)	$(2.11)	$(0.25)	$(0.37)
Cumulative effect of a change in accounting principle	$(0.01)	$—	$—	$—	$—	$—	$—
Net (loss)/income	$(0.18)	$0.42	$(4.18)	$(1.03)	$(2.10)	$1.29	$0.99
(Loss)/earnings per common share (diluted):
(Loss)/income from continuing operations before cumulative effect of a change in accounting principle	$(0.17)	$0.42	$(4.18)	$(0.99)	$0.01	$1.51	$1.32
Loss from discontinued operations	$—	$—	$—	$(0.04)	$(2.08)	$(0.25)	$(0.36)
Cumulative effect of a change in accounting principle	$(0.01)	$—	$—	$—	$—	$—	$—
Net (loss)/income	$(0.18)	$0.42	$(4.18)	$(1.03)	$(2.07)	$1.26	$0.96
Weighted average common share outstanding:
Basic	26,718	26,389	26,456	26,094	25,775	25,954	25,648
Diluted	26,718	26,550	26,456	26,094	26,174	26,520	26,495
DIVIDENDS PER COMMON SHARE	$0.09	$0.09	$0.12	$0.12	$0.12	$0.12	$0.12
BALANCE SHEET DATA: (at end of period)
Working capital	$134,661	$139,228	$137,380	$182,915	$138,458	$154,324	$159,224
Total assets	622,111	714,292	612,472	791,985	778,503	835,283	818,375
Long-term obligations	181,723	183,257	186,819	226,187	212,369	267,434	312,524
Total stockholders’ equity	252,982	367,046	243,251	391,316	396,630	410,954	345,098

(1)	Results include pre-tax charges for goodwill impairment of $2,092 related to the Landen reporting unit of the Human Health segment, $4,091 within administrative expenses for the costs related to the evaluation of strategic alternatives to enhance shareholder value, $1,664 within research and development expenses due to the acquisition of Cutanogen and $5,272 within interest expense due to the pre-payment of a portion of the Company’s long-term debt.

(2)	Results include pre-tax charges for an increase in an environmental reserve of $1,300 recorded in operating expenses and a tax benefit due to a favorable Swedish court decision of $3,329.

(3)	Results include pre-tax charges for goodwill impairment of $76,385, long-lived asset impairment charge of $30,792 and a tax benefit related to the long-lived asset impairment of $1,673, recorded within the provision for income taxes in the Biopharma and Human Health segments. Results also include pre-tax charges for executive severance of $4,223 and an increase in an environmental reserve of $1,300 recorded in operating expenses and a tax benefit due to a favorable Swedish court decision of $3,329 and an increase in valuation allowances against domestic deferred tax assets totaling $16,926 within the provision for income taxes.

(4)	Results include a pre-tax charge of $48,720 for goodwill impairment related to the Baltimore reporting unit of the Biopharma segment.

(5)	Results include a pre-tax charge of $11,342 recorded in operating expenses for the settlement of certain class action lawsuits involving Mylan Laboratories and the establishment of valuation allowances against net domestic deferred tax assets totaling $21,487 within the provision for income taxes.

(6)	Results include a pre-tax charge of $4,238 for asset impairment and severance related to the closure of a small manufacturing facility and a $7,344 pre-tax charge for investment impairments recorded in other expense.

(7)	Includes the results of Cambrex Bio Science Baltimore, Inc. from the date of acquisition effective June 2001 and the results of Cambrex Bio Science Hopkinton, Inc. from the date of acquisition effective October 2001.

(8)	Results include a pre-tax charge of $2,022 related to the closure of a small manufacturing facility and $2,000 for inventory write-offs in the Bioproducts segment.

3-Year and Interim Unaudited Pro Forma Financial Statements of Cambrex

The following unaudited pro forma financial statements give effect to the sale of our Bio Companies Business as well as our Cork and Landen Subsidiaries which were sold on October 27, 2006 for nominal consideration. The unaudited pro forma consolidated balance sheet and statements of earnings filed with this report are presented for illustrative purposes only. The pro forma balance sheet as of September 30, 2006 has been prepared to reflect the sale of substantially all of the assets and liabilities of the Bio Companies and the Cork and Landen Subsidiaries as if such sales had taken place on September 30, 2006, and is not necessarily indicative of the financial position of the Company had such sales occurred on that date. The pro forma statements of operations for the nine months ended September 30, 2006 and September 30, 2005 and the years ended December 31, 2005, 2004 and 2003 have been prepared assuming that the transactions occurred on January 1, 2003, and are not necessarily indicative of the results of operations for future periods or the results that actually would have been realized had we sold the Bio Companies Business and the Cork and Landen Subsidiaries as of that date. The pro forma financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of the Company for the years ended December 31, 2005, 2004 and 2003 and the unaudited financial statements for the three and nine months ended September 30, 2006 and 2005 attached hereto as Appendix D.

The following unaudited pro forma consolidated balance sheet represents the September 30, 2006 balance sheet adjusted to reflect the sale of the Bio Companies Business, pursuant to the Stock Purchase Agreement, as if such transaction had taken place on September 30, 2006:

Cambrex Corporation

Consolidated Balance Sheet — Pro forma
As of September 30, 2006
(Unaudited)

	Cambrex	Bio Companies	Cork & Landen		Other		Pro Forma
	as Reported	Adjustments	Adjustments		Adjustments		September 30, 2006

Current assets
Cash and cash equivalents	34,458	—	(4,773)		253,300	(a)(b)	282,985
Trade receivables, net	66,910	(35,794)	(4,344)		—		26,772
Inventories, net	110,840	(42,059)	(14,251)		—		54,530
Prepaid expenses and other current assets	16,750	(2,952)	(705)		—		13,093

Total current assets	228,958	(80,805)	(24,073)		253,300		377,380
Property, plant and equipment, net	239,812	(83,706)	(27,947)		—		128,159
Goodwill	96,695	(66,113)	—		—		30,582
Other intangibles, net	50,232	(49,136)	—		—		1,096
Other assets	6,414	(1,733)	—		—		4,681

Total assets	622,111	(281,493)	(52,020)		253,300		541,898

Current liabilities
Accounts payable	36,617	(12,663)	(5,312)		710	(c)	19,352
Accrued liabilities and other current liabilities	57,680	(18,102)	(2,860)		(387	)(b)	36,331

Total current liabilities	94,297	(30,765)	(8,172)		323		55,683
Long-term debt	181,723	(3,625)	—		(178,098	)(b)	—
Deferred tax liabilities	29,131	(622)	—		—		28,509
Other non-current liabilities	63,978	(4,771)	(8,574)		1,366	(c)	51,999

Total liabilities	369,129	(39,783)	(16,746)		(176,409)		136,191
Common stock	2,920	—	—		—		2,920
Additional paid in capital	221,233	—	—		—		221,233
Retained earnings	55,030	—	—		155,684	(d)	210,714
Invested Equity	—	(242,393)	(31,632)		274,025		—
Treasury stock	(20,873)	—	—		—		(20,873)
Accumulated other comprehensive loss	(5,328)	683 (f)	(3,642	)(e)	—		(8,287)

Stockholders’ equity	252,982	(241,710)	(35,274)		429,709		405,707

Total liabilities and stockholders’ equity	622,111	(281,493)	(52,020)		253,300		541,898

Cambrex Corporation

Consolidated Income Statement — Pro forma
For the Nine Months Ended September 30, 2006
(Unaudited)

	Cambrex	Bio Companies	Cork & Landen	Other		Pro Forma
	as Reported	Adjustments	Adjustments	Adjustments		Reported

Gross sales	356,389	(157,169)	(28,569)	—		170,651
Allowances and rebates	1,632	(363)	(371)	—		898

Net sales	354,757	(156,806)	(28,198)	—		169,753
Other revenues	3,398	(4,269)	36	—		(835)

Net revenues	358,155	(161,075)	(28,162)	—		168,918
Cost of goods sold	231,260	(98,226)	(25,700)	—		107,334

Gross profit	126,895	(62,849)	(2,462)	—		61,584
Operating expenses:
Selling, general and administrative expenses	86,407	(41,343)	(3,529)	1,600	(g)	43,135
Research and development expenses	16,608	(7,845)	(703)	—		8,060
Goodwill impairment	2,092	—	(2,092)	—		—

Total operating expenses	105,107	(49,188)	(6,324)	1,600		51,195
Operating profit	21,788	(13,661)	3,862	(1,600)		10,389
Other expenses:
Interest expenses, net	12,188	379	(57)	(12,745	)(h)	(235)
Other expense, net	107	16	8	—		131

Income before taxes	9,493	(14,056)	3,911	11,145		10,493
Provision for income taxes	13,998	(3,362)	1,029	—		11,665 (i)

Loss before cumulative effect of a change in accounting principle	(4,505)	(10,694)	2,882	11,145		(1,172)

Weighted average shares outstanding (basic)	26,718					26,718
Loss before cumulative effect of a change in accounting principle	(0.17)					(0.04)
Weighted average shares outstanding (diluted)	26,718					26,718
Loss before cumulative effect of a change in accounting principle	(0.17)					(0.04)

Cambrex Corporation

Consolidated Income Statement — Pro forma
For the Nine Months Ended September 30, 2005
(Unaudited)

	Cambrex	Bio Companies	Cork & Landen	Other		Pro Forma
	as Reported	Adjustments	Adjustments	Adjustments		Reported

Gross sales	331,133	(141,385)	(27,565)	—		162,183
Allowances and rebates	3,696	(1,664)	(580)	—		1,452

Net sales	327,437	(139,721)	(26,985)	—		160,731
Other revenues	5,827	(3,765)	(155)	—		1,907

Net revenues	333,264	(143,486)	(27,140)	—		162,638
Cost of goods sold	212,910	(88,758)	(26,432)	—		97,720

Gross profit	120,354	(54,728)	(708)	—		64,918
Operating expenses:
Selling, general and administrative expenses	77,640	(39,373)	(3,788)	4,700	(g)	39,179
Research and development expenses	16,601	(7,332)	(633)	—		8,636

Total operating expenses	94,241	(46,705)	(4,421)	4,700		47,815
Operating profit	26,113	(8,023)	3,713	(4,700)		17,103
Other expenses:
Interest expense, net	8,282	439	(9)	(9,290	)(h)	(578)
Other expense, net	72	151	3	—		226

Income before taxes	17,759	(8,613)	3,719	4,590		17,455
Income taxes	6,637	(4,256)	1,112	—		3,493	(i)

Net Income	11,122	(4,357)	2,607	4,590		13,962

Weighted average shares outstanding (basic)	26,389					26,389
Net Income	0.42					0.53
Weighted average shares outstanding (diluted)	26,550					26,550
Net Income	0.42					0.53

Cambrex Corporation

Consolidated Income Statement — Pro forma
For the Year Ended December 31, 2005
(Unaudited)

	Cambrex	Bio Companies	Cork & Landen	Other		Pro Forma
	as Reported	Adjustments	Adjustments	Adjustments		Reported

Gross sales	451,986	(191,198)	(37,225)	—		223,563
Allowances and rebates	3,437	(2,009)	(787)	—		641

Net sales	448,549	(189,189)	(36,438)	—		222,922
Other revenues	6,548	(5,071)	(189)	—		1,288

Net revenues	455,097	(194,260)	(36,627)	—		224,210
Cost of goods sold	293,760	(120,901)	(35,705)	—		137,154

Gross profit	161,337	(73,359)	(922)	—		87,056
Operating expenses:
Selling, general and administrative expenses	107,610	(52,894)	(5,066)	6,300	(g)	55,950
Research and development expenses	22,331	(9,524)	(861)	—		11,946
Asset impairments	107,177	(82,383)	(24,794)	—		—

Total operating expenses	237,118	(144,801)	(30,721)	6,300		67,896
Operating (loss)/profit	(75,781)	71,442	29,799	(6,300)		19,160
Other expenses:
Interest expense, net	10,815	585	(14)	(12,020	)(h)	(634)
Other expense, net	40	158	3	—		201

Income before taxes	(86,636)	70,699	29,810	5,720		19,593
Provision for income taxes	23,822	(3,460)	2,591	—		22,953 (i)

Net loss	(110,458)	74,159	27,219	5,720		(3,360)

Weighted average shares outstanding (basic)	26,456					26,456
Net loss	(4.18)					(0.13)
Weighted average shares outstanding (diluted)	26,456					26,456
Net loss	(4.18)					(0.13)

Cambrex Corporation

Consolidated Income Statement — Pro forma
For the Year Ended December 31, 2004
(Unaudited)

	Cambrex	Bio Companies	Cork & Landen	Other		Pro Forma
	as Reported	Adjustments	Adjustments	Adjustments		Reported

Gross sales	439,115	(179,378)	(43,209)	—		216,528
Allowances and rebates	2,258	(739)	(701)	—		818

Net sales	436,857	(178,639)	(42,508)	—		215,710
Other revenues	6,800	(5,424)	(21)	—		1,355

Net revenues	443,657	(184,063)	(42,529)	—		217,065
Cost of goods sold	272,917	(104,830)	(35,694)	—		132,393

Gross profit	170,740	(79,233)	(6,835)	—		84,672
Operating expenses:
Selling, general and administrative expenses	102,769	(49,440)	(5,634)	5,600	(g)	53,295
Research and development expenses	19,659	(8,325)	(900)	—		10,434
Asset impairments	48,720	(48,720)	—	—		—

Total operating expenses	171,148	(106,485)	(6,534)	5,600		63,729
Operating (loss)/profit	(408)	27,252	(301)	(5,600)		20,943
Other expenses:
Interest expense, net	10,950	411	(277)	(7,622	)(h)	3,462
Other expense, net	73	224	39	—		336

(Loss)/income from continuing operations before taxes	(11,431)	26,617	(63)	2,022		17,145
Provision for income taxes	14,461	(3,563)	152	—		11,050	(i)

(Loss)/income from continuing operations	(25,892)	30,180	(215)	2,022		6,095

Weighted average shares outstanding (basic)	26,094					26,094
(Loss)/income from continuing operations	(0.99)					0.23
Weighted average shares outstanding (diluted)	26,094					26,462
(Loss)/income from continuing operations	(0.99)					0.23

Cambrex Corporation

Consolidated Income Statement — Pro forma
For the Year Ended December 31, 2003
(Unaudited)

	Cambrex	Bio Companies	Cork & Landen	Other		Pro Forma
	as Reported	Adjustments	Adjustments	Adjustments		Reported

Gross sales	405,591	(163,447)	(38,700)	—		203,444
Allowances and rebates	3,780	(3,129)	(732)	—		(81)

Net sales	401,811	(160,318)	(37,968)	—		203,525
Other revenues	8,833	(5,464)	56	—		3,425

Net revenues	410,644	(165,782)	(37,912)	—		206,950
Cost of goods sold	248,238	(94,264)	(30,848)	—		123,126

Gross profit	162,406	(71,518)	(7,064)	—		83,824
Operating expenses:
Selling, general and administrative expenses	95,117	(44,699)	(3,755)	5,700	(g)	52,363
Research and development expenses	17,123	(7,230)	(876)	—		9,017
Asset impairments	—	—	—	—		—
Legal settlement	11,342	—	—	—		11,342

Total operating expenses	123,582	(51,929)	(4,631)	5,700		72,722
Operating profit	38,824	(19,589)	(2,433)	(5,700)		11,102
Other expenses:
Interest expense, net	11,840	265	(197)	(9,698	)(h)	2,210
Other expense, net	139	(102)	(27)	—		10

Income from continuing operations before taxes	26,845	(19,752)	(2,209)	3,998		8,882
Provisions for income taxes	26,600	(1,664)	(571)	—		24,365 (i)

Income/(loss) from continuing operations	245	(18,088)	(1,638)	3,998		(15,483)

Weighted average shares outstanding (basic)	25,775					25,775
Income/(loss) from continuing operations	0.01					(0.60)
Weighted average shares outstanding (diluted)	26,174					25,775
Income/(loss) from continuing operations	0.01					(0.60)

(a)	Reflects proceeds to be received at the closing of the sale of the Bio Companies Business of $460,000 reduced by approximately $31,000 of costs ($20,000 for Change in Control costs associated with certain senior executives, $5,000 for investment banker fees, $4,000 of legal and accounting fees, $1,000 of employee retention bonuses and $1,000 for taxes on the gain on sale associated with the disposition of the Bio Companies Business), as well as $800 of transaction costs associated with the disposition of the Cork and Landen Subsidiaries.

(b)	The net proceeds are further reduced by the assumed repayment of all outstanding debt of $178,485 partially offset by $4,138 of cash retained by Cambrex in the disposition of the Cork and Landen Subsidiaries.

(c)	Reflects a legal liability of Landen retained by Cambrex in the disposition of the Cork and Landen Subsidiaries.

(d)	Reflects the estimated gain on the sale of the Bio Companies Business of approximately $186,000 offset by the estimated loss on the disposition of the Cork and Landen Subsidiaries of $30,000. The estimated tax provision on the pre-tax gain on the Bio Companies Business reflects the utilization of a substantial portion of Cambrex’s available domestic net operating loss and foreign tax credit carryforwards. The estimate is dependent on, among other things, a final allocation of sales proceeds among domestic and foreign components of the Bio Companies Business, which cannot be determined with certainty at this time. The finalization of the allocation of sales proceeds and other estimates could result in different tax consequences.

(e)	Cork’s additional minimum pension liability transferred to the buyer of the Cork and Landen Subsidiaries (ICIG) ($2,856) and cumulative translation adjustment (“CTA”) recorded on the Cork and Landen Subsidiaries’ books of ($-6,498).

(f)	The Bio Companies’ additional minimum pension liability transferred to Lonza ($2,469) partially offset by CTA recorded on the Bio Companies books of ($-1,786).

(g)	Reflects corporate allocations originally charged to the Bio Companies and the Cork and Landen Subsidiaries that would remain an expense of Cambrex upon divestiture.

(h)	For the year ended December 31, 2005 and the nine months ended September 30, 2006 and 2005, interest expense has been eliminated as if all debt had been repaid upon receipt of the Bio Companies’ proceeds at the beginning of the period. For 2004 and 2003, interest expense has been eliminated from continuing operations and allocated to discontinued operations based upon: (1) debt required to be repaid upon consummation of the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement and (2) an allocation based upon pro-rata net assets consistent with EITF 87-24 “Allocation of Interest to Discontinued Operations.”

(i)	For the years ended December 31, 2005, 2004 and 2003, reflects principally foreign and state income taxes directly related to the Bio Companies. For the nine months ended September 30, 2006 and 2005, the pro forma tax provision adjustment also reflects a tax benefit for domestic losses in pro forma continuing operations to the extent of the tax provision on the Bio Companies domestic pre-tax income reclassified to discontinued operations.

3-Year and Interim Unaudited Financial Statements of the Bioproducts Business and the Biopharma Business

Page
Number

Combined Financial Statements of the Bio Companies for the Nine Months Ended September 30, 2006 and 2005

Combined Balance Sheets of the Bio Companies as of September 30, 2006 and December 31, 2005	83
Combined Statements of Income of the Bio Companies for the Nine Months Ended September 30, 2006 and 2005	84
Combined Statements of Cash Flows of the Bio Companies for the Nine Months Ended September 30, 2006 and 2005	85
Notes to Unaudited Combined Financial Statements of the Bio Companies	86

Combined Financial Statements of the Bio Companies for the Years Ended December 31, 2005, 2004 and 2003

Combined Balance Sheets of the Bio Companies as of December 31, 2005 and 2004	95
Combined Statements of Income of the Bio Companies for the Years Ended December 31, 2005, 2004 and 2003	96
Combined Statements of Changes in Invested Equity and Comprehensive Income of the Bio Companies for the Years Ended December 31, 2005, 2004 and 2003	97
Combined Statements of Cash Flows of the Bio Companies for the Years Ended December 31, 2005, 2004 and 2003	98
Notes to Unaudited Combined Financial Statements of the Bio Companies	99

CAMBREX BIO COMPANIES

COMBINED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2006	2005
	(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$12,329	$12,973
Trade receivables, net	35,794	35,713
Inventories, net	41,851	38,754
Prepaid expenses and other current assets	2,840	3,169

Total current assets	92,814	90,609
Property, plant and equipment, net	83,642	81,106
Goodwill	65,091	64,483
Other intangible assets, net	50,168	51,079
Other assets	1,730	1,793

Total assets	$293,445	$289,070

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Accounts payable	$12,663	$16,029
Accrued expense and other current liabilities	19,401	22,687
Current portion of long-term debt	1,430	1,447

Total current liabilities	33,494	40,163
Loans with affiliates	27,637	24,925
Long-term debt	3,625	4,759
Deferred tax liabilities	16,265	15,799
Other non-current liabilities	4,944	4,893

Total liabilities	85,965	90,539
Commitments and contingencies (see Note 13)
Invested equity:
Owner’s net investment	206,258	197,695
Accumulated other comprehensive income	1,222	836

Total invested equity	207,480	198,531

Total liabilities and invested equity	$293,445	$289,070

See accompanying notes to combined financial statements.

CAMBREX BIO COMPANIES

COMBINED STATEMENTS OF INCOME
(Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
	(Dollars in thousands)

Gross sales	$157,208	$141,245
Allowances and rebates	365	1,666

Net sales	156,843	139,579
Other revenues	4,269	3,765

Net revenues	161,112	143,344
Cost of goods sold	102,637	91,230

Gross profit	58,475	52,114
Selling, general and administrative expenses	46,554	42,145
Research and development expenses	7,856	7,062

Operating profit	4,065	2,907
Other expenses/(income)
Related party interest expense	1,468	840
Interest income	(402)	(440)
Other — net	(17)	(151)

Income before income taxes	3,016	2,658
Provision for income taxes	3,201	2,832

Net loss	$(185)	$(174)

See accompanying notes to combined financial statements.

CAMBREX BIO COMPANIES

COMBINED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
	(Dollars in thousands)

Cash flows from operating activities:
Net loss	$(185)	$(174)
Depreciation and amortization	9,308	9,335
Deferred income tax provision	435	—
Allowance for doubtful accounts	409	1,021
Inventory reserve	2,140	2,481
Loss on sale of assets	23	144
Changes in assets and liabilities:
Trade receivables	142	(3,342)
Inventories	(4,595)	(7,879)
Prepaid expenses and other current assets	424	(1,198)
Accounts payable and other current liabilities	(7,259)	557
Other non-current assets and liabilities	(642)	28

Net cash provided from operating activities	200	973

Cash flows from investing activities:
Capital expenditures	(9,787)	(11,667)
Other investing activities	(99)	(2,605)

Net cash used in investing activities	(9,886)	(14,272)

Cash flows from financing activities:
Long-term debt activity (including current portion):
Borrowings	2,302	12,363
Repayments	(2,789)	(1,185)
Transfers from Cambrex Corporation	8,748	203

Net cash provided by financing activities	8,261	11,381

Effect of exchange rate changes on cash	781	(1,381)

Net decrease in cash and cash equivalents	(644)	(3,299)
Cash and cash equivalents at beginning of year	12,973	13,816

Cash and cash equivalents at end of year	$12,329	$10,517

See accompanying notes to combined financial statements.

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements
(dollars in thousands, except share data)

(1)  Basis of Presentation

Cambrex Bio Companies (the “Business” or “Bio Companies”), a combination of two business units of Cambrex Corporation (“Cambrex”). The Bioproducts business unit offers research products and therapeutic applications in four markets of the life sciences industry; research products, biotherapeutic media and sera, rapid microbial detection and bio sciences. The Biopharma business unit offers biopharmaceutical process development and manufacturing. The key manufacturing operations are located in the U.S. and Europe.

The combined financial statements of the Business as of September 30, 2006 and 2005, and for the nine months then ended, have been prepared from the financial statements and accounting records of Cambrex. The financial statements were prepared using Cambrex’s historical basis in the assets and liabilities of the Business. The combined financial statements include all revenues, costs, assets and liabilities directly attributable to the Business as well as allocations deemed reasonable by management to present the combined financial position, results of operations and cash flows of the Business on a stand-alone basis. Allocation of costs for facilities, functions and certain services performed by Cambrex for the Business (including internal audit, administration of benefit and insurance programs and certain tax, legal, accounting, treasury and executive functions) have been made on the basis described below. All of the allocations and estimates in the combined financial statements are based on assumptions that the management of the Business and Cambrex believe are reasonable in the circumstances. The Business’ financial information included herein is not necessarily indicative of the financial position, results of operations and cash flows of the Business in the future or indicative of the results that would have been reported if the Business had operated as an unaffiliated enterprise.

The results of operations for the nine months ended September 30, 2006 and 2005 are not necessarily indicative of the results to be expected for the full year.

The following allocations of corporate overhead expenses have been presented in the Combined Statements of Income:

	Nine Months Ended
	September 30,
	2006	2005

Cost of goods sold	$10,118	$8,575
Selling, general and administrative expenses	9,760	7,725
Research and development expenses	349	337

Total	$20,227	$16,637

General corporate overhead was allocated by Cambrex based on a combination of the (i) the Business’ sales as a percent of Cambrex’s total sales and (ii) the ratio of the number of the Business’ employees to the total number of Cambrex’s employees. Management believes the costs of these services allocated to the Business are based on assumptions that are a reasonable reflection of the costs attributable to the Business that have been incurred by Cambrex; however, the allocated costs may differ from those that would result from transactions with unrelated parties. The amount allocated to cost of goods sold includes an estimate of certain of the Business’ employee related costs (pension, worker’s compensation, employee medical, etc.), insurance and management information systems that are administered by Cambrex.

Treasury management functions are performed by Cambrex. The Company’s domestic cash balances are swept into a Cambrex bank account, where they are managed and invested. Net transfers of cash to and from the Business are reflected as a component of invested equity. The foreign operations maintain their own cash balances and debt. No debt has been allocated to the Business from Cambrex.

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

(2)  Impact of Recently Issued Accounting Pronouncements

Accounting for Uncertainty in Income Taxes

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This Interpretation requires that the Business recognize in the consolidated financial statements the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. The provisions of FIN 48 will be effective for the Business at the beginning of the Business’ 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings.

Fair Value Measurements

In September 2006, the FASB issued FASB Statement No. 157 “Fair Value Measurements” (“FAS 157”). This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This statement will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value to any new circumstances. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans

In September 2006, the FASB issued FASB Statement No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“FAS 158”) which is effective for fiscal years ending after December 15, 2006. FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This statement does not impact the amounts recognized in the income statement. FAS 158 will also require an employer to measure the funded status of a plan as of the date of the fiscal year end balance sheet. This measurement requirement is effective for fiscal years ending after December 15, 2008. Adoption of this statement will not have a material impact to our results of operations and financial position.

(3)  Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the nine months ended September 30, 2006 are as follows:

	Bioproducts	Biopharma
	Segment	Segment	Total

Balance as of December 31, 2005	$55,620	$8,863	$64,483
Translation effect	608	—	608

Balance as of September 30, 2006	$56,228	$8,863	$65,091

Other intangible assets that are not subject to amortization consist of the following:

	As of	As of
	September 30,	December 31,
	2006	2005

Trademarks	$33,898	$33,898
Proprietary process	2,052	2,052

Total	$35,950	$35,950

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

Intangible Assets:

Intangible assets, which will continue to be amortized, consist of the following:

	As of September 30, 2006
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Product technology	$12,727	$(4,940)	$7,787
Patents	5,506	(1,988)	3,518
Supply agreements	2,110	(1,488)	622
License agreement	1,984	(533)	1,451
Other	2,142	(1,302)	840

Total	$24,469	$(10,251)	$14,218

	As of December 31, 2005
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Product technology	$12,157	(4,177)	$7,980
Patents	5,264	(1,677)	3,587
Supply agreements	2,110	(1,152)	958
License agreement	1,985	(481)	1,504
Other	1,974	(874)	1,100

Total	$23,490	$(8,361)	$15,129

Amortization expense amounted to $1,626 and $1,506 for the nine months ended September 30, 2006 and 2005, respectively.

The expected future amortization expense related to current intangible assets is as follows:

For the year ended December 31, 2006	$1,973
For the year ended December 31, 2007	$1,939
For the year ended December 31, 2008	$1,832
For the year ended December 31, 2009	$1,548
For the year ended December 31, 2010	$1,356

(4)  Net Inventories

Net inventories consist of the following:

	As of	As of
	September 30,	December 31,
	2006	2005

Finished goods	$22,519	$20,958
Work in process	8,145	8,295
Raw materials	11,106	9,423
Supplies	81	78

Total	$41,851	$38,754

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

(5)  Income Taxes

The effective tax rate for the nine months ended September 30, 2006 and 2005 was 106.1% and 106.5%, respectively. The tax provision in the first nine months ended September 30, 2006 increased to $3,201 compared to $2,832 in the first nine months of 2005. The effective tax rates for each of these respective periods reflect the result of the Company not recording tax benefits related to losses in jurisdictions where it is more likely than not that the Company will be unable to realize those tax benefits in the future.

(6)  Loans with Affiliates

The Business had outstanding six loans payable and two loans receivable as of September 30, 2006 and six loans payable as of December 31, 2005 to affiliates, respectively. The interest rates range from 3.86% to 9.33% on the loans payable as of September 30, 2006 and December 31, 2005. The loans receivable have an interest rate of 3.77%. The Business records currency fluctuations as translation adjustments within the equity section of the balance sheet as these loans are permanent in nature and are not intended to be settled.

The Business utilizes a (receivable)/payable account to record certain intercompany transactions. The average monthly net (receivable)/payable balance was ($35,079) and $5,402 with Cambrex Corporate for the nine months ended September 30, 2006 and year ended December 31, 2005, respectively.

(7)  Long-Term Debt

Long-term debt at September 30, 2006 and December 31, 2005 consists of the following:

	As of	As of
	September 30,	December 31,
	2006	2005

Capitalized leases	$4,823	$5,915
Notes payable	232	291

Subtotal	5,055	6,206
Less: current portion	1,430	1,447

Total	$3,625	$4,759

(8)  Comprehensive Income

The following table shows the components of comprehensive income/(loss) for the nine months ended September 30, 2006 and 2005.

	2006	2005

Net loss	$(185)	$(174)
Foreign currency translation	989	(2,637)
Unrealized (loss)/gain on hedging contracts, net of tax	(79)	544
Unrealized loss on marketable securities, net of tax	(524)	(81)

Comprehensive income/(loss)	$201	$(2,348)

(9)  Retirement Plans

Domestic Pension Plans

Cambrex maintains a pension plan which covers certain eligible employees of the Business. Generally, all employees hired after December 31, 2002 are not eligible for these benefits. Benefits are based on salary and years

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

of service. Cambrex’s policy is to fund pension costs currently to the full extent required by the Internal Revenue Code. Pension plan assets consist primarily of balanced fund investments.

The Business accounts for its employees’ participation in the plan as a multi-employer plan. Cambrex allocated pension expense of approximately $1,602 and $1,134 for the nine months ended September 30, 2006 and 2005, respectively, to the Business. The Business does not contribute to the plan, and as such, does not have a liability on its books related to contribution payables for this plan as of September 30, 2006 and 2005.

The Business has a legacy Supplemental Executive Retirement Plan (“SERP”) that covers certain ex-employees. The components of net periodic benefit cost for the SERP plan for the nine months ended September 30, 2006 and 2005 are as follows:

	2006	2005

Components of net periodic benefit cost
Interest cost	$150	$143
Transition amount amortization	79	76
Recognized actuarial loss	34	26

Net periodic benefit cost	$263	$245

International Pension Plans

A foreign subsidiary of the Business maintains a pension plan for its employees. The components of the net periodic pension cost for the international plan for the nine months ended September 30, 2006 and 2005 are as follows:

	2006	2005

Components of net periodic pension cost
Service cost	96	127
Interest cost	30	27
Expected return on plan assets	(21)	(50)
Actuarial loss	—	—

Net periodic benefit cost	$105	$104

(10)  Other Postretirement Benefits

Cambrex provides postretirement health and life insurance benefits (“postretirement benefits”) to all eligible retired employees, including those of the Business. Employees who retire at or after age 55 with ten years of service are eligible to participate in the postretirement benefit plans. The Business’s responsibility for such premiums for each plan participant is based upon years of service subject to an annual maximum of one thousand dollars. Such plans are self-insured and are not funded. Certain subsidiaries and all employees hired after December 31, 2002 (excluding those covered by collective bargaining) are not eligible for these benefits.

The Business accounts for its employees’ participation in the plan as a multi-employer plan. The Business did not record any net periodic benefit costs for the nine months ended September 30, 2006 and 2005. The Business does not contribute to the plan, and as such, does not have a liability on its books related to contribution payables for this plan as of September 30, 2006 and December 31, 2005.

(11)  Segment Information

The Business classifies its business units into two segments: Bioproducts, consisting of research products and other therapeutic application products and Biopharma, consisting of contract biopharmaceutical process development and manufacturing services.

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

Information as to the operations of the Business in each of its segments is set forth below based on the nature of the products and services offered. The Business evaluates performance based on gross profit and operating profit. Intersegment sales are not material.

For the nine months ended September 30, 2006 and 2005 no single customer accounted for more than 10% of total combined gross sales.

The following is a summary of business segment information:

	Nine Months Ended
	September 30,
	2006	2005

Gross Sales
Bioproducts	$121,779	$113,498
Biopharma	35,429	27,747

	$157,208	$141,245

	2006	2005

Gross Profit
Bioproducts	$59,510	$56,820
Biopharma	(1,035)	(4,706)

	$58,475	$52,114

	2006	2005

Operating Profit
Bioproducts	$13,590	$15,153
Biopharma	(9,525)	(12,246)

	$4,065	$2,907

	2006	2005

Capital Expenditures
Bioproducts	$6,443	$7,946
Biopharma	3,344	3,721

	$9,787	$11,667

	2006	2005

Depreciation
Bioproducts	$4,931	$4,410
Biopharma	2,751	3,419

	$7,682	$7,829

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

	Nine Months Ended
	September 30,
	2006	2005

Amortization
Bioproducts	$1,431	$1,241
Biopharma	195	265

	$1,626	$1,506

	September 30,	December 31,
	2006	2005

Total Assets
Bioproducts	$236,971	$230,417
Biopharma	56,474	58,653

	$293,445	$289,070

(12)  Stock Based Compensation

Employees of the Business participate in stock-based employee compensation plans administered by Cambrex. The Business adopted FAS 123(R) effective January 1, 2006 using the modified prospective transition method. Prior to January 1, 2006, the Business accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. The first nine months of 2006 do not include compensation cost for options granted prior to January 1, 2006 as all options outstanding prior to January 1, 2006 were fully vested as of December 31, 2005.

Beginning January 1, 2006, the Business recognizes compensation costs for stock option awards to employees based on their grant-date fair value. The value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average fair value per share for the stock options granted to employees during the nine months ended September 30, 2006 was $8.12.

Stock option values were estimated using a 0.55% to 0.56% dividend yield, expected volatility of 37.54% to 38.11% and a risk-free interest rate of 4.42% to 4.96%. Cambrex’s stock options are not publicly traded, therefore, expected volatilities are based on historical volatility of Cambrex’s stock. The risk-free interest rate is based on the yield of a zero-coupon U.S. Treasury bond whose maturity period approximates the option’s expected term. The expected term of 4.75 years was utilized based on Staff Accounting Bulletin No. 107, Share-Based Payment “simplified” method for determining the expected term of stock options. Assumptions used in estimating the fair value of stock options granted in the first nine months of 2006 are consistent with the assumptions used prior to the adoption of FAS 123(R) with the exception of the expected life. As a result of using the “simplified” method, the expected life was shortened by 1.25 years.

FAS 123(R) requires companies to estimate the expected forfeitures for all unvested awards and record compensation costs only for those awards that are expected to vest. As of September 30, 2006, the total compensation cost related to unvested stock option awards granted to employees but not yet recognized was $553. The cost will be amortized on a straight-line basis over the remaining weighted average vesting period of 3.8 years.

The amount of stock based compensation costs related to stock options recorded in the nine months ended September 30, 2006 was $28.

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

Bio Companies senior executives participate in a long-term incentive plan, administered by Cambrex, which rewards achievement of long-term strategic goals with restricted stock units. Awards are made annually to key executives and vest in one-third increments on the first, second and third anniversaries of the grant. On the third anniversary of the grant, restrictions on sale or transfer are removed and shares are issued to executives. In the event of termination of employment or retirement, the participant is entitled to the vested portion of the restricted stock units and forfeits the remaining amount; the three-year sale and transfer restriction remains in place. In the event of death or permanent disability, all shares vest and the deferred sales restriction lapses. These awards are classified as equity awards as defined in FAS 123(R). Historically, only senior executives participated in this plan. As of January 1, 2006, certain other employees are eligible to receive restricted stock as part of a redesigned stock-based compensation plan. These awards cliff vest on the third anniversary of the grant date. For the nine months ended September 30, 2006 and 2005, the Business recorded $81 and $8, respectively, in compensation expense for this plan. As of September 30, 2006, the total compensation cost related to unvested restricted stock granted but not yet recognized was $2,230. The cost will be amortized on a straight-line basis over the remaining vesting period.

The following table is a summary of the Company’s stock option activity issued to employees and related information:

	Number of	Weighted Average
	Shares	Exercise Price $

Outstanding at December 31, 2005	511,200	24.22

Granted	70,825	21.38
Exercised	(4,688)	18.72
Cancelled	(66,372)	31.97

Outstanding at September 30, 2006	510,965	22.76

Exercisable at September 30, 2006	441,400

The aggregate intrinsic value for all stock options exercised during the nine months ended September 30, 2006 and 2005 was $6 and $3, respectively.

A summary of the Company’s nonvested restricted stock as of September 30, 2006 and changes during the nine months ended September 30, 2006 is presented below:

		Weighted
	Number of	Average Grant-
	Shares	Date Fair Value

Nonvested at January 1, 2006	2,619	$24.53
Granted	32,296	$21.42
Vested during period	(391)	$25.56
Forfeited	—	$—

Nonvested at September 30, 2006	34,524	$21.57

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of FAS 123 as amended by FAS 148, Accounting for Stock-Based Compensation, to stock-based employee compensation for the nine months ended September 30, 2005. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and amortized ratably to expense over the option’s vesting periods.

Nine Months Ended
September 30,
2005

Net loss, as reported	$(174)
Add: stock based compensation expense included in reported net loss	8
Deduct: stock-based compensation expenses determined using fair value method	2,739

Proforma net loss	$(2,905)

(13)  Commitments and Contingencies

Cambrex Bio Science Walkersville has been identified as a de minimis responsible party at the Spectron/Galaxy Superfund site in Maryland (“the Site”), and is alleged to have sent a small quantity of waste to the Site. In 2001, the Company was advised that it would not be offered settlement due to the small quantity of waste allegedly disposed of at the Site, except in the event of a threat of, or an actual suit by, other potentially responsible parties. The Company has not recorded any reserve for this matter due to its negligible involvement with the site.

The Business is party to various legal proceedings arising in the normal conduct of business. Management believes the final outcome of these proceedings will not have a material adverse effect on the Business’ financial condition, operating results and cash flow when resolved in a future reporting period.

CAMBREX BIO COMPANIES

COMBINED BALANCE SHEETS
(Unaudited)

	December 31,
	2005	2004
	(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$12,973	$13,816
Trade receivables, less allowances of $2,250 and $1,700 at respective dates	35,713	28,809
Inventories, net	38,754	33,958
Prepaid expenses and other current assets	3,169	4,368

Total current assets	90,609	80,951
Property, plant and equipment, net	81,106	89,299
Goodwill	64,483	130,902
Other intangible assets, net	51,079	53,727
Other assets	1,793	2,105

Total assets	$289,070	$356,984

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Accounts payable	$16,029	$14,578
Accrued expense and other current liabilities	22,687	17,982
Current portion of long term debt	1,447	1,400

Total current liabilities	40,163	33,960
Loans with affiliates	24,925	14,614
Long-term debt	4,759	6,188
Deferred tax liabilities	15,799	902
Other non-current liabilities	4,893	4,618

Total liabilities	90,539	60,282
Commitments and contingencies (see Note 17)
Invested equity:
Owner’s net investment	197,695	292,437
Accumulated other comprehensive income	836	4,265

Total invested equity	198,531	296,702

Total liabilities and invested equity	$289,070	$356,984

See accompanying notes to combined financial statements.

CAMBREX BIO COMPANIES

COMBINED STATEMENTS OF INCOME
(Unaudited)

	Years Ended December 31,
	2005	2004	2003
	(Dollars in thousands)

Gross sales	$191,073	$179,491	$163,557
Allowances and rebates	2,010	740	3,128

Net sales	189,063	178,751	160,429
Other revenues	5,070	5,423	5,463

Net revenues	194,133	184,174	165,892
Cost of goods sold	124,050	107,810	99,807

Gross profit	70,083	76,364	66,085
Selling, general and administrative expenses	59,171	54,741	51,294
Research and development expenses	9,134	7,911	7,489
Asset impairments	82,383	48,720	—

Operating (loss)/ profit	(80,605)	(35,008)	7,302
Other expenses/(income)
Related party interest expense	991	549	749
Interest income	(586)	(402)	(263)
Other — net	(159)	(228)	94

(Loss)/income before income taxes	(80,851)	(34,927)	6,722
Provision/(benefit) for income taxes	19,709	(8,370)	2,145

Net (loss)/income	$(100,560)	$(26,557)	$4,577

See accompanying notes to combined financial statements

CAMBREX BIO COMPANIES

COMBINED STATEMENTS OF CHANGES IN INVESTED EQUITY
AND COMPREHENSIVE INCOME
(Unaudited)

	Years Ended December 31,
	2005	2004	2003
	(Dollars in thousands)

OWNER’S NET INVESTMENT:
Beginning balance	$292,437	$315,951	$318,712
Net (loss)/income	(100,560)	(26,557)	4,577
Net transfers to/(from) Cambrex Corporation	5,818	3,043	(7,338)

Ending balance	$197,695	$292,437	$315,951

ACCUMULATED OTHER COMPREHENSIVE INCOME:
Beginning balance	$4,265	$1,295	$(975)
Foreign currency translation	(3,431)	3,024	2,950
Unrealized gain/(loss) on hedging contracts, net of tax	377	68	(530)
Unrealized loss on marketable securities, net of tax	(195)	—	—
Minimum pension liability, net of tax	(180)	(122)	(150)

Ending balance	836	4,265	1,295

TOTAL INVESTED EQUITY	$198,531	$296,702	$317,246

COMPREHENSIVE INCOME:
Net (loss)/ income	$(100,560)	$(26,557)	$4,577
Foreign currency translation	(3,431)	3,024	2,950
Unrealized gains/(loss) on hedging contracts, net of tax	377	68	(530)
Unrealized loss on marketable securities, net of tax	(195)	—	—
Minimum pension liability, net of tax	(180)	(122)	(150)

Comprehensive (loss)/ income	$(103,989)	$(23,587)	$6,847

See accompanying notes to combined financial statements.

CAMBREX BIO COMPANIES

COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

	Years Ended December 31,
	2005	2004	2003
	(Dollars in thousands)

Cash flows from operating activities:
Net (loss)/income	$(100,560)	$(26,557)	$4,577
Depreciation and amortization	12,870	10,854	9,305
Deferred income tax provision	16,028	(12,198)	329
Asset impairment charges	82,383	48,720	—
Allowance for doubtful accounts	1,681	(382)	1,620
Inventory reserve	1,205	2,446	500
Loss on sale of assets	906	406	632
Changes in assets and liabilities:
Trade receivables	(9,853)	(2,507)	1,867
Inventories	(7,381)	(6,048)	1,242
Prepaid expenses and other current assets	1,441	2,734	(2,140)
Accounts payable and other current liabilities	7,152	9,634	686
Other non-current assets and liabilities	(2,039)	(2,678)	18,519

Net cash provided from operating activities	3,833	24,424	37,137

Cash flows from investing activities:
Capital expenditures	(17,928)	(19,768)	(20,796)
Acquisition of businesses (net of cash acquired)	(814)	(5,256)	—
Acquisition of trademarks and product technology	(1,549)	(1,361)	(2,309)
Other investing activities	(7)	197	(88)

Net cash used in investing activities	(20,298)	(26,188)	(23,193)

Cash flows from financing activities:
Long-term debt activity (including current portion):
Borrowings	13,163	6,581	—
Repayments	(1,673)	(1,375)	(7,437)
Transfers from/(to) Cambrex Corporation	5,818	3,043	(7,338)

Net cash provided/(used in) by financing activities	17,308	8,249	(14,775)

Effect of exchange rate changes on cash	(1,686)	917	885

Net (decrease)/increase in cash and cash equivalents	(843)	7,402	54
Cash and cash equivalents at beginning of year	13,816	6,414	6,360

Cash and cash equivalents at end of year	$12,973	$13,816	$6,414

See accompanying notes to combined financial statements.

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements
(dollars in thousands, except share data)

(1)  Basis of Presentation

Cambrex Bio Companies (the “Business” or “Bio Companies”) is a combination of two business units of Cambrex Corporation (“Cambrex”). The Bioproducts business unit offers research products and therapeutic applications in four markets of the life sciences industry; research products, biotherapeutic media and sera, rapid microbial detection and bio sciences. The Biopharma business unit offers biopharmaceutical process development and manufacturing. The key manufacturing operations are located in the U.S. and Europe.

The combined financial statements of the Business as of December 31, 2005, 2004 and 2003, and for the years then ended, have been prepared from the financial statements and accounting records of Cambrex. The financial statements were prepared using Cambrex’s historical basis in the assets and liabilities of the Business. The combined financial statements include all revenues, costs, assets and liabilities directly attributable to the Business as well as allocations deemed reasonable by management to present the combined financial position, results of operations and cash flows of the Business on a stand-alone basis. Allocation of costs for facilities, functions and certain services performed by Cambrex for the Business (including internal audit, administration of benefit and insurance programs and certain tax, legal, accounting, treasury and executive functions) have been made on the basis described below. All of the allocations and estimates in the combined financial statements are based on assumptions that the management of the Business and Cambrex believe are reasonable in the circumstances. The Business’ financial information included herein is not necessarily indicative of the financial position, results of operations and cash flows of the Business in the future or indicative of the results that would have been reported if the Business had operated as an unaffiliated enterprise.

The following allocations of corporate overhead expenses have been presented in the Combined Statements of Income:

	Years Ended December 31,
	2005	2004	2003

Cost of goods sold	$11,369	$10,584	$8,305
Selling, general and administrative expenses	12,415	12,017	10,995
Research and development expenses	368	700	730

Total	$24,152	$23,301	$20,030

General corporate overhead was allocated by Cambrex based on a combination of the (i) the Business’ sales as a percent of Cambrex’s total sales and (ii) the ratio of the number of the Business’ employees to the total number of Cambrex’s employees. Management believes the costs of these services allocated to the Business are based on assumptions that are a reasonable reflection of the costs attributable to the Business that have been incurred by Cambrex; however, the allocated costs may differ from those that would result from transactions with unrelated parties. The amount allocated to cost of goods sold includes an estimate of certain of the Business’ employee related costs (pension, worker’s compensation, employee medical, etc.), insurance and management information systems that are administered by Cambrex.

Treasury management functions are performed by Cambrex. The Company’s domestic cash balances are swept into a Cambrex bank account, where they are managed and invested. Net transfers of cash to and from the Business are reflected as a component of invested equity. The foreign operations maintain their own cash balances and debt. No debt has been allocated to the Business from Cambrex.

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

(2)  Summary of Significant Accounting Policies

Principles of Consolidation

The combined financial statements include the accounts of the Business and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash & Cash Equivalents

Temporary cash investments with an original maturity of less than three months are considered cash equivalents. The carrying amounts approximate fair value.

Derivative Instruments

Derivative financial instruments are used by the Business primarily for hedging purposes to mitigate a variety of working capital risks. The use and mix of hedging instruments can vary depending on business and economic conditions and management’s risk assessments. The Business uses foreign currency forward contracts to minimize or eliminate foreign currency exchange rate risk associated with foreign currency transactions. The foreign currency forward contracts are with third party financial institutions and other Cambrex affiliates. Gains and losses on these hedging transactions are generally recorded in earnings in the same period as they are realized, which is usually the same period as the settlement of the underlying transactions.

The Business formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedging relationships. All cash flow hedges are linked to transactions and the Business assesses effectiveness at inception and on a quarterly basis. If it is determined that a derivative instrument is not highly effective or the transaction is no longer deemed probable of occurring, the Business discontinues hedge accounting.

Inventories

Inventories are stated at the lower of cost, which approximates a first-in, first-out basis, or market. The determination of market value involves assessment of numerous factors, including costs to dispose of inventory and estimated selling prices. Reserves are recorded to reduce carrying value for inventory determined to be damaged, obsolete or otherwise unsaleable.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Plant and equipment are depreciated on a straight-line basis over the estimated useful lives for each applicable asset group as follows:

Buildings and improvements	20 to 30 years, or term of lease if applicable
Machinery and equipment	7 to 15 years
Furniture and fixtures	5 to 7 years
Computer hardware and software	3 to 7 years

Expenditures for additions, major renewals or betterments are capitalized and expenditures for maintenance and repairs are charged to income as incurred.

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

Interest is capitalized in connection with the construction and acquisition of assets. Capitalized interest of $424, $318 and $241 for the years ended December 31, 2005, 2004 and 2003, respectively, is recorded as part of the cost of the asset to which it relates and is amortized over the asset’s estimated useful life.

Intangible Assets

Finite-lived intangible assets are recorded at cost and amortized on a straight-line basis as follows:

Patents	Amortized over the remaining life of individual patents
Product technology	5 to 18 years
Non-compete agreements	5 years
Trademarks and other	up to 40 years

Impairment of Goodwill

The Business reviews the carrying value of goodwill, to determine whether impairment may exist on an annual basis or whenever it has reason to believe goodwill may not be recoverable. The annual impairment test of goodwill is performed during the fourth quarter of each fiscal year.

Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit, determined using various valuation techniques, with the primary technique being a discounted cash flow analysis, to its carrying value. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about cash flows, growth rates and discount rates. The assumptions about future cash flows and growth rates are based on the Business’ budget and long-term plans. Discount rate assumptions are based on market participant comparables. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

The impairment test for other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. See note 5 for information relating to the impairment charge recorded.

Impairment of Long-Lived Assets

The Business assesses the impairment of its long-lived assets, including amortizable intangible assets, and property, plant and equipment, whenever economic events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Long lived assets are considered to be impaired when the sum of the undiscounted expected future operating cash flows is less than the carrying amounts of the related assets. If impaired, the assets are written down to fair market value. See note 7 for information relating to the impairment charge recorded.

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

Invested Equity

Invested equity consists of capital contributed by Cambrex, net borrowings and repayments to or from Cambrex, the earnings of the Business and accumulated other comprehensive income.

Revenue Recognition

Revenues are generally recognized when title to products and risk of loss are transferred to customers. Certain contracts are based on time and materials and revenue for these contracts is recognized as services are performed. Additional conditions for recognition of revenue are that collection of sales proceeds is reasonably assured and the Company has no further performance obligations.

The Company has certain contracts that contain multiple deliverables. These deliverables often include process development services and commercial production and are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. The consideration we receive is allocated among the separate units based on their respective fair values, and the applicable revenue recognition criteria are applied to each of the separate units.

For contracts that contain milestone-based payments, the Company recognizes revenue using the proportional performance method based on the percentage of actual costs incurred relative to the total estimated costs to complete the contract. The methodology applied by the Company utilizes an input based measure, specifically labor costs, because the Company believes the use of an input measure is a reasonable surrogate for proportional performance within its milestone arrangements. Revenue recognition computed under this methodology is compared to the amount of non refundable cash payments received or contractually receivable at the reporting date and the lesser of the two amounts is recognized as revenue at each reporting date.

Amounts billed in advance are recorded as deferred revenue on the balance sheet. Since payments received are non-refundable, the termination of a contract by a customer prior to its completion could result in an immediate recognition of deferred revenue relating to payments already received not previously recognized as revenue.

Sales terms to certain customers include remittance of discounts if certain conditions are met. Additionally, sales are generally made with a limited right of return under certain conditions. The Company estimates these rebates and estimated returns at the time of sale based on the terms of agreements with customers and historical experience and recognizes revenue net of these estimated costs which are classified as allowances and rebates.

Income Taxes

The domestic legal entities of the Business are included in the consolidated U.S. federal income tax return of Cambrex. The provision for income taxes has been prepared as if a separate consolidated U.S. federal income tax return had been filed by the Business for its domestic operations. Foreign entities of the Business file separate returns in each jurisdiction, except in those jurisdictions that allow consolidated return filing. The provision for foreign taxes has been prepared on that same basis. Deferred income taxes have been provided on the differences between the book and tax bases of assets and liabilities at the statutory rates expected to be in effect when such differences reverse. A valuation allowance has been provided on the tax benefits otherwise associated with certain tax attributes if it is considered more likely than not that the benefits will not be realized.

Cambrex intends to indefinitely reinvest the un-remitted earnings of certain non-U.S. subsidiaries, and as such, U.S. taxes have not been provided on the un-remitted earnings. The earnings are intended to support business expansion, either through acquisition of new businesses or investments in the existing businesses.

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

Foreign Currency

The functional currency of the Business’ foreign subsidiaries is the applicable local currency. The translation of the applicable foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts and cash flows using average rates of exchange prevailing during the year. Adjustments resulting from the translation of foreign currency financial statements are accumulated in a separate component of stockholders’ equity until the entity is sold or substantially liquidated. Gains or losses relating to transactions of a long-term investment nature are accumulated in stockholders’ equity. Foreign currency net transaction losses were $194, $146 and $362 in 2005, 2004 and 2003, respectively.

Research and Development Costs

Research and development costs include materials, equipment, and facilities that have no alternative future use, depreciation on equipment and facilities currently used for research and development, personnel costs, contract services and reasonable allocations of indirect costs, if clearly related to research and development activity. Research and development costs are charged to expense as incurred.

Freight Billing and Costs

The Business bills a portion of freight cost incurred on shipments to customers. Freight costs are reflected in cost of goods sold and amounts billed to customers are recorded within net revenues. These amounts are not material to the Business’ operating results.

Stock Based Compensation

Employees within the Business participate in stock-based employee compensation plans administered by Cambrex. The plans are accounted for under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost related to the stock option plans is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net (loss)/income if the Business had applied the fair value recognition provisions of FAS 123 as amended by FAS 148, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,
	2005	2004	2003

Net (loss)/income as reported	$(100,560)	$(26,557)	$4,577
Add: stock based compensation expense included in reported net (loss)/income	11	116	92
Deduct: stock-based compensation expense determined using fair market value method	3,580	816	779

Pro forma net (loss)/income	$(104,129)	$(27,257)	$3,890

The pro forma compensation expense pertaining to stock options was $3,569, $700, and $687 for 2005, 2004 and 2003, respectively.

During 2005 all unvested options outstanding as well as all options granted during 2005 were fully vested by the Compensation Committee of the Board of Directors of Cambrex. Cambrex has imposed a holding period that will require all optionees to refrain from selling shares acquired upon the exercise of these options until certain future dates. The purpose of the accelerated vesting was to eliminate compensation expense in the income statement that Cambrex would otherwise have recorded with respect to these accelerated options subsequent to the January 1,

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

2006 effective date of FAS 123(R). Due to this acceleration of stock options, the pro forma disclosures are not likely to be representative of the effects on reported net income for future periods.

The pro forma compensation expense for 2005, 2004 and 2003 were calculated by recognizing ratably over the vesting period the fair value of each option determined using the Black-Scholes option-pricing model for non-performance options and a path dependent model for performance options.

The following assumptions were used in the Black-Scholes model to determine fair value on grant date of grants issued in 2005, 2004 and 2003, respectively: (i) average dividend yield of 0.57%, 0.55% and 0.57%, (ii) expected volatility of 41.20%, 41.75% and 40.81%, (iii) risk-free interest rate ranging from 2.75% to 4.47%, 2.75% to 3.95% and 2.75% to 3.95%, and (iv) expected life of 6-7 years.

Other Comprehensive Income

Other comprehensive income is recorded directly to the accumulated other comprehensive income account on the Combined Balance Sheet and includes unrealized gains and losses excluded from the Combined Statements of Income. These unrealized gains and losses consist of net of income tax adjustments for foreign currency hedging contracts, marketable securities and minimum pension liability, as well as foreign currency translation adjustments which are not recorded net of income taxes since they primarily relate to indefinite investments in foreign subsidiaries.

(3)  Impact of Recently Issued Accounting Pronouncements

Inventory Costs

In November 2004, the FASB published FAS 151 “Inventory Costs — an amendment of ARB No. 43, Chapter 4”. FAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criteria of “so abnormal”. In addition, this Statement requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facility. This Statement will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Business has reviewed FAS 151 and determined its adoption will not have a material effect on its financial position or results of operations.

Stock-Based Compensation

In December 2004, the FASB published FAS 123(R) (revised 2004) “Share-Based Payment.” FAS 123(R) supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees” and its related implementation guidance. This Statement eliminates the alternative to use APB Opinion No. 25’s intrinsic value method of accounting that was provided in FAS 123 as originally issued. This Statement requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). This Statement applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. During 2005 all unvested outstanding options of Cambrex as well as all options granted during 2005 were fully vested by the Cambrex Compensation Committee of the Board of Directors. This represents approximately 571,000 options which resulted in the acceleration of pro forma compensation expense of $2,738 for the Business. The purpose of the accelerated vesting was to eliminate compensation expense in the income statement that Cambrex would otherwise have recorded with respect to these accelerated options subsequent to the January 1, 2006 effective date of FAS 123(R). Cambrex adopted FAS 123(R) on January 1, 2006 and as a result of the accelerated vesting of options, the impact was not material.

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

Conditional Asset Retirement Obligations

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). This Statement clarifies the meaning of the term “conditional asset retirement” as used in FAS 143, “Accounting for Asset Retirement Obligations” and clarifies when an entity has sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 requires the accelerated recognition of certain asset retirement obligations when the fair value of such obligation can be estimated. FIN 47 became effective in the fourth quarter of 2005. The adoption of FIN 47 did not have a material effect on the Business’ financial position or results of operations.

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)” which is effective for fiscal years beginning after December 15, 2006 with earlier adoption encouraged. This interpretation was issued to clarify the accounting and disclosure for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

(4)  Acquisitions

On October 2, 2004, the Business completed the acquisition of Genolife SA., located in Saint Beauzire, France, for approximately $6,000 in cash. Genolife, now renamed Cambrex Bioscience Clermont Ferrand, SAS, is an innovative biotechnology company specializing in rapid microbial detection testing for the pharmaceutical, agriculture, food and cosmetic industries.

The purchase price was allocated to the acquired assets and liabilities on the basis of their respective fair values. As a result, the Business recognized goodwill and intangible assets of $2,063 and $2,857, respectively. Of the $2,857 of acquired intangible assets, $2,028 was assigned to patents with a useful life of 18 years, and $829 was assigned to developed technology with useful lives ranging from 9 to 18 years.

On February 2, 2006, the Business acquired Cutanogen Corporation (“Cutanogen”) for a purchase price of $1,445 which was paid at closing with additional purchase price payments of up to $4,800 subject to the achievement of certain regulatory and commercial milestones. Cutanogen, formally a biotechnology company, focuses on products used to treat patients with severe burns. The Business expensed the purchase price payment and will continue to expense all additional payments prior to regulatory approval of the product as in-process research and development. At acquisition, Cutanogen was a development stage company, as it had no long-lived assets, revenues or employees.

(5)  Goodwill and Intangible Assets

In accordance with FAS 142, “Goodwill and Other Intangible Assets” the Business has established reporting units based on its current segment structure for purposes of testing goodwill for impairment. Goodwill has been assigned to the reporting units to which the value of the goodwill relates. The Business evaluates goodwill and other intangible assets not subject to amortization at least on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable based on the estimated future cash flows.

During the performance of the annual goodwill impairment test in the fourth quarter of 2005, the Business determined that the goodwill of two reporting units was impaired. The Business tested for impairment and determined that the carrying value exceeded its fair value by using a discounted cash flow model. Management then computed the fair value of its tangible and intangible assets for purposes of determining the implied fair value of goodwill. The goodwill impairment charge recorded in the fourth quarter of 2005 was $67,950 for the Biopharma

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

segment. The goodwill impairment charge is primarily due to lower long term profitability projections due to current market factors. The Business also recorded a write-down of certain amortizable intangible assets as follows: product technology of $662, patents of $135 and license agreements of $55 in the Biopharma segment, due to lower future cash flow projections. Additionally, in the third quarter of 2004, the Business recorded an impairment charge of $48,720 to reduce the carrying value of goodwill in the Biopharma segment.

The changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2004 are as follows:

	Bioproducts	Biopharma
	Segment	Segment	Total

Balance as of December 31, 2003	$51,671	$125,338	$177,009
Acquisitions	2,063	—	2,063
Other, including purchase price adjustment	229	—	229
Translation effect	321	—	321
Goodwill impairment	—	(48,720)	(48,720)

Balance as of December 31, 2004	$54,284	$76,618	$130,902

Acquisitions	1,476	—	1,476
Other, including purchase price adjustment	843	195	1,038
Translation effect	(983)	—	(983)
Goodwill impairment	—	(67,950)	(67,950)

Balance as of December 31, 2005	$55,620	$8,863	$64,483

Other intangible assets that are not subject to amortization consist of the following:

	As of December 31,
	2005	2004

Trademarks	$33,898	$33,898
Proprietary process	2,052	2,052

Total	$35,950	$35,950

Intangible Assets:

Other intangible assets, which will continue to be amortized, consist of the following:

	As of December 31, 2005
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Product technology	$12,157	$(4,177)	$7,980
Patents	5,264	(1,677)	3,587
Supply agreements	2,110	(1,152)	958
License agreement	1,985	(481)	1,504
Other	1,974	(874)	1,100

Total	$23,490	$(8,361)	$15,129

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

	As of December 31, 2004
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Product technology	$12,915	$(2,475)	$10,440
Patents	5,096	(1,199)	3,897
Supply agreements	2,110	(936)	1,174
License agreement	956	(114)	842
Trademarks	785	(785)	—
Other	2,057	(633)	1,424

Total	$23,919	$(6,142)	$17,777

Amortization expense amounted to $2,015, $1,685 and $1,418 for the years ended December 31, 2005, 2004 and 2003, respectively.

The expected future amortization expense related to current intangible assets is as follows:

For the year ended December 31, 2006	$1,791
For the year ended December 31, 2007	$1,760
For the year ended December 31, 2008	$1,523
For the year ended December 31, 2009	$1,407
For the year ended December 31, 2010	$1,216

(6)  Net Inventories

Net inventories consist of the following:

	As of December 31,
	2005	2004

Finished goods	$20,958	$20,506
Work in process	8,295	6,624
Raw materials	9,423	6,747
Supplies	78	81

Total	$38,754	$33,958

(7)  Property, Plant and Equipment

During the fourth quarter of 2005 the Business performed an impairment assessment of long-lived assets, which includes amortizable intangible assets as well property, plant and equipment. As a result of lower long term profitability projections, the Business determined that the sum of the undiscounted expected future operating cash flows were less than the carrying value of certain long-lived assets within the Biopharma segment. The Business recorded an impairment charge for long-lived assets in the fourth quarter of $13,581 in the Biopharma segment to write down these assets to their fair value as determined primarily based on appraisals.

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

(7)  Property, Plant and Equipment (continued)

Property, plant and equipment consist of the following:

	As of December 31,
	2005	2004

Land	$3,598	$3,647
Buildings and improvements	63,561	50,624
Machinery and equipment	50,089	39,978
Furniture and fixtures	11,356	10,372
Construction in progress	13,891	22,692

Total	142,495	127,313
Accumulated depreciation	(61,389)	(38,014)

Net	$81,106	$89,299

Depreciation expense was $10,855, $9,169 and $7,887 for the years ended December 31, 2005, 2004 and 2003, respectively.

(8)  Accrued Expenses and Other Current Liabilities

The components of accrued expenses and other current liabilities are as follows:

	As of December 31,
	2005	2004

Salaries and employee benefits payable	$7,045	$8,135
Deferred revenue	9,181	2,733
Advances from suppliers	1,359	1,596
Commissions	761	1,112
Warranties	367	228
Taxes	1,789	1,940
Other	2,185	2,238

Total	$22,687	$17,982

(9)  Income Taxes

(Loss)/income before income taxes consisted of the following:

	Years Ended December 31,
	2005	2004	2003

Domestic	$(87,178)	$(42,969)	$1,040
International	6,327	8,042	5,682

Total	$(80,851)	$(34,927)	$6,722

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

(9)  Income Taxes (continued)

The provision for income taxes consists of the following provision/(benefits):

	Years Ended December 31,
	2005	2004	2003

Current:
Federal	$—	$—	$—
State	392	516	134
International	3,289	3,312	1,682

	$3,681	$3,828	$1,816

Deferred:
Federal	$15,733	$(12,121)	$329
State	(1)	(78)	—
International	296	1	—

	$16,028	$(12,198)	$329

Total	$19,709	$(8,370)	$2,145

The provision for income taxes differs from the statutory federal income tax rate of 35% for 2005, 2004 and 2003 as follows:

	Years Ended December 31,
	2005	2004	2003

Income tax provision at federal statutory rate	$(28,298)	$(12,225)	$3,704
State and local taxes, net of federal income tax benefits	248	253	214
Difference between federal statutory rate and statutory rates on non-U.S. income	(121)	(112)	252
Net change in valuation allowance	36,276	5,142	—
Foreign tax adjustments and settlements	105	220	78
Indefinite-lived intangibles	15,733	—	—
Research and experimentation credits	(346)	(375)	(736)
Extra-territorial income exclusion	(409)	(363)	(349)
Other	(3,479)	(910)	(1,018)

Total	$19,709	$(8,370)	$2,145

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

The components of deferred tax assets and liabilities as of December 31, 2005 and 2004 relate to temporary differences and carry forwards as follows:

	As of December 31,
	2005	2004

Current deferred tax assets:
Inventory	$1,153	$387
Receivables	362	256
Legal and related reserves	965	887
Other	229	231

Current deferred tax assets	2,709	1,761
Valuation allowances	(2,679)	(670)

Total current deferred tax assets	$30	$1,091

Current deferred tax liabilities:
Other	$52	$—

Total current deferred tax liabilities	$52	$—

	As of December 31,
	2005	2004

Non-current deferred tax assets:
Environmental	$54	$54
Net operating loss carryforwards (domestic)	10,743	6,101
Net operating loss carryforwards (foreign)	2,910	1,587
Employee benefits	285	223
Restructuring	99	75
Research and experimentation tax credits	3,214	2,868
Alternative minimum tax credits	421	421
Depreciation	4,554	—
Intangibles	16,403	—
Other	495	429

Non-current deferred tax assets	39,178	11,758
Valuation allowances	(38,739)	(4,472)

Total non-current deferred tax assets	$439	$7,286

Non-current deferred tax liabilities:
Depreciation	$—	$2,572
Intangibles	—	5,616
Indefinite lived intangibles	15,733	—
Other	505	—

Total non-current deferred tax liabilities	$16,238	$8,188

Total net non-current deferred tax liabilities	$15,799	$902

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

FAS 109, Accounting for Income Taxes, requires the Business to establish a valuation allowance against deferred tax assets when it is more likely than not that the Business will be unable to realize those deferred tax assets in the future. Based on current and past performance, cumulative losses in recent years resulting from domestic operations, the market environment in which the Business operates, and the utilization of past tax attributes, the Business has established a valuation allowance of $38,250 against a portion of its domestic deferred tax assets. However, the Business has not recorded a valuation allowance against domestic tax assets which are offset by domestic deferred tax liabilities that are expected to reverse in the future. In addition, the Business has recorded a valuation allowance against deferred tax assets relating to domestic indefinite lived intangible assets of $15,733 at December 31, 2005 that had been previously preserved by tax strategies. This valuation allowance results from the Business’ recent history of domestic losses and increased uncertainty regarding the timing and extent of a return to domestic profitability. With respect to the Business’ foreign deferred tax assets, the Business has recorded a valuation allowance of $3,168 as of December 31, 2005.

The Business expects to maintain a full valuation allowance against its net domestic deferred tax assets, and against certain foreign net deferred tax assets, subject to the consideration of all prudent and feasible tax planning strategies, until such time as the Business attains an appropriate level of future domestic profitability, and an appropriate level of future profitability in those foreign jurisdictions, and the Business is able to conclude that it is more likely than not that its domestic deferred tax assets, and foreign deferred tax assets, are realizable. The change in the domestic valuation allowance for the years ended December 31, 2005 and 2004 was $34,687 and $3,563, respectively. The change in the foreign valuation allowance for the years ended December 31, 2005 and 2004 was $1,589 and $1,579, respectively.

Under the tax laws of the various jurisdictions in which the Business operates, net operating losses (“NOLs”) may be carried forward, subject to statutory limitations, to reduce taxable income in future years. The domestic NOL deferred tax assets total approximately $10,743 and the foreign NOL deferred tax assets total approximately $2,910. The domestic NOLs will expire during the period from 2019 through 2025. NOLs in foreign jurisdictions will carryforward indefinitely.

(10)  Loans with Affiliates

As of December 31, 2005 and 2004 the Business had outstanding six and seven loans payable, respectively, to affiliates with interest rates ranging from 3.86% to 9.33% and 2.62% and 9.18%, respectively. The Business records currency fluctuations as translation adjustments within the equity section of the balance sheet as these loans are permanent in nature and are not intended to be settled.

The Business utilizes a receivable/payable account to record certain intercompany transactions. The average monthly net receivable balances were $5,402 and $4,221 with Cambrex Corporate for the years ended December 31, 2005 and 2004, respectively.

(11)  Long-Term Debt

Long-term debt consists of the following:

	As of December 31,
	2005	2004

Capitalized leases	$5,915	$7,281
Notes payable	291	307

Subtotal	6,206	7,588
Less: current portion	1,447	1,400

Total	$4,759	$6,188

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

The Business has three capital leases for buildings and improvements. There is $5,915 outstanding at December 31, 2005. All capital leases are collateralized by their underlying assets.

The outstanding notes payable have a fixed rate of interest of 5.7%.

Aggregate maturities of long-term debt are as follows:

Year Ended December 31:

2006	$1,447
2007	1,708
2008	1,479
2009	1,572

Total commitments	$6,206

(12)  Derivatives and Fair Value of Financial Instruments

The Business uses derivative financial instruments to reduce exposures to market risks resulting from fluctuations in foreign exchange rates. The Business does not enter into financial instruments for trading or speculative purposes. The Business is exposed to credit loss in the event of nonperformance by the counter parties to the contracts. However, the Business does not anticipate non-performance by the counterparties.

The Business’ policy is to enter into forward exchange contracts to hedge foreign currency transactions. This hedging strategy mitigates the impact of short-term foreign exchange rate movements on the Business’ operating results. The Business’ primary market risk relates to exposures to foreign currency exchange rate fluctuations on transactions entered into by its international operations that are denominated primarily in U.S. dollars. As a matter of policy, the Business does not hedge to protect the translated results of foreign operations.

The Business’ forward exchange contracts substantially offset gains and losses on the transactions being hedged. The forward exchange contracts have varying maturities with none exceeding twelve months. The Business makes net settlements for forward exchange contracts at maturity, based upon negotiated rates at inception of the contracts.

All forward contracts outstanding at December 31, 2005 have been designated as cash flow hedges and, accordingly, changes in the fair value of derivatives are recorded each period in accumulated other comprehensive income. Changes in the fair value of the derivative instruments reported in accumulated other comprehensive income will be reclassified into earnings in the period in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges is recognized in current-period earnings and is immaterial to the Business’ financial results.

The table below reflects the fair value amounts of foreign exchange contracts as of December 31, 2005 and 2004.

	2005	2004

Forward exchange contracts	$182	$(391)

The carrying amount reported in the combined balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

(13)  Retirement Plans

Domestic Pension Plans

Cambrex maintains a pension plan which covers certain eligible employees of the Business. Generally, all employees hired after December 31, 2002 are not eligible for these benefits. Benefits are based on salary and years of service. Cambrex’s policy is to fund pension costs currently to the full extent required by the Internal Revenue Code. Pension plan assets consist primarily of balanced fund investments.

The Business accounts for its employees’ participation in the plan as a multi-employer plan. Cambrex allocated pension expense of approximately $1,512, $1,815 and $1,482 for the years ended December 31, 2005, 2004 and 2003, respectively, to the Business. The Business does not contribute to the plan, and as such, does not have a liability on its books related to contribution payables for this plan as of December 31, 2005, 2004 and 2003.

The Business has a legacy Supplemental Executive Retirement Plan (“SERP”) that covers certain ex-employees.

The benefit obligation for this plan as of December 31, 2005 and 2004 is as follows:

	2005	2004

Change in benefit obligation
Benefit obligation at beginning of year	$3,410	$3,191
Service cost	—	—
Interest cost	191	191
Actuarial loss	324	225
Benefits paid	(197)	(197)

Benefit obligation at December 31,	$3,728	$3,410

Funded status	$(3,728)	$(3,410)
Unrecognized net transition obligation	199	300
Unrecognized net (gain)/loss	1,318	1,029
Additional minimum liability	(1,517)	(1,329)

Accrued benefit cost at December 31,	$(3,728)	$(3,410)

The discount rate used in determining the benefit obligation as of December 31, 2005 and 2004 for the Business’ SERP plan is 5.75%.

The components of net periodic benefit cost are as follows:

	2005	2004	2003

Components of net periodic benefit cost
Interest cost	$191	$191	$192
Transition amount amortization	101	101	101
Recognized actuarial loss	35	30	14

Net periodic benefit cost	$327	$322	$307

The discount rate used in determining the net cost for the years ended December 31, 2005, 2004 and 2003 for the Business’ SERP plan are 5.75%, 6.00% and 6.75%, respectively.

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

SERP
Benefits

2006	$191
2007	$187
2008	$290
2009	$283
2010	$276
2011 - 2015	$1,244

International Pension Plan

A foreign subsidiary of the Business maintains a pension plan for its employees. The funded status for this plan as of December 31, 2005 and 2004 is as follows:

	2005	2004

Change in benefit obligation
Benefit obligation at beginning of year	$810	$532
Service cost	169	142
Interest cost	37	26
Actuarial (loss)/gain	(62)	55
Benefits paid	(10)	(6)
Translation	(115)	61

Benefit obligation at end of year	829	810

Change in plan assets
Fair value of plan assets at beginning of year	488	316
Actual return on plan assets	9	5
Company contribution	126	101
Plan participants’ contribution	44	35
Benefits paid	(10)	(6)
Translation	(75)	37

Fair value of plan assets at end of year	582	488

Funded status	(249)	(324)
Unrecognized actuarial loss	20	67
Translation	(1)	6

Accrued benefit cost	$(230)	$(251)

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

Major assumptions used in determining the benefit obligation as of December 31, for the Business’ international pension plan are presented in the following table:

	2005	2004

Discount rate	5.00%	5.00%
Expected return on plan assets	4.50%	4.50%
Rate of compensation increase	3.50%	3.50%

The components of the net periodic pension cost are as follows:

	2005	2004	2003

Components of net periodic pension cost
Service cost	$169	$142	$112
Interest cost	37	26	16
Expected return on plan assets	(67)	(52)	(37)
Actuarial loss	—	—	52

Net periodic benefit cost	$139	$116	$143

Major assumptions used in determining the net cost for the Business’ international pension plan are presented in the following table:

	2005	2004	2003

Discount rate	5.00%	5.00%	5.00%
Expected return on plan assets	4.50%	4.50%	4.50%
Rate of compensation increase	3.50%	3.50%	3.50%

The aggregate Accumulated Benefit Obligation of $599 for the international plan exceeds plan assets by $17 in 2005. The Business expects to contribute approximately $127 in cash to its international pension plan in 2006 and does not expect to make any benefit payments from 2006 to 2010. The Business expects to make benefit payments of approximately $178 in 2011 through 2015.

The pension plan assets are allocated to fixed income investments.

Savings Plan

Cambrex makes available to all employees of the Business a savings plan as permitted under Sections 401(k) and 401(a) of the Internal Revenue Code. Employee contributions are matched in part by Cambrex. The cost of this plan to the Business amounted to $1,559, $1,437 and $1,480 in 2005, 2004 and 2003, respectively.

(14)  Other Postretirement Benefits

Cambrex provides postretirement health and life insurance benefits (“postretirement benefits”) to all eligible retired employees, including those of the Business. Employees who retire at or after age 55 with ten years of service are eligible to participate in the postretirement benefit plans. The Business’ responsibility for such premiums for each plan participant is based upon years of service subject to an annual maximum of one thousand dollars. Such plans are self-insured and are not funded. Certain subsidiaries and all employees hired after December 31, 2002 (excluding those covered by collective bargaining) are not eligible for these benefits. Effective January 1, 2006, the Cambrex Retiree Medical Plan will no longer provide prescription coverage to retirees or dependents age 65 or over.

The Business accounts for its employees’ participation in the plan as a multi-employer plan. The Business did not record any net periodic benefit costs for the years ended December 31, 2005, 2004 and 2003. The Business does

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

not contribute to the plan, and as such, does not have a liability on its books related to contribution payables for this plan as of December 31, 2005 and 2004.

(15)  Segment Information

The Business classifies its business units into two segments: Bioproducts, consisting of research products and other therapeutic application products and Biopharma, consisting of contract biopharmaceutical process development and manufacturing services.

Information as to the operations of the Business in each of its segments is set forth below based on the nature of the products and services offered. The Business evaluates performance based on gross profit and operating profit. Intersegment sales are not material.

For the years ended December 31, 2005, 2004 and 2003 no single customer accounted for more than 10% of total combined gross sales.

The following is a summary of business segment information:

	2005	2004	2003

Gross Sales
Bioproducts	$149,375	$136,222	$119,431
Biopharma	41,698	43,269	44,126

	$191,073	$179,491	$163,557

	2005	2004	2003

Gross Profit
Bioproducts	$73,291	$70,466	$55,664
Biopharma	(3,208)	5,898	10,421

	$70,083	$76,364	$66,085

	2005	2004	2003

Operating (Loss)/Profit
Bioproducts	$17,405	$20,172	$9,357
Biopharma	(98,010)	(55,180)	(2,055)

	$(80,605)	$(35,008)	$7,302

	2005	2004

Total Assets
Bioproducts	$230,417	$222,435
Biopharma	58,653	134,549

	$289,070	$356,984

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

	2005	2004	2003

Capital Expenditures
Bioproducts	$12,392	$10,601	$8,477
Biopharma	5,536	9,167	12,319

	$17,928	$19,768	$20,796

	2005	2004	2003

Depreciation
Bioproducts	$6,015	$5,448	$5,125
Biopharma	4,840	3,721	2,762

	$10,855	$9,169	$7,887

	2005	2004	2003

Amortization
Bioproducts	$1,661	$1,333	$1,084
Biopharma	354	352	334

	$2,015	$1,685	$1,418

(16)  Stock Based Compensation

Employees of the Business participate in stock-based employee compensation plans administered by Cambrex. The plans are accounted for under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost related to the stock option plans is reflected in net (loss)/income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

Shares of common stock subject to outstanding options for employees of the Business under stock option plans administered by Cambrex and the activity for the years ended December 31, 2005, 2004 and 2003 are as follows:

		Weighted Average
	Number of	Exercise	Options
	Shares	Price $	Exercisable

Outstanding at December 31, 2002	238,200	39.26	26,833
Granted	116,050	19.61
Exercised	—	—
Cancelled	(14,000)	36.97
Outstanding at December 31, 2003	340,250	32.65	34,229

Granted	140,600	22.03
Exercised	(1,350)	18.68
Cancelled	(51,612)	33.48

Outstanding at December 31, 2004	427,888	29.12	69,566

Granted	266,500	19.78
Exercised	(1,750)	18.68
Cancelled	(181,438)	29.27

Outstanding at December 31, 2005	511,200	24.22	511,200

The weighted-average grant-date fair value of options granted during 2005, 2004 and 2003 was $8.43, $9.65 and $8.31, respectively.

Bio Companies senior executives participate in a long-term incentive plan administered by Cambrex which rewards achievement of long-term strategic goals with restricted stock units. Awards are made annually to key executives and vest in one-third increments on the first, second and third anniversaries of the grant. On the third anniversary of the grant, restrictions on sale or transfer are removed and shares are issued to executives. In the event of termination of employment or retirement, the participant is entitled to the vested portion of the restricted stock units and forfeits the remaining amount; the three-year sale and transfer restriction remains in place. In the event of death or permanent disability, all shares vest and the deferred sales restriction lapses. For the years ended December 31, 2005, 2004 and 2003 the Business recorded $11, $116 and $92, respectively, in compensation expense for this Cambrex administered plan. Shares are held in trust for the restricted stock unit grants. The number of shares held as of December 31, 2005 and 2004 was 3,297 and 10,288, respectively. The fair value of these shares was $62 and $279 as of December 31, 2005 and 2004, respectively.

CAMBREX BIO COMPANIES

Notes to Unaudited Combined Financial Statements — (Continued)
(dollars in thousands, except share data)

(17)  Commitments and Contingencies

The Business has operating leases expiring on various dates through the year 2012. The leases are primarily for the rental of office space, office and laboratory equipment and vehicles. As of December 31, 2005, future minimum commitments under non-cancelable operating lease arrangements were as follows:

Year Ended December 31:

2006	$2,603
2007	2,447
2008	2,009
2009	1,722
2010 - 2012	3,883

Total commitments	$12,664

Operating lease expense was $2,930, $2,474 and $2,362 for the years ended December 31, 2005, 2004 and 2003, respectively.

The Business is party to several unconditional purchase obligations resulting from contracts that contain legally binding provisions with respect to quantities, pricing and timing of purchases. As of December 31, 2005 future commitments under these obligations were as follows:

Year Ended December 31:

2006	$3,742
2007	530
2008	30
2009	—
2010 and thereafter	—

Total commitments	$4,302

Cambrex Bio Science Walkersville has been identified as a de minimis responsible party at the Spectron/Galaxy Superfund site in Maryland (“the Site”), and is alleged to have sent a small quantity of waste to the Site. In 2001, the Company was advised that it would not be offered settlement due to the small quantity of waste allegedly disposed of at the Site, except in the event of a threat of, or an actual suit by, other potentially responsible parties. The Company has not recorded any reserve for this matter due to its negligible involvement with the Site.

The Business is party to various legal proceedings arising in the normal conduct of business. Management believes the final outcome of these proceedings will not have a material adverse effect on the Business’ financial condition, operating results and cash flow when resolved in a future reporting period.

PROPOSAL 2

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

We are asking our stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement.

Although it is not currently expected (and assuming the establishment of a quorum), the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to authorize the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement. Once a quorum is present, the affirmative vote of a majority of the holders of shares of our common stock representing such quorum shall be required to approve this proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies at the special meeting.

Any adjournment or postponement of the special meeting will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the sale of the Bio Companies Business pursuant to the Stock Purchase Agreement. You should note, however, that if a quorum is not present, then the chairman of the special meeting will be entitled to adjourn the special meeting to another place, date or time.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal stockholders

The following sets forth information with respect to the only persons of which the Company is aware, as of September 30, 2006 (unless otherwise indicated in the footnotes), who may be deemed to beneficially own more than 5% of the outstanding shares of common stock of the Company:

	Number of Shares		Percent of
Name and Address	Beneficially Owned(1)		Class(2)

Snyder Capital Management, L.P.	2,509,700	(3)	9.3482%
Snyder Capital Management, Inc. One Market Plaza Steuart Tower, Suite 1200 San Francisco, CA 94105
Transamerica Investment Management, LLC	1,913,303	(4)	7.1267%
1150 South Olive Street, Suite 2700 Los Angeles, CA 90015
Dimensional Fund Advisors Inc.	1,747,318	(5)	6.5084%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Wentworth, Hauser & Violich, Inc.	1,439,953	(6)	5.3636%
353 Sacramento Street, Suite 600 San Francisco, CA 94111
Cramer Rosenthal McGlynn, LLC	1,376,600	(7)	5.1276%
520 Madison Avenue New York, NY 10022

(1)	Unless otherwise indicated (a) share ownership is based upon information furnished as of September 30, 2006, by the beneficial owner, and (b) each beneficial owner has sole voting and investment power with respect to the shares shown.

(2)	For the purpose of this table, the percent of issued and outstanding shares of common stock of the Company held by each beneficial owner has been calculated on the basis of (i) 26,754,269 shares of common stock issued and outstanding (excluding treasury shares) on September 30, 2006, and (ii) 23,922 shares still to be issued in connection with the 1993 conversion of the Company’s 9% Convertible Subordinated Notes.

(3)	In a Schedule 13F under the Securities Exchange Act of 1934 dated November 13, 2006 and filed by Snyder Capital Management, L.P. (“SCMLP”), SCMLP reported that it has shared voting power over 2,262,700 shares and sole dispositive power over 5,100 shares. SCMLP had reported the shares as beneficially owned as a result of acting as an investment advisor. SCMI and its direct parent company, IXIS Asset Management North America, L.P. (formerly known as CDC IXIS Asset Management North America, L.P.), operate under an understanding that all investment and voting decisions regarding managed accounts are to be made by SCMLP and not by IXIS Asset Management North America or any entity controlling it. Accordingly, SCMLP does not consider IXIS Asset Management North America or any entity controlling it to have any direct or indirect control over the securities held in managed accounts.

(4)	In a Schedule 13F under the Securities Exchange Act of 1934 dated November 13, 2006 and filed by Transamerica Investment Management, LLC (“Transamerica”), Transamerica reported that it has sole dispositive power over 1,913,303 shares and sole voting power over 1,741,108 shares. The shares reported on Transamerica’s Schedule 13F are reported beneficially owned as a result of acting as an investment adviser.

(5)	In a Schedule 13F under the Securities Exchange Act of 1934 dated October 30, 2006 and filed by Dimensional Fund Advisors Inc. (“Dimensional”), Dimensional reported that it has sole dispositive power over 1,747,318 and sole voting power over 1,721,418 shares. The shares reported on Dimensional’s 13F are reported beneficially owned as a result of acting as investment advisor to four investment companies registered under the Investment Company Act of 1940 and as investment manager to certain other commingled group trusts and separate accounts known as the “Funds”. Dimensional may be deemed to be the beneficial owner of the shares held by the Funds and all securities reported in Dimensional’s 13F are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(6)	In a Schedule 13F under the Securities Exchange Act of 1934 dated November 9, 2006 and filed by Wentworth, Hauser & Violich, Inc. (“Wentworth”), Wentworth reported that it has sole dispositive power over 1,439,953 shares and sole voting power over 874,478 shares.

(7)	In a Schedule 13F under the Securities Exchange Act of 1934 dated November 13, 2006 and filed by Cramer Rosenthal McGlynn, LLC (“Cramer”), Cramer reported that it has sole voting power over 1,275,700 shares, sole dispositive power of 1,376,600 shares and shared voting power over 51,200 shares. Cramer is deemed to be the beneficial owner of 1,376,600 shares as a result of acting as an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

Security ownership of directors and executive officers

The following table gives information concerning the beneficial ownership of the shares of common stock on October 31, 2006, by (i) each director, (ii) each of our named executive officers and (iii) all directors and executive officers of the Company as a group.

	Shares Beneficially		Percent of
Beneficial Owners	Owned(1)		Class(2)

David R. Bethune	4,000	(3)	*
Rosina B. Dixon, M.D.	34,346	(4)	*
Roy W. Haley	28,576	(5)	*
Kathryn Rudie Harrigan	33,885	(4)	*
Leon J. Hendrix, Jr.	38,802	(6)	*
Ilan Kaufthal	49,108	(7)	*
William B. Korb	28,075	(8)	*
John R. Leone	459,657	(9)	1.72%
James A. Mack	996,519	(10)	3.72%
John R. Miller	24,273	(11)	*
Peter Tombros	19,206	(12)	*
Luke M. Beshar	350,490	(13)	1.31%
Steven M. Klosk	273,559	(14)	1.02%
Gary L. Mossman	319,613	(15)	1.19%
Paolo Russolo	144,136	(16)	*
All Directors and Executive Officers as a group (21 Persons)	3,227,009	(17)	12.06%

*	Beneficial Ownership is less than 1% of the common stock outstanding

(1)	Except as otherwise noted, reported share ownership is as of October 31, 2006. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of common stock he or she beneficially owns.

(2)	For the purpose of this table, the percent of issued and outstanding shares of common stock of the Company held by each beneficial owner has been calculated on the basis of (i) 26,758,622 shares of common stock issued and outstanding (excluding treasury shares) on October 31, 2006, (ii) all shares of common stock subject to stock options which are held by such beneficial owner and are exercisable within 60 days of October 31, 2006, and (iii) 23,922 shares still to be issued in connection with the 1993 conversion of the Company’s 9% Convertible Subordinated Notes.

(3)	The number of shares reported are 4,000 shares issuable upon exercise of options granted under the Company’s 1998 and 2004 Stock Option Plans.

(4)	The number of shares reported includes 19,500 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 1998, 2001 and 2004 Stock Option Plans.

(5)	The number of shares reported includes 18,000 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 1998, 2001 and 2004 Stock Option Plans and 10,576 share equivalents held at October 31, 2006 in the Company’s Directors’ Deferred Compensation Plan.

(6)	The number of shares reported includes 19,500 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 1998, 2001 and 2004 Stock Option Plans and 13,302 share equivalents held at October 31, 2006 in the Company’s Directors’ Deferred Compensation Plan.

(7)	The number of shares reported includes 19,500 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 1998, 2001 and 2004 Stock Option Plans.

(8)	The number of shares reported includes 18,000 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 1998, 2001 and 2004 Stock Option Plans, 1,000 shares held by a family member for which beneficial ownership of such shares is disclaimed, and 9,075 share equivalents held at October 31, 2006 in the Company’s Directors’ Deferred Compensation Plan.

(9)	The number of shares reported includes 339,600 shares issuable upon exercise of an option granted under the Company’s Stock Option Plans and 88,598 restricted stock units and 392 shares held at December 31, 2005 in the Company’s Savings Plan. This option was exercised in the amount of 60,400 shares. Mr. Leone left the Company effective December 31, 2005.

(10)	The number of shares reported includes 456,483 shares issuable upon exercise of options granted under the Company’s Stock Option Plans, 32,021 restricted stock units, 94,364 share equivalents held at October 31, 2006 in the Company’s Deferred Compensation Plan, and 150,000 Stock Appreciation Rights.

(11)	The number of shares reported includes 18,000 shares issuable upon exercise of options granted under the Company’s 1996, 1998, 2001 and 2004 Stock Option Plans.

(12)	The number of shares reported includes 12,000 shares issuable upon exercise of options granted under the Company’s 1996, 1998, 2001 and 2004 Stock Option Plans and 6,206 share equivalents held at October 31, 2006 in the Company’s Directors’ Deferred Compensation Plan.

(13)	The number of shares reported includes 326,500 shares issuable upon exercise of options granted under the Company’s Stock Option Plans, 22,909 restricted stock units and 1,081 shares held at December 31, 2005 in the Company’s Savings Plan. Options under the Company’s Stock Option Plans were exercised after October 31, 2006 in the amount of 96,500 shares and are therefore included in the number of shares issuable upon exercise of options.

(14)	The number of shares reported includes 176,500 shares issuable upon exercise of options granted under the Company’s Stock Option Plans, 17,388 restricted stock units, 8,386 shares held at December 31, 2005 in the Company’s Savings Plan, and 48,785 share equivalents held at October 31, 2006 in the Company’s Deferred Compensation Plan.

(15)	The number of shares reported includes 279,500 shares issuable upon exercise of options granted under the Company’s Stock Option Plans, 21,680 restricted stock units and 1,254 shares held at December 31, 2005 in the Company’s Savings Plan. Mr. Mossman retired from the Company on August 31, 2006, however, he signed a consulting agreement with the Company in November 10, 2006 that runs through August 31, 2007.

(16)	The number of shares reported includes 116,500 shares issuable upon exercise of options granted under the Company’s Stock Option Plans and 14,230 restricted stock units. Options under the Company’s Stock Option Plans were exercised after October 31, 2006 in the amount of 10,000 shares and are therefore included in the number of shares issuable upon exercise of options.

(17)	The number of shares reported includes 2,238,865 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days, 224,487 restricted stock units, 23,838 shares held at December 31, 2005 in the Company’s Savings Plan, 39,159 share equivalents held at October 31, 2006 in the Director’s Deferred Compensation Plan and 224,075 share equivalents held at October 31, 2006 in the Company’s Deferred Compensation Plan. Shares held by immediate family members are not included and beneficial ownership of such shares is disclaimed. Options under the Company’s Stock Option Plans were exercised after October 31, 2006 in the amount of 87,000 shares and are therefore included in the number of shares issuable upon exercise of options.

SUBMISSION OF STOCKHOLDER PROPOSALS

Only such business will be conducted at this special meeting as will have been brought by our Board of Directors before the special meeting pursuant to the attached “Notice of Special Meeting of Stockholders”.

If you want to submit a proposal for presentation at our 2007 annual meeting, you must submit it to us no later than February 8, 2007 in order to be considered for inclusion in our proxy statement and related proxy materials for the 2007 annual meeting. Otherwise, if you intend to present a proposal at the 2007 annual meeting without including that proposal in Cambrex’s proxy material, you must provide advance notice of the proposal.

Under our By-Laws, any stockholder wishing to present a nomination for the office of director before the 2007 annual meeting for a vote must give notice to the Company on or prior to April 28, 2007; and any stockholder wishing to bring a proposal or other business before the 2007 annual meeting for a vote must give the Company not less than 60 days, nor more than 90 days, advance notice prior to the date of the 2007 annual meeting (which date has not yet been determined by the Company), and that both such notices must meet certain other requirements as stated in our By-Laws. Any stockholder interested in making such a nomination or proposal should request a copy of such By-Law provisions from the Secretary of Cambrex. If the Company does not receive notice of a stockholder’s proposal within this time frame, the individuals named in the proxies solicited by the Board of Directors for that meeting may exercise discretionary voting power with respect to that proposal.

OTHER MATTERS

Other business at the special meeting

We are not aware of any matters to be presented for action at the special meeting other than those set forth in this proxy statement. However, should any other business properly come before the special meeting, or any adjournment or postponement thereof, the enclosed proxy confers upon the persons entitled to vote the shares of common stock represented by such proxy, discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of the Company.

Multiple stockholders sharing one address

In accordance with Rule 14a-3(e)(1) under the Securities Exchange Act of 1934, as amended, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed by writing to Peter E. Thauer, Senior Vice President, General Counsel and Secretary, Cambrex Corporation, One Meadowlands Plaza, East Rutherford, NJ 07073 or by calling Mr. Thauer at (201) 804-3000. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and is required to file periodic reports, proxy statements and other documents with the SEC relating to its business, financial conditions and other matters. Such reports, proxy statements and other documents may be examined and copies may be obtained from the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s web site at http://www.sec.gov. Copies should be available by mail upon payment of the SEC’s customary charges by writing to the SEC’s principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

Upon written request Cambrex will provide to each stockholder, without charge, a copy of its Annual Report on Form 10-K for 2005 as filed with the SEC. Requests should be directed to Peter E. Thauer, Senior Vice President, General Counsel and Secretary, Cambrex Corporation, One Meadowlands Plaza, East Rutherford, NJ 07073. Such report will be furnished without exhibits. Copies of the exhibits to such annual report will be furnished to requesting stockholders upon payment of the Company’s reasonable expenses in furnishing the same.

PLEASE VOTE, SIGN AND RETURN YOUR PROXIES

If you do not intend to be present at the special meeting of stockholders on Monday, February 5, 2007, please vote the enclosed proxy at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Peter E. Thauer
Secretary
Cambrex Corporation

East Rutherford, New Jersey
January 4, 2007

APPENDIX A

EXECUTION COPY

STOCK PURCHASE AGREEMENT
Dated as of October 23, 2006
among
LONZA AMERICA INC.,
LONZA BIOPRODUCTS AG,
LONZA SALES AG,
LONZA GROUP LIMITED,
as Guarantor,
and
CAMBREX CORPORATION
and
THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO

A-i

A-ii

Page

ARTICLE VII EMPLOYEE AND BENEFITS MATTERS		A-41
Section 7.1	Transferred Bio Companies Employees	A-41
Section 7.2	Treatment of Certain Plans and Coverages	A-42
Section 7.3	Treatment of Certain Liabilities	A-43
Section 7.4	No Plan Amendments; No Third Party Beneficiaries; Non-US Law	A-43

ARTICLE VIII TERMINATION		A-44
Section 8.1	Termination	A-44
Section 8.2	Effect of Termination	A-45
Section 8.3	Termination Fee	A-45
Section 8.4	Acknowledgement	A-46

ARTICLE IX INDEMNIFICATION		A-46
Section 9.1	Indemnification by the Sellers	A-46
Section 9.2	Indemnification by Purchasers	A-46
Section 9.3	Limitations on Indemnification Obligations	A-46
Section 9.4	Procedures for Indemnification of Third Party Claims	A-47
Section 9.5	Other Procedures for Indemnification	A-48
Section 9.6	Remedies Cumulative	A-48
Section 9.7	Survival of Indemnities	A-48

ARTICLE X MISCELLANEOUS		A-48
Section 10.1	Survival of Representations, Warranties and Agreements	A-48
Section 10.2	Amendment or Supplement	A-48
Section 10.3	Guaranty	A-49
Section 10.4	Extension of Time, Waiver, Etc	A-49
Section 10.5	Assignment	A-49
Section 10.6	Counterparts	A-49
Section 10.7	Entire Agreement; No Third Party Beneficiaries	A-49
Section 10.8	Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process; Waiver of Jury Trial	A-50
Section 10.9	Specific Enforcement	A-49
Section 10.10	Notices	A-50
Section 10.11	Severability	A-51
Section 10.12	Definitions	A-51
Section 10.13	Interpretation	A-59

SCHEDULE I	Bio Companies Sellers

SCHEDULE II	Bio Companies

EXHIBIT A	Transition Services Agreement

A-iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of October 23, 2006 (this “Agreement’’), is by and among LONZA AMERICA INC., a Delaware corporation (“Lonza America”), LONZA BIOPRODUCTS AG, a Swiss company (“Lonza Swiss Holdco”), and LONZA SALES AG, a Swiss company (“Lonza Sales AG” and, collectively with Lonza America and Lonza Swiss Holdco, the “Purchasers”), LONZA GROUP LIMITED, a Swiss limited company, as guarantor (“Lonza Group”), CAMBREX CORPORATION, a Delaware corporation (the “Company”), and each of the Subsidiaries of the Company listed on Schedule I hereto (collectively being referred to herein as the “Bio Companies Sellers”; and such Bio Companies Sellers and the Company collectively being referred to herein as the “Sellers”). Certain terms used in this Agreement without definition shall have their meanings as defined in Section 10.12.

W I T N E S S E T H:

WHEREAS, other than the Directors Qualifying Shares (as defined below), the Company owns directly and indirectly through wholly-owned Subsidiaries all of the issued and outstanding capital stock of the Subsidiaries listed on Schedule II hereto (collectively being referred to herein as the “Bio Companies”; and the issued and outstanding shares of capital stock of the Bio Companies, other than the Directors Qualifying Shares, collectively being referred to herein as the “Bio Companies Shares”);

WHEREAS, the Bio Companies are engaged in (i) through the Bioproducts Companies, the manufacture and sale of products and the provision of manufacturing services in four segments of the life sciences industry, namely Research Products, Biotherapeutic Media and Sera, Rapid Microbial Detection and Cell Therapy/BioServices (such business, as engaged in by the Bioproducts Companies as of the date hereof, being referred to herein as the “Bioproducts Business”), and (ii) through the Biopharma Companies, the provision of contract services for development and manufacturing of therapeutic proteins, vaccines and other biologic drugs (such business, as engaged in by the Biopharma Companies as of the date hereof, being referred to herein as the “Biopharma Business”, and collectively with the Bioproducts Business, the “Bio Companies Business”);

WHEREAS, the Sellers desire to sell, and Purchasers desire to purchase, (i) the Bio Companies Shares (excluding the shares of CBM Intellectual Property Inc., a Nevada corporation (“CBM Intellectual Property”)), and (ii) all of the assets of CBM Intellectual Property, in each case on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company has agreed to provide certain transition services to Purchasers and the Bio Companies following the Closing Date on the terms and subject to the conditions set forth in the Transition Services Agreement attached as Exhibit A hereto (the “Transition Services Agreement”);

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Purchasers and the Sellers hereby agree as follows:

ARTICLE I

SALE OF SHARES AND CLOSING

SECTION 1.1  Purchase and Sale.

(a) Each Seller that directly owns Bio Companies Shares issued by Bio Companies incorporated, formed or organized under the laws of any jurisdiction outside the United States (collectively being referred to herein as the “Non-US Bio Companies”; and the Bio Companies Shares issued by Non-US Bio Companies collectively being referred to herein as the “Non-US Bio Companies Shares”) agrees to sell, assign, transfer, convey and deliver to Lonza Swiss Holdco, and Lonza Swiss Holdco agrees to purchase from each such Seller, at the Closing, all of the right, title and interest of Sellers in and to the Non-US Bio Companies Shares (excluding the Non-US Bio Company Shares issued by Cambrex Ireland IP Limited, an Irish private limited company (“Cambrex Ireland IP”), on the terms and subject to the conditions set forth in this Agreement;

(b) Each Seller that directly owns Bio Companies Shares issued by Bio Companies incorporated, formed or organized under the laws of any state in the United States (collectively being referred to herein as the “US Bio Companies”; and the Bio Companies Shares issued by US Bio Companies collectively being referred to herein as the “US Bio Companies Shares”) agrees to sell, assign, transfer, convey and deliver to Lonza America, and Lonza America agrees to purchase from each such Seller, at the Closing, all of the right, title and interest of Sellers in and to the US Bio Companies Shares (excluding the US Bio Companies Shares issued by CBM Intellectual Property) on the terms and subject to the conditions set forth in this Agreement;

(c) CBM Intellectual Property agrees to sell, assign, transfer, convey and deliver to Lonza Sales AG, and Lonza Sales AG agrees to purchase from CBM Intellectual Property, at the Closing, all of the right, title and interest of CBM Intellectual Property in and to all of the assets of CBM Intellectual Property on the terms and subject to the conditions set forth in this Agreement; and

(d) Cambrex Bahamas Inc., a Bahamas corporation and the owner of 100% of the Non-US Bio Companies Shares issued by Cambrex Ireland IP, agrees to sell, assign, transfer, convey and deliver to Lonza Sales AG, and Lonza Sales AG agrees to purchase from Cambrex Bahamas Inc., at the Closing, all of the right, title and interest of Cambrex Bahamas Inc. in and to the Non-US Bio Companies Shares issued by Cambrex Ireland IP, on the terms and subject to the conditions set forth in this Agreement.

SECTION 1.2  Purchase Price.

(a) The aggregate amount payable by Purchasers at the Closing for the Bio Companies Shares and the assets of CBM Intellectual Property shall be equal to US $460,000,000 (the “Initial Purchase Price”).

(b) The “Final Purchase Price” shall be an amount equal to the Initial Purchase Price

Plus or minus, as applicable,

(i) Working Capital to the extent it exceeds (in which case, the Initial Purchase Price shall be increased) or to the extent it is less than (in which case, the Initial Purchase Price shall be decreased) US $56,000,000 (“Target Working Capital”); provided, however, that there shall be no such increase or decrease unless Working Capital exceeds or is less than, as the case may be, Target Working Capital by more than US $1,000,000, in which case the adjustment required by this clause (i) shall be made on a dollar-for-dollar basis from the first dollar;

Minus,

(ii) the Additional Adjustment Amount, if any; provided that the Additional Adjustment Amount shall be deemed to be US $0 unless it exceeds US $500,000, in which case the adjustment required by this clause (ii) shall be made on a dollar-for-dollar basis from the first dollar.

Attached as Section 1.2 of the Bio Companies Disclosure Letter is a schedule setting forth the Company’s good faith, illustrative determination of (i) Working Capital, (ii) any Additional Adjustment Amount and (iii) the Final Purchase Price, in each case as if the Closing Date had been August 31, 2006 and determined in accordance with GAAP (the “Signing Date Adjustment Schedule”). Following the delivery of the Signing Date Adjustment Schedule to Purchasers, the Company will consider such revisions thereto as are reasonably proposed by Purchasers.

(c) In determining the Final Purchase Price, to the extent any components or amounts are not reflected in U.S. dollars, the “spot” or currency market exchange rates as of the date two (2) business days before the Closing Date will be utilized.

SECTION 1.3  Final Purchase Price and Post-Closing Adjustment Amount.  Subsequent to the Closing, (i) the Company shall be obligated to make a payment to Lonza America (for itself and as agent for the other Purchasers) to the extent that the Final Purchase Price as finally determined pursuant to Section 1.4 is less than the Initial Purchase Price or (ii) Purchasers shall be obligated to make a payment to the Company (for itself and as agent for the other Sellers) to the extent the Final Purchase Price as finally determined pursuant to Section 1.4 exceeds the Initial Purchase Price. The amount equal to the difference between the Initial Purchase Price and the Final Purchase

Price as finally determined pursuant to Section 1.4 is referred to herein as the “Post-Closing Adjustment Amount”. The Post-Closing Adjustment Amount shall be paid pursuant to Section 1.5(b) and (c).

SECTION 1.4  Preparation of the Post-Closing Adjustment Statement.

(a) As soon as practicable on or following the Closing Date, but in no event later than the seventh (7th) business day following the Closing Date, Purchasers and their Representatives shall conduct a physical count of the Inventory as of the close of business on the Closing Date. The physical count of such Inventory shall be observed and confirmed by the Company and its Representatives. The results of the physical count of the Inventory, which shall take into account changes in Inventory between the Closing Date and the date on which such physical count is completed, shall be used to prepare the Post-Closing Adjustment Schedule pursuant to paragraph (b) below.

(b) Within thirty (30) days after the Closing Date, Purchasers shall prepare and deliver to the Company a post-Closing purchase price adjustment schedule (the “Post-Closing Adjustment Schedule”) setting forth in reasonable detail Purchasers’ good faith determination of (i) Working Capital, (ii) any Additional Adjustment Amount and (iii) the Final Purchase Price, in each case as of the Closing Date and determined in accordance with GAAP. The Company shall give Purchasers and their Representatives (including their advisors and accountants) such assistance and access to the assets and books and records and relevant personnel of the Company and its Subsidiaries as Purchasers may reasonably request during normal business hours in order to enable Purchasers to prepare the Post-Closing Adjustment Schedule. Following delivery of the Post-Closing Adjustment Schedule, Purchasers shall give the Company and its Representatives (including its advisors and accountants) such assistance and access to the assets and books and records and relevant personnel of Purchasers and the Bio Companies as the Company may reasonably request during normal business hours in order to enable the Company to analyze the Post-Closing Adjustment Schedule.

(c) The Post-Closing Adjustment Schedule shall be final and binding on the parties unless the Company shall, within thirty (30) days following the delivery of the Post-Closing Adjustment Schedule, deliver to Purchasers written notice of objection (the “Objection Notice”) with respect to the Post-Closing Adjustment Schedule. The Objection Notice shall specify in reasonable detail each disputed item on the Post-Closing Adjustment Schedule (each, a “Disputed Item”) and describe in reasonable detail the basis for each Disputed Item, including the data that forms the basis thereof, as well as the amount in dispute. Notwithstanding the delivery of an Objection Notice, the Post-Closing Adjustment Schedule shall be final and binding to the extent any item is not a Disputed Item.

(d) If the Objection Notice is delivered, the parties shall consult with each other with respect to the Disputed Items and attempt in good faith to resolve the dispute. If the parties are unable to reach agreement within fifteen (15) days after delivery of the Objection Notice, either Purchasers or the Company may refer any unresolved Disputed Items to the Independent Accountants. The Independent Accountants shall be directed to render a written report as promptly as practicable and, in any event, within fifteen (15) days after the Independent Accountants’ engagement on the unresolved Disputed Items, within the range of values proposed for each Disputed Item by Purchasers and the Company, and to resolve only those issues of dispute set forth in the Objection Notice. The Independent Accountants shall resolve such issues of dispute on a basis consistent with GAAP, and such resolution shall be final and binding on the parties. The fees and expenses of the Independent Accountants shall be borne by the non-prevailing party if and to the extent that the resolution validates the position of the prevailing party and the Final Purchase Price determined by such resolution is more than one percent (1%) greater or less than the Final Purchase Price proposed by the non-prevailing party. Otherwise, Purchasers, on the one hand, and the Company, on the other, shall each pay 50% of the fees and expenses of the Independent Accountants.

SECTION 1.5  Closing; Payment of Post-Closing Adjustment Amount.

(a) The closing of the purchase and sale of the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property) and the purchase and sale of the assets of CBM Intellectual Property pursuant to this Agreement (the “Closing”) shall take place at 10:00 a.m. (New York time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second (2nd) business day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, unless another time, date or place is agreed to in writing by the parties hereto. At the Closing, Purchasers will pay to the Company (for itself and as agent for the other Sellers) an amount equal to the Initial Purchase Price less the Pay-Off Amount (which shall be payable by Purchasers to the lenders under the Credit Agreement in accordance with Section 1.6(b)) (the “Net Closing Purchase Price”). Such payment to the Company at Closing shall be by wire transfer of immediately available funds to an account or accounts designated by the Company in writing at least three (3) business days prior to the Closing Date.

(b) At the Closing, the Purchasers’ payment to the Company pursuant to Section 1.5(a) and the Sellers’ delivery of the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property) pursuant to Section 1.1(b) shall occur in the following sequence:

(i) each Seller that owns any Non-US Bio Companies Shares shall sell, assign, transfer, convey and deliver to Lonza Swiss Holdco all of such Seller’s right, title and interest in and to such Non-US Bio Companies Shares (excluding the Non-US Bio Companies Shares issued by Cambrex Ireland IP), against payment by Lonza Swiss Holdco of the portion of the Net Closing Purchase Price attributable to such Non-US Bio Companies Shares; then

(ii) Cambrex Bio Science Walkersville, Inc., a Delaware corporation (“Cambrex Walkersville”), will distribute to the Company all of Cambrex Walkersville’s right, title and interest to the Net Closing Purchase Price proceeds received or receivable from Lonza Swiss Holdco pursuant to Section 1.5(b)(i) and attributable to the Bio Companies Shares owned immediately prior to the Closing by Cambrex Walkersville (including such proceeds received by the Company in its capacity as agent for Cambrex Walkersville under Section 1.5(b)(i); then

(iii) each Seller that owns any US Bio Companies Shares shall sell, assign, transfer, convey and deliver to Lonza America all of such Seller’s right, title and interest in and to such Bio Companies Shares (excluding the US Bio Companies Shares issued by CBM IP Seller), against payment by Lonza America of the portion of the Net Closing Purchase Price attributable to such transferred US Bio Companies Shares; then

(iv) (A) CBM Intellectual Property shall sell, assign, transfer, convey and deliver to Lonza Sales AG all of the right, title and interest of CBM Intellectual Property in and to all of its assets pursuant to a general bill of sale that describes the assets generically but does not specify the name of each asset, and (B) Cambrex Bahamas Inc. shall sell, assign, transfer, convey and deliver to Lonza Sales AG all of the right, title and interest of Cambrex Bahamas Inc. in and to the Non-US Bio Companies Shares issued by Cambrex Ireland, in each case against payment by Lonza Sales AG of the portion of the Net Closing Purchase Price attributable to the assets of CBM Intellectual Property and the Non-US Bio Companies Shares issued by Cambrex Ireland.

At the Closing, the Sellers shall deliver to each Purchaser certificates representing all Bio Companies Shares purchased by such Purchaser under this Agreement, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers, in form and substance satisfactory to Purchasers and endorsed in blank, with requisite stock transfer tax stamps, if any, attached; provided that Cambrex Bio Science Clermont Ferrand SAS shall not deliver certificates representing fifteen thousand (15,000) shares of Genolife do Brazil held by Maria E. Menezes and Jose Carlos Serufo, each of whom is a director of such company (the “Directors Qualifying Shares”). At the Closing, there shall also be delivered to the Company and Lonza America (for itself and as agent for the other Purchasers) the certificates and other instruments to be delivered under Article V.

(c) After the final determination of the Post-Closing Adjustment Amount in accordance with Section 1.4, the Post-Closing Adjustment Amount, if any, shall be paid as follows:

(i) if the Final Purchase Price is greater than the Initial Purchase Price, Purchasers shall pay to the Company (for itself and as agent for the other Sellers) the Post-Closing Adjustment Amount, together with any interest earned on such amount; or

(ii) if the Final Purchase is less than the Initial Purchase Price, the Company (for itself and as agent for the other Sellers) shall pay to Lonza America (for itself and as agent for the other Purchasers) the Post-Closing Adjustment Amount, together with any interest earned on such amount.

(d) Payment of the Post-Closing Adjustment Amount shall be made as soon as practicable, but in no event more than three (3) business days, following the final determination of the Post-Closing Adjustment Amount by wire transfer of immediately available funds to a single account designated in writing at least three (3) business days prior to such payment by the Company or Purchasers, as the case may be, and shall be accompanied by a payment of interest determined by computing simple interest on the Post-Closing Adjustment Amount from the Closing Date to the date of payment at the rate of interest announced publicly by JPMorgan Chase Bank as its “reference rate” (on the basis of a 365-day year).

SECTION 1.6  Prepayment of Credit Agreement Indebtedness.

(a) At least three (3) business days prior to the Anticipated Closing Date or such earlier time as is necessary or appropriate under the Credit Agreement, the Company shall provide (i) the notice required under the terms of the Credit Agreement in order to terminate the commitments of the lenders under the Credit Agreement and prepay on the Closing Date all Indebtedness outstanding under the Credit Agreement and to otherwise discharge in full all obligations of the borrowers thereunder, (ii) written notice to Purchasers of the total amount necessary to pay all Indebtedness outstanding under the Credit Agreement as of the Closing Date and to otherwise discharge in full all obligations of the borrowers thereunder (the “Pay-Off Amount”) and (iii) to Purchasers appropriate payoff letters and forms of Lien releases with respect to all Indebtedness of the Company and the Subsidiaries under the Credit Agreement.

(b) At the Closing, Purchasers shall pay to the lenders under the Credit Agreement the Pay-Off Amount by wire transfer of immediately available funds and in accordance with wire instructions set forth in the payoff letters referenced in Section 1.6(a) or, if the payoff letters contain no wire instructions, in accordance with wire instructions to be delivered to the Purchasers by the Company in writing at least three (3) business days prior to the Closing Date. The foregoing payment by Purchasers shall be, and for all purposes will be considered as, payment on behalf of the Company and in respect of obligations and liabilities of the Company.

(c) The Company represents to Purchasers that upon payment of the amounts set forth in this Section 1.6, the Company and the Bio Companies will not be subject to any further obligations or liabilities with respect to the Credit Agreement or the Pay-Off Amount.

SECTION 1.7  Further Assurances; Post-Closing Cooperation.

(a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

(b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records, personnel files, payroll files and other data relating to the Bio Companies Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental Authority, (iv) in connection with any actual or threatened Action or Proceeding, including, but not limited to, the Rubin Litigation or (v) the determination of pension or other benefits. In addition, Purchasers agree that, in the event that the Rubin Litigation proceeds to trial, it shall, and shall cause the Bio Companies to, allow the Company and its Representatives reasonable access to employees and personnel of the Bio Companies as necessary for purposes of such litigation and that Purchasers shall, and shall cause the Bio Companies to, make all reasonable efforts to ensure that any employees or personnel of the Bio Companies will appear if called to testify at trial. Further, each party agrees for a period extending seven (7) years after the Closing Date not to destroy or otherwise dispose of any such books, records, personnel files, payroll files and other data unless such party shall first offer in writing to surrender such books, records, personnel files, payroll files and other data to the other party and such other party shall not agree in writing to take possession thereof during the sixty (60) day period after such offer is made. The parties acknowledge and agree that any cooperation and access provided by or on behalf of Purchasers as contemplated in this Section 1.7(b), including but not limited to any cooperation and access provided by Purchasers and their employees and personnel in connection with the Rubin Litigation or any other Company Liability, shall under no circumstances imply that Purchasers, the Bio Companies or their respective Affiliates are assuming or retaining any Liabilities arising out of, resulting from or relating to the Rubin Litigation or such other Company Liability, which Liabilities shall remain obligations of the Company pursuant to the terms of this Agreement.

(c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Bio Companies Business not referred to in paragraph (b) above, and such information, documents or records are in possession or control of the other party, such other party agrees to use its reasonable best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense.

(d) Notwithstanding anything to the contrary contained in this Section 1.7, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records relevant or necessary to the prosecution or defense of any such litigation or arbitration shall be subject to applicable rules relating to discovery.

(e) Any party requesting information pursuant to Section 1.7(b) or (c) shall reimburse the non-requesting party for the reasonable out-of-pocket costs, if any, of creating, gathering, copying and transporting such information. In addition, in the event that employees and personnel of the Bio Companies are requested by the Company and made available to the Company and its Representatives in connection with the Rubin Litigation or any other Action or Proceeding, the Company shall reimburse Purchasers or the applicable Bio Company employer of such employees or personnel for the reasonable out-of-pocket costs of any travel and other expenses incurred in connection with the Company’s request.

SECTION 1.8  Withholding.  Purchasers shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. Purchasers shall provide the Company with a reasonably detailed explanation of the need and basis for any such deduction and withholding of payment at least five (5) business days prior to making such deduction and withholding of payment. If any Purchaser so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been fully paid.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant to Purchasers that, except as set forth in the Bio Companies Disclosure Letter delivered by the Company to Purchasers simultaneously with the execution of this Agreement (the “Bio Companies Disclosure Letter”) (it being understood that any matter set forth in the Bio Companies Disclosure Letter shall not be deemed disclosed with respect to any Section of this Article II to which the matter relates unless the Bio Companies Disclosure Letter identifies the matter with reasonable particularity and describes the relevant facts in reasonable detail, and without limiting the generality of the foregoing, the mere listing of a document or other item shall not be deemed adequate disclosure to any matter unless the representation or warranty pertains to the existence of the document or other item itself):

SECTION 2.1  Organization and Standing.

(a) Each Seller is a corporation or other organization duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of any Seller to perform its obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions.

(b) Each of the Bio Companies is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Bio Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect. Section 2.1(b) of the Bio Companies Disclosure Letter sets forth a true and complete list of the jurisdiction of incorporation or organization of each Bio Company.

(c) The Company has previously made available to Purchasers complete and correct copies of the certificate of incorporation and bylaws (or other comparable organizational documents) of each of the Bio Companies, as amended to the date of this Agreement (the “Bio Companies Charter Documents”). None of the Bio Companies is in violation of any provision of its respective certificate of incorporation or bylaws (or other comparable organizational documents).

(d) The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock record books for each of the Bio Companies are correct and complete in all material respects.

SECTION 2.2  Capitalization.   (a) The authorized, issued and outstanding capital stock of, or other equity interests in, each of the Bioproducts Companies is as set forth in Section 2.2(a) of the Bio Companies Disclosure Letter. All the outstanding shares of capital stock of, or other equity interests in, each Bio Company are duly authorized, have been validly issued, are fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by one of the Sellers free and clear of all Liens, claims and demands (other than the Directors’ Qualifying Shares). The delivery of certificates at the Closing representing the Bio Companies Shares in the manner provided in Section 1.5 will transfer to Purchasers good and valid title to the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property), free and clear of all Liens, claims and demands other than those created by Purchasers.

(b) There are no outstanding or authorized options, warrants, purchaser rights or other contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, transfer, issuance or other disposition of, or the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or anti-dilutive right with respect to, any shares of capital stock of, or other equity interests in, any of the Bio Companies. There are no outstanding or authorized bonds, debentures, notes or other Indebtedness of any of the Bio Companies having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of any of the Bio Companies may vote. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Bio Companies.

SECTION 2.3  Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Authorization, to perform its obligations hereunder, and Sellers have all necessary corporate power and authority, subject in the case of the Company to obtaining the Company Stockholder Authorization, to consummate the Bio Companies Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by Sellers of the Bio Companies Transactions, have been duly authorized and approved by the board of directors of Sellers and by each of the stockholders of the Bio Companies Sellers, and except for obtaining the Company Stockholder Authorization, no other corporate action on the part of Sellers is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by Sellers of the Bio Companies Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Purchasers, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board, at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the Bio Companies Transactions and directed that this Agreement and the Bio Companies Transactions be submitted to the holders of shares of Company Common Stock for their authorization, and (ii) resolved, subject to Section 4.2, to recommend that the holders of Company Common Stock authorize this Agreement and the Bio Companies Transactions.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by Sellers of the Bio Companies Transactions, nor compliance by Sellers with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws (or other comparable organization documents) of any Seller, (ii) assuming that the authorizations, consents and approvals referred to in Section 2.4 and the Company Stockholder Authorization are obtained and the filings referred to in Section 2.4 are made, (x) violate any Law, judgment, writ, injunction or other restriction of any Governmental Authority applicable to the Company or any of its Subsidiaries or (y) conflict with, result in a breach of, violate, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or (iii) result in the imposition or creation of a Lien upon or with respect to the Bio Companies Shares, except, in the case of clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect or to impair in any material respect the ability of Sellers to perform their obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock in favor of authorizing this Agreement and the Bio Companies Transactions is the only vote or approval of the holders of any class or series of capital stock of the Company which is necessary to authorize this Agreement and the Bio Companies Transactions (the “Company Stockholder Authorization”).

SECTION 2.4  Governmental Approvals.   Except for (i) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Proxy Statement in definitive form, and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the New York Stock Exchange (“NYSE”), (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and (iii) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no notices, consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by Sellers of the Bio Companies Transactions, other than such notices, consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect or to impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions.

SECTION 2.5  Financial Statements; Undisclosed Liabilities; Company SEC Documents.

(a) Prior to the execution of this Agreement, the Company has made available to Purchasers true and complete copies of (i) the audited combined balance sheets of the Bioproducts Companies as of December 31, 2004 and December 31, 2005, and the related audited combined statements of income, changes in invested equity and comprehensive income, and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by PricewaterhouseCoopers LLP, (ii) the unaudited combined balance sheets of the Biopharma Companies as of December 31, 2004 and December 31, 2005, and the related unaudited combined statements of income for each of the fiscal years then ended, (iii) the unaudited combined balance sheets of the Bioproducts Companies as of August 31, 2006, and the related unaudited combined statements of income for the eight-month period then ended, and (iv) the unaudited combined balance sheets of the Biopharma Companies as of August 31, 2006, and the related unaudited combined statements of income for the eight-month period then ended. Except as set forth in the notes thereto and as disclosed in Section 2.5 of the Bio Companies Disclosure Letter, the financial statements identified in clause (i) above were prepared in accordance with all applicable requirements of Rule 3-05 of Regulation S-X promulgated by the SEC, the financial statements identified in clause (ii) above were prepared on a basis consistent with the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2005 included in the Company SEC Documents (as defined in paragraph (c) below), and the unaudited interim financial statements identified in clauses (iii) and (iv) above were prepared on a basis consistent with the methodology used by the Company in the preparation of its internal monthly financial statements in the ordinary course and are subject to normal year-end adjustments (which will not be material, individually or in the aggregate, in kind or amount). The books and records of the Company and the Bio Companies have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and are in all material respects correct and complete, and all of the financial statements described in this paragraph (a) above are consistent in all material respects with such books and records.

(b) None of the Bio Companies has any Liabilities or obligations of whatever kind or nature, except Liabilities (i) reflected or reserved against on the combined balance sheet of the Bioproducts Companies as of December 31, 2005 (the “Balance Sheet Date”) included in the financial statements referred to in clause (i) of paragraph (a) above (including the notes thereto, the “Bioproducts Balance Sheet”) or on the combined balance sheet of the Biopharma Companies as of the Balance Sheet Date included in the financial statements referred to in clause (ii) of paragraph (a) above (including the notes thereto, the “Biopharma Balance Sheet”), as applicable, (ii) Liabilities and obligations in existence as of the Balance Sheet Date not required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, (iii) incurred after the Balance Sheet Date in the ordinary course of business, (iv) incurred under this Agreement or otherwise in connection with the Bio Companies Transactions and expressly contemplated by this Agreement to remain outstanding following the closing or (v) as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect.

(c) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2004 (collectively, including without limitation the financial statements and related schedules included therein, and as such forms, reports and documents shall have been amended or supplemented from time to time, the “Company SEC Documents”). As of their respective SEC filing dates, and insofar as they related to the Bio Companies Business or the Bio Companies, the Company SEC Documents and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement, including all financial statements included or incorporated by reference in the Company SEC Documents or in reports, forms and other documents filed by the Company with the SEC after the date of this Agreement (in each case insofar as they related or relate to the Bio Companies Business or the Bio Companies), (i) complied or will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and (ii) did not, or will not, contain any untrue statement of a material fact with respect to the Bio Companies Business or the Bio Companies or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Bio Company is required to file any report, form or other document with the SEC.

SECTION 2.6  Absence of Certain Changes.  Since the Balance Sheet Date, (a) the Bio Companies Business has been carried on and operated in all material respects in the ordinary course of business, (b) there have not been any events, changes or occurrences that have had or are reasonably expected to have a Bio Companies Material Adverse Effect and (c) no action, event, occurrence or transaction has taken place that would have been prohibited by Section 4.1(a) without the consent of Lonza America (on behalf of itself and as agent for the other Purchasers) if this Agreement had been in effect at the time thereof.

SECTION 2.7  Legal Proceedings.  Section 2.7 of the Bio Companies Disclosure Letter sets forth each instance in which (a) any of the Sellers or Bio Companies or their respective properties or assets (i) is a party or, to the Knowledge of any of the Sellers, is threatened to be made a party to any Action or Proceeding or (ii) is subject to any outstanding injunction, judgment, order, decree, ruling or charge by or before any Governmental Authority, with each such Section of the Bio Companies Disclosure Letter separately indicating which instances apply to the Sellers and the Sellers’ properties and which apply to the Bio Companies and the Bio Companies’ properties. None of the matters set forth under Section 2.7 of the Bio Companies Disclosure Letter would reasonably be expected to have a Bio Companies Material Adverse Effect or prevent or materially delay consummation of the Bio Companies Transactions. None of the Sellers has any reason to believe that any such Action of Proceeding may be brought or threatened against the Company or any of its Subsidiaries or that there is any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any such Action or Proceeding, that in any such case would reasonably be expected to have a Bio Companies Material Adverse Effect or prevent or materially delay consummation of the Bio Companies Transactions.

SECTION 2.8  Compliance With Laws; Permits; Food and Drug Laws; Quality.

(a) The Bio Companies have been and remain in material compliance with all applicable Laws, and no Action or Proceeding, claim, demand or notice has been filed, commenced or, to the Knowledge of the Sellers, threatened against any Bio Company alleging any failure to so comply.

(b) The Bio Companies own all Permits necessary for the lawful conduct of the Bio Companies Business and all such Permits are valid and in full force and effect, except where the failure to hold the same or of the same to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect. The Bio Companies are in material compliance with the terms of all such Permits. Except as set forth in Section 2.8 of the Bio Companies Disclosure Letter, no Permit required to be obtained or maintained by the Sellers (with respect to the Bio Companies Business) or any Bio Company has ever been suspended or terminated.

(c) All facilities operated by the Bio Companies in connection with the operation of the Bio Companies Business have been operated and remain in material compliance with the Federal Food Drug and Cosmetic Act and regulations and guidelines thereunder and the regulations of the FDA, the USDA and other regulatory agencies in the United States and all other jurisdictions, in each case to the extent applicable, including without limitation current Good Manufacturing Practices and current Good Laboratory Practices of the FDA or laid down in the Member States of the European Economic Area, and all similar Laws applicable to the operation of the Bio Companies Business (collectively, “Food and Drug Laws”). Additionally, all products of the Bio Companies currently in the marketplace, including those related to investigational use, pre-market clearance and applications or abbreviated applications, (i) have been, and in-process products of the Bio Companies will be, prior to the Closing Date, manufactured, packaged, labeled, stored and shipped materially in accordance with all applicable Food and Drug Laws; (ii) are not, and in-process products of the Bio Companies will not be, prior to the Closing Date, materially adulterated or misbranded within the meaning of any applicable Food and Drug Law; and (iii) are not, and in-process products of the Bio Companies will not be, prior to the Closing Date, articles which may not be introduced into interstate commerce under the provisions of any applicable Food and Drug Law. Additionally, all techniques, processes and clinical trials used, supervised or conducted by the Bio Companies, and, to the Knowledge of the Sellers, by the Bio Companies’ third party vendors and independent contractors, for the manufacturing or processing of products for use have been and remain in material compliance with all Food and Drug Laws. The Bio Companies have consistently and in all material respects followed their ISO 9002 quality systems to the extent applicable and all applicable Food and Drug Laws, including those Food and Drug Laws applicable to manufacturing, processing, operations, animal housing, animal care and husbandry, and the extraction of human cells, tissue cells and other substances.

(d) None of the Bio Companies has received any warning letter, notice of violation or other correspondence or communication from the FDA or any other Governmental Authority stating or suggesting that any of the Bio Companies (i) violated any Food and Drug Laws in any material respect or (ii) will be required to suspend or discontinue any portion of the Bio Companies Business. To the Knowledge of the Sellers, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, Action or Proceeding with respect to a recall, suspension or discontinuance of the Bio Companies’ manufacture or sale of any products or the performance of any services or the suspension or discontinuance of any other material portion of the Bio Companies Business.

(e) Neither the Company nor any of the Bio Companies has been debarred by the FDA under 21 U.S.C. § 335a (1999). To the Knowledge of the Sellers, none of the Sellers (with respect to the Bio Companies Business) or Bio

Companies uses or has used the services of any Person who at the time that the services were rendered was debarred by the FDA under 21 U.S.C. § 335a (1999).

(f) To the Knowledge of the Sellers, no director, officer or employee of any of the Bio Companies has ever been convicted of a felony under any Law for conduct relating to the development, testing or approval of any drug product or device, including, without limitation, the preparation or submission of a new drug application, abbreviated new drug application, device 510(k) notification, device premarket approval application or biologics license application and, in the European Economic Area, the preparation or submission of an application for marketing authorization.

SECTION 2.9  Proxy Statement.   Subject to the accuracy of the representations and warranties of Purchasers set forth in Section 3.4, the Proxy Statement, and any amendments or supplements thereto, will not, on the date it is first mailed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the Company Stockholders Meeting which shall have become false or misleading in any material respect. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Purchasers for inclusion or incorporation by reference in the Proxy Statement.

SECTION 2.10  Tax Matters.

(a) Each of the Bio Companies has timely filed, or there has been timely filed on their behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed with respect thereto, and all such filed Tax Returns are true, correct and complete in all material respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against any of the Bio Companies which have not been fully paid or adequately reserved in the Bioproducts Balance Sheet or Biopharma Balance Sheet; (iv) no Bio Company has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, and (v) no audit or other Action or Proceeding is pending (or to the Knowledge of the Sellers threatened) with any Governmental Authority with respect to Taxes of any of the Bio Companies, and no written notice thereof has been received.

(b) Since the Balance Sheet Date, none of the Bio Companies has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) None of the Bio Companies is a party to any Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that is not deductible under sections 162(m) or 280G of the Code.

(d) None of the Bio Companies is a party to or bound by any Tax allocation or sharing agreement (other than any such agreement between or among the Company, its Subsidiaries and the Bio Companies).

(e) None of the Bio Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than any such group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries or any other Bio Company) under United States Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

(f) There are no Liens for Taxes upon any material property or other material assets of any of the Bio Companies, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings.

(g) All Taxes required to be withheld, collected or deposited by or with respect to any of the Bio Companies have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Tax Authority or other Governmental Authority, except for such failure to do any of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect.

(h) The Bio Companies will not be required to include any amount in income in a post-Closing Tax period as a result of any adjustment to income under Code section 481 or any similar provision of state, local or foreign Law in connection with a change in accounting method made in a taxable year for which Tax Returns have been filed prior to the date hereof.

(i) In the past five (5) years, none of the Bio Companies has been a party to a transaction that has been reported as a reorganization within the meaning of Code section 368, or distributed as a corporation (or been distributed) in a transaction that is reported to qualify under Code section 355.

(j) Since January 1, 2003, no written claim has been made by a Tax Authority in a jurisdiction where a Bio Company does not file a Tax Return asserting that such Bio Company is subject to Tax in that jurisdiction. No Bio Company that is organized under the Laws of the United States or any State therein has, or has had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign Law and any applicable Tax treaty or convention between the United States and such foreign country.

(k) No Bio Company has been a party to a “reportable transaction” as such term is defined in Treasury Regulations section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulation §1.6011-4(b)(2).

(l) Each of the Company and its Subsidiaries, including each Bio Company, has fully performed any and all of its obligations under Code section 965 and that certain “domestic reinvestment plan” adopted by the Company pursuant thereto to the extent such actions were required to be performed prior to the date hereof. Any further actions that are required of the Company or any of its Subsidiaries (including each Bio Company) after the date hereof in order to ensure that the Tax benefits of Code section 965 will be derived as contemplated in such “domestic reinvestment plan” will be performed when required.

(m) For purposes of this Agreement: (i) “Taxes” shall mean (x) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments or similar charges, (y) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (x), and (z) any liability in respect of any items described in clauses (x) and/or (y) payable by reason of Contract, assumption, transferee liability, being party to any agreement or any express or implied obligation to indemnify any other Person, operation of Law, Treasury Regulation §1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(n) This Section 2.10 contains the sole and exclusive representations and warranties of the Sellers with respect to Tax matters.

SECTION 2.11  Employee Benefits and Labor Matters.

(a) Section 2.11(a) of the Bio Companies Disclosure Letter lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other material employee benefit plan, program, policy, contract, arrangement or agreement, including, but not limited to, any material retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or fringe benefit arrangement that is maintained or sponsored by any Bio Company, to which any Bio Company contributes or is required to contribute, in which any current or former employee of any Bio Company participates or is eligible to participate or with respect to which any Bio

Company has any Liability, but excluding, in each case, any plan, program or arrangement required to be maintained or contributed to by applicable Law or by national labor agreement (each, a “Bio Companies Plan”). The Company has made available to Purchasers correct and complete copies of (i) each Bio Companies Plan (or, in the case of any such Bio Companies Plan that is unwritten, descriptions thereof) that will be sponsored by any Bio Company after Closing in accordance with the provisions of Article VII (the “Assumed Bio Companies Plans”), (ii) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Assumed Bio Companies Plan (if any such report was required), (iii) the most recent summary plan description for each Assumed Bio Companies Plan for which such summary plan description is required and (iv) each material trust agreement and insurance or group annuity Contract relating to any Assumed Bio Companies Plan. Each Bio Companies Plan maintained by the Company or any of its Subsidiaries has been administered in accordance with its terms other than instances of non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect. The Bio Companies and each corporation, trade or business which, together with any Bio Company, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code (each, an “ERISA Affiliate”) (in each case, in connection with the Assumed Bio Companies Plans) and all the Assumed Bio Companies Plans are all in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, except for any instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect, and no notice has been issued by any Governmental Authority questioning or challenging such compliance. All Bio Companies Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be Tax qualified under section 401(a) of the Code and exempt from Tax under section 501(a) of the Code have received a favorable opinion or determination letter from the IRS and all amendments to any such plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable determination or opinion letter from the IRS. The Company has made available to Purchasers a correct and complete copy of the most recent opinion or determination letter received with respect to each Assumed Bio Companies Plan, as well as a correct and complete copy of each pending application for an opinion or a determination letter, if any. No Assumed Bio Companies Plan is subject to Title IV of ERISA, a multiemployer plan, as defined in Section 3(37) of ERISA, or an “employee benefit plan” subject to Sections 4063 or 4064 of ERISA.

(b) Each of the Bio Companies is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect. None of the Bio Companies is a party to a collective bargaining agreement and no labor union has been certified to represent any employee of the Bio Companies or any of the Bio Companies or, to the Knowledge of the Sellers, has applied to represent or is attempting to organize so as to represent such employees.

(c) Section 2.11(c) of the Bio Companies Disclosure Letter lists each (i) severance or employment agreement with directors, officers or employees of or consultants to any of the Bio Companies; (ii) severance program or policy with or relating to employees of the Bio Companies; and (iii) plan, program, agreement or other arrangement of, with or relating to any directors, officers, employees or consultants of the Bio Companies which contain change-in-control, retention or comparable provisions.

(d) There have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Assumed Bio Companies Plan and no Bio Company nor any of their respective ERISA Affiliates has engaged in any prohibited transaction, in each case, that would reasonably be expected to have a Bio Companies Material Adverse Effect.

(e) There have been no acts or omissions by any Bio Company or any of their respective ERISA Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code that would reasonably be expected to have a Bio Companies Material Adverse Effect.

(f) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Sellers, threatened involving any Assumed Bio Companies Plan or the assets thereof, and no facts exist which could reasonably be expected to give rise to any such action, suit or claim, that would reasonably be expected to have a Bio Companies Material Adverse Effect.

(g) With respect to any Bio Companies Plan that is subject to Title IV of ERISA, none of the following has occurred that would reasonably be expected to have a Bio Companies Material Adverse Effect: (i) a reportable event (as described in section 4043 of ERISA); (ii) steps taken to terminate any such plan; (iii) a withdrawal (within the meaning of section 4063 of ERISA) of a “substantial employer” (as defined in section 4001(a)(2) of ERISA); or (iv) notice received from the Pension Benefits Guaranty Corporation indicating that it would seek to terminate, or appoint, a trustee to administer any such plan.

(h) None of the Bio Companies or any Subsidiary of any Bio Company has any Liability for providing, under any Assumed Bio Companies Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state Law or comparable foreign regulations.

(i) Section 2.11(i) of the Bio Companies Disclosure Letter lists each director and executive officer of each of the Bio Companies. Except as otherwise set forth in Section 2.11(i) of the Bio Companies Disclosure Letter, none of these executive officers has given written notice of his or her intention to leave his or her position, office or employment on or prior to the Closing.

SECTION 2.12  Contracts.

(a) Section 2.12(a) of the Bio Companies Disclosure Letter sets forth a correct and complete list as of the date of this Agreement, and the Company has made available to Purchasers and their Representatives correct and complete copies of all Contracts (including all material amendments, modifications, extensions or renewals with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with the terms of each such Contract or with applicable Laws governing the sharing of information) to which any of the Bio Companies is a party (collectively, the “Bio Companies Contracts”):

(i) with distributors, dealers, manufacturer’s representatives or sales agencies, the performance of which will involve the payment or potential payment, pursuant to the terms of any such Contract, by or to any Bio Company of more than US $200,000 annually;

(ii) that contain a covenant restricting the ability of any of the Bio Companies to compete in any business or with any Person or in any geographic area;

(iii) with any Subsidiary or Affiliate of the Company (other than any of the Bio Companies and other than employment or compensation-related Contracts);

(iv) which primarily relate to (A) the granting to any of the Bio Companies of any IP License in or to any Bio Companies Intellectual Property owned by a third party which is material to the Bio Companies Business, or (B) the granting by any of the Bio Companies of any IP License to a third party (including another Bio Company) in or to any Bio Companies Intellectual Property which is material to the Bio Companies Business, in each of clause (A) and (B) above, excluding “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” Software, or the terms of use or service for any web site;

(v) relating to any material joint venture, partnership or other similar arrangement involving co-investment with a third party;

(vi) with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer) which imposes any material obligation or restriction on any of the Bio Companies;

(vii) pursuant to which any indebtedness for borrowed money of any of the Bio Companies is outstanding or may be incurred (other than indebtedness between Bio Companies) or pursuant to which any of the Bio Companies has guaranteed any indebtedness for borrowed money of any other Person (other than one of the Bio Companies) or under which any of the Bio Companies have imposed a Lien on any of its assets, tangible or intangible (other than trade payables arising in the ordinary course of business);

(viii) relating to (A) the future disposition or acquisition of any assets or properties individually or in the aggregate material to the Bio Companies Business, other than dispositions or acquisitions in the ordinary course of business, and (B) any merger or other business combination;

(ix) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to any Bio Company of more than US $300,000 annually and (B) cannot be terminated within ninety (90) days after giving notice of termination without resulting in any material cost or penalty to any Bio Company (other than Bio Companies Plans and leases listed in Section 2.16 of the Bio Companies Disclosure Letter);

(x) relating to any collective bargaining agreement, excluding any plan, program or arrangement required to be maintained or contributed to by applicable Law or by national labor agreements;

(xi) providing for the employment of any individual on a full-time, part-time, consulting or other basis providing annual base salary in excess of US $100,000 or providing severance benefits;

(xii) under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiii) providing for any settlement, conciliation or similar agreement, the performance of which will involve payment after the Balance Sheet Date of consideration in excess of US $100,000;

(xiv) providing for any advancement or loan to any directors, officers or employees of any of the Bio Companies; or

(xv) providing for any advancement or loan to any other Person of amounts in the aggregate exceeding US $50,000, other than intercompany advancements or loans.

(b) Each Bio Companies Contract is valid and binding on any Seller and Bio Company which is party thereto and, to the Knowledge of the Sellers, each other party thereto, and is enforceable and in full force and effect. Each Bio Companies Contract will continue to be valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the Bio Companies Transactions. The applicable Seller or Bio Company has performed all obligations required to be performed by it prior to the date hereof under each Bio Companies Contract and, to the Knowledge of the Sellers, each other party to each Bio Companies Contract has performed all material obligations required to be performed by it prior to the date hereof under such Bio Companies Contract. No Seller or Bio Company and, to the Knowledge of the Sellers, no other party is in breach or default under any Bio Companies Contract, and, to the Knowledge of the Sellers, no event has occurred that constitutes or, with notice or lapse of time, would constitute, a breach or default or permit any party to terminate, modify or accelerate any provisions of a Bio Companies Contract.

SECTION 2.13  Environmental Matters.

(a) The Bio Companies have, for the five (5) years prior to the date of this Agreement, complied and are in compliance with all Environmental Laws, except for any non-compliance that (i) has been responded to and corrected (including the payment of any fines and penalties with respect thereto), or (ii) would not reasonably be expected to have a Bio Companies Material Adverse Effect;

(b) Without limiting the generality of paragraph (a), the Bio Companies have obtained, currently maintain and are in material compliance with all Permits required pursuant to all Environmental Laws for the occupation of their currently leased or owned real estate and/or the current operation of the Bio Companies Business;

(c) The Bio Companies have not received any written claim, complaint, Lien, notice, or Order in the five (5) years prior to the date of this Agreement, and no Action or Proceeding is pending, regarding any actual or alleged violation of, or Liability under, any Environmental Law or any Liability related to Environmental Conditions;

(d) To the Knowledge of the Sellers and except for matters set forth in Section 2.13(d) of the Bio Companies Disclosure Letter, there has been no Release or Threat of Release of Hazardous Materials at, onto, under or migrating to or from any properties currently or previously owned, operated, occupied or leased by the Bio Companies, or, at any location to which any of the Bio Companies have sent, transported or arranged for the transportation, treatment or disposal of a Hazardous Material, which Release would reasonably be expected to have a Bio Companies Material Adverse Effect;

(e) To the Knowledge of the Sellers and except for matters set forth in Section 2.13(e) of the Bio Companies Disclosure Letter, (i) the Bio Companies have not, in the five (5) year period prior to the date of this Agreement, received any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or comparable state Laws, and (ii) none of the operations of the Bio Companies are the subject of any investigation by a governmental body evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Material at any location currently or previously owned, operated, occupied or leased by the Bio Companies or any locations to which either of the Bio Companies have sent, transported, or arranged for the transportation, treatment or disposal of, any Hazardous Material;

(f) To the Knowledge of the Sellers, none of the following exists at any location currently owned, operated, occupied or leased by the Bio Companies: (i) regulated Hazardous Materials underground storage tanks; (ii) asbestos-containing material in a friable or damaged condition; (iii) materials or equipment containing regulated levels polychlorinated biphenyls; or (iv) regulated landfills, surface impoundments, or disposal areas, in each case above, where the presence of any of the foregoing is not in material compliance with Environmental Laws or would reasonably be expected to have a Bio Companies Material Adverse Effect;

(g) None of the Bio Companies has treated, stored, disposed of, arranged for or permitted the treatment, transportation or disposal of, transported, handled, manufactured, distributed, or released any Hazardous Material, or owned, operated, occupied or leased any property or facility (and no such property or facility is contaminated by any Hazardous Material) in a manner that would reasonably be expected to have a Bio Companies Material Adverse Effect, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resource damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), the Solid Waste Disposal Act, as amended, the Clean Water Act, or any other Environmental Law, the common law or civil law;

(h) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any material obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or other third parties, pursuant to any “transaction triggered” or “responsible party transfer” Environmental Law;

(i) The Bio Companies are not currently subject to any contractually assumed material Liability of any other Person or entity arising under Environmental Laws, including without limitation any material obligation for corrective or remedial action relating to the Environmental Condition of any property pursuant to any Environmental Law;

(j) The Bio Companies have furnished to Purchasers all non-privileged environmental audits and reports in their possession, custody or control; the possession, custody or control of their Subsidiaries; or the possession, custody or control of the Sellers, prepared within the five (5) years prior to the date of this Agreement and relating to the Bio Companies’ previously or currently owned, operated, occupied or leased properties, facilities or operations; and

(k) The Bio Companies, during the five (5) years prior to the date of this Agreement, have not entered into any written consent decree or other written agreement in settlement of any alleged violation of or Liability under any applicable Environmental Law, under which decree or agreement any of the Bio Companies has any unfulfilled material obligations.

(l) To the Knowledge of the Sellers, except as set forth on Section 2.13(l) of the Bio Companies Disclosure Letter or in the forecasts of capital expenditures set forth in Section 4.1 of the Bio Companies Disclosure Letter, there are no material capital expenditures planned or reasonably foreseeable to maintain compliance with Environmental Laws or Permits.

This Section 2.13 contains the sole and exclusive representations and warranties of Sellers with respect to any environmental matters, including without limitation any arising under any Environmental Laws.

SECTION 2.14  Intellectual Property.

(a) As used herein: (i) “Intellectual Property” means all U.S. and foreign (A) trademarks, service marks, trade names, Internet domain names, designs, logos and slogans, together with goodwill, registrations and applications relating to the foregoing (“Trademarks”), (B) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof, any counterparts claiming priority therefrom and like statutory rights (“Patents”), (C) registered and unregistered copyrights (including those in Software) and registrations and applications to register the same (“Copyrights”), (D) confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (“Trade Secrets”) and (E) databases and compilations, including any and all electronic data and electronic collections of data; (ii) “IP Licenses” means any license or sublicense rights in or to any Intellectual Property, (iii) “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, and all documentation, including user manuals and training materials, related to any of the foregoing; and (iv) “Bio Companies Intellectual Property” means the Intellectual Property, IP Licenses and Software owned by the Bio Companies, or held for use or used in the Bio Companies Business in their business as currently conducted.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Bio Companies Material Adverse Effect, the Bio Companies own or possess licenses or other legal rights to use, sell or license all Bio Companies Intellectual Property that are appropriate for their business as currently conducted.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect, all Trademark registrations and applications for registration, Patents issued or pending and Copyright registrations and applications for registration included in the Bio Companies Intellectual Property are valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned (subject to the vulnerability of a registration for Trademarks to cancellation for lack of use), and, to the Knowledge of the Sellers, are not the subject of any opposition filed with the United States Patent and Trademark Office or any other Intellectual Property registry.

(d) Except as set forth in Section 2.14(d) of the Bio Companies Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to result in a Bio Companies Material Adverse Effect:

(i) the Bio Companies are the sole and exclusive owners of the entire right, title and interest in and to the Bio Companies Intellectual Property except as is set forth in the Bio Companies Disclosure Letter;

(ii) no claim has been made or, to the Knowledge of the Sellers, threatened against the Bio Companies or their licensees that the ownership or use of the Bio Companies Intellectual Property conflicts with, infringes, misappropriates, dilutes or otherwise violates any of the rights of any third party;

(iii) the Bio Companies have taken all commercially reasonable steps to safeguard their Trade Secrets and to the Knowledge of the Sellers (x) none of the Trade Secrets has been used, divulged, disclosed or appropriated for the benefit of any other Person; (y) no employee, independent contractor or agent of any of the Bio Companies has misappropriated any Trade Secrets in the course of the performance of his or her duties as an employee, independent contractor or agent of any of the Bio Companies; and (z) no employee, independent contractor or agent of any of the Bio Companies is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Bio Companies Intellectual Property;

(iv) the Bio Companies have made all filings necessary in their reasonable business judgment to protect their interest in the Bio Companies Intellectual Property, and, to the Knowledge of the Sellers, have used proper statutory notice as necessary in connection with their use of any Patent, Trademark and Copyright included in the Bio Companies Intellectual Property;

(v) The Bio Companies are not in default in any material respect under the terms of any IP Licenses included in the Bio Companies Intellectual Property;

(vi) to the Knowledge of the Sellers, the conduct of the Bio Companies Business does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party;

(vii) to the Knowledge of the Sellers, no third party is infringing, misappropriating, diluting or violating any Bio Companies Intellectual Property that is owned by any of the Bio Companies;

(viii) no settlement agreements, consents, orders, forbearances or covenants not to sue, non-assertion assurances, releases or similar obligations to which any of the Bio Companies is a party limit or restrict any rights of any of the Bio Companies in and to any Bio Companies Intellectual Property that is owned or, to the Knowledge of the Sellers, used by any of the Bio Companies;

(ix) the Bio Companies have not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any Intellectual Property, including for purposes of granting a security interest in respect of any Intellectual Property that has not been terminated or released; and

(x) the consummation of the Bio Companies Transactions will not result in the loss or impairment of any rights of any of the Bio Companies to own or use any of the Bio Companies Intellectual Property or obligate any of the Bio Companies to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by them absent the consummation of the Bio Companies Transactions.

SECTION 2.15  Insurance.  Section 2.15 of the Bio Companies Disclosure Letter sets forth a list of all the insurance policies currently in effect that insure the business, operations or employees of the Bio Companies Business or affect or relate to the ownership, use or operation of any of the assets and properties of any of the Bio Companies and that (i) have been issued to any of the Bio Companies or (ii) have been issued to any Person (other than any of the Bio Companies) for the benefit of any of the Bio Companies and the Company has made available to Purchasers true, correct and complete copies of such policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect, each policy referred to in clause (i) above is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination in respect of any such policy or is in default thereunder.

SECTION 2.16  Real Property.

(a) Section 2.16(a) of the Bio Companies Disclosure Letter contains a true and correct list of (i) each parcel of real property owned by any of the Bio Companies which is individually or in the aggregate with other owned or leased parcels material to the Bio Companies Business (the “Owned Real Property”), (ii) each parcel of real property leased by any of the Bio Companies (as lessor or lessee) which is individually or in the aggregate with other owned or leased parcels material to the Bio Companies Business (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”), and (iii) all Liens (other than Permitted Liens) relating to or affecting any Owned Real Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect, the applicable Bio Company has good title to each parcel of Owned Real Property. The applicable Bio Company is in possession of each parcel of Real Property, together with all buildings, structures, facilities, fixtures and other improvements thereon.

(c) The Company has delivered to Purchasers a true and complete copy of each lease document for the leases with respect to the Leased Real Property and in the case of any oral lease, a written summary of the material terms of such lease. Except as set forth in Section 2.16(a) of the Bio Companies Disclosure Letter, with respect to each of such leases:

(i) such lease is legal, valid, binding, enforceable and in full force and effect;

(ii) the transactions contemplated by this Agreement do not require the consent of any other party to such lease, will not result in a breach of or default under such lease and will not otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing;

(iii) the applicable Bio Company’s possession and quiet enjoyment of the Leased Real Property under such lease has not been disturbed and there are no disputes with respect to such lease;

(iv) except as would not individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect, none of the Bio Companies, nor any other party to the lease, is in breach of or default under such lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease; (v) no security deposit or portion thereof deposited with respect to such lease has been applied in respect of a breach of or default under such lease that has not been redeposited in full;

(vi) none of the Bio Companies owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such lease;

(vii) the other party to such lease is not an Affiliate of, and otherwise does not have any economic interest in, the Bio Companies;

(viii) none of the Bio Companies has collaterally assigned or granted any other Lien (other than Permitted Liens) in such lease or any interest therein; and

(ix) there are no Liens (other than Permitted Liens) on the estate or interest created by such lease.

(d) Except for such failures to be in such condition as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect, the improvements on the Owned Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are currently being used, are sufficient in all material respects for the operation of the Bio Companies Business as currently conducted and, to the Knowledge of the Sellers, there are no (x) structural deficiencies or latent defects affecting any of such improvements thereon that would, individually or in the aggregate, interfere in any material respect with the use of such improvements in the operation of the Bio Companies Business as currently conducted thereon and (y) condemnation or appropriation proceedings pending or threatened against any Owned Real Property or the improvements thereon.

(e) There is no injunction, decree, order, writ or judgment outstanding, or any Action or Proceeding pending or, to the Knowledge of the Sellers, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Bio Companies Business as currently conducted thereon, and such Real Property is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use Laws, and all insurance requirements affecting the Real Property and the current use and occupancy of the Real Property and operation of the Bio Companies Business thereon do not violate any such Laws in any material respect.

(f) All material certificates of occupancy, permits, licenses, franchises, approvals and authorizations of all Governmental Authorities, associations or any other entity having jurisdiction over the Real Property that are required to use or occupy the Real Property or operate the Bio Companies Business as currently conducted thereon have been issued and are in full force and effect.

SECTION 2.17  Tangible Personal Property.  The Bio Companies are in possession of and have good title to, or have valid leasehold interests in or valid rights under contract to use all tangible personal property (a) used in and individually or in the aggregate with other such property material to the Bioproducts Business and the Biopharma Business, as the case may be, (b) located on the premises of the Bio Companies, (c) shown on the Bioproducts Balance Sheet and Biopharma Balance Sheet (unless disposed of in the ordinary course of business since the Balance Sheet Date) or (d) acquired in the ordinary course of business after the date of the Bioproducts Balance Sheet or Biopharma Balance Sheet, as the case may be. All such tangible personal property is free and clear of all Liens, other than Permitted Liens, and is in good working order and condition, ordinary wear and tear excepted.

SECTION 2.18  Sufficiency of Assets.  Except as set forth on Section 2.18 of the Bio Companies Disclosure Letter and except for the services to be rendered pursuant to the Transition Services Agreement, (a) the assets, rights, properties and interests owned, leased or licensed by the Bio Companies reflected in the Bioproducts

Balance Sheet and the Biopharma Balance Sheet or acquired, leased or licensed by any of the Bio Companies since the Balance Sheet Date, taken as a whole, constitute all of the assets, rights, properties and interests necessary for Purchasers to conduct the Bio Companies Business immediately following the Closing Date in all material respects in the ordinary course of the Bio Companies Business as currently conducted, (b) the Bio Companies exclusively own, lease or license all assets and properties reflected in the Biopharma Balance Sheet and Bioproducts Balance Sheet (with such additions or deletions thereto since the Balance Sheet Date as shall have occurred in the ordinary course of business or as otherwise permitted by this Agreement), and (c) immediately after the Closing, none of Sellers, its Subsidiaries or its Affiliates will have any rights, title or interest in or to the properties, assets or rights of the Bio Companies.

SECTION 2.19  Affiliate Transactions.  Except as disclosed in Section 2.19 of the Bio Companies Disclosure Letter, (a) neither the Company nor any of its Affiliates (other than any of the Bio Companies) provides or causes to be provided any raw materials, manufactured materials or other products or services used in the Bio Companies Business, (b) the Bio Companies Business does not sell any products or provide any services to the Company or any of its Affiliates (other than any of the Bio Companies), (c) neither the Company nor any of its Affiliates (other than any of the Bio Companies), their directors, officers or employees has been involved in any business arrangement or relationship with the Bio Companies within the past 12 months, and (d) no officer, director or employee of the Company or any of its Subsidiaries or, to the Knowledge of the Sellers, any entity in which any such individual owns any beneficial interest, is a party to any arrangement (other than ordinary course employment arrangements) or Contract with, or has any ownership interest in or with respect to, any of the Bio Companies or the Bio Companies Business.

SECTION 2.20  Product Warranty.  Section 2.20 of the Bio Companies Disclosure Letter sets forth the applicable standard terms and conditions of sale for (a) “off-the-shelf” products and (b) custom products (other than those sold pursuant to an individual Contract), in each case manufactured, sold or delivered by any of the Bioproducts Companies. Each such product is (and was, when sold or delivered) in conformity in all material respects with all applicable contractual commitments and all express and implied warranties relating thereto, and none of the Bio Companies has any Liability (and there is no basis for any present or future Action or Proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of or reflected in the Biopharma Balance Sheet and Bioproducts Balance Sheet, in each case as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Bio Companies.

SECTION 2.21  Product Liability.  None of the Bio Companies has any Liability arising out of any Product Liability Claim (and, to the Knowledge of the Sellers, there is no basis for any present or future Action or Proceeding against any of them giving rise to any Product Liability Claim), arising out of any injury to individuals, animals or property as a result of the ownership, possession or use of any product, product component, product ingredient or product constituent manufactured, designed, marketed, sold, leased, distributed, tested, inspected, produced or delivered by the Bio Companies.

SECTION 2.22  Customers and Suppliers.

(a) Section 2.22 of the Bio Companies Disclosure Letter contains true and correct lists of the twenty (20) largest customers of the Bio Companies (on a consolidated basis) for each of the two most recent fiscal years and for the current year-to-date through August 31, 2006 and sets forth opposite the name of each such customer the percentage of consolidated net sales and (to the extent reasonably available) gross profit attributable to such customer.

(b) Since the Balance Sheet Date, no material supplier of any of the Bio Companies has indicated or, to the Knowledge of the Sellers, threatened, either orally or in writing, that it shall stop, materially decrease the rate of, or materially increase the prices of supplying materials, products or services to any of the Bio Companies or seek to materially modify the terms of any Contract with any of the Bio Companies.

SECTION 2.23  Solvency.  To the Knowledge of Sellers, immediately after giving effect to the Closing and the Bio Companies Transactions, including, without limitation, their obligations under this Agreement, the Company shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the Bio Companies Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company and its Subsidiaries.

SECTION 2.24  Bank Accounts.  Section 2.24 of the Bio Companies Disclosure Letter sets forth a true, complete and correct list of each bank, deposit, lock-box or cash collection, management or other account of the Bio Companies or in respect of the Bio Companies Business, including the title and number of the account and name of the financial or other institutions at which such account is located.

SECTION 2.25  Opinions of Financial Advisors.  The Company Board has received the opinion of each of Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC, to the effect that, as of the date of such opinions and subject to the various assumptions and qualifications set forth therein, the Initial Purchase Price is fair, from a financial point of view, to the Company.

SECTION 2.26  Brokers and Other Advisors.  Except for Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission in connection with the Bio Companies Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 2.27  No Other Representations or Warranties.  Except for the representations and warranties made by the Sellers in this Article II or pursuant to the certificates to be delivered pursuant to Section 5.2(a), neither the Company nor any other Person makes any representation or warranty hereunder with respect to any of the Bio Companies or, notwithstanding the delivery or disclosure to Purchasers or any of their respective Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

SECTION 2.28  Disclosure.  No representation or warranty or other statement made by the Sellers in this Agreement, the Bio Companies Disclosure Letter, any supplement to the Bio Companies Disclosure Letter, the certificates delivered pursuant to Article V hereof or the information presented in the electronic data room contains any untrue statement of a material fact or omits to state a material fact necessary to make such statement, in light of the circumstances in which it was made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchasers represent and warrant to the Sellers that:

SECTION 3.1  Organization and Standing.  Lonza America is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Lonza Swiss Holdco, Lonza Group and Lonza Sales AG are companies duly organized, validly existing and in good standing under the Laws of Switzerland. Each Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of such Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions.

SECTION 3.2  Authority; Noncontravention.

(a) Each Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Bio Companies Transactions. The execution, delivery and performance by Purchasers of this Agreement, and the consummation by Purchasers of the Bio Companies Transactions, have been duly authorized and approved by their respective boards of directors, and no other corporate action on the part of any Purchaser or its shareholders is necessary to authorize the execution, delivery and performance by such Purchaser of this Agreement and the consummation by it of the Bio Companies Transactions. This Agreement has been duly executed and delivered by each Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by any Purchaser, nor the consummation by any Purchaser of the Bio Companies Transactions, nor compliance by any Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of such Purchaser or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.3 are obtained and the filings referred to in Section 3.3 are made, (x) violate any Law, judgment, writ, injunction or other restriction of any Governmental Authority applicable to such Purchaser or any of its Subsidiaries, or (y) conflict with, resulting a breach of, violate, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any of the terms, conditions or provisions of any Contract to which such Purchaser or any of its Subsidiaries is a party, except, in the case of clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to impair the ability of such Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions.

SECTION 3.3  Governmental Approvals.  Except for (i) the filing with the SEC of any filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the NYSE, and (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no notices, consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Purchasers or the consummation by Purchasers of the Bio Companies Transactions, other than such other notices, consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Purchasers to perform their respective obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions.

SECTION 3.4  Information Supplied.  The information supplied by Purchasers for inclusion or incorporation by reference in the Proxy Statement will not, on the date it is first mailed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Stockholders Meeting which shall have become false or misleading in any material respect.

SECTION 3.5  Capital Resources.  Purchasers have, or will have prior to the Closing, cash, available lines of credit or other sources of immediately available funds in an amount sufficient to pay (i) the Final Purchase Price and (ii) all fees and expenses payable by Purchasers in connection with the Bio Companies Transactions. To the extent that Purchasers are financing all or a portion of the Bio Companies Transactions through proceeds received from debt financing provided by third parties, prior to the execution and delivery of this Agreement Purchasers have furnished to the Company fully executed copies of the debt commitment letters relating to such financing with conditions precedent no more restrictive than the conditions to Closing contained in this Agreement. As of the date hereof and after communicating with the institutions providing such debt financing, Purchasers knows of no facts or circumstances (other than any that arise as a result of a breach by the Company of this Agreement) that are reasonably likely to result in any of the conditions set forth in such commitment letters not being satisfied.

SECTION 3.6 Legal Proceedings.  As of the date hereof, there is no pending or, to the Knowledge of Purchasers, threatened Action or Proceeding against or relating to a Purchaser or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon a Purchaser or any of its Subsidiaries, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of such Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions.

SECTION 3.7  Brokers and Other Advisors.  Except for Credit Suisse, the fees and expenses of which will be paid by Purchasers (subject to Section 8.3), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Bio Companies Transactions based upon arrangements made by or on behalf of Purchasers or any of their respective Subsidiaries.

SECTION 3.8  No Reliance.  Notwithstanding anything contained in this Agreement to the contrary, Purchasers acknowledge and agree that (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Company in Article II, and (b) Purchasers have not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article II of this Agreement. Without limiting the generality of the foregoing, Purchasers acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or information as to prospects with respect to the Bio Companies Business that may have been made available to Purchasers or any of its representatives.

ARTICLE IV

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 4.1  Conduct of Business.

(a) Except as contemplated or permitted by this Agreement or as required by applicable Law or as contemplated by Section 4.1(a) of the Bio Companies Disclosure Letter, during the period from the date of this Agreement until the Closing Date, unless Lonza America (for itself and as agent for the other Purchasers) otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the Company shall cause the Bio Companies to conduct the Bio Companies Business in all material respects in the ordinary course and in conformity with past practice and to use their commercially reasonable efforts to preserve substantially intact their business organizations, customer and supplier relationships and goodwill, to maintain the Real Property, including all of the improvements thereon, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and to continue to make capital expenditures in conformity with past practice, and (y) without limiting the generality of the foregoing, none of the Sellers shall take any of the actions set forth in the following clauses (ii), (iii) and (vi) through (xxii) (in each case, solely to the extent related to the Bio Companies or the Bio Companies Business) and shall not permit any of the Bio Companies to take any of the following actions:

(i) (A) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, or enter into any agreement with respect to the voting of its capital stock, or (B) effect any recapitalization, reclassification, stock split or like change in the capitalization of any of the Bio Companies;

(ii) (A) incur any new indebtedness for borrowed money or guarantee any such indebtedness, (B) make any loans, advances or capital contributions to, or investments in, any Person other than one of the Bio Companies or (C) repurchase or prepay any indebtedness for borrowed money, except as required by the terms of such indebtedness, in each case other than intercompany activity between the Bio Companies in the ordinary course of business;

(iii) sell, transfer, encumber, demolish or remove any of its properties or assets that are material to the Bio Companies Business, except (A) sales, leases, rentals and licenses in the ordinary course of business, (B) pursuant to Contracts in force at the date of this Agreement or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement, (C) dispositions of obsolete or worthless assets or (D) transfers among the Bio Companies;

(iv) make any individual capital expenditure in excess of US $100,000, except either in the ordinary course of business or as contemplated by the forecasts set forth in Section 4.1 of the Bio Companies Disclosure Letter;

(v) make any material acquisition of the stock or assets of any other Person (including by merger or consolidation) for a purchase price in excess of US $50,000, excluding any acquisition of supplies and equipment in the ordinary course of business;

(vi) increase in any material respect the compensation of any of its directors, officers or employees, other than (A) as required pursuant to applicable Law or the terms of Contracts in effect on the date of this Agreement or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement and (B) increases in salaries, wages and benefits of employees made in the ordinary course of business;

(vii) hire any employee whose annual base salary exceeds US $100,000, other than to fill a vacancy with a new employee on substantially comparable terms;

(viii) other than in the ordinary course of business or pursuant to any Contract or any Bio Companies Plan in existence on the date hereof or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement, (A) pay to any current or former director, officer, employee or consultant of any of the Bio Companies any benefit not provided for under any Contract or Bio Companies Plan, (B) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Assumed Bio Companies Plan, (C) except for the bonuses payable to employees of the Biopharma Companies described in Section 7.3(b)(iii), exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Assumed Bio Companies Plan, (D) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Assumed Bio Companies Plan to increase the benefits thereunder, in each case for the benefit of any current or former director, officer, employee or consultant of any of the Bio Companies, other than as required by applicable Tax qualification requirements or (E) make any other change in employment terms for any of the Bio Companies’ respective directors, officers and employees;

(ix) (A) make or change any material election concerning Taxes, settle or compromise any material Tax liability, or (B) to the extent relating to a stand-alone Tax Return of a Bio Company and not a consolidated, combined or unitary Tax Return that includes the Company or a non-Bio Company Subsidiary of the Company, file or cause to be filed any amended Tax Return or file or cause to be filed any claim for refund of Taxes or amend or cause to be amended any payment of Taxes;

(x) make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xi) amend the Bio Companies Charter Documents;

(xii) adopt a plan or agreement of complete or partial liquidation or dissolution;

(xiii) adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of any of the Bio Companies;

(xiv) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost or make any material changes in the type or amount of the Bio Companies’ insurance coverage;

(xv) enter into any new line of business that is material to the Bio Companies Business; or

(xvi) enter into any Contract (or series of related Contracts) outside the ordinary course of business;

(xvii) accelerate, terminate, modify or cancel any Contract outside the ordinary course of business;

(xviii) delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business;

(xix) cancel, compromise, waive or release any right or claim (or series of related rights or claims) involving more than US $250,000 or other than in the ordinary course of business;

(xx) transfer, assign, or grant any license or sublicense of any rights under or with respect to any Bio Companies Intellectual Property outside the ordinary course of business;

(xxi) discharge a material Liability or Lien outside the ordinary course of business;

(xxii) take any action that would limit the Purchasers’ utilization of the net operating losses of any Bio Company (including any such losses that were carried over to the Company under Code section 381) under Code sections 382 or 1502 or the regulations thereunder or otherwise (including any comparable provisions of state, local or foreign law), excluding any limitation resulting from Purchasers’ acquisition of the Bio Companies; or

(xxiii) agree to take any of the foregoing actions.

(b) During the period from the date of this Agreement until the Closing Date, Purchasers and Sellers shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Bio Companies Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Bio Companies Transactions or (iii) otherwise prevent or materially delay the consummation of the Bio Companies Transactions; provided, however, that this Section 4.1(b) shall not require Purchasers or Sellers to agree, or cause any of their respective Subsidiaries to agree, to take any Action of Divestiture or any action which would be reasonably likely to materially adversely impact the benefits expected to be derived by Purchasers and Sellers as a result of the Bio Companies Transactions.

SECTION 4.2  Other Offers; Etc.

(a) The Company and its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ respective directors, officers, employees and investment bankers (collectively, “Representatives”) to, immediately cease any discussions or negotiations that may be ongoing as of the date of this Agreement with any Person with respect to a Bio Companies Takeover Proposal. During the period from the date of this Agreement until the Closing Date, or such earlier date as this Agreement may be terminated in accordance with its terms, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, (i) solicit, initiate or knowingly encourage any Bio Companies Takeover Proposal, (ii) participate in any discussions or negotiations with (whether initiated by the Company or not), or furnish any information to, any Person relating to any possible Bio Companies Takeover Proposal, (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement constituting or related to, or reasonably likely to lead to, any Bio Companies Takeover Proposal (each, a “Bio Companies Acquisition Agreement”), or (iv) make or authorize any statement, recommendation or solicitation to any Person other than the Company in support of any possible Bio Companies Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Authorization, (x) the Company and its Representatives may have discussions with any Person that has made an unsolicited Bio Companies Takeover Proposal in order to clarify and understand the terms and conditions of such proposal, (y) the Company may waive the provisions of any “standstill” agreement between the Company and such Person to the extent necessary to permit such Person to submit an unsolicited Bio Companies Takeover Proposal if the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to so waive the applicable provisions of such standstill agreement would not be consistent with the Company Board’s fiduciary duties to the stockholders of the Company under the Laws of the State of Delaware (“Delaware Law”) and (z) if the Company Board (A) receives an unsolicited Bio Companies Takeover Proposal that did not result from a breach of this Section 4.2 and the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that such unsolicited Bio Companies Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Bio Companies Proposal and (B) determines in good faith (after consultation with outside legal counsel) that the failure to take any of the following actions in response to such Bio Companies Takeover Proposal would not be consistent with its fiduciary duties to the stockholders of the Company under Delaware Law, then the Company may (x) furnish information with respect to the Bio Companies and the Bio Companies Business to the Person making such Bio Companies Takeover Proposal (provided that the Company shall only provide non-public information pursuant to a confidentiality agreement not less restrictive of the recipient thereof in the aggregate than the Confidentiality Agreement, it being understood that such confidentiality agreement shall not prohibit disclosure to Purchasers of any of the information and materials required to be disclosed or provided to Purchasers pursuant to this Agreement), and (y) participate in discussions and negotiations with such Person regarding such Bio Companies Takeover Proposal and, to the extent reasonably required to evaluate a Bio Companies Takeover Proposal that includes the issuance of securities by the Person making such Bio Companies Takeover Proposal, may enter into a customary confidentiality agreement in order to obtain non-public information with respect to such Person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.2 by any Representative of the Company or any of its Subsidiaries shall be deemed a breach of this Section 4.2 by the Company.

(b) Except as expressly permitted by this Section 4.2(b), (i) the Company Board and any committee thereof shall not (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchasers, its recommendation that the holders of Company Common Stock authorize the Bio Companies Transactions (the “Bio Companies Recommendation”) or (B) approve or recommend or propose publicly to approve or recommend to the holders of Company Common Stock, or otherwise permit or cause the Company to accept or enter into, a Bio Companies Takeover Proposal (any action described in this clause (i) being referred to as a “Bio Companies Adverse Recommendation Change”), (ii) neither the Company nor any of its Subsidiaries shall enter into any Bio Companies Acquisition Agreement other than a confidentiality agreement permitted by and subject to the requirements of Section 4.2(a), (iii) neither the Company nor any of its Subsidiaries shall release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party except to the extent the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to so waive the applicable provisions of a standstill agreement would not be consistent with the Company Board’s fiduciary duties to the stockholders of the Company under Delaware Law and (iv) neither the Company Board nor any committee thereof shall agree or resolve to take any actions set forth in clauses (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing or any provision of Section 4.2(a), prior to the Company Stockholder Authorization, (x) other than in connection with a Bio Companies Takeover Proposal, the Company Board may withdraw or modify the Bio Companies Recommendation if it determines in good faith (after consultation with outside legal counsel) that the failure to take such action would not be consistent with its fiduciary duties to the stockholders of the Company under Delaware Law, and (y) subject to Section 4.2(c), if the Company Board (A) receives a Bio Companies Takeover Proposal that it determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Bio Companies Proposal, and (B) determines in good faith (after consultation with outside legal counsel) that failure to take any of the following actions would not be consistent with its fiduciary duties to the stockholders of the Company under Delaware Law, then the Company Board may (I) make a Bio Companies Adverse Recommendation Change and/or (II) cause the Company to enter into a Bio Companies Acquisition Agreement with respect to such Superior Bio Companies Proposal, but only if the Company shall have concurrently with entering into such Bio Companies Acquisition Agreement terminated this Agreement pursuant to Section 8.1(c)(i).

(c) If the Company Board determines to effect a Bio Companies Adverse Recommendation Change as provided in Section 4.2(b)(y)(I) or to authorize the Company to enter into a Bio Companies Acquisition Agreement as provided in Section 4.2(b)(y)(II), such Bio Companies Adverse Recommendation Change or Bio Companies Acquisition Agreement (as applicable) may only become effective after the end of the fifth (5th) business day following Purchasers’ receipt of written notice from the Company (a “Bio Companies Adverse Recommendation Notice”) advising Purchasers that the Company Board intends to effect such Bio Companies Adverse Recommendation Change or to authorize the Company to enter into such Bio Companies Acquisition Agreement, which notice shall contain a copy of the Superior Bio Companies Proposal to which such Bio Companies Adverse Recommendation Change or Bio Companies Acquisition Agreement relates; provided that any material amendment to the terms of such Superior Bio Companies Proposal after the initial Bio Companies Adverse Recommendation Notice shall require a new Bio Companies Adverse Recommendation Notice and restart the five (5) business day period referred to above. In determining whether to effect a Bio Companies Adverse Recommendation Change or to cause the Company to enter into a Bio Companies Acquisition Agreement in response to a Superior Bio Companies Proposal, in each case, as provided in Section 4.2(b)(y), the Company Board shall take into account in good faith any changes to the terms of this Agreement proposed by Purchasers (in response to a Bio Companies Adverse Recommendation Notice or otherwise) in determining whether such Bio Companies Takeover Proposal still constitutes a Superior Bio Companies Proposal.

(d) In addition to the obligations of the Company set forth in Section 4.2(a), (b) and (c), the Company will, unless (and to the extent) the Company Board determines in good faith (after consultation with outside legal counsel) that doing so would not be consistent with its fiduciary duties to the stockholders of the Company under Delaware Law, (i) promptly, and in any event within 24 hours, advise Purchasers orally and in writing of any request for information with respect to a potential Bio Companies Takeover Proposal or of any Bio Companies Takeover Proposal, the financial and other material terms and conditions of such request or Bio Companies Takeover Proposal and the identity of the Person making such request or Bio Companies Takeover Proposal, (ii) keep Purchasers reasonably informed of the status and details (including amendments or proposed amendments) of any and all such requests or Bio Companies Takeover Proposals and (iii) provide to Purchasers as soon as practicable after receipt or delivery thereof (and in any event within 48 hours) copies of all material correspondence and other written material sent or provided to the Company, directly or indirectly, from any third party in connection with any Bio Companies Takeover Proposal or inquiry or sent or provided by the Company to any third party in connection with any Bio Companies Takeover Proposal or inquiry.

(e) For purposes of this Agreement:

“Bio Companies Takeover Proposal” means a bona fide proposal or offer from any Person (other than Purchasers and their respective Subsidiaries) relating to any direct or indirect acquisition of (i) the outstanding shares of capital stock of any of the Bio Companies, including by means of a merger, consolidation, share purchase or exchange, tender offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, any other Sellers and/or the Company’s Subsidiaries, including the Bio Companies, (ii) the outstanding shares of capital stock of the Company or the other Sellers, including by means of a merger, consolidation, share purchase or exchange, tender offer, business combination, recapitalization, liquidation, dissolution or similar transaction, but excluding any such acquisition that would take place after the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property) and the assets of CBM Intellectual Property have been sold, assigned, transferred and conveyed to Purchasers as contemplated by this Agreement, (iv) all or substantially all of the assets of the Company and its Subsidiaries used in connection with the Bioproducts Business and/or the Biopharma Business or (v) any material portion of the Bioproducts Business or the Biopharma Business, excluding sales of assets in the ordinary course of business.

“Superior Bio Companies Proposal” means a bona fide written Bio Companies Takeover Proposal that (i) is not subject to any financing contingency or other material condition (other than a condition that is also a condition to Purchasers’ obligations under this Agreement), (ii) involves the purchase of more than 50% of the assets of the Bio Companies or more than 50% of the equity securities in the Bio Companies, (iii) provides for payment of aggregate consideration and other terms and conditions that, taken as a whole, are superior to the Bio Companies Transactions, and (iv) is made by a Person reasonably capable of completing such Bio Companies Takeover Proposal, taking into account the legal, financial, regulatory and other aspects of such Bio Companies Takeover Proposal and the Person making such Bio Companies Takeover Proposal.

(f) Nothing in this Section 4.2 shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act, or other applicable Law, if the Company Board determines, after consultation with outside legal counsel, that failure to so disclose such position could constitute a violation of applicable Law.

SECTION 4.3  Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company shall provide such preliminary proxy statement and any further revised proxy statements to Purchasers at least five (5) business days prior to its filing with the SEC. The Company will use all commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement. Purchasers shall (x) cooperate with the Company in connection with the preparation of the Proxy Statement, (y) furnish all information concerning Purchasers and their respective Subsidiaries as the Company may reasonably request in connection with the preparation of the Proxy Statement and (z) notify the Company promptly after becoming aware that the representation contained in Section 3.4 is not true and correct at any time prior to the Closing. Subject to Section 4.2, the Proxy Statement shall include the Bio

Companies Recommendation. At the Company’s election, the Proxy Statement may also contain any other proposal deemed advisable by the Company Board, together with such information related thereto as required under the Exchange Act.

(b) Subject to Section 4.2 and other than pursuant to Rule 14a-12 of the Exchange Act with respect to releases made in compliance with Section 4.6, no amendment or supplement to the Proxy Statement, nor any response to any comments or inquiry from the SEC, relating to the Company Stockholder Authorization will be made by the Company without the approval of Lonza America (for itself and as agent for the other Purchasers), which approval shall not be unreasonably withheld, conditioned or delayed. The Company will advise Lonza America (for itself and as agent for the other Purchasers) promptly after the Company receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

SECTION 4.4  Company Stockholders Meeting.

(a) The Company shall duly call, give notice of, convene and hold a special meeting of the holders of Company Common Stock (the “Company Stockholders Meeting”) as promptly as reasonably practicable following the date of this Agreement for the purpose of voting upon the authorization of the sale of the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property) and the assets of CBM Intellectual Property to Purchasers pursuant to this Agreement and, at the Company’s election but as a separate proposal or proposals, any other proposal deemed advisable by the Company Board, and, in connection therewith, the Company shall mail the Proxy Statement to the holders of Company Common Stock in advance of such meeting. Subject to Section 4.2, the Company shall use commercially reasonable efforts to (i) solicit from the holders of Company Common Stock proxies in favor of the authorization of the sale of the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property) and the assets of CBM Intellectual Property to Purchasers pursuant to this Agreement and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such authorization; provided that the Company may extend the date of the Company Stockholders Meeting to the extent (A) necessary in order to obtain a quorum of its stockholders or (B) the Company reasonably determines that such delay is required by applicable Law. The Company shall not be required to hold the Company Stockholders Meeting for the purpose of voting on the authorization of the sale of the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property) and the assets of CBM Intellectual Property to Purchasers pursuant to this Agreement if this Agreement is terminated before that meeting is held.

SECTION 4.5  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company and Purchasers shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts, to the fullest extent permitted by applicable Law, to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Bio Companies Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Bio Companies Transactions; provided, however, that Purchasers shall not be required to agree to take any Action of Divestiture or any action which would be reasonably likely to materially adversely impact the benefits expected to be derived by Purchasers as a result of the Bio Companies Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, the Company and Purchasers shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Bio Companies

Transactions as promptly as practicable following the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 4.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) The Company and Purchasers shall use their reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Bio Companies Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Bio Companies Transactions, including any Action or Proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any Action or Proceeding by a private party, in each case regarding the Bio Companies Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other party and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Bio Companies Transactions.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 4.5, the Company and Purchasers shall use their reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Bio Companies Transactions. Without limiting any other provision hereof, Purchasers and the Company shall use their reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or materially delay the consummation of the Bio Companies Transactions on or before the Outside Date, including by defending through litigation on the merits any claim asserted in any court by any Person.

SECTION 4.6  Public Announcements.  The initial press release to be issued by each of the Company, on the one hand, and Purchasers, on the other, with respect to the execution of this Agreement shall be reasonably agreed upon by Lonza America (for itself and as agent for the other Purchasers) and the Company (for itself and as agent for the Sellers). Thereafter, except as expressly permitted by Section 4.2, neither the Sellers nor Purchasers shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the Bio Companies Transactions without the prior consent of Lonza America or the Company, as the case may be (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, applicable fiduciary duties or by any applicable listing agreement with the NYSE as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party to the extent reasonably practicable).

SECTION 4.7  Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, the Company shall afford to Purchasers and Purchasers’ Representatives reasonable access during normal business hours to the officers, employees, accountants, consultants, agents, attorneys and other Representatives, properties, books, Contracts and records of the Company and its Subsidiaries relating to the Bio Companies Business, and the Company shall furnish promptly to Purchasers other information concerning the Bio Companies Business as Purchasers may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party or jeopardize the protection of an attorney-client privilege. Until the Closing Date, the information provided pursuant to this Agreement will be subject to the terms of the Confidentiality Agreement, dated as of April 13, 2006, between Lonza Group and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms of the Confidentiality Agreement. The Company and its Subsidiaries will use commercially reasonable efforts to cooperate with Purchasers to provide such documentation to Purchasers’ lenders as such lenders may reasonably request in connection with their providing financing to Purchasers for the Bio Companies Transactions.

SECTION 4.8  Notification of Certain Matters.  The Company shall give prompt notice to Purchasers, and Purchasers shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Bio Companies Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Bio Companies Transactions, and (ii) any Actions or Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, in the case of either clause (i) or (ii), would reasonably be expected to have a Bio Companies Material Adverse Effect or prevent or materially delay consummation of the Bio Companies Transactions.

SECTION 4.9  Fees and Expenses.  Except as expressly provided in Section 8.3 and any other provisions of this Agreement and except with respect to any fees and expenses incurred in connection with any HSR Act filings or other filings required under the Antitrust Laws, which shall be borne evenly between Purchasers and the Company, all fees and expenses incurred in connection with this Agreement and the Bio Companies Transactions shall be paid by the party incurring such fees or expenses, whether or not the Bio Companies Transactions are consummated.

SECTION 4.10  Walkersville Transfer.  Prior to the Closing, the Company shall cause Cambrex Walkersville to transfer all of its interest in Cambrex North Brunswick, Inc. to the Company or one of its Subsidiaries (other than any of the Bio Companies).

SECTION 4.11  Walkersville Debris Field Testing.

(a) Prior to the date hereof, the Company has conducted testing at an area known as the “Debris Field” located on a portion of the Cambrex Walkersville facility (the “Walkersville Facility”), as identified on the plan attached as Section 4.11(a) of the Bio Companies Disclosure Letter (“Testing”). The Scope of Work for the Testing is set forth in Section 4.11(b) of the Bio Companies Disclosure Letter. The Company will use its commercially reasonable efforts to cause such Testing and the analysis of the results to be completed as soon as reasonably practicable.

(b) In the event that the Testing results in the discovery of any soil samples that exceed applicable Non-Residential Cleanup Standards (as defined below) or require Remediation under applicable Environmental Laws, the Company shall diligently conduct the Remediation following the procedures of the State of Maryland voluntary cleanup program or other appropriate voluntary Remediation program administered by a Governmental Authority (collectively, the “Debris Field Remediation”). To the extent that the Debris Field Remediation continues following the Closing, the party responsible for paying the Debris Field Remediation Costs pursuant to Section 4.11(g) shall, for so long as it remains responsible, retain Principal Management of the Debris Field Remediation; provided, that if the Debris Field Remediation Costs are to be split equally by the parties pursuant to Section 4.11(g), then the Company, on the one hand, and Purchasers, on the other, shall jointly share Principal Management of the Debris Field Remediation. Both prior to and following the Closing, Purchasers and their Representatives shall be entitled to reasonable participation in the Debris Field Remediation at their own cost and expense, such reasonable participation to include, without limitation, the right to (x) receive and comment on copies of material reports, work plans, agreements with Governmental Authorities and other documents prior to submission (and the Company shall consider in good faith any reasonable comments of Purchasers with respect thereto) and (y) receive prior notice of and attend any meetings with Governmental Authorities (if acceptable to such authorities).

(c) The Company’s obligations with respect to the Debris Field Remediation obligation stated above shall be satisfied upon completion of Remediation sufficient to achieve contaminant concentration standards or risk levels required for continuing use of the Walkersville Facility for its present purposes as specified under applicable Environmental Laws or by the relevant jurisdictional Governmental Authority (“Non-Residential Cleanup Standards”), provided, however, in the event that background concentrations are higher than the Non-Residential Cleanup Standards, then the Company’s obligations with respect to the Debris Field Remediation shall be satisfied upon completion of Remediation sufficient to achieve the background concentrations.

(d) With respect to Debris Field Remediation conducted by the Company under this Section 4.11 following the Closing, Purchasers shall not:

(i) without the express written consent of the Company, communicate with any Governmental Authority or any third Person regarding the Debris Field Remediation, unless and to the extent required to do so pursuant to any applicable Law, and then only after providing the Company with reasonable notice in advance of the communication and the opportunity to defend the need for such communication and/or provide the communication on Purchasers’ behalf, provided that the Purchasers shall not be required to provide the Company with prior notice of the communication to the extent that it is not feasible to provide such notice and comply with the Law or the communication arises from an emergency situation where prior notice to the Company is not possible, in which events the Purchasers shall promptly send copies of all such communications to the Company;

(ii) unreasonably or negligently interfere with the Debris Field Remediation being conducted by the Company under this Section, including any destruction of documents, denial of access or refusal to respond to or sign documentation reasonably requested by the Company to comply with such Debris Field Remediation obligations; or

(iii) conduct any sampling, testing or other intrusive environmental investigation, whether conducted by any Purchaser or on its behalf or with its approval by any other Person, with respect to the Debris Field or the Debris Field Remediation unless required to do so by Environmental Laws or any Governmental Authority.

(e) With respect to the Debris Field Remediation conducted by the Company under this Section 4.11 following the Closing, Purchasers shall:

(i) provide to the Company and its Representatives and contractors such non-privileged information as is within the reasonable possession or knowledge of Purchasers and/or, to the extent reasonably available, current employees of the Walkersville Facility, in each case relating to the performance of the Debris Field Remediation, including without limitation non-privileged information regarding the location of Hazardous Materials for which the Company is responsible hereunder, historical uses of such facility, and the location of subsurface structures, equipment and utilities; and

(ii) sign any certifications or other documentation, including without limitation, any deed restrictions, use restrictions, applications, certifications or other reasonable agreements required by the jurisdictional Governmental Authority, with respect to the Walkersville Facility, in order to complete the Debris Field Remediation and obtain concurrence of such completion from the Governmental Authority with jurisdiction over the Debris Field Remediation.

(f) With regard to the Debris Field Remediation, the Company and Purchasers shall enter into a mutually satisfactory access agreement.

(g) The first US $500,000 of Remediation Costs incurred by or on behalf of the Company in connection with the Debris Field Remediation obligations under this Section 4.11 shall be paid solely by the Company, the next US $500,000 of Debris Field Remediation Costs incurred by or on behalf of the Company in connection with the Debris Field Remediation obligations under this Section shall be split equally between the Company, on the one hand, and Purchasers, on the other, and all Debris Field Remediation Costs in excess of US $1,000,000 shall be borne by Purchasers; provided that in no event shall the Company or any Seller be responsible for (i) any consequential, incidental or special costs or damages, such as those arising from lost profits or a business interruption, relating to the Debris Field Remediation or (ii) any Remediation Costs or other Losses to the extent that the Remediation Costs or Losses arise from, relate to or are increased or aggravated by the breach of any of Purchasers’ obligations under this Section 4.11.

(h) The Company shall have no Liabilities or other obligations to Purchasers or any of their Affiliates in respect of Environmental Conditions at the Debris Field except as expressly provided in this Section 4.11, which shall be the sole and exclusive remedy of Purchasers under this Agreement with respect to any Environmental Conditions at the Debris Field.

(i) The Company shall use its commercially reasonable efforts to cause environmental consultants who have prepared reports for the benefit of the Company or any of its Subsidiaries with respect to any facilities used by the Bio Companies or in the Bio Companies Business to provide reliance letters with respect to such reports to Purchasers or any of their Subsidiaries.

SECTION 4.12  Capital Resources.  To the extent that Purchasers are financing all or a portion of the Bio Companies Transactions through proceeds received from debt financing provided by third parties, Purchasers shall use commercially reasonable efforts to enter into definitive agreements providing for such financing (or financing from other third party lenders) containing terms substantially similar to those set forth in the commitment letters referred to in Section 3.5, or such other terms as are reasonably satisfactory to the Company, and to obtain, prior to the date that Purchasers become obligated to pay the Initial Purchase Price, the financing contemplated by such definitive financing agreements; provided that the receipt of the proceeds of such debt financing shall not be a condition to Purchasers’ obligation to consummate the Bio Companies Transactions.

SECTION 4.13  Title Insurance and Surveys.  Prior to the Closing, the Company shall cause each of the Bio Companies to cooperate with Purchasers in obtaining such title commitments, title policies and surveys that Purchasers deem necessary with respect to Owned Real Property, including using commercially reasonable efforts to remove from title any Liens or encumbrances which are not Permitted Liens and provide affidavits, indemnities, memoranda or other assurances requested by a title company to issue such title policies.

SECTION 4.14  Other Transaction Documents.  On or prior to the Closing Date, Purchasers and the Company (on behalf of itself and the other Sellers) shall execute and deliver the Transition Services Agreement.

SECTION 4.15  Intercompany Agreements.  Prior to or at Closing, except (i) with regard to those arrangements provided for in the Transition Services Agreement or (ii) as set forth on Section 4.15 of the Bio Companies Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries, including the Bio Companies, to, cause all intercompany arrangements and agreements between any of the Bio Companies, on the one hand, and the Company and/or any of its Affiliates (other than the Bio Companies), on the other hand, to be terminated as of the Closing Date, and all obligations thereunder to be cancelled and released.

SECTION 4.16  Use of Names.

(a) The Company shall, and shall cause its Subsidiaries and Affiliates to, (i) except as otherwise provided in the immediately succeeding sentence, as soon as practicable after the Closing Date and in any event within three (3) months following the Closing Date, cease to use the Trademarks of the Bio Companies in connection with any goods or services made available to the public, and (ii) immediately after the Closing cease to hold itself out as having any affiliation with the Bio Companies. In furtherance thereof, as promptly as practicable but in no event later than six (6) months following the Closing Date, the Company shall, and shall cause its Subsidiaries and Affiliates to, remove, strike over or otherwise obliterate all of the Trademarks of the Bio Companies from all materials available to the public and owned by the Company or any such Subsidiary or Affiliate, including, without limitation, vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

(b) Purchasers shall, and shall cause the Bio Companies to, (i) except as otherwise provided in the immediately succeeding sentence, as soon as practicable after the Closing Date and in any event within three (3) months following the Closing Date (unless a longer period is required to comply with regulations of applicable Governmental Authorities), cease to use the Trademarks of the Company and its Subsidiaries (excluding the Bio Companies) in connection with any goods or services made available to the public, (ii) immediately after the Closing cease to hold itself out as having any affiliation with the Company and its Subsidiaries (excluding the Bio Companies) and (iii) promptly after the Closing but in no event later than ninety (90) days following the Closing Date, in the case of any of the Bio Companies whose name includes any of the Trademarks of the Company and its Subsidiaries (excluding the Bio Companies), including without limitation “Cambrex”, change its corporate name to a name that does not include such Trademarks and make any necessary legal filings with the appropriate Governmental Authority, as the case may be, to effect such change. In furtherance thereof, as promptly as practicable but in no event later than six (6) months following the Closing Date (unless a longer period is required to comply with regulations of applicable Governmental Authorities), Purchasers shall, and shall cause the Bio Companies to, remove, strike over or otherwise obliterate all of the Trademarks of the Company and its Subsidiaries from all materials available to the public and owned by Purchasers or the Bio Companies, including, without limitation, vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

SECTION 4.17  Insurance.

(a) Purchasers acknowledge and agrees that, upon Closing, all insurance coverage provided in relation to the Bio Companies Business shall cease and no further coverage shall be available to the Bio Companies under any such policies or programs to the extent that such are “claims made” based policies, but (subject to the terms of any relevant policy) without prejudice to any accrued claims which any of the Bio Companies or any Seller, any of their Subsidiaries or Affiliates (in the latter case in relation to the Bio Companies Business) may have made on or prior to Closing under any of such policies; provided that the Bio Companies Business shall retain the benefit of “occurrence” based policies of insurance in relation to events occurring prior to Closing but in respect of which no claim has yet arisen at the time of Closing, it being understood and agreed that the retention by the Bio Companies Business of the benefit of such “occurrence” based policies of insurance shall, to the extent such coverage also exists with respect to the Company or any of its current or former Subsidiaries or Affiliates (other than the Bio Companies), be without prejudice to the rights of the Company or such other current or former Subsidiary or Affiliate to continue to retain the benefit of such “occurrence” based policies of insurance at and after the Closing Date as such policies were in effect on the date prior to the Closing Date.

(b) Purchasers and Sellers agree that any claims made under the insurance policies referred to in Section 4.17(a) in respect of the Bio Companies Business and as to which coverage remains available after Closing shall be administered and collected by Sellers (or by a claims handler appointed by Sellers) on behalf of Purchasers. Purchasers shall cooperate fully with Sellers to enable Sellers to comply with the requirements of the relevant insurer, and Purchasers shall provide such information and assistance as Sellers may reasonably request in connection with any such claim. Without prejudice to the provisions of Sections 9.1 and 9.2, any monies received by Sellers as a result of such claims and not utilized by Sellers prior to the Closing Date to repair the damage, pay the Liability or otherwise resolve the related claim shall be paid over to Purchasers, net of all reasonable costs and expenses of recovery (including, without limitation, all reasonable handling and collection charges by any claims handler appointed by Sellers).

SECTION 4.18  Delivery of Financial Statements.  From the date hereof until the Closing, the Company shall deliver to Purchasers unaudited financial statements of the Bioproducts Companies and the Biopharma Companies (a) within fifteen (15) business days after the end of each fiscal month ending after the date of the financial statements delivered pursuant to clauses (iii) and (iv) of Section 2.5(a), monthly financial statements consisting of a balance sheet as of the end of such month and statements of income for that month and for the portion of the year then ended (the “Monthly Financial Statements”), (b) for each fiscal quarter beginning with the fiscal quarter ended September 30, 2006, quarterly financial statements consisting of a balance sheet as of the end of such quarterly period and statements of income for such quarter and for the portion of the year then ended, on or about the time that the Company files its related Quarterly Report on Form 10-Q with the SEC (the “Quarterly Financial Statements”), and (c) for the fiscal year ended December 31, 2006, annual financial statements consisting of a balance sheet as of December 31, 2006 and statements of income for the fiscal year then ended, on or about the time that the Company files its related Annual Report on Form 10-K with the SEC (the “Annual Financial Statements”). The Monthly Financial Statements and the Quarterly Financial Statements shall be prepared on a basis consistent with past practice for the monthly and quarterly interim internal reports of the Bioproducts Companies and the Biopharma Companies. The Annual Financial Statement shall be prepared on a basis consistent with the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2005 included in the Company SEC Documents.

SECTION 4.19  Termination of Rights; Assignment of Certain Agreements and Rights.

(a) The Sellers agree that, effective as of the Closing, all rights of any of the Sellers and any of their Subsidiaries or Affiliates to directors’ and officers’ indemnification by or from any of the Bio Companies (whether by contract, by-law, Law or otherwise) shall be terminated, void or of no effect and unenforceable by them.

(b) At or prior to the Closing, the Sellers shall, and shall cause their respective Subsidiaries and Affiliates to, use their commercially reasonable efforts to transfer and assign to a Bio Company all of their right, title and interest in and to all of the prior acquisition and indemnity agreements relating to any of the Bio Companies that provide for continuing or available indemnities or payments to or for the benefit of the Bio Companies Business as of the Closing Date, to the extent relating to the Bio Companies Business.

(c) At or prior to the Closing, the Sellers shall, and shall cause their respective Subsidiaries and Affiliates to, use their commercially reasonable efforts to transfer and assign to Purchasers or a Bio Company (other than CBM Intellectual Property) all of the Sellers’ right, title and interest in and to any and all (i) NDAs that provide for continuing or available confidentiality protection for the benefit of, or related to the confidential information of, the Bio Companies or the Bio Companies Business as of or following the Closing Date and (ii) written non-competition, non-solicitation, confidentiality or similar protective covenants or agreements to which any Seller, any Subsidiary of any Seller (excluding the Bio Companies) or any of their respective officers or employees (or former officers or employees) is a party, in each case to the extent such NDA, covenant or agreement relates to or was entered into for the benefit of the Bio Companies or the Bio Companies Business. To the extent any such NDA, covenant or agreement has not been (or under the terms of such NDA, covenant or agreement cannot by its terms be) assigned to Purchasers or a Bio Company, the Company and the other Sellers shall, from and after the date of this Agreement, perform and fully enforce (including not agreeing to any modification, amendment or waiver) and take all actions as may be reasonably requested by Purchasers to prevent the violation or breach by any other party of any such NDA or covenant or agreement; provided that Purchasers shall reimburse the Company and the other Sellers for the reasonable out-of-pocket costs of any counsel fees and travel and other expenses incurred, after consultation with Purchasers, in connection with their taking any such action.

SECTION 4.20  Non-Competition.  During the Restricted Period, the Company shall not, and shall cause its Subsidiaries not to, engage directly or indirectly in any business that competes, directly or indirectly, with the business conducted by the Bio Companies as of the Closing Date in any geographic area in which the Bio Companies conduct that business as of the Closing Date (a “Competing Business”); provided, however, that no owner of less than five percent (5%) of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in a Competing Business; provided, further, that the provisions of this Section shall not (a) be applicable to any bona fide third party purchaser who acquires all or any substantial portion of the stock or assets of the Company and its Subsidiaries, whether by means of a merger, consolidation, share exchange, business combination or similar transaction, or (b) prohibit the Company or any of its Subsidiaries from acquiring any business if less than 10% of the revenues of such business for its most recently completed fiscal year are attributable to a Competing Business; provided further, however, that in each such case the Company shall not, and shall cause its Subsidiaries not to, provide such third party purchaser or the employees associated with such business with any confidential information of the Bio Companies or the Bio Companies Business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

SECTION 4.21  Non-Solicitation of Customers and Employees.  During the Restricted Period, the Company shall not, and shall cause its Affiliates not to, directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, lender, sales agent, joint venturer, investor, lessor, customer, supplier, agent or representative which has a material business relationship with any of the Bio Companies to discontinue, reduce or modify such business relationship with any of the Bio Companies, or (ii) employ or seek to employ any employee of any of the Bio Companies who is then (or was at any time within twelve (12) months prior to the date the Company or any of its Subsidiaries or Affiliates employs or seeks to employ such former employee of the Bio Companies) employed or retained by the Company or any of its Subsidiaries or Affiliates unless such Transferred Bio Companies Employee has been terminated by Purchasers or any of their respective Subsidiaries after the Closing Date. Notwithstanding the foregoing, (a) nothing herein shall prevent the Company and its Subsidiaries from providing a letter of recommendation to an employee or other Person with respect to a future employment opportunity and (b) this Section shall not apply to general solicitations of employment not specifically directed towards employees of the Bio Companies; provided that the provisions of this Section 4.21 shall not be applicable to any bona fide third party purchaser who acquires all or any substantial portion of the stock or assets of the Company and its Subsidiaries, whether by means of a merger, consolidation, share exchange, business combination or similar transaction; provided further, however, that in each such case the

Company shall not, and shall cause its Subsidiaries not to, provide such third party purchaser with any confidential information of the Bio Companies or the Bio Companies Business.

ARTICLE V

CONDITIONS

SECTION 5.1  Conditions to the Obligations of Each Party.  The respective obligations of each party hereto to consummate the Bio Companies Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) The Company Stockholder Authorization shall have been obtained.

(b) No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, the “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Bio Companies Transactions or making the consummation of the Bio Companies Transactions illegal.

(c) All consents, approvals and actions of, filings with and notices to any Governmental Authority required of Purchasers, the Company or any of their respective Subsidiaries to consummate the Bio Companies Transactions, the failure of which to be obtained or taken would be reasonably expected to have a Bio Companies Material Adverse Effect or an adverse effect on the ability of Purchasers and the Company to consummate the Bio Companies Transactions, shall have been obtained; provided that no such consent, approval, action, filing or notice under the Foreign Antitrust Laws shall be a condition to either party’s obligations to consummate the Bio Companies Transactions. Without limiting the foregoing, any applicable waiting period under the HSR Act (and any extension thereof) shall have expired or terminated.

(d) The other party shall have executed and delivered the Transition Services Agreement.

SECTION 5.2  Conditions to the Obligations of Purchasers.  The obligations of Purchasers to consummate the Bio Companies Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct at and as of the Closing Date as if made on such date (other than those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except (x) for changes permitted by this Agreement or (y) where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Bio Companies Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect; and Purchasers shall have received a certificate of an executive officer of the Company to that effect.

(b) The Company shall have performed or complied with in all material respects all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and Purchasers shall have received a certificate of an executive officer of the Company to that effect.

(c) Since the date of this Agreement, there shall not have occurred any Bio Companies Material Adverse Effect or any event or circumstance that would reasonably be expected to result in a Bio Companies Material Adverse Effect in the reasonably foreseeable future.

SECTION 5.3  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Bio Companies Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Each of the representations and warranties of Purchasers set forth in this Agreement shall be true and correct at and as of the Closing Date as if made on such date, except where the failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, reasonably be expected to impair the ability of Purchasers to perform their respective obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions; and the Company shall have received a certificate of an executive officer of each Purchaser to that effect.

(b) Purchasers shall have performed or complied with in all material respects all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and the Company shall have received a certificate of an executive officer of each Purchaser to that effect.

ARTICLE VI

TAX MATTERS

SECTION 6.1  Tax Filings.

(a) (i) Where required by applicable Law, the Company shall include any applicable Bio Companies in, or cause those Bio Companies to be included in, and shall file or cause to be filed, (A) the United States consolidated federal income Tax Returns of the Company for all taxable periods of any applicable Bio Company ending on or prior to the Closing Date, and (B) all other Company consolidated, combined or unitary Tax Returns that include one or more of the Bio Companies for all taxable periods ending on or prior to the Closing Date. The Company shall pay (or cause to be paid) all Taxes attributable to the Tax periods for which the Tax Returns referred to in clauses (A) and (B) above are filed. Within 120 days after the Closing Date (or sooner if reasonably requested by the Company to timely file a Tax Return), Purchasers shall cause each of the Bio Companies included in a Tax Return described in clause (A) or (B) above to prepare and provide to the Company a package of Tax information materials, including schedules and work papers, required by the Company to enable the Company to prepare and file all Tax Returns (which have not been filed on or before the Closing Date) required to be prepared and filed by the Company pursuant to this paragraph (the “Tax Package”). In addition, on or before the earlier of the date that is thirty (30) days after the Closing Date and the fifth (5th) business day after the calendar quarter in which the Closing occurs, Purchasers shall cause each of the Bio Companies included in a Tax Return described in clause (A) or (B) above to prepare and provide to the Company a package of Tax information materials, including schedules and work papers, required by the Company in connection with the public release of its results of operations for such quarter in a manner consistent with past practice.

(ii) Prior to the Closing, the Company shall prepare and file, or cause to be prepared and filed, all Tax Returns of or which include any Bio Company, other than Tax Returns described in Section 6.1(a)(i), that are required to be filed (after giving effect to any valid extension of time in which to make such filing) on or prior to the Closing Date. The Company shall cause the Bio Companies to pay all Taxes attributable to the Tax periods for which such Tax Returns are filed.

(iii) After the Closing, Purchasers shall prepare and file, or cause to be prepared and filed, on behalf of the Bio Companies all other Tax Returns of, or which include, a Bio Company (other than those Tax Returns described in Section 6.1(a)(i) or Section 6.1(a)(ii)). Purchasers shall, or shall cause the Bio Companies to, pay (or cause to be paid) all Taxes attributable to the Tax periods for which such Tax Returns are filed.

(b) All Tax Returns described in Section 6.1(a) (including the Tax Package) shall be prepared in a manner consistent with past practice unless a past practice has been finally determined to be incorrect by the applicable Taxing Authority or a contrary treatment is required by applicable Tax Laws (or the judicial or administrative interpretations thereof).

(c) To the extent permitted by applicable Law or administrative practice of any Taxing Authority, any transactions involving any of the Bio Companies that are not in the ordinary course of business occurring on the Closing Date but after the Closing, other than any transactions relating to the sale of any Bio Company or any assets thereof to Purchasers or any of Purchasers’ Affiliates, shall be reported on Purchasers’ consolidated United States federal income Tax Return to the extent permitted by Treasury Regulation §1.1502-76(b)(1)(ii)(B) or on the post-Closing separate company Tax Returns of the applicable Bio Company (if the applicable Bio Company does not file a consolidated federal income Tax Return with Purchasers), and shall be similarly reported on all other Tax Returns of Purchasers or its Affiliates to the extent permitted. The Sellers, Purchasers and the Bio Companies shall not take any position inconsistent with the preceding sentence on any Tax Return.

(d) Purchasers and the Company agree to furnish or cause to be furnished to each other, and each at its own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided relating to the Bio Companies, as is reasonably necessary for the filing of any Tax Returns, for the preparation for any audit and for the prosecution or defense of any Action or Proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Purchasers shall retain in their possession or cause the Bio Companies to retain in their possession, and shall provide the Company reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Company may specify with respect to matters relating to Taxes for any taxable period ending on or prior to or which includes the Closing Date for a period of seven (7) years after the Closing Date or such longer period as may be required by Law. After such time, Purchasers may dispose of such material; provided, that prior to such disposition Purchasers shall give the Company a reasonable opportunity at its expense to take possession of such materials.

(e) No Purchasers or any Affiliate or successor of any Purchaser shall (or shall cause or permit any of the Bio Companies to) amend, refile or otherwise modify any Tax Return relating in whole or in part to any Bio Company with respect to any taxable year or period ending on or before December 31, 2005, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 6.2  Certain Other Taxes.  All transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, if any, shall be paid 50% by Purchasers and 50% by the Company, and the party obligated under applicable Law to file all necessary Tax Returns and other documentation with respect to any such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, shall file such Tax Returns or other documentation and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation and will cooperate with the other party to take such commercially reasonable actions as will minimize or reduce the amount of such Taxes or fees.

SECTION 6.3  Tax Audits.

(a) The Company shall have the right (but not the obligation) to represent the interests of the Bio Companies in and control the conduct of any audit or administrative or court Action or Proceeding, with the participation of Purchasers at Purchasers’ expense, relating to Taxes described in Section 6.1(a)(i) and (ii) (a “Tax Claim”) and the Company shall have the right to employ counsel of its choice at its expense in the conduct of any such contest. Purchasers will reasonably cooperate, and shall cause the Bio Companies to reasonably cooperate, at the Company’s expense, with the Company and its counsel in the defense against or compromise of any claim in any said Action or Proceeding. If the Company does not elect to control a Tax Claim pursuant to this Section 6.3(a) that relates to a separate company Tax of a Bio Company and not a Tax relating to a consolidated, combined or unitary Tax Return that includes the Company or a non-Bio Company Subsidiary of the Company, Purchasers or the Bio Companies may, without affecting its or any other indemnified party’s rights to indemnification under this Article VI, assume and control the defense of such Tax Claim with participation by the Company (at the Company’s expense).

(b) If any Taxing Authority asserts a claim, makes an assessment or otherwise disputes any Taxes for which the Company may have an indemnity obligation pursuant to Section 6.4(a), Purchasers shall, promptly upon receipt by Purchasers and/or the Bio Companies of notice thereof, inform the Company thereof. The failure of Purchasers or the Bio Companies to timely forward such notification in accordance with the immediately preceding sentence shall not relieve the Company of any indemnity obligation it may have pursuant to Section 6.4(a) except and to the extent that the failure to timely forward such notification actually prejudices the ability of the Company to contest such liability for Taxes or increases the amount of such Taxes.

(c) The Company shall have the right, but not the obligation, to jointly represent the interests of any Bio Company with Purchasers in any audit or administrative or court Action or Proceeding relating to Taxes for any

Straddle Period. Any disputes regarding the conduct or resolution of any such audit or proceeding shall be resolved pursuant to Section 6.5.

(d) Purchasers shall have the sole right to represent the interests of the Bio Companies in all audits or administrative or court Actions or Proceedings relating to Taxes other than those specified in Section 6.3(a) and (c).

(e) The Company, on the one hand, and Purchasers and/or the Bio Companies, on the other hand, shall not enter into any compromise or agree to settle any claim pursuant to any Tax audit or Action or Proceeding which would adversely affect the other party without the written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 6.4  Indemnification.

(a) After the Closing Date, the Company shall, to the fullest extent permitted by applicable Law, indemnify and hold harmless Purchasers and the Bio Companies from and against any and all claims, actions, causes of action, liabilities, losses, damages, and reasonable out-of-pocket expenses and costs (“Tax Losses”) resulting from, arising out of or relating to (i) any Taxes that the Company is responsible to pay pursuant to Section 6.1(a)(i) or (ii), (ii) Taxes of any Bio Company with respect to taxable periods ending on or before the Closing Date, and (iii) the Company’s share of Taxes payable pursuant to Section 6.2; provided, however, that the Company shall not be liable pursuant to this Section 6.4 to the extent of Taxes with respect to which a liability was recorded on the Bioproducts Balance Sheet or Biopharma Balance Sheet made available pursuant to Section 2.5(a) and Tax liabilities taken into account in determining Working Capital for purposes of Article I of this Agreement, (iv) any liability for Taxes resulting directly from making any Section 338 Election, provided such election is made in accordance with Section 6.7, and (v) any liability for Taxes (other than Taxes described in Section 6.2 of this Agreement) imposed on any Bio Company arising a result of the transactions contemplated by this Agreement. The indemnity provided in the foregoing sentence shall include, without limitation, any Tax liability arising by reason of any Bio Company being severally liable for any Taxes of another Person pursuant to Treasury Regulation §1.1502-6 or any analogous state, local or foreign Tax provision, as a transferee or successor, by contract or otherwise. For the avoidance of doubt, the Company’s obligation to indemnify Purchasers pursuant to this Section 6.4(a) is unconditional and not subject to any limitation on the Company’s obligations pursuant to Article IX or any other provision of this Agreement.

(b) After the Closing Date, Purchasers shall, to the fullest extent permitted by applicable Law, indemnify and hold harmless the Company and its Affiliates from and against any and all Tax Losses arising out of or relating to (i) any Taxes of the Bio Companies (including Purchasers’ shares of Taxes payable pursuant to Section 6.2) other than amounts for which the Company has an indemnification obligation pursuant to Section 6.4(a) and (ii) any Taxes resulting from Purchasers’ breach of Section 6.7(a).

(c) For purposes of Sections 6.4(a) and (b), whenever it is necessary to determine the liability for Taxes in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) real, personal and intangible property Taxes (“Property Taxes”) of the Company and its Subsidiaries allocable to periods ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) Taxes (other than Property Taxes) allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

(d) Notwithstanding any other provision of this Agreement to the contrary, the indemnification obligations of the parties under this Section 6.4 shall survive until the expiration of the applicable statute of limitations.

SECTION 6.5  Dispute Resolution.  In the event that the Company or any Purchaser disputes the application or interpretation of any provision of Sections 6.1 through 6.3, or the amount or calculation of Taxes, if any, owed by such party thereunder, such party shall deliver to the other a statement setting forth, in reasonable detail, the nature of and dollar amount of any disagreement so asserted. The parties shall attempt in good faith to resolve any such dispute within twenty (20) days following the date of the statement provided pursuant to the preceding sentence. If the parties are unable to resolve such dispute within such twenty (20) day period, the dispute shall be resolved by the Independent Accountants. The Independent Accountants shall finally and conclusively resolve any dispute relating to matters set forth in this Section 6.5 within thirty (30) days following receipt of the submission. The Independent Accountants shall determine, only with respect to the specific disagreements submitted in writing by the Company and the applicable Purchaser, the manner in which such item or items in dispute should be resolved; provided, however, that the dollar amount of any such item or items shall be determined within the range of dollar amounts proposed by the Company, on the one hand, and Purchaser, on the other hand. Any finding by the Independent Accountants shall be a reasoned award stating the findings of fact and conclusions of Law (if any) on which it is based, shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding the disputed items so presented. The fees and expenses of the Independent Accountants shall be shared by the Company and the applicable Purchaser in proportion to each party’s respective liability for Taxes which are the subject of the dispute as determined by the Independent Accountants, and the parties shall otherwise bear their own expenses incurred in any dispute resolution pursuant to this Section.

SECTION 6.6  Refunds.

(a) Any refunds (including but not limited to any refunds related to the U.K. Group Relief process) of Taxes (together with any interest received with respect thereto) paid to or in respect of the Bio Companies (including any amounts credited against income Tax to which any Purchaser, its Affiliates or any of the Bio Companies becomes entitled) and that relate to Taxes for which the Company is responsible pursuant to this Article VI shall be for the account of the Company. A Purchaser shall pay over to the Company any such refund or the amount of any such credit (in each case, together with any interest received with respect thereto) within fifteen (15) days after receipt or entitlement thereto. The preceding sentences shall not apply to any refunds or credits to the extent such refunds or credits are (i) reflected as an asset on the Bioproducts Balance Sheet or the Biopharma Balance Sheet or (ii) reflected as an asset in determining Working Capital for purposes of Section 1.2 of this Agreement, in each case, all of which refunds or credits shall be for the account of the applicable Purchaser.

(b) Purchasers shall, if the Company so requests and at the Company’s expense, prepare, execute and file any claims for refunds or credits, or cause the Bio Companies to prepare, execute and file any claims for refunds or credits, to which the Company is entitled under this Section. Purchasers shall permit the Company to control the prosecution of any such refund. Notwithstanding the foregoing, Purchasers shall have no obligations under this Section 6.6(b) to the extent Purchasers reasonably determine that fulfilling their obligations described herein would have a material adverse effect on Purchasers with respect to any taxable periods beginning after the Closing Date.

SECTION 6.7  Certain Elections and Other Tax Matters.

(a) Upon the mutual agreement of the Company and Lonza America (for itself and on behalf of the other Purchasers), the Company and Purchasers shall make or join in making any elections under Section 338 of the Code (and any comparable election under any relevant state or local Law) (a “Section 338 Election”) with respect to the purchase and sale of any of the Bio Companies under this Agreement. In no event shall either party make a Section 338 Election with respect to any Bio Company without the prior written consent of the other party. If either party desires to make one or more Section 338 Elections, it shall notify the other party in writing of such decision within sixty (60) days after the Closing Date. If such other party agrees to make the Section 338 Election, the party proposing the Section 338 Election shall propose an allocation of the Final Purchase Price (which, for this purpose, shall include any Bio Company liabilities properly taken into account for purposes of determining the purchase price under Code Section 338) among the assets of the applicable Bio Company in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate), and shall notify the other party in writing of such proposed Final Purchase Price allocation within fifteen (15) days following receipt of the other party’s written consent to the making of such Section 338 Election. The parties shall cooperate in good faith to agree on an allocation of the Final Purchase Price and, once agreed to, the allocation shall be binding on the parties (the “Allocation”). If the parties cannot agree upon the Allocation within thirty (30) days following the delivery of the proposed allocation then no such Section 338 Election shall be made. Purchasers and the Company shall report and file Tax Returns (including but not limited to

Internal Revenue Service Form 8594 if applicable) in all respects and for all purposes consistent with the Allocation. Neither Purchasers nor the Company shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by applicable Law. Within 180 days following the Closing, the Company shall deliver to Purchasers IRS Form 8023 (or applicable successor form) for each Bio Company for which a Code Section 338(h)(10) election is made, fully executed by the Company or other applicable sellers pursuant to the requirements stated therein.

(b) Purchasers shall not permit the Bio Companies to carry back any loss, deduction or credit to any taxable period that ends on, prior to or which includes the Closing Date.

(c) It is the intention of the parties to treat any indemnity payment made under this Article VI as an adjustment to the Final Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

(d) At least five (5) business days prior to the Closing, the Company shall deliver to Purchasers a schedule setting forth the allocation of the Final Purchase Price among the Bio Companies. If any Purchaser disagrees with the allocation of the Final Purchase Price among the Bio Companies, such Purchaser shall notify the Company of such disagreement and its reasons for so disagreeing, in which case the Company and Purchasers shall cooperate in good faith to resolve the disagreement. To the extent the Company and Purchasers cannot agree on a mutually acceptable determination and/or allocation of the Final Purchase Price, such determination and/or allocation shall be made by each of Purchasers, on the one hand, and the Company, on the other, in connection with their respective U.S. federal, state, and local tax returns and other filings, and each such Person shall report the allocation of the Final Purchase Price among the Bio Companies as such party acting in good faith deems appropriate.

(e) If the transfer of any Bio Company is treated as an “applicable asset acquisition” within the meaning of Code Section 1060 (other than any such transfer for which a Section 338 Election is made, the allocation for which shall be governed by Section 6.7(a) hereof) and the Company and Purchasers have agreed on an allocation of the Final Purchase Price to the interests in such Bio Company pursuant to Section 6.7(d), then, within ninety (90) days after the Closing Date, Purchasers shall deliver to the Company a schedule allocating the portion of the Final Purchase Price allocable to each Bio Company the sale of which is treated as an applicable asset acquisition (such portion determined pursuant to Section 6.7(d) and increased to take into account any Bio Company liabilities properly included therein) among the assets of the applicable Bio Company in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate). If the Company disagrees with any items reflected on the schedule so provided, the Company shall notify Purchasers of such disagreement and its reasons for so disagreeing, in which case the Company and Purchasers shall cooperate in good faith to resolve the disagreement. To the extent the Company and Purchasers cannot agree on the contents of the schedule delivered pursuant to this Section 6.7(e), each of the Company and Purchasers shall be free to use their own allocation schedule in preparing their respective U.S. federal, state, local and foreign tax returns and other filings. If the parties are able to agree on an allocation for purposes of this Section 6.7(e), Purchasers and the Company shall report and file Tax Returns (including but not limited to Internal Revenue Service Form 8594 if applicable) in all respects and for all purposes consistent with the allocation and neither Purchasers nor the Company shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the allocation unless required to do so by applicable Law. To the extent consistent with the foregoing, any adjustment to the Final Purchase Price shall be allocated as provided by Treasury Regulation §1.1060-1(c).

SECTION 6.8  Certificate of Non-Foreign Status.  At the Closing, each Seller that is not a foreign Person for purposes of Code Section 1445 shall deliver to Purchasers, in a form reasonably satisfactory to Purchasers, a certificate from the Seller certifying as to its non-foreign status that complies with Treasury Regulations Section 1.1445-2(b)(2).

SECTION 6.9  Termination of Tax Sharing Agreements.  Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between Sellers or any of their Affiliates, on the one hand, and the Bio Companies, on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date and the Bio Companies shall have no liability or obligation thereunder after the Closing Date.

ARTICLE VII

EMPLOYEE AND BENEFITS MATTERS

SECTION 7.1  Transferred Bio Companies Employees.

(a) Continued Employment.  The Bio Companies shall continue to employ immediately following the Closing each of the individuals employed by the Bio Companies immediately prior to the Closing , including, without limitation, any individual on leave or short-term or long-term disability (each such employee being hereafter referred to as a “Transferred Bio Companies Employee”). No provision of this Agreement shall be construed as limiting the ability of Purchasers to terminate the employment of any Transferred Bio Companies Employee at any time following the Closing for any reason, nor shall they be construed to create any contractual rights between any Transferred Bio Companies Employee and Purchasers.

(b) Continued Compensation and Benefits.  Without limiting any of the obligations of Purchasers set forth in this Article VII and subject to Section 7.2(a), effective as of the Closing, Purchasers shall continue or establish, or cause to be continued or established, employee compensation and benefit plans, programs, policies and arrangements (including fringe benefits and severance pay) that will provide benefits and compensation to the Transferred Bio Companies Employees (and, if applicable, their eligible beneficiaries) for a period of at least one (1) year after the Closing (or such longer period as may be required by applicable Law) that are at least substantially comparable in the aggregate to those provided by the Company and its Subsidiaries (including the Bio Companies) to the Transferred Bio Companies Employees (and, if applicable, their eligible beneficiaries) immediately prior to the Closing. Without limiting the foregoing, Purchasers and their respective Affiliates shall (i) honor all employment, severance, retention and change-in-control agreements by and between the Company or its Subsidiaries and any Transferred Bio Companies Employee or any Former Bio Companies Employee, which agreements shall be assigned to, and assumed by, Purchasers or a Bio Company on or prior to the Closing Date, (ii) for the longer of one (1) year following the Closing and the period during which such benefits are required to be provided by the terms of any applicable Company Plan, continue to maintain for each Transferred Bio Companies Employee the severance arrangements maintained by the Company or any of its Subsidiaries (including the Bio Companies) for each such Transferred Bio Companies Employee immediately prior to the Closing and (iii) assume and perform the obligations of the Company with respect to Transferred Bio Companies Employees and Former Bio Companies Employees under The Cambrex Corporation 2004 Incentive Plan in accordance with the terms of such plan as in effect on the date hereof.

(c) Service Crediting, Etc.  For purposes of vesting, eligibility to participate and level of benefits (but not benefit accrual under pension or similar plans and not for purposes of eligibility for any post-retirement medical benefits) under the employee benefit plans of Purchasers and their respective Affiliates which provide benefits to any Transferred Bio Companies Employees after the Closing (the “New Plans”), each Transferred Bio Companies Employee shall be credited with his or her years of service with the Company and its Subsidiaries (including the Bio Companies) before the Closing, to the same extent as such Transferred Bio Companies Employee was entitled, before the Closing, to credit for such service under the corresponding Bio Companies Plan in which such Transferred Bio Companies Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or to the extent that prior service with a Purchaser and its Affiliates is not provided under such Purchaser Plan for similarly situated employees of Purchasers and its Affiliates who is not a Transferred Bio Companies Employee. In addition, and without limiting the generality of the foregoing but subject to the consent of any applicable insurer or other service provider with respect to a New Plan: (i) each Transferred Bio Companies Employee shall be immediately eligible to participate, without any waiting time, in each New Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) to the extent that the Transferred Bio Companies Employee had satisfied the waiting period under a corresponding Bio Companies Plan in which such Transferred Bio Companies Employee participated immediately before the Closing and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Bio Companies Employee, a Purchaser or its Affiliates shall cause (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the corresponding Bio Companies Plan in which such employee participated immediately prior to the Closing, and (y) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the applicable Bio Companies Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

SECTION 7.2  Treatment of Certain Plans and Coverages.

(a) Company Pension Plans.  Notwithstanding anything to the contrary contained in this Article VII, but subject to Section 7.3(a), neither Purchasers nor any of the Bio Companies shall have any responsibility for, or liability under or with respect to, The Retirement Plan for Employees of Cambrex Corporation, The Cambrex Corporation Savings Plan, The Cambrex Retiree Medical Plan or the Cambrex Non-Qualified Deferred Compensation Plan (collectively, the “Company Pension Plans”), and the Company Pension Plans shall each retain all assets and liabilities related to Transferred Bio Companies Employees and Former Bio Companies Employees accrued thereunder. Each Purchaser, its Affiliates and their assigns shall cooperate with the Company and its successors and assigns in connection with administering the benefits accrued by Transferred Bio Companies Employees and Former Bio Companies Employees under the Company Pension Plans and to promptly provide all documentation, information and assistance reasonably requested by the Company, its successors and assigns or the administrator of the Company Pension Plans in respect of the administration and or distribution of such benefits. The Company and its Affiliates (other than the Bio Companies) shall indemnify and hold Purchasers and the Bio Companies and their respective Affiliates harmless against all Liabilities related to the Company Pension Plans, regardless of when such Liabilities arise.

(b) Bio Companies Pension Plans.  Subject to Section 7.2(a), each deferred compensation, pension, retirement or other similar plan that covers or provides benefits solely to Transferred Bio Companies Employees and/or Former Bio Companies Employees, including, without limitation, the BioWhittaker, Inc. Supplemental Executive Retirement Plan (the “Bio Companies SERP”) and the Non-Qualified Deferred Compensation Plan (collectively, the “Bio Companies Stand-Alone Pension Plans”), shall be sponsored by a Bio Company as of the Closing (and any associated insurance and service provider agreements shall have been assumed by a Bio Company as of the Closing), and the Company shall have caused to be transferred to the applicable Bio Companies sponsorship of any trust established to fund any Bio Companies Stand-Alone Pension Plan. The Company, its Affiliates and their assigns shall provide reasonable cooperation to Purchasers, the Bio Companies and their successors and assigns in connection with administering the Bio Companies Stand-Alone Pension Plans and shall as soon as reasonably practicable provide all documentation, information and assistance reasonably requested by Purchasers, the Bio Companies, their successors and assigns or the administrator of the Bio Companies Stand-Alone Pension Plans in respect of the administration of and/or distribution of benefits from such plans. Purchasers and the Bio Companies shall (i) within thirty (30) days following the Closing, make any contribution required to be made pursuant to Section 4.4 of the Bio Companies SERP and (ii) indemnify and hold the Company and its Affiliates harmless against all Liabilities related to the Bio Companies Stand-Alone Pension Plans, regardless of when such Liabilities arise.

(c) Flexible Spending Accounts.  Purchasers or an Affiliate of Purchasers shall establish flexible spending accounts for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 or Section 129 of the Code, as applicable (“Purchasers FSAs”), effective as of the Closing Date, for each Transferred Bio Companies Employee who, as of the Closing Date, is a participant in a flexible spending account for medical or dependent care expenses under a Bio Companies Plan pursuant to Section 125 or Section 129 of the Code (“Company FSAs”). As soon as administratively practicable following the Closing Date, the Company shall provide an accounting to Purchasers of each applicable Transferred Bio Companies Employee’s account balance in Company FSAs, in each case as of the Closing Date. Upon receipt of such accounting, Purchasers shall cause each participating Transferred Bio Companies Employee’s account under Purchasers FSAs to be credited or debited, as applicable, effective on the day after the Closing Date, in an amount equal to the applicable account balance of such Transferred Bio Companies Employee under the corresponding Company FSA as of the Closing Date. As soon as administratively practicable after the delivery of the accounting described above, the Company shall transfer to Purchasers an amount equal to the total contributions made to Company FSAs by Transferred Bio Companies Employees in respect of the plan year in which the Closing Date occurs, reduced by an amount equal to the total claims already paid to Transferred Bio Companies Employees under such plans in respect of such plan year; provided that if such amount is a negative number, Purchasers shall transfer to the Company, within thirty (30) days following the Company’s request, an amount equal to the aggregate deficit balance in such accounts. Purchasers and the Company intend that the actions to be taken pursuant to this Section be treated as an assumption by Purchasers of the portion of Company FSAs and the elections made thereunder attributable to the participating Transferred Bio Companies Employees.

(d) COBRA Coverage.  Purchasers shall, commencing on the Closing Date, provide group health plan continuation coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (together with the regulations promulgated thereunder, “COBRA Coverage”) to each Transferred Bio Companies Employee (and such employee’s eligible dependents) who is receiving, or is eligible to receive, COBRA Coverage on the Closing or becomes eligible for COBRA Coverage following the Closing.

SECTION 7.3  Treatment of Certain Liabilities.

(a) Post-Termination Welfare Benefits.  Purchasers and the Bio Companies shall assume responsibility for, and shall indemnify and hold the Company and its Affiliates harmless against, all Liabilities related to the obligation to provide any post-termination welfare benefits (including, without limitation, long-term disability and post-retirement medical, dental, vision, pharmacy and life insurance benefits) under the Cambrex Retiree Medical Plan to any eligible Transferred Bio Companies Employee or Former Bio Companies Employee at the Rockland facility (and, if applicable, his or her eligible beneficiaries) who has satisfied the eligibility conditions for such benefits as of the Closing and who elects such coverage within thirty (30) days following the Closing.

(b) Other Liabilities.  Except as set forth in Section 7.2(a) and Section 7.2(c), Purchasers and the Bio Companies shall assume, discharge, pay and be solely liable for, and shall indemnify and hold the Company and its Subsidiaries harmless from and against, any and all Losses related to Transferred Bio Companies Employees or Former Bio Companies Employees including, without limitation, (i) any earned and unused vacation, holiday pay or other fringe benefits, (ii) any health, accidental death and dismemberment, disability or life insurance coverage and any health and welfare benefits under the Bio Companies Plans, (iii) any severance pay, salary continuation, retention or other special bonuses or like compensation payable under the Bio Companies Plans, including without limitation, to the extent not paid prior to Closing, accrued bonuses payable on a discretionary basis to employees of the Biopharma Companies in an amount equal to the amounts reserved therefor in the financial statements delivered by the Company to Purchasers pursuant to Section 2.5(a)(iv) and (iv) any other Liability arising out of the employment or termination of employment of the Transferred Bio Companies Employees or Former Bio Companies Employees, in each case whether such Losses relate to or arise out of events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, on or after the Closing Date. Purchasers shall make all necessary arrangements to assume all worker’s compensation claim files, whether open or closed, as of the Closing Date, and will make the necessary arrangements for assuming the continued management of such liabilities, including through providing to the Company at Closing a letter of credit in favor of the Company.

SECTION 7.4  No Plan Amendments; No Third Party Beneficiaries; Non-US Law.

(a) No provision of this Agreement is intended to be, and shall not be construed as, an amendment of an employee benefit plan, program, policy or arrangement nor shall any provision of this Agreement be interpreted to modify, waive or supplement the provisions of any employee benefit plan, program, policy or arrangement.

(b) It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including, but not limited to, any Transferred Bio Companies Employees or Former Bio Companies Employee, any participant in any benefit or compensation plan or any beneficiary thereof.

(c) Notwithstanding any other provision of this Agreement, Purchasers and Sellers shall (or shall cause their respective Affiliates to) take all commercially reasonable actions necessary to cause the transfer of employment of each Transferred Bio Companies Employee whose employment is governed by a jurisdiction other than the United States from employment with the Seller to employment with Purchasers (or their respective Affiliates) and the Seller and Purchasers agree that all such transfers of employment shall be made in all respects in accordance with the applicable requirements of local Law.

ARTICLE VIII

TERMINATION

SECTION 8.1  Termination.  This Agreement may be terminated and the Bio Companies Transactions abandoned at any time prior to the Closing Date, whether before or after receipt of the Company Stockholder Authorization:

(a) by the mutual written consent of the Company and Purchasers; or

(b) by either the Company or Purchasers:

(i) if any Restraint having any of the effects set forth in Section 5.1(b) shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if the Closing shall not have been consummated on or before the Outside Date; provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in the failure of the Closing to be so consummated on or before the Outside Date; or

(iii) if the Company Stockholder Authorization shall not have been obtained at the Company Stockholders Meeting (or at any adjournment or postponement thereof) by reason of the failure to obtain the required vote; or

(c) by the Company if:

(i) the Company enters into a definitive Bio Companies Acquisition Agreement providing for a Superior Bio Companies Proposal; provided, however, that the Company may only exercise this termination right if the Company has complied with its obligations under Section 4.2, including, without limitation, Section 4.2(c); and provided, further, that such termination shall not be effective unless concurrently therewith the Company fulfills its obligations under Section 8.3;

(ii) any of the representations and warranties of Purchasers set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), but only to the extent that such failure would cause the condition contained in Section 5.3(a) not to be satisfied as of such date and such condition is, as a result of any such failure, incapable of being satisfied on or before the Outside Date; or

(iii) Purchasers shall have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, but only to the extent that such breach or failure would cause the condition contained in Section 5.3(b) not to be satisfied as of such date and such condition is, as a result of any such failure, incapable of being satisfied on or before the Outside Date.

(d) by Purchasers, if:

(i) any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), but only to the extent that such failure would cause the condition contained in Section 5.2(a) not to be satisfied as of such date and such condition is, as a result of such breach or failure, incapable of being satisfied on or before the Outside Date;

(ii) the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, but only to the extent that such breach or failure would cause the condition contained in Section 5.2(b) not to be satisfied as of such date and such condition is, as a result of such breach or failure, incapable of being satisfied on or before the Outside Date;

(iii) a Bio Companies Adverse Recommendation Change shall have occurred;

(iv) an event has occurred or a circumstance exists that could reasonably be expected to have a Bio Companies Material Adverse Effect, but only to the extent that such event or circumstance would cause the condition contained in Section 5.2(c) not to be satisfied as of such date and such condition is, as a result of such event or circumstance, incapable of being satisfied on or before the Outside Date; or

(v) the Company Board or any committee thereof shall have (A) failed to recommend the Bio Companies Transactions to the holders of Company Common Stock in accordance with this Agreement, (B) withdrawn or modified or proposed publicly to withdraw or modify in a manner adverse to Purchasers its approval or recommendation of this Agreement or the Bio Companies Transactions, (C) approved or recommended, or proposed publicly to approve or recommend, a Bio Companies Takeover Proposal to the holders of Company Common Stock, (D) caused the Company or its Subsidiaries or their respective Representatives to take any action that would constitute a breach of Section 4.2, (E) caused any Seller or Bio Company to enter into a Bio Companies Acquisition Agreement, or (F) resolved to take any of the foregoing actions.

SECTION 8.2  Effect of Termination.  In the event of the termination of this Agreement by either party as provided in Section 8.1, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 4.9, 8.2, 8.3, 10.1, 10.2, 10.3, 10.6, 10.7, 10.8, 10.9, 10.10, 10.12, the penultimate sentence of Section 4.7 and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement at any time) and there shall be no liability as a result thereof on the part of Purchasers or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 8.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

SECTION 8.3  Termination Fee.

(a) In the event that:

(i) within sixteen (16) months after termination of this Agreement pursuant to Section 8.1(b)(ii), 8.1(b)(iii) or 8.1(d) the Company shall have consummated an Alternative Bio Companies Takeover Proposal (as defined below); or

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(i);

then the Company shall (A) in the case of a termination described in paragraph (a)(i) of this Section 8.3, upon the consummation of the transaction contemplated by such Alternative Bio Companies Takeover Proposal, or (B) in the case of a termination described in paragraph (a)(ii) of this Section 8.3, on the date of such termination, pay Purchasers the Termination Fee (as defined below) by wire transfer of immediately available funds to an account designated by Purchasers. Upon failure to timely pay any amount payable under this Section 8.3, interest shall accrue on such unpaid amount at the rate of interest announced publicly by JPMorgan Chase Bank as its “reference rate” (on the basis of a 365-day year). “Alternative Bio Companies Takeover Proposal” means a Bio Companies Takeover Proposal that involves the purchase, in a single transaction or series of related transactions, of (i) more than 50% of the assets of the Bio Companies or more than 50% of the equity securities in the Bio Companies (“Alternative Bio Companies Transaction”) or (ii) all or substantially all of the assets of or the equity securities in the Biopharma Companies (“Alternative Biopharma Transaction”). “Termination Fee” means (x) in the case of a termination described in paragraph (a)(ii) of this Section 8.3, US $18,354,000; (y) in the case of an Alternative Bio Companies Transaction, US $18,354,000 less the amount of any Termination Fee previously paid in respect of an Alternative Biopharma Transaction; or (z) in the case of an Alternative Biopharma Transaction, US $2,000,000 unless Purchasers have previously received a Termination Fee in respect of an Alternative Bio Companies Transaction, in which case no Termination Fee shall be payable in connection with such Alternative Biopharma Transaction.

(b) Purchasers and the Company acknowledge and agree that the payment of the Termination Fee as contemplated by Section 8.3(a) is reasonable and not excessive in light of the nature of the transactions contemplated by this Agreement. Purchasers’ right to receive the Termination Fee pursuant to this Section 8.3 shall not be the exclusive remedy for any breach by the Company of any of the representations, warranties, covenants or other provisions of this Agreement and shall be in addition to any other remedies available at law or in equity to Purchasers.

SECTION 8.4  Acknowledgement.  The Company acknowledges and agrees that the agreements contained in Section 8.3 are an integral part of the Bio Companies Transactions and that, without these agreements, Purchasers would not enter into this Agreement. If the Company fails promptly to pay the Termination Fee or and, in order to obtain such payment, Purchasers commence a suit that results in a judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay to Purchasers their reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1  Indemnification by the Sellers.  Following the Closing, except with respect to Taxes (which shall be governed exclusively by Article VI), employee benefits of or other Liabilities to Transferred Bio Companies Employees and Former Bio Companies Employees (which shall be governed exclusively by Article VII) and as expressly provided in the Transition Services Agreement, the Company and the other Sellers, jointly and severally, shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless Purchasers, the Bio Companies and each of their respective Affiliates, directors, officers, successors and assigns (the “Purchaser Indemnitees”) from and against any and all Losses suffered or incurred by any of the Purchaser Indemnitees arising out of, resulting from or relating to any Company Liability (including, without limitation, arising out of the failure of the Company, the other Sellers or their respective Subsidiaries (other than the Bio Companies) to pay, perform or otherwise discharge when due any such Company Liability), whether arising prior to, on or after the Closing.

SECTION 9.2  Indemnification by Purchasers.  Following the Closing, except with respect to Taxes (which shall be governed exclusively by Article VI), employee benefits of or other Liabilities to Transferred Bio Companies Employees and Former Bio Companies Employees (which shall be governed exclusively by Article VII) and as expressly provided in the Transition Services Agreement, Purchasers shall, jointly and severally, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless the Company, each Affiliate of the Company and each of their respective directors, officers, employees, successors and assigns (the “Company Indemnitees”) from and against any and all Losses suffered or incurred by any of the Company Indemnitees arising out of, resulting from or relating to any Bio Companies Liability (including, without limitation, arising out of the failure of any Purchaser or any of the Bio Companies to pay, perform or otherwise discharge when due any such Bio Companies Liability), whether arising prior to, on or after the Closing.

SECTION 9.3  Limitations on Indemnification Obligations.  The amount which any party (an “Indemnifying Party”) is or may be required to pay to any other party (an “Indemnitee”) pursuant to Section 9.1 or Section 9.2 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amount actually recovered by or on behalf of such Indemnitee, in reduction of the related Loss arising out of a Company Liability or Bio Companies Liability; provided, that no party is required to maintain insurance for such purpose. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Loss arising out of a Company Liability or Bio Companies Liability and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Loss arising out of a Company Liability or Bio Companies Liability, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of any indemnity payment made hereunder). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a

“windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

SECTION 9.4  Procedures for Indemnification of Third Party Claims.  Procedures for indemnification of Third Party Claims shall be as follows:

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including, without limitation, any Governmental Authority) who is not a party to this Agreement of any claim or of the commencement by any such Person of any Action or Proceeding (a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to Section 9.1 or Section 9.2, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim; provided that the failure of any Indemnitee to give notice as provided in this Section 9.4(a) shall not relieve the related Indemnifying Party of its obligations under this Article IX, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail and, if ascertainable, shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by such Indemnitee.

(b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 9.4(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee whether the Indemnifying Party will assume responsibility for defending such Third Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article IX for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in any Indemnitee’s reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 9.4(b), such Indemnitee may defend or (subject to the remainder of this Section 9.4(b) and Section 9.4(d)) seek to compromise or settle such Third Party Claim at the expense of the Indemnifying Party. Neither an Indemnifying Party nor an Indemnitee shall consent to entry of any judgment or enter into any settlement of any Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee, in the case of a consent or settlement by an Indemnifying Party, or the Indemnifying Party, in the case of a consent or settlement by the Indemnitee, of a written release from all Liability in respect to such Third Party Claim.

(c) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the related Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise, and shall otherwise cooperate in the defense, settlement or compromise of such Third Party Claim.

(d) Notwithstanding anything in this Section 9.4 to the contrary, neither an Indemnifying Party nor an Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party notifies the related Indemnitee in writing of such Indemnifying Party’s desire to settle or compromise a Third Party Claim on the basis set forth in such notice (provided that such settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff of a written release of the Indemnitee from all Liability in respect thereof) and the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnifying

Party, at such Indemnitee’s sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (x) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (y) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee’s continuing to pursue such Third Party Claim.

(e) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall, to the fullest extent permitted by applicable Law, be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

SECTION 9.5  Other Procedures for Indemnification.

(a) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30) day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement or under applicable Law.

(b) In addition to any adjustments required pursuant to Section 9.3, if the amount of any Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

SECTION 9.6  Remedies Cumulative.  The remedies provided in this Article IX shall be cumulative and shall not preclude assertion by an Indemnitee of any other rights or the seeking any and all other remedies against any Indemnifying Party.

SECTION 9.7  Survival of Indemnities.  The obligations of each of the parties under this Article IX shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities with respect to any Loss of the other related to such assets, businesses or Liabilities.

ARTICLE X

MISCELLANEOUS

SECTION 10.1  Survival of Representations, Warranties and Agreements.  The representations and warranties contained herein or in any other writing delivered pursuant hereto, as well as any covenant or agreement of the parties that by its terms contemplates performance exclusively prior to the Closing Date, shall survive until (but not beyond) the Closing Date, other than the representations and warranties in Section 2.18(b) and (c), which shall survive the Closing and continue for twelve (12) months thereafter, and the representations and warranties in Section 2.2, which shall survive the Closing and continue thereafter indefinitely. Each of the agreements and covenants in this Agreement, the Transition Services Agreement or any other agreement delivered by or on behalf of the Company or the other Sellers under this Agreement which, in any such case, by its terms contemplates performance in whole or in part after the Closing Date shall survive the Closing until performed in accordance with its terms.

SECTION 10.2  Amendment or Supplement.  At any time prior to the Closing Date, this Agreement may be amended or supplemented in any and all respects, whether before or after authorization of the Bio Companies Transactions by the holders of Company Common Stock, by written agreement of the parties hereto, by action taken by their respective boards of directors; provided, however, that following the Company Stockholder Authorization, there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange would require further approval by the holders of Company Common Stock without such approval; provided, further, that any supplement to the Bio Companies Disclosure Letter shall not be deemed a cure for any breach of a representation or warranty contained in this Agreement.

SECTION 10.3  Guaranty.  Lonza Group hereby guarantees the payment and performance by Purchasers of all of Purchasers’ obligations set forth in this Agreement.

SECTION 10.4  Extension of Time, Waiver, Etc.  At any time prior to the Closing Date, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party hereto, (b) extend the time for the performance of any of the obligations or acts of the other party hereto or (c) waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided that after the Company Stockholder Authorization is obtained, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Notwithstanding the foregoing, no failure or delay by the Company or any Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 10.5  Assignment.

(a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party; provided that such consent shall not be required (i) for assignments and transfers by operation of Law and (ii) in the event the Company assigns any or all of its rights, interests and obligations hereunder to a Person with whom the Company merges or to whom the Company sells all or substantially all of its assets. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this section shall be null and void.

(b) At any time prior to the Closing Date, Purchasers may, with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), designate one or more of its Affiliates not party to this Agreement to participate in the purchase of any portion or all of the Bio Companies Shares; provided, that any such designation would not be reasonably expected to delay the Closing or require the procurement of any additional consents; and provided, further, that no such designation shall relieve Purchasers of their obligations under this Agreement and all such designees shall agree in writing to be bound by this Agreement.

SECTION 10.6  Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but both of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

SECTION 10.7  Entire Agreement; No Third Party Beneficiaries.  This Agreement, together with the Schedules, the Bio Companies Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, including without limitation any Transferred Bio Companies Employee, any participant in any Bio Companies Plan or any beneficiary thereof.

SECTION 10.8  Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to principles of conflict of Laws that would require the application of the Laws of another jurisdiction. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the Laws of the State of Delaware and that the Laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (x) that this Agreement involves at least US $100,000 and (y) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (i) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii)(A) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (B) that, to the fullest extent permitted by applicable Law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (ii)(A) or (B) above shall, to the fullest extent permitted by applicable Law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

(b) The parties hereto hereby agree to bring all Actions and Proceedings arising out of or relating to this Agreement in the Courts of the State of Delaware, and the parties irrevocably waive, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of any such Action or Proceeding. The parties hereto agree that a final judgment in any such Action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

SECTION 10.9  Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall, to the fullest extent permitted by applicable Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 10.10  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Purchasers, or to any of them, to:

Lonza Group Limited
Muenchensteinerstrasse 38
CH-4002 Basel
Switzerland
Attention: Head of Legal Affairs
Facsimile: 41-61-316-8314

with a copy (which shall not constitute notice) to:

Mayer Brown Rowe & Maw LLP
1675 Broadway
New York, New York 10019
Attention: James B. Carlson
Facsimile: (212) 849-5515

If to the Company, to:

Cambrex Corporation
One Meadowlands Plaza
East Rutherford, NJ 07073
Attention: Peter E. Thauer
Facsimile: (201) 804-9852

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005
Attention: Robert S. Reder
Facsimile: (212) 822-5680

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 10.11  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Bio Companies Transactions are fulfilled to the extent possible.

SECTION 10.12  Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Action of Divestiture” means (i) making proposals, negotiating, executing or carrying out agreements or submitting to legal requirements, by consent decree, hold separate order or otherwise, imposed by a Governmental Authority providing for the license, sale, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets or businesses of any Purchaser and its Subsidiaries or (ii) otherwise taking, committing, imposing or seeking to impose any limitation on the ability of any Purchaser or any of its Subsidiaries to conduct or retain their respective business, product line or assets or own such assets or to acquire, hold or exercise full rights of ownership of the Bio Companies Business.

“Action or Proceeding” shall mean any action, suit, proceeding, hearing, charge, complaint, grievance, arbitration or Governmental Authority investigation.

“Additional Adjustment Amount” shall mean the total amount, if any, by which the amount of each Adjustment Category (as determined in accordance with the applicable provisions of this Agreement) exceeds the Applicable Cap; provided that in the case of each Adjustment Category, there shall be no increase or decrease unless the amount of such Adjustment Category exceeds the Applicable Cap by more than US $100,000, in which case the adjustment in respect of such Adjustment Category (for purposes of calculating the Additional Adjustment Amount) shall be made on a dollar-for-dollar basis from the first dollar without giving effect to such US $100,000 cushion).

“Adjustment Category” shall mean each of the (i) Advanced Payments, (ii) Transaction Payments, (iii) Vacation and Salary Payments, (iv) Capital Leases and (v) Deferred Compensation, each of which shall be determined in accordance with GAAP.

“Advanced Payments” shall mean customer deposits received by the Company or any of its Subsidiaries from customers of the Bio Companies Business prior to the Closing Date for which the corresponding services have not been rendered as of the Closing Date, as determined in accordance with GAAP.

“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Applicable Cap” shall mean with respect to (i) Advanced Payments, US $4,500,000, (ii) Transaction Payments, US $7,500,000, (iii) Vacation and Salary Payments, US $4,900,000, (iv) Capital Leases, US $4,800,000, and (v) Deferred Compensation, US $3,300,000.

“Bio Companies Liability” shall mean any Liability relating to, arising out of or resulting from (i) any action, inaction, event, omission, condition, fact or circumstance occurring or existing prior to, on or after the Closing, in each case to the extent such Liability relates to, arises out of or results from any of the assets, properties or operations of any of the Bio Companies or the Bio Companies Business, including without limitation any Liability for a violation of, or creation of Liability under, any Environmental Law (including any Liability arising from or relating to the Walkersville Facility or the Debris Field, except as expressly provided in Section 4.11), but excluding any (i) Company Liabilities; (ii) Liability relating to, arising out of or resulting from the Rubin Litigation; and (iii) any breach of any agreement or covenant of Purchasers contained in this Agreement, the Transition Services Agreement or any other agreement delivered by or on behalf of Purchasers under this Agreement, which, in any such case, by its terms contemplates performance in whole or in part after the Closing Date, including without limitation Purchasers’ obligations under Section 4.11.

“Bio Companies Material Adverse Effect” shall mean any change, event or occurrence which has a material adverse effect on the results of operations or financial condition of the Bio Companies Business or the Bio Companies taken as a whole, or on the ability of the Sellers to perform their respective obligations hereunder, other than changes, events, occurrences or effects arising out of, resulting from or attributable to (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Bio Companies conduct business, provided that such changes do not affect the Bio Companies in a disproportionate manner, (iii) the execution, announcement or performance of this Agreement or the consummation of the Bio Companies Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) storms, earthquakes or other natural disasters, (vi) any action taken by the Company or any of its Subsidiaries as contemplated or permitted by this Agreement or with Purchasers’ consent, (vii) the initiation of any litigation by any stockholder of the Company relating to this Agreement or the Bio Companies Transactions or (viii) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure of the Company to meet publicly announced revenue or earnings projections.

“Bio Companies Transactions” refers collectively to this Agreement and the transactions contemplated hereby to take place on the Closing Date, including the purchase and sale of the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property) and the assets of CBM Intellectual Property.

“Biopharma Companies” shall mean the entities identified as such on Schedule II hereto.

“Bioproducts Companies” shall mean the entities identified as such on Schedule II hereto.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Capital Leases” shall mean any lease of any real or personal property by the Bio Companies that, in conformity with GAAP, is required to be accounted for as a capital lease of the Bio Companies as of the Closing Date.

“Cash” shall mean all cash, cash equivalents and short-term investments of the Bio Companies Business.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Board” shall mean the board of directors of the Company or any duly constituted committee thereof which has been duly given the authority to act in the name, place and stead of the board of directors of the Company with respect to this Agreement and the Bio Companies Transactions.

“Company Common Stock” shall mean the voting common stock, US $0.10 par value, of the Company.

“Company Liability” shall mean any Liability of the Company, the Sellers or any of their respective Subsidiaries or Affiliates, excluding any of the Bio Companies Liabilities, but including without limitation any Liability relating to, arising out of or resulting from (i) the Rubin Litigation; (ii) the Human Health Business of the Company and its Affiliates; (iii) any Liability, Action or Proceeding or Loss for a violation of, or creation of Liability under, any Environmental Law on the part of the Company or any Subsidiary or Affiliate of the Company, other than the Bio Companies, or in respect of their respective properties (excluding the properties of the Bio Companies), including but not limited to the matters set forth on Section 10.12 of the Bio Companies Disclosure Letter; (iv) any Action or Proceeding brought by shareholders of the Company or its Subsidiaries (excluding the shareholders of the Bio Companies following the Closing), including but not limited to the SEC investigation and securities class action lawsuits listed in Section 10.12 of the Bio Companies Disclosure Letter; (v) any Liability, Action or Proceeding or Loss arising out of the sale of the Company’s Rutherford Chemicals business, including but not limited to the lawsuit filed by the buyers of the Company’s Rutherford Chemicals business in April 2006 or any other Liability, Action or Proceeding or Loss arising out of or related to the Company’s Rutherford Chemicals business or the properties related thereto; (vi) any breach of the representations and warranties contained in Sections 2.2 and 2.18(b) and (c) (including any breach of such representations and warranties as of the Closing Date), disregarding in each case the effect of any Knowledge, Bio Companies Material Adverse Effect or materiality qualifications or other numerical or dollar thresholds and qualifiers set forth in any such representation or warranty, and without giving effect to any supplement to the Bio Companies Disclosure Schedule; (vii) any breach of any agreement or covenant of the Company or the other Sellers under this Agreement, the Transition Services Agreement or any other agreement delivered by or on behalf of the Company or the other Sellers under this Agreement that by its terms contemplates performance in whole or in part after the Closing Date, including without limitation the Company’s obligations under Section 4.11; and (viii) any Liability, Action or Proceeding or Loss arising out of, related to or caused by the matters listed on Schedule 10.12 of the Bio Companies Disclosure Letter.

“Credit Agreement” shall mean the Credit Agreement, dated as of October 7, 2005, as amended, among the Company, the other Borrowers signatory thereto, the persons designated as Lenders thereunder, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as Sole Lead Arranger and Sole Bookrunner, and Citibank, N.A. and Wachovia Bank, National Association, as Co-Syndication Agents.

“Deferred Compensation” shall mean earned but unpaid deferred compensation and amounts payable under the Bio Companies SERP (net of related assets held by the BioWhittaker, Inc. Supplement Executive Retirement Plan Trust) to any of the Transferred Bio Companies Employees or Former Bio Companies Employees as of the Closing Date, as determined in accordance with GAAP.

“Environmental Condition” shall mean any condition, contamination, constituent(s) or set of circumstances concerning the soil, groundwater, surface water, air or other environmental media that (i) constitutes a threat to human health or the environment; (ii) requires any response, action or similar action under any Environmental Law, including the presence, suspected presence, release or threat of release (including migration) of any Hazardous Material in, on, under, or into the air, soil, surface water, groundwater or other environmental media, (iii) constitutes or causes a violation of any Environmental Law, or (iv) is subject to an Action or Proceeding under or pursuant to any Environmental Law or common or civil law.

“Environmental Law” shall mean any applicable foreign, federal, state or local Law or Order relating to pollution or the protection of the environment including, without limitation, any of the foregoing relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials, each as amended and in effect as of the date of this Agreement.

“FDA” shall mean the U.S. Food and Drug Administration.

“Former Bio Companies Employee” shall mean any person who was at any time employed in the Bio Companies Business on or prior to the Closing Date, but is not so employed immediately prior to the Closing, excluding persons who are employed by the Company or its Subsidiaries immediately after the Closing Date.

“GAAP” shall mean generally accepted accounting principles in the United States, applied on a basis consistent with the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2005 included in the Company SEC Documents.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Hazardous Material(s)” shall mean any substance, material or waste, including special waste, that is characterized, classified or designated under any Environmental Law as hazardous, toxic, pollutant, contaminant, or radioactive, including, without limitation, petroleum and its by-products, lead based paint, asbestos and polychlorinated biphenyls.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Person, but without duplication, (i) all indebtedness of such Person for borrowed money and all accrued interest thereon, including without limitation, arising from any and all loans, advances, letters of credit, surety bonds and obligations related thereto (and including, with respect to the Bio Companies, arising from the Credit Agreement), (ii) all obligations of such Person evidenced by notes, bonds, debentures, hedging and swap arrangements or contracts or other similar instruments other than trade payables, accrued expenses and liabilities to current and/or former employees incurred in the ordinary course of business, (iii) all capital lease obligations of such Person, (iv) all obligations of such Person for the deferred purchase price of assets, property or services other than operating or other leases of property (except for capital lease obligations as set forth in clause (iii) above), trade payables and other non-ordinary course third party payables, accrued expenses and liabilities to current and/or former employees incurred in the ordinary course of business, (v) all payables, obligations and liabilities owed or payable by such Person to any of its direct or indirect parent companies or Subsidiaries or any of such Person’s Affiliates, (vi) all accrued and unpaid interest on any Indebtedness referred to in clauses (i) through (v) above through the Closing Date and any prepayment penalties, premiums, consent or other fees, breakage costs on interest rate swaps and any other hedging obligations (including, but not limited to, foreign exchange contracts) or other costs incurred in connection with the repayment or assumption of such Indebtedness, and (vii) all Indebtedness of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such Person.

“Independent Accountants” shall mean a firm of independent accountants reasonably acceptable to Purchasers and the Company.

“Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustments, retrospectively rated premium adjustments, deductibles, retentions or costs paid by such insured.

“Intercompany Assets” shall mean all receivables and other amounts payable by any of the Sellers or their Affiliates (other than the Bio Companies) to any of the Bio Companies and all receivables and other amounts payable by any of the Bio Companies to any of the Sellers or their Affiliates (other than the Bio Companies).

“Intercompany Items” shall mean all Intercompany Assets and Intercompany Liabilities.

“Intercompany Liabilities” shall mean all payables, obligations and liabilities owed or payable by any of the Bio Companies to any of the Sellers or their Affiliates (other than the Bio Companies), including any agreements or commitments by or binding upon any of the Bio Companies, and all payables, obligations and liabilities owed or payable by any of the Sellers or their Affiliates (other than the Bio Companies) to any of the Bio Companies, including any agreements or commitments by or binding upon any of the Sellers or their Affiliates (other than the Bio Companies).

“Inventory” means all inventories of raw materials, work-in-process, finished goods and any other items that the Bio Companies have accounted for as inventory on a basis consistent with the financial statements made available to Purchasers pursuant to clauses (i) and (ii) of Section 2.5(a), which in any case are held at, or are in transit from or to, the locations at which the business and operation of the Bio Companies is conducted, or located at customers’ premises on consignment, in each case, which are used or held for use by the Bio

Companies in the conduct of the Bio Companies Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of the Bio Companies against suppliers of such inventories.

“Knowledge” shall mean, in the case of either the Sellers or Purchasers, the knowledge, as of the date of this Agreement, of any of the executive officers or senior management of such party, including executive officers or senior management of such party’s Subsidiaries. An individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter.

“Law” shall mean any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, decree, order or other legally binding requirement.

“Letters of Credit” shall mean all letters of credit and the related reimbursement obligations of the Bio Companies.

“Liability” or “Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including, without limitation, those arising under any Law, claim, demand, Action or Proceeding, whether asserted or unasserted, or judgment, writ or injunction of any Governmental Authority, and those arising under any Contract, arrangement, commitment or undertaking or any fines, damages or equitable relief which may be imposed and including, without limitation, all costs and expenses related thereto.

“Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, warrant, right of first refusal or other purchase right, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Loss” or “Losses” shall mean any and all losses, injuries, claims, expenses, damages of any kind, judgments, settlements, debts, penalties, fines, obligations, interest (including prejudgment interest), costs and expenses (including court costs and reasonable attorneys’ fees and expenses and reasonable costs of investigation).

“material” and “Bio Companies Material Adverse Effect” and all derivatives thereof shall mean, when used in Article II only (and not, in the case of the definition of “Bio Companies Material Adverse Effect”, for purposes of evaluating the satisfaction of any conditions precedent to closing in Section 5.2 or a party’s right to indemnification under Article IX), facts, circumstances, developments, obligations or Liabilities that would reasonably be expected to involve an expenditure, value or Liability of US $500,000 or more.

“NDA” means any confidentiality or non-disclosure agreement entered into in connection with the contemplated sale of the Bio Companies or the Bio Companies Business.

“Order” shall mean any injunction, judgment, order, decree, ruling or charge issued by Governmental Authority or any arbitrator.

“Outside Date” shall mean April 23, 2007.

“Permits” shall mean any approvals, authorizations, consents, licenses, permits or certificates.

“Permitted Liens” shall mean (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or (iii) any minor imperfection of title or similar Lien.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust, a joint venture, an unincorporated organization or any other entity, including a Governmental Authority.

“Principal Management” shall mean the authority to principally direct, control and make all decisions with respect to the Debris Field Remediation, including without limitation selection of consultants, contractors, experts and advisors; evaluation, selection and implementation of investigatory, corrective and remedial measures; communications or negotiations with or challenges to any Governmental Authority or third parties; and determination that the Debris Field Remediation has been completed.

“Product Liability Claim” shall mean any Action or Proceeding or other written claim or demand from any Person against the Bio Companies related to Losses actually or allegedly caused by a product manufactured by the Bio Companies prior to the Closing Date, including by reason of exposure to substances, ingredients, constituents, components or materials contained in a product manufactured by the Bio Companies prior to the Closing Date, or any Order relating to or arising from such Action or Proceeding, claim or demand.

“Remediation” shall mean any and all investigation, delineation, cleanup, removal, capping, remediation, corrective action, monitoring or other treatment required by any Environmental Laws or any Governmental Authority to address any non-compliance with Environmental Laws or the release or presence of Hazardous Materials.

“Remediation Costs” means any and all administrative, legal, investigative, remedial, corrective and other costs, expenses and fees arising from or incurred in connection with any Remediation.

“Restricted Period” shall mean the period from the Closing Date to (i) the third (3rd) anniversary of the Closing Date in the case of Section 4.20 and (ii) the second (2nd) anniversary of the Closing Date of this Agreement in the case of Section 4.21.

“Rubin Litigation” shall mean the litigation against the Company pending in the New York federal court, entitled Rubin Squared Inc. v. Cambrex Corp., brought by an entity controlled by the former owner of Cambrex Bio Science Baltimore, Inc. in connection with the purchase by the Company of Cambrex Bio Science Baltimore, Inc.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Surety Bonds” shall mean all surety and performance bonds and the related reimbursement obligations of the Bio Companies.

“Taxing Authority” means any Governmental Authority and any other quasi-governmental or non-governmental body administering, regulating or having general responsibility for the imposition of any Tax.

“Transaction Payments” shall mean regular bonuses owing to any of the Transferred Bio Companies Employees in respect of the period beginning on January 1, 2006 and ending on or prior to the Closing Date that have not been paid prior to the Closing, and any change of control payments and retention bonuses payable in cash to any of the Transferred Bio Companies Employees as a result of the consummation of the Bio Companies Transactions that have not been paid prior to the Closing, all as determined in accordance with GAAP.

“USDA” shall mean the United States Department of Agriculture.

“Vacation and Salary Payments” shall mean earned but unpaid vacation payments and earned but unpaid salary with respect to the Transferred Bio Companies Employees as of the Closing Date, as determined in accordance with GAAP.

“Working Capital” means the difference between (i) the Bio Companies’ current assets as of the Closing Date and (ii) the Bio Companies’ current liabilities as of the Closing Date, in each case of the type that would be reflected in a year-end balance sheet of the Bio Companies as determined in accordance with GAAP, but disregarding for this purpose (A) any adjustment arising from purchase accounting or otherwise arising out of the Bio Companies Transactions, (B) Cash, (C) Indebtedness, Letters of Credit and Surety Bonds, (D) all income, current deferred and other Taxes, (E) all Intercompany Items, and (F) each of the Adjustment Categories; provided that in computing any of the elements contained in clause (i) or (ii) above, changes in foreign exchange rates between the date of this Agreement and the Closing Date shall be disregarded.

The following terms are defined on the page of this Agreement set forth opposite such term below:

Agreement	1
Allocation	56
Alternative Bio Companies Takeover Proposal	65
Alternative Bio Companies Transaction	65
Alternative Biopharma Proposal	65
Annual Financial Statements	48
Antitrust Laws	41
Assumed Bio Companies Plans	18
Balance Sheet Date	12
Bankruptcy and Equity Exception	11
Bio Companies	1,2
Bio Companies Acquisition Agreement	36
Bio Companies Adverse Recommendation Change	37
Bio Companies Adverse Recommendation Notice	38
Bio Companies Business	1
Bio Companies Charter Documents	9
Bio Companies Contracts	20
Bio Companies Disclosure Letter	9
Bio Companies Intellectual Property	24
Bio Companies Plan	18
Bio Companies Recommendation	37
Bio Companies Sellers	1
Bio Companies SERP	60
Bio Companies Shares	1
Bio Companies Stand-Alone Pension Plans	60
Bio Companies Takeover Proposal	38
Biopharma Balance Sheet	12
Biopharma Business	1
Bioproducts Balance Sheet	12
Bioproducts Business	1
Cambrex Ireland IP	2
Cambrex Walkersville	5
CBM Intellectual Property	1
Closing	5
Closing Date	5
COBRA Coverage	61
Company	1
Company FSAs	61
Company Indemnitees	66
Company Pension Plans	60
Company SEC Documents	13
Company Stockholder Authorization	11
Company Stockholders Meeting	40
Competing Business	49
Confidentiality Agreement	42
Contract	11
Copyrights	24

Debris Field	43
Debris Field Remediation	43
Directors Qualifying Shares	6
Disputed Item	4
ERISA	18
ERISA Affiliate	18
Exchange Act	11
Final Purchase Price	3
Food and Drug Laws	14
Foreign Antitrust Laws	11
Indemnifying Party	66
Indemnitee	66
Initial Purchase Price	2
Intellectual Property	24
IP Licenses	24
IRS	18
Leased Real Property	26
Lonza America	1
Lonza Group	1
Lonza Sales AG	1
Lonza Swiss Holdco	1
Monthly Financial Statements	48
Net Closing Purchase Price	5
New Plans	59
Non-Residential Cleanup Standards	44
Non-US Bio Companies Shares	2
NYSE	11
Objection Notice	4
Owned Real Property	26
Patents	24
Pay-Off Amount	7
Post-Closing Adjustment Amount	3
Post-Closing Adjustment Schedule	4
Pre-Closing Tax Period	55
Property Taxes	55
Proxy Statement	39
Purchaser Indemnitees	66
Purchasers	1
Purchasers FSAs	60
Quarterly Financial Statements	48
Real Property	26
Representatives	36
Restraints	50
SEC	11
Section 338 Election	56
Sellers	1
Signing Date Adjustment Schedule	3
Software	24
Straddle Period	55

Superior Bio Companies Proposal	39
Target Working Capital	3
Tax Claim	53
Tax Losses	54
Tax Package	52
Tax Returns	17
Taxes	17
Termination Fee	65
Testing	43
Third Party Claim	67
Trade Secrets	24
Trademarks	24
Transferred Bio Companies Employee	58
Transition Services Agreement	1
US Bio Companies	2
US Bio Companies Shares	2
Walkersville Facility	43

SECTION 10.13  Interpretation.

(a) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LONZA AMERICA INC.

By:	/s/ Stefan Borgas	/s/ Toralf Haag

	Name: Stefan Borgas Title: Chief Executive Officer	Toralf Haag Chief Financial Officer

LONZA SALES AG

By:	/s/ Toralf Haag	/s/ Lukas Utiger

	Name: Toralf Haag Title: Chief Financial Officer	Lukas Utiger Head of Organic, Fine & Performance Chemicals

LONZA BIOPRODUCTS AG

By:	/s/ Stefan Borgas	/s/ J. R. Colleluori

	Name: Stefan Borgas Title: Chief Executive Officer	J. R. Colleluori Head of Corporate Development

LONZA GROUP LIMITED

By:	/s/ Stefan Borgas	/s/ J. R. Colleluori

	Name: Stefan Borgas Title: Chief Executive Officer	J. R. Colleluori Head of Corporate Development

CAMBREX CORPORATION

By:	/s/ Luke M. Beshar

Name: Luke M. Beshar Title: Executive Vice President & Chief Financial Officer

CAMBREX BAHAMAS INC.

By:	/s/ Peter E. Thauer
Name: Peter E. Thauer

Title:	Director

CAMBREX LIMITED

By:	/s/ Peter E. Thauer
Name: Peter E. Thauer

Title:	Director

CAMBREX NETHERLANDS B.V.

By:	/s/ Peter E. Thauer
Name: Peter E. Thauer

Title:	Director

CAMBREX OCB LIMITED

By:	/s/ Peter E. Thauer
Name: Peter E. Thauer

Title:	Director

CAMBREX BIO SCIENCE BALTIMORE, INC.

By:	/s/ Peter E. Thauer
Name: Peter E. Thauer

Title:	Vice President & Secretary

CAMBREX B.V.

By:	/s/ Peter E. Thauer
Name: Peter E. Thauer

Title:	Director

SCHEDULE I

BIO COMPANIES SELLERS
1. Cambrex Bahamas Inc. (Bahamas)
2. Cambrex Limited (UK)
3. Cambrex Netherlands B.V. (Dutch)
4. Cambrex OCB Limited (Mauritius)
5. Cambrex B.V. (Dutch)
6. Cambrex Bio Science Baltimore, Inc. (DE)

SCHEDULE II

BIO COMPANIES

BIOPRODUCTS COMPANIES

1. BioWhittaker Holdings (DE)
2. BioWhittaker Technologies, Inc. (DE)
3. BioWhittaker USVI, Inc. (U.S. Virgin Islands)
4. Cambrex Bio Ciencia Brazil (Brazil)
5. Cambrex Bio Science Australia PTY LTD (Australia)
6. Cambrex Bio Science Clermont Ferrand SAS (France)
7. Cambrex Bio Science Copenhagen ApS (Denmark)
8. Cambrex Bio Science Milano S.r.l. (Italy)
9. Cambrex Bio Science Nottingham LTD (UK)
10. Cambrex Bio Science Paris SARL (France)
11. Cambrex Bio Science Rockland, Inc. (DE)
12. Cambrex Bio Science Verviers SPRL (Belgium)
13. Cambrex Bio Science Walkersville, Inc. (DE)
14. Cambrex Bio Science Wokingham Ltd (UK)
15. Cambrex France SARL (France)
16. Cambrex Iberia Products S.L. (Spain)
17. Cambrex India Private Limited (India)
18. Cambrex Ireland IP Ltd. (Ireland)
19. CBM Intellectual Property Inc. (Nevada)
20. Cutanogen Corp. (Ohio)
21. Genolife do Brazil (Brazil)
22. Lumitech, UK (UK)

BIOPHARMA COMPANIES

1. Cambrex Bio Science Baltimore, Inc. (DE)
2. Cambrex Bio Science Hopkinton, Inc. (DE)

EXHIBIT A

TRANSITION SERVICES AGREEMENT

EXHIBIT A

FORM OF TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of [          ], 2006, by and between CAMBREX CORPORATION, a Delaware corporation (“Cambrex”), LONZA AMERICA INC., a Delaware corporation, LONZA BIOPRODUCTS AG, a Swiss company, and LONZA SALES AG, a Swiss company (collectively, “Purchasers”);
W I T N E S S E T H:

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of October 23, 2006 (the “Stock Purchase Agreement”; capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Stock Purchase Agreement), by and among Cambrex and Purchasers, Cambrex has agreed to sell and Purchasers have agreed to purchase (i) all of the issued and outstanding capital stock of the Bio Companies (excluding the shares of CBM Intellectual Property Inc., a Nevada corporation (“CBM Intellectual Property”)) and (ii) all of the assets of CBM Intellectual Property; and

WHEREAS, pursuant to the Stock Purchase Agreement, Cambrex has agreed to provide certain transition services to Purchasers and the Bio Companies following the Closing Date on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Cambrex and Purchasers agree as follows:

1.  Transition Services.  During the term of this Agreement as set forth in Section 5 below (the “Term”), Cambrex shall assist and cooperate with Purchasers to create an orderly transition of the Bio Companies Business in the areas described in Annex A by providing, or causing its Affiliates to provide, to Purchasers and their respective Affiliates (but only to the extent such Affiliates operate the Bio Companies Business) the services set forth in Annex A attached hereto (the “Transition Services”), from the date of this Agreement and for the period of time described in Annex A attached hereto with respect to each of the Transition Services, in the manner and at a relative level of service consistent in all material respects with, but in no event materially higher or lower than, the typical level of service provided by Cambrex or its Affiliates to the Bio Companies Business immediately prior to the date hereof; provided that in no event are such Transition Services deemed to be expert services. Cambrex shall not be obligated to provide any services to Purchasers other than the Transition Services; provided that (i) if any service that Cambrex provided to any of the Bio Companies in the ordinary course of business immediately prior to the date hereof and that is of a transitional nature is inadvertently omitted from the list of Transition Services or (ii) if any Purchaser requires additional services of a transitional nature, then Cambrex and Purchaser agree to negotiate in good faith to amend this Agreement to include such services (to the extent, and only to the extent, that such services can be provided without resulting in a conflict of interest for Cambrex) in Annex A at a cost to be determined in good faith, using the same methodology as Cambrex used to determine the costs set forth in Annex A. Nothing in this Agreement shall require Cambrex to provide priority to Purchasers with respect to the Transition Services over Cambrex’s businesses or those of any of its Affiliates, Subsidiaries or divisions

2.  Billing and Payment.  Cambrex shall issue Purchasers invoices for the Transition Services at the beginning of each month during the Term. Each Purchaser shall promptly pay any bills and invoices that it receives from Cambrex or its Affiliates for the Transition Services. Each Purchaser shall pay interest on any amount overdue under this Agreement at the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the term of this Agreement plus two percent (2%) from the date due until payment, or, if lower, the highest interest rate permitted by Law. All invoices shall be paid by wire transfer in accordance with the instructions provided by Cambrex (in writing to the applicable Purchaser or Purchasers) not later than ten (10) days following receipt by the applicable Purchaser or Purchasers of Cambrex’s invoice, unless such invoice is disputed in good faith within ten (10) days after receipt of such invoice. In the event that any Purchaser fails to make payment to Cambrex within forty-five (45) days following receipt by such Purchaser of Cambrex’s invoice (other than any invoice that was timely disputed in good faith), Cambrex may terminate this Agreement upon notice to Purchasers. Purchasers shall not offset any amounts owing to it by Cambrex or any of Cambrex’s Affiliates against amounts payable by Purchaser hereunder.

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3.  General Intent.  Cambrex shall use its reasonable commercial efforts to provide the Transition Services at the price set forth in Annex A during the Term and such other transition assistance as the parties may otherwise agree. Each Purchaser agrees to use its reasonable commercial efforts to end its need to use such assistance as soon as reasonably practicable and in all events to end such need with respect to each Transition Service not later than the termination of this Agreement pursuant to Section 5.

4.  Walkersville Facility.  In connection with the provision of the Transition Services, during the Term and for thirty (30) days thereafter, Cambrex and its Representatives shall have full physical access to the data center facilities at Walkersville; provided that Cambrex and its employees and Representatives shall comply with all of the security policies and procedures of Purchasers and the Bio Companies. In addition, all Cambrex employees with offices in the Walkersville facility immediately prior to the date hereof who are providing Transition Services to Purchasers shall be permitted to retain their offices in the Walkersville facility during the Term.

5.  Term of Agreement.  The term of this Agreement shall commence on the date hereof and shall continue (unless sooner terminated pursuant to the terms hereof) for a period not to exceed two (2) months (the “Transition Period”). Purchasers may request an extension of the term of any Transition Service set forth in Annex A by submitting a written request to Cambrex to extend the term of such service (the “Extension Period”) thirty (30) days prior to the end of any such service term. Cambrex may continue to provide such Transition Service to Purchasers at the price set forth in Annex A during any Extension Period, and Cambrex’s consent to continue providing such service shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, this Agreement and the obligations of Cambrex to provide any services hereunder shall automatically terminate one (1) year after the date hereof.

6.  Partial Termination.  Any and all of the Transition Services provided by Cambrex and its Affiliates are only terminable earlier than the period specified in Annex A attached hereto by Purchasers on thirty (30) days’ prior written notice to Cambrex. As soon as reasonably practicable following receipt of any such notice, Cambrex shall advise Purchasers as to whether termination of such Transition Service will require the termination or partial termination of, or otherwise affect the provision of, certain other Transition Services. If such is the case, Purchasers may withdraw their termination notice. Otherwise, such termination shall be final. All periodic fees or charges under this Agreement are to be computed on a calendar month basis and, in the event that any Transition Services are terminated pursuant to this Section, the fees or charges shall be prorated on a per diem basis for any partial month. Notwithstanding the foregoing, during any Extension Period the fees and charges shall not be prorated for any partial period for any reason.

7.  Non-Solicitation of Employee.  For a period of two (2) years following the date hereof, neither Purchasers nor any of their respective Affiliates will directly or indirect solicit the employment of any officer or employee of Cambrex or any of its Affiliates so long as they are employed by Cambrex or any of its Affiliates, without obtaining the prior written consent of Cambrex, provided that the foregoing shall not prohibit any general solicitation or advertising activities not targeted to any such officer or employee nor apply to any individual whose employment is terminated by Cambrex or any Affiliate of Cambrex.

8.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party; provided that such consent shall not be required (i) for assignments and transfers by operation of Law, (ii) in the event Cambrex assigns any or all of its rights, interests and obligations hereunder to a Person with whom Cambrex merges or to whom Cambrex sells all or substantially all of its assets and (iii) for assignments and transfers by either party to one or more of its Subsidiaries or Affiliates (in the case of Purchasers such Subsidiaries or Affiliates must be Subsidiaries or Affiliates that operate the Bio Companies Business). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

9.  Confidentiality.  Each of the parties will hold, and will cause its Affiliates and Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless compelled to disclose by judicial or administrative process or by other requirements of any Law, all confidential or competitively sensitive information received in connection with the provision of the Transition Services, except to the extent that such information can be shown to have been (i) in the public domain (either prior to or after the furnishing of such

A-A-2

information) through no fault of such party or its Affiliates or its Representatives or (ii) later acquired by such party, its Affiliates or its Representatives from another source if such party, its Affiliates or its Representatives is unaware that such source is under an obligation to the other party to keep such information confidential. This duty shall continue throughout the term of this Agreement, and any renewals or extensions thereof, and after termination thereof for a period of three (3) years.

10.  Limitation of Liability.  Neither party shall be liable to the other party or any third party for any special, punitive, consequential, incidental or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of such party is advised of the possibility or likelihood of the same. In addition, neither party shall be liable to the other party or any third party for any direct damages from any claim arising or allegedly arising from providing or failing to provide the Transition Services or any other services, except to the extent, but only to the extent, that any such claims arise from gross negligence, reckless or willful misconduct or fraud.

11.  Notices.  All notices, reports, and receipts shall be in writing and shall be deemed duly given on (i) the date of personal or courier delivery, (ii) the date of transmission by facsimile or other electronic transmission service, provided a confirmation copy is also sent no later than the next business day by postage paid, return receipt requested first-class mail or (iii) three (3) business days after the date of deposit in the United States mails, by postage paid, return receipt requested first-class mail, addressed as follows:

if to Purchasers, or to any of them, to:

Lonza Group Limited
Muenchensteinerstrasse 38
CH-4002 Basel
Switzerland
Attention: Head of Legal Affairs
Facsimile No.: 41-61-316-8314

with a copy to:

Mayer Brown Rowe & Maw LLP
1675 Broadway
New York, New York 10019
Attention: James B. Carlson
Facsimile No.: (212) 849-5515

if to Cambrex, to:

Cambrex Corporation
One Meadowlands Plaza
East Rutherford, New Jersey 07073
Attention: General Counsel — Peter Thauer, Esq.
Facsimile No.: (201) 804-9851

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
Attention: Robert S. Reder, Esq.
Facsimile No.: (212) 822-5680

Either party may change its address by written notice to the other party in accordance with this Section 11.

12.  Modification; Nonwaiver.  No alleged waiver, modification or amendment to this Agreement or to Annex A attached hereto shall be effective against either party hereto, unless in writing, signed by the party against which such waiver, modification or amendment is asserted, and referring specifically to the provision hereof alleged to be waived, modified or amended. The failure or delay of either party to insist upon the other party’s strict performance of the provisions in this Agreement or to exercise in any respect any right, power, privilege, or remedy provided for under this Agreement shall not operate as a waiver or relinquishment thereof, nor shall any single or

A-A-3

partial exercise of any right, power, privilege, or remedy preclude other or further exercise thereof, or the exercise of any other right, power, privilege, or remedy; provided, however, that the obligations and duties of either party with respect to the performance of any term or condition in this Agreement shall continue in full force and effect.

13.  Relationship of Parties.  Except as specifically provided herein, neither party shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. All activities by Cambrex under the terms of this Agreement shall be carried on by Cambrex as an independent contractor and not as an agent for Purchasers. Employees of Cambrex performing services hereunder shall remain Cambrex’s employees and shall not be deemed to be employees of any Purchaser. Except as set forth in Annex A, and except for direct out-of-pocket costs, Cambrex shall pay for all personnel expenses (including, without limitation, wages, benefits, payroll, taxes and worker’s compensation insurance) of its employees performing services under this Agreement.

14.  Force Majeure.  If either party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, any Law, demand or other requirement of any Governmental Authority, riot, war, rebellion, acts of terrorism, acts of the public enemy or other causes beyond the reasonable control of such party or other acts of God, then upon written notice to the other party, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability (the “Disability Period”) and the affected party shall have no liability to the other party or any other party in connection therewith; provided that this Section 14 shall not apply to any payment to Cambrex required by this Agreement to the extent Cambrex or its Affiliates have provided the services for which payment is sought in accordance with the terms of this Agreement. The affected party shall make all reasonable efforts to remove such disability within thirty (30) days after giving notice of such disability (provided that such efforts shall not include settling any labor disputes). At the request of Purchasers, the Term shall be extended for a time period equal to any Disability Period.

15.  Interpretation.  The headings and captions contained in this Agreement and in Annex A attached hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word “including” herein shall mean “including without limitation”.

16.  Counterparts.  This Agreement may be executed in one or more counterparts (including by means of signature pages via facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

17.  Entire Agreement.  This Agreement and the Stock Purchase Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

18.  Representation by Counsel; Interpretation.  Cambrex and Purchasers acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

19.  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

20.  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to a contract executed and performed in such State, without regard to principles of conflict of Laws that would require the application of the Laws of another jurisdiction.

21.  Survival.  The provisions of Sections 2, 4, 7-13 and 15-22 shall survive any termination of this Agreement.

22.  Annex A.  Annex A attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

A-A-4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CAMBREX CORPORATION

By:
Name:

Title:

LONZA AMERICA INC.

By:
Name:

Title:

LONZA SALES AG

By:
Name:

Title:

LONZA BIOPRODUCTS AG

By:
Name:

Title:

A-A-5

ANNEX A

Transition Services

	Transition	Initial Extension	Second Extension	Final Extension
	Period	Period	Period	Period
Bioproducts Transition Service	(Months 1-2)	(Months 3-4)	(Months 5-6)	(Months 7-12)

Wide Area Network Usage and Management	$10,000 / month	$15,000 / month	$30,000 / month	$60,000 / month
Shared IT Infrastructure	$40,000 / month	$85,000 / month	$170,000 / month	$340,000 /month
Renaissance ERP Support	$30,000 / month	$75,000 / month	$150,000 / month	$300,000 /month
eBusiness Support	$20,000 / month	$25,000 / month	$50,000 / month	$100,000 / month

TOTAL CHARGE	$100,000 / month	$200,000 / month	$400,000 / month	$800,000 / month

	Transition	Initial Extension	Second Extension	Final Extension
	Period	Period	Period	Period
Biopharma Transition Service	(Months 1-2)	(Months 3-4)	(Months 5-6)	(Months 7-12)

Wide Area Network Usage and Management	$3,000 / month	$7,000 / month	$14,000 / month	$28,000 / month
Shared IT Infrastructure	$9,000 / month	$18,000 / month	$36,000 / month	$72,000 /month
Renaissance ERP Support	$10,000 / month	$20,000 / month	$40,000 / month	$80,000 /month
eBusiness Support	$3,000 / month	$5,000 / month	$10,000 / month	$20,000 / month

TOTAL CHARGE	$25,000 / month	$50,000 / month	$100,000 / month	$200,000 / month

As part of the eBusiness Support Transition Services indicated above for Bioproducts and Biopharma, and without the payment of any additional fee, Cambrex and Purchasers will cooperate in good faith during the term to cause: (i) Cambrex’s web site to include a link to Lonza’s web site post-closing and (ii) any Bio Companies Business inquiries received by Cambrex to be forwarded to Purchasers or the appropriate Bio Companies for a 2-year period following the Closing.

A-A-6

APPENDIX B

October 23, 2006

The Board of Directors
Cambrex Corporation
One Meadowlands Plaza
East Rutherford, NJ 07073

Ladies and Gentlemen:

We understand that Cambrex Corporation (“Cambrex”) and Lonza Group Ltd. (“Lonza”) intend to enter into a Stock Purchase Agreement to be dated as of October 23, 2006 (the “Agreement”), pursuant to which the stock of the Cambrex subsidiaries that comprise Cambrex’s Bioproducts and Biopharma business segments (the “Bio Companies”) will be acquired by Lonza (the “Transaction”) for $460.0 million in cash (the “Initial Sale Price”), subject to certain potential adjustments as outlined in the Agreement. You have provided us with a copy of the Agreement in substantially final form.

You have asked us to render our opinion as to whether the Initial Sale Price is fair, from a financial point of view, to Cambrex.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed a draft of the Agreement dated October 20, 2006;

•	reviewed Cambrex’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2003, 2004 and 2005, its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2006 and its Current Reports on Form 8-K filed since December 31, 2005;

•	reviewed certain operating and financial information relating to the Bio Companies’ businesses and prospects, including projections for the five years ending December 31, 2006, 2007, 2008, 2009 and 2010 and projection assumptions for the Biopharma business segment for the period beyond 2010, all as prepared and provided to us by Cambrex’s and the Bio Companies’ management;

•	met with certain members of Cambrex’s and the Bio Companies’ senior management to discuss Cambrex’s and the Bio Companies’ respective businesses, operations, historical and projected financial results and future prospects;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to, or otherwise relevant to our evaluation of, the Bio Companies;

•	reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to, or otherwise relevant to our evaluation of, the Bio Companies;

•	performed discounted cash flow analyses based on the projections for the Bio Companies furnished to us; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Cambrex and the Bio Companies or obtained by us from public sources, including, without limitation, the projections referred to above. With respect to the projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently

The Board of Directors
Cambrex Corporation
October 23, 2006

available estimates and judgments of the senior management of Cambrex and the Bio Companies as to the expected future performance of the Bio Companies. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections, and we have further relied upon the assurances of the senior management of Cambrex and the Bio Companies that they are unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Cambrex or the Bio Companies, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors to solicit indications of interest from various third parties regarding an acquisition of (i) Cambrex, (ii) its Bioproducts business and (iii) Cambrex excluding the Bioproducts business, and in rendering our opinion we have considered the results of such solicitation, as well as the results of Cambrex’s independent solicitation of indications of interest from third parties regarding an acquisition of its Biopharma business. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Cambrex or the Bio Companies. We have also assumed, with your consent, that the application of the post-closing purchase price adjustment mechanism in the Agreement will not result in any reduction of the Initial Sale Price.

We do not express any opinion as to the price or range of prices at which the shares of common stock of Cambrex may trade subsequent to the announcement or consummation of the Transaction.

We have acted as a financial advisor to Cambrex in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. In addition, Cambrex has agreed to indemnify us against certain liabilities arising out of our engagement. Ilan Kaufthal, a Vice Chairman of Bear Stearns, serves on the Board of Directors of Cambrex. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Cambrex and/or Lonza for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Cambrex and does not constitute a recommendation to the Board of Directors of Cambrex or any holders of Cambrex common stock as to how to vote in connection with the Transaction. This opinion does not address Cambrex’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Cambrex, the use or uses of the net after-tax proceeds from the Transaction or the effects of any other transaction in which Cambrex might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Cambrex common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

The Board of Directors
Cambrex Corporation
October 23, 2006

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Initial Sale Price is fair, from a financial point of view, to Cambrex.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ Nicholas Amos
Senior Managing Director

APPENDIX C

[LETTERHEAD OF WACHOVIA SECURITIES]

October 23, 2006

Board of Directors
Cambrex Corporation
One Meadowlands Plaza
East Rutherford, New Jersey 07073

Ladies and Gentlemen:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to Cambrex Corporation, a Delaware corporation (“Cambrex”), of the Aggregate Consideration (as hereinafter defined) to be received by Cambrex pursuant to the Stock Purchase Agreement, dated as of October 23, 2006 (the “Agreement”), among Cambrex and certain subsidiaries of Cambrex, Lonza America Inc., a Delaware corporation (“Lonza America”), Lonza Bioproducts AG, a Swiss company (“Lonza Holdco”), Lonza Sales AG, a Swiss company (“Lonza Sales”), and, as guarantor, Lonza Group Limited; a Swiss limited company (“Lonza Limited” and, collectively with Lonza America, Lonza Holdco and Lonza Sales, “Lonza”).

The Agreement provides, among other things, that Cambrex will sell to Lonza Cambrex’s Bioproducts Business and Biopharma Business (collectively, the “Businesses”) for aggregate consideration of $460 million in cash (the “Aggregate Consideration”), subject to certain adjustments as set forth in the Agreement (the “Transaction”). As more fully described in the Agreement, the Transaction will be effected through the sale of all of the outstanding capital stock, and certain assets of, certain subsidiaries of Cambrex engaged in the Businesses. Terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In arriving at our opinion, we have, among other things:

•	Reviewed the Agreement, including the financial terms of the Agreement;

•	Reviewed Annual Reports to Stockholders and Annual Reports on Form 10-K for Cambrex for the last two years ended December 31, 2005;

•	Reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q for Cambrex;

•	Reviewed certain business, financial and other information regarding the Businesses, a portion of which was publicly available and a portion of which was furnished to us by the managements of Cambrex and the Businesses, including financial forecasts prepared by the managements of Cambrex and the Businesses, and discussed the operations and prospects of the Businesses, including the historical financial performance and trends in the results of operations of, and certain risks and uncertainties with respect to, the Businesses, with the managements of Cambrex and the Businesses;

•	Reviewed certain business, financial and other information regarding Cambrex, a portion of which was publicly available and a portion of which was furnished to us by the management of Cambrex, including financial forecasts prepared by the management of Cambrex;

•	Compared certain financial data for the Businesses with similar data regarding certain publicly traded companies that we deemed relevant;

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed relevant;

•	Discussed with senior executives of Cambrex certain strategic alternatives previously considered by the Board of Directors of Cambrex with respect to the Businesses, including the results of the process

The Board of Directors
Cambrex Corporation
October 23, 2006

undertaken by Cambrex with respect to the possible sale of the Businesses and preliminary discussions held with third parties in connection with such process; and

•	Considered other information such as financial studies, analyses, and investigations, as well as financial and economic and market criteria, that we deemed relevant.

In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, tax and legal information, and we have not assumed any responsibility for any independent verification of such information. With respect to the financial forecasts of the Businesses and Cambrex, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgments of the managements of the Businesses and Cambrex as to the future financial performance of the Businesses and Cambrex. We assume no responsibility for, and express no view as to, such forecasts or the assumptions upon which they are based. In arriving at our opinion, we have not made or been provided with any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of Cambrex or the Businesses.

In rendering our opinion, we have assumed that the Transaction contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the Transaction. We also have assumed, with your consent, that adjustments, if any, to the Aggregate Consideration pursuant to the Agreement will not adversely impact our opinion. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We did not provide any advice or services in connection with the Transaction other than the delivery of this opinion and we were not requested to, and we did not, participate in any process undertaken by Cambrex with respect to the sale of the Businesses or in the negotiations of the terms of the Transaction. Our opinion does not address the relative merits of the Transaction contemplated by the Agreement compared with other business strategies or transactions available or that have been or might be considered by Cambrex’s management or its Board of Directors regarding the Businesses, nor does our opinion address the merits of the underlying decision by Cambrex to enter into the Agreement. We have not considered, nor are we expressing any opinion herein with respect to, the price at which Cambrex common stock will trade following the announcement or consummation of the Transaction.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged solely to render this opinion to the Board of Directors of Cambrex in connection with the Transaction and will receive a fee for rendering this opinion. In addition, Cambrex has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement.

Wachovia Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business, for which we receive customary fees. In connection with unrelated matters, Wachovia Securities or its affiliates in the past have provided financing services to Cambrex, including acting as co-syndication agent and lender under an existing credit facility of Cambrex, which facility is expected to be repaid with a portion of the Aggregate Consideration. In addition, we may provide similar or other such services to, and maintain relationships with, Cambrex in the future. In the ordinary course of our business, we may actively trade in the securities of Cambrex and Lonza Limited and certain of its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the information and use of the Board of Directors of Cambrex in connection with its evaluation of the Transaction and does not constitute a recommendation to any stockholder of Cambrex as to how such holder should vote in connection with the Transaction or any other matters.

Board of Directors
Cambrex Corporation
October 23, 2006

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and other factors we deem relevant, it is our opinion that, as of the date hereof, the Aggregate Consideration to be received by Cambrex pursuant to the Agreement is fair, from a financial point of view, to Cambrex.

Very truly yours,

/s/  Wachovia Capital Markets, LLC

WACHOVIA CAPITAL MARKETS, LLC

APPENDIX D

Consolidated Financial Statements of Cambrex Corporation

Report of Independent Registered Public Accounting Firm	D-2
Audited Consolidated Balance Sheets as of December 31, 2005 and 2004	D-4
Audited Consolidated Income Statements, Statements of Stockholders’ Equity and Statements of Cash Flows for the Years Ended December 31, 2005, 2004 and 2003	D-5
Notes to Audited Consolidated Financial Statements	D-8
Unaudited Consolidated Balance Sheets as of September 30, 2006 and December 31, 2005	D-46
Unaudited Consolidated Statements of Operations for the three months and nine months ended September 30, 2006 and 2005	D-47
Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 and 2005	D-48
Notes to Unaudited Consolidated Financial Statements	D-49

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Cambrex Corporation

We have completed integrated audits of Cambrex Corporation’s 2005 and 2004 and consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the index appearing under Item 15 (a) (1) present fairly, in all material respects, the financial position of Cambrex Corporation and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15 (a) (2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, that Cambrex Corporation did not maintain effective internal control over financial reporting as of December 31, 2005, because the Company did not maintain effective controls over the accounting for income taxes based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment. As of December 31, 2005, the Company did not maintain effective controls over the accounting for income taxes. Specifically, the Company did not have a sufficient level of experienced personnel to enable the Company to properly consider and apply generally accepted accounting principles to the accounting for income taxes. Additionally, the Company did not maintain effective controls to determine the completeness and accuracy of the components of the income tax provision calculations and the related deferred income taxes and income taxes payable, including the monitoring of the differences between the tax basis and the financial reporting basis of assets and liabilities to effectively reconcile the deferred tax balances. This control deficiency resulted in audit adjustments to the 2005 consolidated financial statements. Additionally, this control deficiency could result in a misstatement of other comprehensive income, income taxes payable, deferred income taxes assets and liabilities and the related income tax provision that would result in a material misstatement to annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2005 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, management’s assessment that Cambrex Corporation did not maintain effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Cambrex Corporation has not maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO.

/s/  PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey
May 26, 2006

CAMBREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$45,932	$91,532
Trade receivables, less allowances of $2,767 and $2,304 at respective dates	74,425	68,370
Inventories, net	93,617	91,039
Prepaid expenses and other current assets	15,552	23,430

Total current assets	229,526	274,371
Property, plant and equipment, net	229,410	280,790
Goodwill	96,368	176,275
Other intangible assets, net	51,183	54,381
Other assets	5,985	6,168

Total assets	$612,472	$791,985

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,813	$38,552
Accrued expense and other current liabilities	51,819	51,504
Short-term debt and current portion of long-term debt	1,514	1,400

Total current liabilities	92,146	91,456
Long-term debt	186,819	226,187
Deferred tax liabilities	28,543	21,686
Other non-current liabilities	61,713	61,340

Total liabilities	369,221	400,669
Commitments and contingencies (see Notes 18 and 19)
Stockholders’ equity:
Common Stock, $.10 par value; issued 29,118,141 and 28,825,603 shares at respective dates	2,912	2,883
Additional paid-in capital	219,236	213,120
Retained earnings	62,170	175,804
Treasury stock, at cost, 2,443,313 and 2,593,129 shares at respective dates	(20,768)	(21,991)
Deferred compensation	(2,131)	(1,982)
Accumulated other comprehensive (loss)/income	(18,168)	23,482

Total stockholders’ equity	243,251	391,316

Total liabilities and stockholders’ equity	$612,472	$791,985

See accompanying notes to consolidated financial statements.

CAMBREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except share data)

	Years Ended December 31,
	2005	2004	2003

Gross Sales	$451,986	$439,115	$405,591
Allowances and rebates	3,437	2,258	3,780

Net sales	448,549	436,857	401,811
Other revenues	6,548	6,800	8,833

Net revenues	455,097	443,657	410,644
Cost of goods sold	293,760	272,917	248,238

Gross profit	161,337	170,740	162,406
Selling, general and administrative expenses	107,610	102,769	95,117
Research and development expenses	22,331	19,659	17,123
Asset impairments	107,177	48,720	—
Legal settlement	—	—	11,342

Operating (loss)/profit	(75,781)	(408)	38,824
Other (income)/expenses
Interest income	(942)	(1,103)	(1,164)
Interest expense	11,757	12,053	13,004
Other — net	40	73	139

(Loss)/income before income taxes	(86,636)	(11,431)	26,845
Provision for income taxes	23,822	14,461	26,600

(Loss)/income from continuing operations	$(110,458)	$(25,892)	$245
Discontinued operations:
Loss from discontinued operations, net of tax	—	(978)	(54,308)

Net loss	$(110,458)	$(26,870)	$(54,063)

Basic (loss)/earnings per share
(Loss)/income from continuing operations	$(4.18)	$(0.99)	$0.01
Loss from discontinued operations	$—	$(0.04)	$(2.11)

Net loss	$(4.18)	$(1.03)	$(2.10)
Diluted (loss)/earnings per share
(Loss)/income from continuing operations	$(4.18)	$(0.99)	$0.01
Loss from discontinued operations	$—	$(0.04)	$(2.08)

Net loss	$(4.18)	$(1.03)	$(2.07)
Weighted average shares outstanding:
Basic	26,456	26,094	25,775
Diluted	26,456	26,094	26,174

See accompanying notes to consolidated financial statements.

CAMBREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(dollars in thousands, except share data)

								Accumulated
	Common Stock		Additional					Other	Total
	Shares	Par Value	Paid-In	Retained	Deferred	Treasury	Comprehensive	Comprehensive	Stockholders’
	Issued	($.10)	Capital	Earnings	Compensation	Stock	Loss	Income/(Loss)	Equity

Balance at December 31, 2002	28,323,059	$2,832	$203,444	$262,950	$(1,561)	$(19,841)		$(36,870)	$410,954
Comprehensive income/(loss)
Net loss				(54,063)			(54,063)		(54,063)
Other comprehensive income/(loss)
Foreign currency translation adjustments							41,340
Unrealized gains on hedging contracts, net of tax of $52							2,532
Minimum pension liability adjustment, net of tax of $0							(1,545)

Other comprehensive income							42,327	42,327	42,327

Total Comprehensive loss							$(11,736)

Cash dividends at $0.12 per share				(3,100)					(3,100)
Purchase of treasury stock						(2,420)			(2,420)
Exercise of stock options	122,750	12	1,118						1,130
Restricted Stock			865						865
Other	25,843	3	829		(55)	160			937

Balance at December 31, 2003	28,471,652	$2,847	$206,256	$205,787	$(1,616)	$(22,101)		$5,457	$396,630
Comprehensive income/(loss)
Net loss				(26,870)			(26,870)		(26,870)
Other comprehensive income/(loss)
Foreign currency translation adjustments							20,224
Unrealized gains on hedging contracts, net of tax of $716							1,276
Minimum pension liability adjustment, net of tax of $513							(3,488)
Unrealized gains on available for sale marketable securities, net of tax expense of$7							13

Other comprehensive income							18,025	18,025	18,025

Total Comprehensive loss							$(8,845)

Cash dividends at $0.12 per share				(3,113)					(3,113)
Purchase of treasury stock						(219)			(219)
Exercise of stock options	353,951	36	6,248						6,284
Restricted Stock			372		(366)	205			211
Other			244		—	124			368

Balance at December 31, 2004	28,825,603	$2,883	$213,120	$175,804	$(1,982)	$(21,991)		$23,482	$391,316
Comprehensive income/(loss)
Net loss				(110,458)			(110,458)		(110,458)
Other comprehensive income/(loss)
Foreign currency translation adjustments							(40,188)
Unrealized losses on hedging contracts, net of tax of $883							(984)
Minimum pension liability adjustment, net of tax of $217							(117)
Unrealized losses on available for sale marketable securities, net of tax expense of $0							(361)

Other comprehensive loss							(41,650)	(41,650)	(41,650)

Total Comprehensive loss							$(152,108)

Cash dividends at $0.12 per share				(3,176)					(3,176)
Purchase of treasury stock						(75)			(75)
Exercise of stock options	292,538	29	3,877						3,906
Restricted Stock			2,239		(149)	1,298			3,388

Balance at December 31, 2005	29,118,141	$2,912	$219,236	$62,170	$(2,131)	$(20,768)		$(18,168)	$243,251

See accompanying notes to consolidated financial statements.

CAMBREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Years Ended December 31,
	2005	2004	2003

Cash flows from operating activities:
Net loss	$(110,458)	$(26,870)	$(54,063)
Asset impairment charges	107,177	48,720	—
Depreciation and amortization	38,900	40,858	35,834
Stock based compensation included in net income	1,936	1,228	1,589
Deferred income tax provision	11,727	466	8,005
Allowance for doubtful accounts	877	(369)	1,584
Inventory reserve	4,536	3,390	163
Loss on sale of assets	1,126	—	—
Changes in assets and liabilities:
Trade receivables	(12,709)	(6,362)	3,446
Inventories	(16,551)	(7,942)	854
Prepaid expenses and other current assets	8,151	826	(1,497)
Accounts payable and other current liabilities	9,248	4,330	10,599
Other non-current assets and liabilities	(1,525)	(8,469)	1,595
Discontinued operations:
Non-cash charges and changes in operating assets and liabilities	—	(1,073)	12,079
Writedown of assets held for sale	—	—	53,098

Net cash provided from operating activities	42,435	48,733	73,286

Cash flows from investing activities:
Capital expenditures	(40,307)	(39,480)	(37,857)
Acquisition of businesses (net of cash acquired)	(814)	(5,256)	—
Other investing activities	1,482	223	(1,548)
Discontinued operations:
Capital expenditures, net of insurance proceeds	—	—	671
Proceeds from sale of Rutherford Chemicals	—	—	50,215

Net cash (used in)/ provided from investing activities	(39,639)	(44,513)	11,481

Cash flows from financing activities:
Dividends	(3,176)	(3,113)	(3,100)
Net increase/(decrease) in short-term debt	45	—	(1,071)
Long-term debt activity (including current portion):
Borrowings	212,074	86,218	359,611
Repayments	(251,329)	(72,708)	(414,793)
Proceeds from the stock options exercised	3,906	6,284	1,130
Purchase of treasury stock	(75)	(219)	(2,420)
Other	20	212	55

Net cash (used in)/provided by financing activities	(38,535)	16,674	(60,588)

Effect of exchange rate changes on cash	(9,861)	6,344	6,819

Net (decrease)/increase in cash and cash equivalents	(45,600)	27,238	30,998
Cash and cash equivalents at beginning of year	91,532	64,294	33,296

Cash and cash equivalents at end of year	$45,932	$91,532	$64,294

Supplemental disclosure:
Interest paid, net of capitalized interest	$11,185	$11,848	$11,725
Income taxes paid	$12,181	$20,182	$18,107

See accompanying notes to consolidated financial statements.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data)

(1)	The Company

Cambrex Corporation and Subsidiaries (the “Company” or “Cambrex”) primarily provides products and services worldwide to pharmaceutical and biopharmaceutical companies, generic drug companies, biotech companies and research organizations. The Company is dedicated to providing essential products and services to accelerate drug discovery, development and manufacturing processes for human therapeutics. The Company reports results in three segments: Bioproducts, consisting of research products and therapeutic application products; Biopharma segment, consisting of contract biopharmaceutical process development and manufacturing services; and Human Health segment, consisting of active pharmaceutical ingredients and pharmaceutical intermediates produced under Food and Drug Administration cGMP for use in the production of prescription and over-the-counter drug products and other fine custom chemicals derived from organic chemistry.

(2)	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Cash Equivalents

Temporary cash investments with an original maturity of less than three months are considered cash equivalents. The carrying amounts approximate fair value.

Derivative Instruments

Derivative financial instruments are used by the Company primarily for hedging purposes to mitigate a variety of working capital, investment and borrowing risks. The use and mix of hedging instruments can vary depending on business and economic conditions and management’s risk assessments. The Company uses a variety of strategies, including foreign currency forward contracts and transaction hedging, to minimize or eliminate foreign currency exchange rate risk associated with foreign currency transactions. Gains and losses on these hedging transactions are generally recorded in earnings in the same period as they are realized, which is usually the same period as the settlement of the underlying transactions. The Company uses interest rate derivative instruments only as hedges or as an integral part of borrowings. As such, the differential to be paid or received in connection with these instruments is accrued and recognized in income as an adjustment to interest expense.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedging relationships. All cash flow hedges are linked to transactions and the Company assesses effectiveness at inception and on a quarterly basis. If it is determined that a derivative instrument is not highly effective or the transaction is no longer deemed probable of occurring, the Company discontinues hedge accounting.

Inventories

Inventories are stated at the lower of standard cost, which approximates a first-in, first-out basis, or market. The determination of market value involves assessment of numerous factors, including costs to dispose of inventory and estimated selling prices. Reserves are recorded to reduce carrying value for inventory determined to be damaged, obsolete or otherwise unsaleable.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(2) Summary of Significant Accounting Policies — (continued)

Property, Plant and Equipment

Property, plant and equipment is stated at cost, net of accumulated depreciation. Plant and equipment are depreciated on a straight-line basis over the estimated useful lives for each applicable asset group as follows:

Buildings and improvements	20 to 30 years, or term of lease if applicable
Machinery and equipment	7 to 15 years
Furniture and fixtures	5 to 7 years
Computer hardware and software	3 to 7 years

Expenditures for additions, major renewals or betterments are capitalized and expenditures for maintenance and repairs are charged to income as incurred.

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operating expenses. Interest is capitalized in connection with the construction and acquisition of assets. The capitalized interest is recorded as part of the cost of the asset to which it relates and is amortized over the asset’s estimated useful life. Total interest capitalized in connection with ongoing construction activities in 2005, 2004 and 2003 amounted to $786, $400 and $339, respectively.

Intangible Assets

Intangible assets are recorded at cost and amortized on a straight-line basis as follows:

Patents	Amortized over the remaining life of individual patents
Product technology	5 to 18 years
Non-compete agreements	5 years
Trademarks and other	up to 40 years

Impairment of Goodwill

The Company reviews the carrying value of acquired intangible assets, including goodwill, to determine whether impairment may exist on an annual basis or whenever it has reason to believe goodwill may not be recoverable. The annual impairment test of goodwill is performed during the fourth quarter of each fiscal year.

Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of each reporting unit, determined using various valuation techniques, with the primary technique being a discounted cash flow analysis, to its carrying value. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about cash flows, growth rates and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s budget and long-term plans. Discount rate assumptions are based on market participant comparables. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(2) Summary of Significant Accounting Policies — (continued)

in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

The impairment test for other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Impairment of Long-Lived Assets

The Company assesses the impairment of its long-lived assets, including amortizable intangible assets, and property, plant and equipment, whenever economic events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Long lived assets are considered to be impaired when the sum of the undiscounted expected future operating cash flows is less than the carrying amounts of the related assets. If impaired, the assets are written down to fair market value.

Revenue Recognition

Revenues in the Bioproducts and Human Health segments are generally recognized when title to products and risk of loss are transferred to customers. Additional conditions for recognition of revenue are that collection of sales proceeds is reasonably assured and the Company has no further performance obligations.

Sales terms to certain customers include remittance of discounts if certain conditions are met. Additionally, sales are generally made with a limited right of return under certain conditions. The Company estimates these rebates and estimated returns at the time of sale based on the terms of agreements with customers and historical experience and recognizes revenue net of these estimated costs which are classified as allowances and rebates.

Some contracts in the Bioproducts and Biopharma segments are based on time and materials and revenue for those contracts is recognized as services are performed. For contracts that contain milestone based payments the Company utilizes the EITF-91-6 “Revenue Recognition of Long-term Power Sales Contracts” model for recording revenue. Under this method, revenue is based on the cost of efforts (since the contract’s commencement) up to the reporting date, divided by the total estimated contractual costs (from the contract’s commencement to the end of the development arrangement), multiplied by the total expected contractual payments under the arrangement. However, revenue is limited to the amount of nonrefundable cash payments received or contractually receivable at the reporting date.

In each of the segments the Company has certain contracts that contain multiple deliverables. These deliverables often include process development services and commercial production. The Company follows the guidance contained in EITF 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables”. Revenue for each element is recognized when that element is delivered to the customer based on the fair value for each element as determined based on sales price when sold separately.

Amounts billed in advance are recorded as deferred revenue on the balance sheet.

Income Taxes

The Company and its eligible subsidiaries file a consolidated U.S. income tax return. Certain subsidiaries which are consolidated for financial reporting are not eligible to be included in the consolidated U.S. income tax return. Cambrex has adopted a policy to indefinitely reinvest the un-remitted earnings of certain non-U.S. subsidiaries, and as such, U.S. taxes have not been provided on their un-remitted earnings. The earnings are intended to support business expansion, either through acquisition of new businesses or investments in the existing businesses.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(2) Summary of Significant Accounting Policies — (continued)

At December 31, 2005, the cumulative amount of un-remitted earnings of non-U.S. subsidiaries was approximately $5,000.

The Company repatriated approximately $92,000 during 2005 pursuant to Section 965 of the Internal Revenue Code (introduced by the American Jobs Creation Act of 2004) which provided a one time benefit in 2005 of exempting from U.S. tax 85% of qualified repatriated foreign earnings.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Environmental Costs

In the ordinary course of business, the Company is subject to extensive and changing federal, state, local and foreign environmental laws and regulations, and has made provisions for the estimated financial impact of environmental cleanup related costs. The Company’s policy is to accrue environmental cleanup related costs of a non-capital nature, including estimated litigation costs, when those costs are believed to be probable and can be reasonably estimated. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation, preliminary findings and the length of time involved in remediation or settlement. Such accruals are adjusted as further information develops or circumstances change. For certain matters, the Company expects to share costs with other parties. Costs of future expenditures for environmental remediation obligations are not discounted to their present value unless the aggregate amount of the liability and the timing of cash payments are fixed or reasonably determinable. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed certain.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is the applicable local currency. The translation of the applicable foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts and cash flows using average rates of exchange prevailing during the year. Adjustments resulting from the translation of foreign currency financial statements are accumulated in a separate component of stockholders’ equity until the entity is sold or substantially liquidated. Gains or losses relating to transactions of a long-term investment nature are accumulated in stockholders’ equity. Gains or losses resulting from foreign currency transactions are included in the results of operations as a component of other revenues in the consolidated income statement. Foreign currency net transaction gains were $1,105, $1,161 and $2,600 in 2005, 2004 and 2003, respectively.

Earnings Per Common Share

All diluted earnings per share are computed on the basis of the weighted average shares of common stock outstanding plus common equivalent shares arising from the effect of dilutive stock options, using the treasury stock method.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(2) Summary of Significant Accounting Policies — (continued)

Earnings per share calculations are as follows:

	For the Years Ended,
	2005	2004	2003

Net (loss)/income:
(Loss)/income from continuing operations	$(110,458)	$(25,892)	$245
Loss from discontinued operations	—	(978)	(54,308)

Net loss	$(110,458)	$(26,870)	$(54,063)

Weighted average shares outstanding:
Basic weighted average shares outstanding	26,456	26,094	25,775
Effect of dilutive stock options *	—	—	399

Diluted weighted average shares outstanding	26,456	26,094	26,174
(Loss)/Earnings per share (basic):
(Loss)/income from continuing operations	$(4.18)	$(0.99)	$0.01
Loss from discontinuing operations	$—	$(0.04)	$(2.11)

Net loss	$(4.18)	$(1.03)	$(2.10)

(Loss)/Earnings per share (diluted):
(Loss)/income from continuing operations	$(4.18)	$(0.99)	$0.01
Loss from discontinued operations	$—	$(0.04)	$(2.08)

Net loss	$(4.18)	$(1.03)	$(2.07)

*	For 2005 and 2004, the effect of stock options would be anti-dilutive and is therefore excluded.

For the year ended December 31, 2005, 2004 and 2003, 3,317,847, 2,083,716, and 2,095,939 shares respectively, were not included in the calculation of diluted shares outstanding because the option price was greater than the average market price for the year.

Freight Billing and Costs

The Company bills a portion of freight cost incurred on shipments to customers. Freight costs are reflected in cost of goods sold and amounts billed to customers are recorded within net revenues. These amounts are not material to the Company’s operating results.

Stock Based Compensation

At December 31, 2005, the Company has seven active stock-based employee compensation plans currently in effect, which are described more fully in Note #13. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost related to the stock option plans is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(2) Summary of Significant Accounting Policies — (continued)

the Company had applied the fair value recognition provisions of FAS 123 as amended by FAS 148, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,
	2005	2004	2003

Net loss, as reported	$(110,458)	$(26,870)	$(54,063)
Add: stock based compensation expense included in reported net loss	1,936	1,228	1,589
Deduct: stock-based compensation expenses determined using fair value method	21,504	5,969	6,570

Pro forma net loss	$(130,026)	$(31,611)	$(59,044)
Loss per share:
Basic — as reported	$(4.18)	$(1.03)	$(2.10)
Basic — pro forma	$(4.91)	$(1.21)	$(2.29)
Diluted — as reported	$(4.18)	$(1.03)	$(2.07)
Diluted — pro forma	$(4.91)	$(1.21)	$(2.26)

The pro-forma compensation expense pertaining to stock options was $19,568, $4,741, and $4,981 for 2005, 2004 and 2003, respectively.

During 2005 all unvested options outstanding as well as all options granted during 2005 were fully vested by the Compensation Committee of the Board of Directors. This represents approximately 2,650,000 options which resulted in the acceleration of pro forma compensation expense of $12,711 in 2005. The Company has imposed a holding period that will require all optionees to refrain from selling shares acquired upon the exercise of these options until certain future dates. The purpose of the accelerated vesting was to eliminate compensation expense in the income statement that the Company would otherwise have recorded with respect to these accelerated options subsequent to the January 1, 2006 effective date of FAS 123(R). Due to this acceleration of stock options, the pro forma disclosures are not likely to be representative of the effects on reported net income for future periods.

The pro forma compensation expense for 2005, 2004 and 2003 were calculated based on recognizing ratably over the vesting period the fair value of each option determined using the Black-Scholes option-pricing model for non-performance options and a path dependent model for performance options.

The following assumptions were used in the Black-Scholes model to determine fair value on grant date of grants issued in 2005, 2004 and 2003, respectively: (i) average dividend yield of 0.57%, 0.55% and 0.57% (ii) expected volatility of 41.20%, 41.75% and 40.81%, (iii) risk-free interest rate ranging from 2.75% to 4.47% , 2.75% to 3.95%, and 2.75% to 3.95%, and (iv) expected life of 6-7 years.

Comprehensive Income

FAS 130, “Reporting Comprehensive Income,” requires foreign currency translation adjustments and certain other items, which were reported separately in stockholders’ equity, to be included in other comprehensive income. Included within accumulated other comprehensive income for the Company are foreign currency translation adjustments, changes in the fair value related to derivative instruments classified as cash flow hedges, net of related tax benefit, unrealized gain on available for sales securities and changes in the minimum pension liability, net of related tax benefit. Total comprehensive income for the years ended 2005 and 2004 is included in the Statement of Stockholders’ Equity.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(2) Summary of Significant Accounting Policies — (continued)

The components of Accumulated Other Comprehensive Income in Stockholders’ Equity are as follows:

	2005	2004

Foreign currency translation	$(7,084)	$33,104
Unrealized (loss)/gain on hedging contracts, net of tax	(192)	792
Unrealized (loss)/gain on available for sale securities	(348)	13
Minimum pension liability, net of tax	(10,544)	(10,427)

Total	$(18,168)	$23,482

Software and Development Costs

In 2005, 2004 and 2003, the Company capitalized purchased software from a third party vendor and software development costs incurred under the provisions of SOP 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use.” Capitalized costs include only (1) external direct costs of materials and services incurred in developing or obtaining internal use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote substantial time to the internal-use software project, and (3) interest costs incurred, while developing internal-use software. Amortization begins when assets are ready for their intended purpose and are placed in service. Capitalized software and development costs were $2,178, $1,725 and $2,113 for 2005, 2004 and 2003, respectively. Software and development costs are being amortized using the straight-line method over the expected life of the product, which ranges from 3 to 7 years.

Research and development costs, business process re-engineering costs, training and computer software maintenance costs are expensed as incurred.

(3)	Impact of Recently Issued Accounting Pronouncements

Inventory Costs

In November 2004, the FASB published FAS 151 “Inventory Costs — an amendment of ARB No. 43, Chapter 4”. FAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criteria of “so abnormal”. In addition, this Statement requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facility. This Statement will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company has reviewed FAS 151 and determined its impact will not have a material effect on the Company’s financial position or results of operations.

Share-Based Payment

In December 2004, the FASB published FAS 123(R) (revised 2004) “Share-Based Payment.” FAS 123(R) supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees” and its related implementation guidance. This Statement eliminates the alternative to use APB Opinion No. 25’s intrinsic value method of accounting that was provided in FAS 123 as originally issued. This Statement requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). This Statement applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. During 2005 all unvested options outstanding as well as all options granted during 2005 were fully vested by the Compensation Committee of the Board of Directors. This represents approximately 2,650,000 options which resulted in the acceleration of pro forma compensation

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(3) Impact of Recently Issued Accounting Pronouncements — (continued)

expense of $12,711. The purpose of the accelerated vesting was to eliminate compensation expense in the income statement that the Company would otherwise have recorded with respect to these accelerated options subsequent to the January 1, 2006 effective date of FAS 123(R). The Company adopted FAS 123(R) on January 1, 2006 and as a result of the accelerated vesting of options as discussed in Note #2, the impact was not material.

Conditional Asset Retirement Obligations

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). This Statement clarifies the meaning of the term “conditional asset retirement” as used in FAS 143, “Accounting for Asset Retirement Obligations” and clarifies when an entity has sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 requires the accelerated recognition of certain asset retirement obligations when the fair value of such obligation can be estimated. FIN 47 became effective for the Company in the fourth quarter of 2005. The adoption of FIN 47 did not have a material effect on the Company’s financial position or results of operations.

(4)	Goodwill and Intangible Assets

In accordance with FAS 142, “Goodwill and Other Intangible Assets” the Company has established reporting units based on its current segment structure for purposes of testing goodwill for impairment. Goodwill has been assigned to the reporting units to which the value of the goodwill relates. The Company evaluates goodwill and other intangible assets not subject to amortization at least on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable based on the estimated future cash flows.

During the performance of the annual goodwill impairment test in the fourth quarter of 2005, the Company determined that the goodwill of three reporting units was impaired. The Company tested for impairment and determined that the carrying value exceeded its fair value by using a discounted cash flow model. Management then computed the fair value of its tangible and intangible assets for purposes of determining the implied fair value of goodwill. The goodwill impairment charge recorded in the fourth quarter of 2005 was $67,950 for two reporting units in the Biopharma segment and $8,435 for one reporting unit in the Human Health segment. The goodwill impairment charge is primarily due to lower long term profitability projections due to current market factors. The Company also recorded a write-down of certain amortizable intangible assets as follows: product technology of $662 in the Biopharma segment, patents of $385 in the Biopharma and Human Health segments and license agreements of $55 in the Biopharma segment, due to the lower future cash flow projections. Additionally, in the third quarter of 2004, the Company recorded an impairment charge of $48,720 to reduce the carrying value of goodwill in the Biopharma segment.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(4) Goodwill and Intangible Assets — (continued)

The changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2004, are as follows:

	Bioproducts	Biopharma	Human Health
	Segment	Segment	Segment	Total

Balance as of January 1, 2004	$53,787	$125,338	$41,617	$220,742
Acquisitions	2,063	—	—	2,063
Other, including purchase price adjustment	(865)	—	—	(865)
Translation effect	321	—	2,734	3,055
Goodwill impairment	—	(48,720)	—	(48,720)

Balance as of December 31, 2004	$55,306	$76,618	$44,351	$176,275

Other, including purchase price adjustment	2,319	195	—	2,514
Translation effect	(983)	—	(5,053)	(6,036)
Goodwill impairment	—	(67,950)	(8,435)	(76,385)

Balance at December 31, 2005	$56,642	$8,863	$30,863	$96,368

Other intangible assets that are not subject to amortization consist of the following:

	As of	As of
	December 31,	December 31,
	2005	2004

Trademarks	$33,898	$33,898
Proprietary Process	2,052	1,675

Total	$35,950	$35,573

Intangible Assets:

Other intangible assets, which will continue to be amortized, consist of the following:

	As of December 31, 2005
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Product Technology	$12,326	$(4,257)	$8,069
Patents	5,685	(2,097)	3,588
Supply Agreements	2,110	(1,152)	958
License Agreement	2,005	(401)	1,604
Other	1,974	(960)	1,014

Total	$24,100	$(8,867)	$15,233

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(4) Goodwill and Intangible Assets — (continued)

	As of December 31, 2004
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Product Technology	$13,230	$(2,574)	$10,656
Patents	5,433	(1,199)	4,234
Supply Agreements	2,110	(936)	1,174
License Agreement	836	(65)	771
Trademarks	785	(236)	549
Other	2,057	(633)	1,424

Total	$24,451	$(5,643)	$18,808

Amortization expense amounted to $2,282, $1,921 and $1,626 for the years ended December 31, 2005, 2004 and 2003, respectively.

The expected future amortization expense related to current intangible assets is as follows:

For the year ended December 31, 2006	$1,915
For the year ended December 31, 2007	$1,884
For the year ended December 31, 2008	$1,636
For the year ended December 31, 2009	$1,496
For the year ended December 31, 2010	$1,304

(5)	Net Inventories

Net inventories consist of the following:

	December 31,
	2005	2004

Finished goods	$46,134	$45,002
Work in process	24,615	23,658
Raw materials	18,159	17,222
Supplies	4,709	5,157

Total	$93,617	$91,039

(6)	Property, Plant and Equipment

During the fourth quarter of 2005 the Company performed an impairment assessment of long-lived assets, which includes amortizable intangible assets as well property, plant and equipment. As a result of lower long term profitability projections, the Company determined that the sum of the undiscounted expected future operating cash flows were less than the carrying value of certain long-lived assets within the Biopharma and Human Health segments. The Company recorded an impairment charge for long-lived assets in the fourth quarter of $13,581 in the Biopharma segment and $16,109 in the Human Health segment to write down these assets to their fair value as determined primarily based on appraisals.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(6) Property, Plant and Equipment — (continued)

Property, plant and equipment consist of the following:

	December 31,
	2005	2004

Land	$11,147	$12,022
Buildings and improvements	137,670	132,091
Machinery and equipment	318,941	334,367
Furniture and fixtures	20,020	19,345
Construction in progress	32,954	43,113

Total	520,732	540,938
Accumulated depreciation	(291,322)	(260,148)

Net	$229,410	$280,790

Depreciation expense was $36,618, $38,937 and $34,208 for the years ended December 31, 2005, 2004 and 2003, respectively.

(7)	Accrued Expense and Other Current Liabilities

The components of accrued expenses and other current liabilities are as follows:

	Years Ended
	December 31,
	2005	2004

Salaries and employee benefits payable	$20,669	$23,344
Deferred revenue	8,978	2,733
Advances from suppliers	4,293	5,737
Other	17,879	19,690

Total	$51,819	$51,504

(8)	Income Taxes

(Loss)/income from continuing operations before income taxes consisted of the following:

	Years Ended December 31,
	2005	2004	2003

Domestic	$(98,203)	$(60,058)	$(20,211)
International	11,567	48,627	47,056

Total	$(86,636)	$(11,431)	$26,845

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(8) Income Taxes — (continued)

The provision for income taxes for continuing operations consists of the following provision/(benefits):

	Years Ended December 31,
	2005	2004	2003

Current:
Federal	$(2,424)	$—	$2,060
State	659	347	232
International	13,860	13,648	16,303

	12,095	$13,995	$18,595

Deferred:
Federal	$17,238	$—	$8,980
State	(5)	(17)	186
International	(5,506)	483	(1,161)

	$11,727	$466	$8,005

Total	$23,822	$14,461	$26,600

The provision for income taxes for continuing operations differs from the statutory federal income tax rate of 35% for 2005, 2004 and 2003 as follows:

	Years Ended December 31,
	2005	2004	2003

Income tax (benefit)/provision at federal statutory rate	$(30,322)	$(4,001)	$9,396
State and local taxes, net of federal income tax benefits	423	208	232
Difference between federal statutory rate and statutory rates on non-U.S. income	380	(2,888)	(3,480)
Goodwill impairment	2,952	—	—
Net change in valuation allowance	40,126	21,142	21,487
Interest rate swaps	(2,368)	—	—
Indefinite-lived intangibles	16,926	—	—
Research and experimentation credits	—	—	(1,100)
Change in tax reserve	(2,960)	—	—
Other	(1,335)	—	65

Total	$23,822	$14,461	$26,600

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(8) Income Taxes — (continued)

The components of deferred tax assets and liabilities as of December 31, 2005 and 2004 relate to temporary differences and carryforwards as follows:

	December 31,
	2005	2004

Current deferred tax assets:
Inventory	$1,349	$1,273
Receivables	493	254
Vitamin B-3, legal and related reserves	5,213	5,104
Other	3,169	3,275

Current deferred tax assets	10,224	9,906
Valuation allowances	(10,039)	(7,301)

Total current deferred tax assets	$185	$2,605

Non-current deferred tax assets:
Foreign tax credits	$31,698	$15,712
Environmental	1,166	745
Net operating loss carryforwards (domestic)	33,223	42,248
Net operating loss carryforwards (foreign)	6,023	3,996
Employee benefits	5,860	5,765
Restructuring	—	74
Impairment of investment in securities	2,764	2,764
Research & experimentation tax credits	5,629	5,697
Alternative minimum tax credits	4,155	4,155
Italian substitute tax benefit	3,720	1,922
Depreciation	2,775	—
Intangibles	16,755	—
Other — non-current assets	3,438	3,752

Non-current deferred tax assets	117,206	86,830
Valuation allowances	(109,983)	(71,711)

Total non-current deferred tax assets*	$7,223	$15,119

Non-current deferred tax liabilities:
Depreciation	$10,460	$22,621
Intangibles	6,986	11,954
Indefinite-lived intangible	16,926	—
Other	1,394	2,230

Total non-current deferred tax liabilities	$35,766	$36,805

Total net non-current deferred tax liabilities	$28,543	$21,686

*	Does not include deferred tax asset and corresponding valuation allowance of $342 for 2004 discontinued operations.

FAS 109, Accounting for Income Taxes, requires the Company to establish a valuation allowance against deferred tax assets when it is more likely than not that the Company will be unable to realize those deferred tax

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(8) Income Taxes — (continued)

assets in the future. Based on the Company’s current and past performance, cumulative losses in recent years resulting from domestic operations, the market environment in which the Company operates, and the utilization of past tax attributes, the Company has established a valuation allowance of $115,612 against a portion of its domestic deferred tax assets. However, the Company has not recorded a valuation allowance against domestic tax assets which are offset by domestic deferred tax liabilities that are expected to reverse in the future. In addition, the Company has recorded a valuation allowance against deferred tax assets relating to domestic indefinite lived intangible assets of $16,926 at December 31, 2005 that had been previously preserved by tax strategies. This valuation allowance results from the Company’s recent history of domestic losses and increased uncertainty regarding the timing and extent of a return to domestic profitability. With respect to the Company’s foreign deferred tax assets, the Company has recorded a valuation allowance of $4,410 as of December 31, 2005.

The Company expects to maintain a full valuation allowance against its net domestic deferred tax assets, subject to the consideration of all prudent and feasible tax planning strategies, until such time as the Company attains an appropriate level of future domestic profitability and the Company is able to conclude that it is more likely than not that its domestic deferred tax assets are realizable. The change in the domestic valuation allowance for the years ended December 31, 2005 and 2004 was $39,934 and $24,047, respectively. The change in the foreign valuation allowance for the years ended December 31, 2005 and 2004 was $1,076 and $1,196, respectively.

Under the tax laws of the various jurisdictions in which the Company operates, net operating losses (“NOLs”) may be carried forward, subject to statutory limitations, to reduce taxable income in future years. The domestic NOLs total approximately $93,541 and the foreign NOLs total approximately $19,611. The domestic NOLs will expire during the period from 2019 through 2025. NOLs in foreign jurisdictions will carryforward indefinitely.

As of December 31, 2005, approximately $31,698 of foreign tax credits, $5,629 of Research and Experimental Research credits and $4,155 of Alternative Minimum Tax Credits were available as credits against future U.S. income taxes. Under the U.S. Internal Revenue Code, these will expire respectively as follows 2006 through 2015, and 2020 through 2025. The alternative minimum tax credit carryforwards have no expiration date. All domestic credits are offset by a full valuation allowance.

On October 22, 2004, the President signed the American Jobs Creation Act of 2004 which created Section 965 of the Internal Revenue Code (“Section 965”). On June 2, 2005, the Company adopted a Domestic Reinvestment Plan (“DRP”) as described under Section 965 of the Internal Revenue Code introduced by the American Jobs Creation Act of 2004. The DRP states that the Company may repatriate up to $209,000 and invest in permitted investments. The Company repatriated approximately $92,000 and recorded the corresponding additional tax expense of $368. By virtue of the dividend, the Company reduced its domestic deferred tax asset related to net operating loss carryforwards by $14,280, with corresponding adjustments to the full valuation allowances previously recorded against this asset. The Company also utilized $3,192 of currently generated Foreign Tax Credits as allowed under Section 965.

As a matter of course, the Company is regularly audited by federal, state and foreign tax authorities. From time to time, these audits result in proposed assessments. The Company believes that its positions comply with applicable law and intends to continue to defend its positions. The Company believes that it has adequately provided for the estimated outcome related to these matters.

(9)	Short-term Debt

The Company has lines of credit in Italy with local banks that provide three types of financing with the following limits: Overdraft protection of approximately $8,000, export financing of approximately $7,700 and advances on uncleared deposits of approximately $300. The overdraft protection and export financing facilities bear interest at varying rates when utilized, however, advances on uncleared deposits bear no interest. There was $43

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(9) Short-term Debt — (continued)

outstanding as of December 31, 2005 and no amount outstanding as of December 31, 2004. The 2005 and 2004 weighted average interest rates were 2.0% and 1.6%, respectively.

Also included in short-term debt at December 31, 2005 and 2004 was the current portion of long-term debt of $1,471 and $1,400, respectively.

(10)	Long-term Debt

Long-term debt consists of the following:

	December 31,
	2005	2004

Bank credit facilities	$81,943	$120,000
Senior notes	100,000	100,000
Capitalized leases	6,056	7,280
Notes payable	291	307

Subtotal	188,290	227,587
Less: current portion	1,471	1,400

Total	$186,819	$226,187

In October 2005, the Company entered into a $277,500 five-year Syndicated Senior Revolving Credit Facility (“5-Year Agreement”), which expires in October 2010.

The 5-Year Agreement allows the Company to choose among various interest rate options and to specify the portion of the borrowing to be covered by specific interest rates. Under the 5-Year Agreement the interest rate options available to the Company are the following: (i) LIBOR plus an applicable margin that ranges from .475% to .85%, (ii) higher of U.S. Prime Rate or Federal Funds Rate plus .5% or (iii) Money Market rate as quoted by the Administrative Agent of the Agreement. The applicable margin is based upon the ratio of consolidated funded indebtedness to consolidated EBITDA (as defined in the 5-Year Agreement, “Leverage Rate”). The Company also pays a facility fee between .15% to .275% on the entire credit facility which is based upon the leverage ratio. The 5-Year Agreement is subject to financial covenants requiring the Company to maintain certain levels of interest coverage ratio, leverage ratios and limitations on indebtedness. The Company complied with all covenants in this 5-Year Agreement during 2005. The Company is required to provide audited financial statements to its lenders under the 5-Year Agreement within 100 days after its fiscal year-end. The Company has received a waiver from its lenders through June 9, 2006 relating to this requirement for the year ended December 31, 2005.

The 5-Year Agreement is collateralized by dividend and distribution rights associated with a pledge of a portion of stock that the Company owns in a foreign holding company. This foreign holding company owns a majority of the Company’s non-U.S. operating subsidiaries. As of December 31, 2005, there was $81,943 outstanding and $195,557 undrawn under the 5-Year Agreement. Of the undrawn amount, $106,358 was available to be borrowed as of December 31, 2005 due to limits established in the 5-Year Agreement.

As of December 31, 2005, the Company had outstanding two Senior notes, a $75,000 7-year note due in June 2010 with a rate of 5.31%, and a $25,000 10-year note due in October 2013 with an annual rate of 7.05%. These Senior notes ranked equal with the Company’s 5-Year Agreement. On January 27, 2006, the Company elected to prepay these Senior notes with funds provided by borrowing under the 5-Year Agreement. An expense of approximately $5,272 will be recorded during the first quarter of 2006 related to a make whole payment of $4,809 paid to the Senior note holders concurrent with the January 27, 2006 payment, and the related acceleration of

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(10) Long-term Debt — (continued)

$463 of unamortized origination fees. The outstanding amount under the 5-Year Agreement was $95,643 as of January 27, 2006, of which the entire amount was available to be borrowed at that time.

The Company assumed three capital leases as part of the acquisition of Cambrex Bio Science Baltimore, Inc. in June 2001 of $12,100. The leases are for buildings and improvements. There is $6,056 outstanding at December 31, 2005. All capital leases are collateralized by their underlying assets.

The 2005 and 2004 weighted average interest rate for long-term bank debt was 5.5%.

Aggregate maturities of long-term debt are as follows:

2006	$1,471
2007	1,731
2008	1,502
2009	1,595
2010	156,991
Thereafter	25,000

Total	$188,290

(11)	Derivatives and Fair Value of Financial Instruments

The Company uses derivative financial instruments to reduce exposures to market risks resulting from fluctuations in interest rates and foreign exchange rates. The Company does not enter into financial instruments for trading or speculative purposes. The Company is exposed to credit loss in the event of nonperformance by the counter parties to the contracts. However, the Company does not anticipate non-performance by the counterparties.

The Company adopted FAS 133 “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), and its corresponding amendments, which establishes accounting and reporting standards for derivative financial instruments. The Company’s policy is to enter into forward exchange contracts or currency options to hedge foreign currency transactions. This hedging strategy mitigates the impact of short-term foreign exchange rate movements on the Company’s operating results primarily in Sweden, Belgium, and Italy. The Company’s primary market risk relates to exposures to foreign currency exchange rate fluctuations on transactions entered into by these international operations that are denominated primarily in U.S. dollars, Swedish krona, British pound sterling and Euros. As a matter of policy, the Company does not hedge to protect the translated results of foreign operations.

The Company’s forward exchange contracts substantially offset gains and losses on the transactions being hedged. The forward exchange contracts have varying maturities with none exceeding twelve months. The Company makes net settlements for forward exchange contracts at maturity, based upon negotiated rates at inception of the contracts. The Company has also utilized interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt. The swap agreements are contracts to exchange floating rates for fixed interest payments periodically over the life of the agreements without the exchange of the underlying notional debt amounts. As of December 31, 2005, the Company did not have any interest rate swap arrangements in place.

All forward contracts outstanding at December 31, 2005 have been designated as cash flow hedges and, accordingly, changes in the fair value of derivatives are recorded each period in accumulated other comprehensive income. Changes in the fair value of the derivative instruments reported in accumulated other comprehensive income will be reclassified into earnings in the period in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges is recognized in current-period earnings and is

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(11) Derivatives and Fair Value of Financial Instruments — (continued)

immaterial to the Company’s financial results. The unrealized net loss recorded in accumulated other comprehensive income at December 31, 2005 was $192. This amount will be reclassified into earnings as the underlying forecasted transactions occur. The net gain recognized in earnings related to foreign currency forward contracts during the twelve months ended December 31, 2005 was $72. The net loss on interest rate swap contracts recognized in interest expense was $1,003 for the twelve months ended December 31, 2005.

The table below reflects the notional and fair value amounts of foreign exchange contracts at December 31, 2005 and 2004.

	2005		2004
	Notional	Fair	Notional	Fair
	Amounts	Value	Amounts	Value

Forward exchange contracts	$16,741	$(166)	$16,692	$1,189

The carrying amount reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount for short-term debt approximates fair value because all of this underlying debt is at variable rates. The fair value of the Senior Notes was approximately $101,000 at December 31, 2005.

(12)	Stockholders’ Equity

The Company has two classes of common shares which are Common Stock and Nonvoting Common Stock. Authorized shares of Common Stock were 100,000,000 at December 31, 2005 and 2004. Authorized shares of Nonvoting Common Stock were 730,746 at December 31, 2005 and 2004.

At December 31, 2005 there were 615,180 of authorized shares of Common Stock reserved for issuance for stock option plans.

Nonvoting Common Stock with a par value of $.10, has equal rights with Common Stock, with the exception of voting power. Nonvoting Common Stock is convertible, share for share, into Common Stock, subject to any legal requirements applicable to holders restricting the extent to which they may own voting stock. As of December 31, 2005 and 2004, no shares of Nonvoting Common Stock were outstanding.

The Company held treasury stock of 2,443,313 and 2,593,129 shares at December 31, 2005 and 2004, respectively, which are used for issuance to employee benefit plans.

The Company has authorized 5,000,000 shares of Series Preferred Stock, par value $.10, issuable in series and with rights, powers and preferences as may be fixed by the Board of Directors. At December 31, 2005 and 2004, there was no preferred stock outstanding.

(13)	Stock based Compensation

The Company has seven stock-based compensation plans currently in effect. The 1994 Stock Option Plan (“1994 Plan”), the 1996 Performance Stock Option Plan (“1996 Plan”), the 1998 Performance Stock Option Plan (“1998 Plan”), the 2001 Performance Stock Option Plan (“2001 Plan”), the 2003 Performance Stock Option Plan (“2003 Plan”), and the 2004 Omnibus Incentive Plan (“2004 Plan”) provide for the granting of non-qualified and incentive stock options (ISOs), restricted stock and other equity based vehicles intended to qualify as additional incentives to management and other key employees. The 2000 Employee Performance Stock Option Plan (“2000 Plan”) provides for the granting of non-qualified stock options and ISOs intended to qualify as additional incentives to non-executive employees. The 1996 Plan, the 1998 Plan, the 2001 Plan, the 2003 Plan and the 2004 Plan also provide for the granting of non-qualified stock options to non-employee directors.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(13) Stock based Compensation — (continued)

Certain options under the 1996 Plan, the 1998 Plan, the 2000 Plan, the 2001 Plan, and the 2003 Plan may become exercisable six years after the date of grant, subject to acceleration if the publicly traded share price of the Company’s Common Stock equals or exceeds levels determined by the Compensation Committee of the Board of Directors within certain time periods or in the event of a change in control. Options may also become exercisable based on the passage of time, such that the option becomes fully exercisable in a series of cumulating portions over a four-year period. Options have a term of no more than ten years from the date of grant. In addition, stock option awards may be transferred to a member of the Participant’s immediate family or to a trust or similar vehicle for the benefit of such transferee.

The Company applies the provisions of APB Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. FAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The Company has adopted the disclosure only provisions available under FAS 123. Accordingly, no compensation cost has been recognized for stock option plans under FAS 123.

Shares of Common Stock subject to outstanding options under the stock option plans were as follows:

		Options Outstanding				Options Exercisable
				Weighted Average			Weighted
				Remaining			Average
	Authorized	Number of	Option Price	Contractual	Exercise	Number of	Exercise
	for Issuance	Shares	per Share $	Life (yrs)	Price $	Shares	Price $

1994 Plan	300,000	14,000	26.67	5.31	26.67	14,000	26.67
1996 Plan	3,000,000	231,950	14.25 – 20.72	3.61	17.28	231,950	17.28
		267,100	21.90 – 29.75	3.98	24.58	267,100	24.58
		381,182	34.75 – 43.63	4.26	41.88	381,182	41.88
1998 Plan	1,180,000	478,249	18.75 – 27.56	2.00	22.50	478,249	22.50
		137,839	34.75 – 43.63	4.55	41.50	137,839	41.50
2000 Plan	500,000	251,900	18.30 – 20.72	6.62	20.34	251,900	20.34
		206,500	34.75 – 46.85	4.40	43.20	206,500	43.20
2001 Plan	750,000	291,000	18.30 – 25.88	5.96	22.60	291,000	22.60
		439,612	29.75 – 42.87	5.01	33.85	439,612	33.85
		8,582	46.85	5.57	46.85	8,582	46.85
2003 Plan	500,000	446,683	18.68 – 25.56	4.24	20.11	446,683	20.11
2004 Plan	1,500,000	866,650	18.15 – 21.90	5.75	21.56	866,650	21.56

	7,730,000	4,021,247	14.25 – 46.85		26.60	4,021,247	26.60

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(13) Stock based Compensation — (continued)

Information regarding the Company’s stock option plans is summarized below:

		Weighted Average
	Number of	Exercise Price	Options
	Shares	$	Exercisable

Outstanding at December 31, 2002	3,162,715	29.65	1,791,383

Granted	715,900	20.99
Exercised	(122,750)	8.97
Cancelled	(53,000)	37.71
Outstanding at December 31, 2003	3,702,865	28.62	1,867,331

Granted	1,029,350	22.08
Exercised	(353,951)	17.48
Cancelled	(425,907)	35.76
Outstanding at December 31, 2004	3,952,357	27.07	1,790,467

Granted	653,033	20.07
Exercised	(292,538)	13.32
Cancelled	(291,605)	31.45

Outstanding at December 31, 2005	4,021,247	26.60	4,021,247

The weighted-average grant-date fair value of options granted during 2005, 2004 and 2003 was $8.56, $9.68 and $9.09 per share, respectively.

Cambrex senior executives participate in a long-term incentive plan which rewards achievement of long-term strategic goals with restricted stock units. Awards are made annually to key executives and vest in one-third increments on the first, second and third anniversaries of the grant. On the third anniversary of the grant, restrictions on sale or transfer are removed and shares are issued to executives. In the event of termination of employment or retirement, the participant is entitled to the vested portion of the restricted stock units and forfeits the remaining amount; the three-year sale and transfer restriction remains in place. In the event of death or permanent disability, all shares vest and the deferred sales restriction lapses. For the years ended December 31, 2005, 2004 and 2003 the Company recorded $892, $725 and $695 respectively, in compensation expense for this plan. In addition, the Company recorded $2,214, $227 and $0 in compensation expense in 2005, 2004 and 2003, respectively, for restricted stock in accordance with the CEO’s sign-on agreement. Shares are held in trust for the restricted stock unit grants. The number of shares held at December 31, 2005 and 2004 was 213,465 and 87,314, respectively. The fair value of these shares was $4,007 and $2,366 as of December 31, 2005 and 2004, respectively.

At December 31, 2005, the Company has outstanding 150,000 incentive stock appreciation rights fully-vested at a price of $19.30 issued to the current CEO. These rights will be marked to market until the rights are exercised or expire with the amount being recorded as compensation expense or benefit in the applicable period. For the years ended December 31, 2005, 2004 and 2003 the Company recorded ($1,170), $276 and $894, respectively, in compensation (benefit)/expense.

(14)	Retirement Plans

Domestic Pension Plans

The Company maintains two U.S. defined-benefit pension plans: the Nepera Hourly Pension Plan which covers the union employees at the formerly-owned Harriman, New York plant, and the Cambrex Pension Plan

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(14) Retirement Plans — (continued)

which covers all other eligible employees. Generally, all employees hired after December 31, 2002 are not eligible for these benefits.

Benefits for the salaried and certain hourly employees are based on salary and years of service, while those for employees covered by a collective bargaining agreement are based on negotiated benefits and years of service.

The Company’s policy is to fund pension costs currently to the full extent required by the Internal Revenue Code. Pension plan assets consist primarily of balanced fund investments.

The net periodic pension expense for both 2005 and 2004 is based on a twelve month period and on valuations of the plans as of January 1. However, the reconciliation of funded status is determined as of the September 30 measurement date.

The funded status of these plans, incorporating fourth quarter contributions, as of September 30, 2005 and 2004 is as follows:

	2005	2004

Change in benefit obligation
Benefit obligation at October 1	$53,253	$47,267
Service cost	2,751	2,395
Interest cost	3,166	3,010
Actuarial loss	1,393	2,494
Benefits paid	(2,112)	(1,913)

Benefit obligation at September 30	$58,451	$53,253

	2005	2004

Change in plan assets
Fair value of plan assets at October 1	$34,887	$28,951
Actual return on plan assets	3,861	3,411
Contributions	1,801	4,438
Benefits paid	(2,112)	(1,913)

Fair value of plan assets at September 30	$38,437	$34,887

Funded status	(20,014)	(18,366)
Unrecognized prior service cost	476	522
Unrecognized net loss	14,272	14,266
Additional minimum liability	(9,442)	(9,601)

Accrued benefit cost at September 30,	(14,708)	(13,179)
Fourth quarter contributions	—	901

Accrued benefit cost at December 31,	$(14,708)	$(12,278)

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(14) Retirement Plans — (continued)

Major assumptions used in determining the benefit obligation as of September 30 for the Company’s domestic pension plans are presented in the following table:

	2005	2004

Discount rate	5.75%	5.75%
Rate of compensation increase	5.00%	5.00%

The components of net periodic pension cost are as follows:

	2005	2004	2003

Components of net periodic pension cost
Service cost	$2,751	$2,395	$2,598
Interest cost	3,166	3,010	2,841
Expected return on plan assets	(2,939)	(2,768)	(2,098)
Amortization of prior service cost	46	46	68
Recognized actuarial loss	466	592	519
Curtailment loss on sale of Rutherford	—	—	351

Net periodic benefit cost	$3,490	$3,275	$4,279

Major assumptions used in determining the net cost for the Company’s domestic pension plans are presented in the following table:

	2005	2004	2003

Discount rate	5.75%	6.00%	6.75%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	5.00%	4.50%	4.50%

In making its assumption for the long-term rate of return, the Company has utilized historical rates earned on securities allocated consistently with its investments.

The aggregate Accumulated Benefit Obligation (ABO) of $53,145 exceeds plan assets by $14,708 as of September 30, 2005 for all domestic plans.

The Company expects to contribute approximately $4,250 in cash to its two U.S. defined-benefit pension plans in 2006.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Pension
Benefits

2006	$2,154
2007	$2,256
2008	$2,359
2009	$2,489
2010	$2,607
2011-2015	$16,531

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(14) Retirement Plans — (continued)

The investment objective for plan assets is to achieve long-term growth of capital with exposure to risk set at an appropriate level. The objective shall be accomplished through the utilization of a diversified asset mix consisting of equities (domestic and international) and taxable fixed income securities. The account is to be managed on a fully discretionary basis to obtain the highest total rate of return in keeping with a moderate level of risk.

The allocation of pension plan assets is as follows:

	Target	Percentage of Plan Assets
Asset Category:	Allocation	2005	2004

U.S. equities	30%-70%	49.9%	50.2%
International equities	0%-20%	11.2%	10.4%
U.S. fixed income	20%-60%	36.9%	37.6%
Cash	N/A	2.0%	1.8%

		100.0%	100.0%

The Company has a Supplemental Executive Retirement Plan (“SERP”) for key executives. This plan is non-qualified and unfunded. It consists of two plans, the Corporate SERP plan and the BioWhittaker SERP Plan.

The benefit obligation for these plans as of December 31, 2005 and 2004 is as follows:

	2005	2004

Change in benefit obligation
Benefit obligation at beginning of year	$7,422	$7,021
Service cost	224	215
Interest cost	434	440
Actuarial loss/(gain)	280	(29)
Benefits paid	(330)	(225)

Benefits obligation at end of year	8,030	7,422

Funded status	$(8,030)	$(7,422)
Unrecognized prior service cost	20	24
Unrecognized net transition obligation	199	300
Unrecognized net loss	1,747	1,507
Additional minimum liability	(1,649)	(1,536)

Accrued benefit at December 31,	$(7,713)	$(7,127)

Major assumptions used in determining the benefit obligation as of December 31 for the Company’s SERP Plans are presented in the following table:

	2005	2004

Discount rate	5.75%	5.75%
Rate of compensation increase	5.00%	5.00%

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(14) Retirement Plans — (continued)

The components of net periodic benefit cost are as follows:

	2005	2004	2003

Components of net periodic benefit cost
Service cost	$224	$215	$251
Interest cost	434	440	423
Amortization of prior service cost	4	4	4
Recognized actuarial loss	140	159	132

Net periodic benefit cost	$802	$818	$810

Major assumptions used in determining the net cost for the Company’s SERP plans are presented in the following table:

	2005	2004	2003

Discount rate	5.75%	6.00%	6.75%
Rate of compensation increase	5.00%	5.00%	5.00%

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

SERP
Benefits

2006	$344
2007	$427
2008	$584
2009	$579
2010	$582
2011-2015	$2,766

International Pension Plans

Certain foreign subsidiaries of the Company maintain pension plans for their employees that conform to the common practice in their respective countries. Based on local laws and customs, some of those plans are not funded. For those plans that are funded, the amount in the trust, supporting the plan, is actuarially determined, and where applicable, in compliance with local statutes.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(14) Retirement Plans — (continued)

The funded status of these plans, as of December 31, 2005 and 2004 is as follows:

	2005	2004

Change in benefit obligation
Benefit obligation at beginning of year	$25,698	$20,146
Service cost	1,274	882
Interest cost	1,088	990
Plan participants’ contributions	136	169
Actuarial loss	1,032	1,777
Benefits paid	(586)	(219)
Foreign exchange	(4,049)	1,953

Benefit obligation at end of year	$24,593	$25,698

Change in plan assets
Fair value of plan assets at beginning of year	$5,678	$4,226
Actual return on plan assets	1,001	354
Company contributions	605	551
Plan participants’ contributions	179	169
Benefits paid	(345)	(17)
Foreign exchange	(836)	395

Fair value of plan assets at end of year	$6,282	$5,678

Funded status	$(18,311)	$(20,020)
Unrecognized actuarial loss	8,190	7,952
Unrecognized prior service cost	(80)	(87)
Unrecognized net gain	(381)	(433)
Additional minimum liability	(4,171)	(3,919)
Foreign exchange	(195)	352

Accrued benefit	$(14,948)	$(16,155)

Major assumptions used in determining the benefit obligation as of December 31, for the Company’s international pension plans are presented in the following table:

	2005	2004

Discount rate	4.25% – 5.00%	4.50% – 5.26%
Rate of compensation increase	3.00% – 3.50%	3.00% – 3.50%

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(14) Retirement Plans — (continued)

The components of the net periodic pension cost are as follows:

	2005	2004	2003

Components of net periodic pension cost
Service cost	$1,274	$882	$633
Interest cost	1,088	990	828
Expected return on plan assets	(416)	(288)	(182)
Amortization of unrecognized net obligation	(35)	(35)	(32)
Amortization of prior service cost	197	166	127

Net periodic benefit cost	$2,108	$1,715	$1,374

Major assumptions used in determining the net cost for the Company’s international pension plans are presented in the following table:

	2005	2004	2003

Discount rate	4.25% – 5.00%	4.50% – 5.26%	5.20% – 5.50%
Expected return on plan assets	4.50% – 6.26%	6.89%	7.34%
Rate of compensation increase	3.00% – 3.50%	3.00% – 3.50%	3.00% – 3.75%

The aggregate ABO of $21,016 for international plans exceeds plan assets by $14,734 in 2005.

The Company expects to contribute approximately $548 in cash to its international pension plans in 2006.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Pension
Benefits

2006	$266
2007	$309
2008	$383
2009	$439
2010	$510
2011-2015	$3,318

The allocation of pension plan assets is as follows:

	Percentage of
	Plan Assets
Asset Category:	2005	2004

Equities	83.5%	92.2%
Fixed income	13.2%	3.6%
Property	1.6%	1.4%
Cash	1.7%	2.8%

	100.0%	100.0%

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(14) Retirement Plans — (continued)

Savings Plan

Cambrex makes available to all employees a savings plan as permitted under Sections 401(k) and 401(a) of the Internal Revenue Code. Employee contributions are matched in part by Cambrex. The cost of this plan amounted to $2,095, $2,092 and $2,113 in 2005, 2004 and 2003, respectively.

Other

The Company has a non-qualified Compensation Plan for Key Executives (“the Deferred Plan”). Under the Deferred Plan, officers and key employees may elect to defer all or any portion of their pre-tax annual bonus and/or annual base salary. Included within other liabilities at December 31, 2005 and 2004 there is $2,472 and $2,050, respectively, representing the Company’s obligation under the plan. To assist in the funding of this obligation, the Company invests in certain mutual funds and as such, included within other assets at December 31, 2005 and 2004 is $2,472 and $2,050, respectively, representing the fair value of these funds. During 1995, the Board amended the Deferred Plan to permit officers and key employees to elect to defer receipt of the Company’s stock which would otherwise have been issued upon the exercise of the Company’s options. Total shares held in trust as of December 31, 2005 and 2004 are 224,075 and 228,677, respectively, and are included as a reduction of equity at cost. The value of the shares held in trust and the corresponding liability of $4,206 at December 31, 2005 has been recorded in equity. The Deferred Plan is not funded by the Company, but the Company has established a Deferred Compensation Trust Fund which holds the shares issued.

(15)	Other Postretirement Benefits

Cambrex provides postretirement health and life insurance benefits (“postretirement benefits”) to all eligible retired employees. Employees who retire at or after age 55 with ten years of service are eligible to participate in the postretirement benefit plans. The Company’s responsibility for such premiums for each plan participant is based upon years of service subject to an annual maximum of one thousand dollars. Such plans are self-insured and are not funded. Certain subsidiaries and all employees hired after December 31, 2002 (excluding those covered by collective bargaining) are not eligible for these benefits. Effective January 1, 2006, the Cambrex Retiree Medical Plan will no longer provide prescription coverage to retirees or dependents age 65 or over.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(15)	Other Postretirement Benefits — (continued)

The benefit obligation of the plan as of September 30, 2005 and 2004, incorporating fourth quarter payments, is as follows:

	2005	2004

Change in benefit obligation
Accumulated benefit obligation at October 1	$2,655	$2,532
Service cost	60	53
Interest cost	154	154
Actuarial (gain)/loss	(766)	207
Plan amendments	(51)	—
Benefits paid	(180)	(291)

Accumulated benefit obligation at September 30	$1,872	$2,655
Unrecognized net loss	(1,343)	(2,227)
Unrecognized prior service cost	1,046	1,146

Accrued benefit cost at September 30,	$1,575	$1,574
Fourth quarter benefits paid	(29)	(36)

Accrued benefit obligation at December 31	$1,546	$1,538

The periodic postretirement benefit cost includes the following components:

	Years Ended December 31,
	2005	2004	2003

Components of net periodic benefit cost
Service cost	$60	$53	$124
Interest cost	154	154	198
Actuarial loss recognized	118	119	211
Amortization of unrecognized prior service cost	(152)	(151)	(175)
Curtailment gain on Rutherford	—	—	(1,046)

Total periodic postretirement benefit cost	$180	$175	$(688)

Major assumptions used in determining the benefit obligation and net cost for the Company’s postretirement benefits are presented in the following table as weighted averages:

	Benefit Obligation		Net Cost
	2005	2004	2005	2004	2003

Weighted-average assumptions:
Discount rate	5.75%	5.75%	5.75%	6.00%	6.75%

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(15)	Other Postretirement Benefits — (continued)

  Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

OPEB
Benefits

2006	$73
2007	$78
2008	$83
2009	$88
2010	$93
2011-2015	$545

The assumed health care cost trend rate used to determine the accumulated postretirement benefit obligation is 9% in 2005 decreasing 1% per year to an ultimate rate of 5% in 2009 (10% in 2004). A one-percentage-point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation by $29 and would increase the sum of interest and service cost by $3. A one-percentage-point decrease would lower the accumulated postretirement benefit obligation by $22 and would decrease the sum of interest and service cost by $2.

(16)	Segment Information

The Company classifies its business units into three reportable segments: Bioproducts, consisting of research products and other therapeutic application products, Biopharma, consisting of contract biopharmaceutical process development and manufacturing services and Human Health, consisting of active pharmaceutical ingredients and pharmaceutical intermediates produced under FDA cGMP for use in the production of prescription and over-the-counter drug products and other fine custom chemicals derived from organic chemistry.

Information as to the operations of the Company in each of its business segments is set forth below based on the nature of the products and services offered. Cambrex evaluates performance based on gross profit and operating profit. Intersegment sales are not material. The Company allocates certain corporate expenses to each of the segments.

In 2005 no single customer accounted for more than 10% of total consolidated gross sales. In 2004 one customer, a distributor which represents multiple customers, accounted for 10.1% of consolidated gross sales. This customer is in the Human Health segment.

The Company currently has a long-term sales contract within the Human Health segment that accounts for more than 10% of segment sales that is scheduled to expire at the end of 2008. There is no guarantee that this contract will be renewed.

The following is a summary of business segment information:

	2005	2004	2003

Gross Sales
Bioproducts	$149,498	$136,108	$119,298
Biopharma	41,698	43,270	44,128
Human Health	260,790	259,737	242,165

	$451,986	$439,115	$405,591

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(16) Segment Information — (continued)

Gross Product Sales Detail for Each Segment

	2005	2004	2003

Bioproducts:
Research products	$75,810	$70,657	$62,650
Therapeutic application	73,688	65,451	56,648

Total Bioproducts	$149,498	$136,108	$119,298

Biopharma:
Contract biopharmaceutical manufacturing	$41,698	$43,270	$44,128

Total Biopharma	$41,698	$43,270	$44,128

Human Health:
Active pharmaceutical ingredients	$199,935	$200,555	$183,632
Pharmaceutical intermediates and custom development	30,578	27,365	24,349
Other	30,277	31,817	34,184

Total Human Health	$260,790	$259,737	$242,165

	2005	2004	2003

Gross Profit
Bioproducts	$77,908	$74,930	$60,056
Biopharma	(3,811)	4,880	11,829
Human Health	87,240	90,930	90,521

	$161,337	$170,740	$162,406

	2005	2004	2003

Operating (loss)/profit
Bioproducts	$25,670	$26,386	$17,205
Biopharma	(97,245)	(53,813)	2,256
Human Health	20,711	50,651	56,818
Corporate	(24,917)	(23,632)	(37,455)

Total operating (loss)/profit	$(75,781)	$(408)	$38,824

	2005	2004

Total Assets
Bioproducts	$231,965	$220,791
Biopharma	58,652	134,591
Human Health	301,771	399,538
Corporate	20,084	37,065

	$612,472	$791,985

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(16)	Segment Information — (continued)

	2005	2004	2003

Capital Expenditures
Bioproducts	$12,392	$10,601	$8,477
Biopharma	5,536	9,167	12,319
Human Health	21,223	18,593	15,646
Corporate	1,156	1,119	1,415

	$40,307	$39,480	$37,857

	2005	2004	2003

Depreciation
Bioproducts	$6,066	$5,514	$5,125
Biopharma	4,840	4,239	2,277
Human Health	24,533	27,950	25,072
Corporate	1,179	1,234	1,734

	$36,618	$38,937	$34,208

	2005	2004	2003

Amortization
Bioproducts	$1,295	$1,455	$1,206
Biopharma	903	431	413
Human Health	84	35	7

	$2,282	$1,921	$1,626

(17)	Foreign Operations and Export Sales

The following summarized data represents the gross sales and long lived tangible assets for the Company’s domestic and foreign entities for 2005, 2004 and 2003:

	Domestic	Foreign	Total

2005
Gross sales	$217,787	$234,199	$451,986
Long-lived tangible assets	112,500	116,910	229,410
2004
Gross sales	$200,442	$238,673	$439,115
Long-lived tangible assets	124,595	156,195	280,790
2003
Gross sales	$181,925	$223,666	$405,591
Long-lived tangible assets	118,509	150,638	269,147

Export sales, included in domestic gross sales, in 2005, 2004 and 2003 amounted to $47,115, $29,945, and $22,100, respectively.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(17)	Foreign Operations and Export Sales — (continued)

Sales by geographic area consist of the following:

	2005	2004	2003

North America	$204,421	$213,668	$206,079
Europe	219,728	198,540	173,035
Asia	18,927	17,723	16,401
Other	8,910	9,184	10,076

Total	$451,986	$439,115	$405,591

(18)	Commitments

The Company has operating leases expiring on various dates through the year 2013. The leases are primarily for the rental of office space, office and laboratory equipment and vehicles. At December 31, 2005, future minimum commitments under non-cancelable operating lease arrangements were as follows:

Year ended December 31:
2006	$4,607
2007	4,418
2008	3,917
2009	3,630
2010 and thereafter	6,500

Total commitments	$23,072

Total operating lease expense was $4,826, $4,815 and $4,205 for the years ended December 31, 2005, 2004 and 2003, respectively.

The Company is party to several unconditional purchase obligations resulting from contracts that contain legally binding provisions with respect to quantities, pricing and timing of purchases. The Company’s purchase obligations include commitments to purchase raw materials and equipment and for the construction of a new warehouse and R&D laboratory. At December 31, 2005 future commitments under these obligations were as follows:

Year ended December 31:
2006	$7,590
2007	1,857
2008	1,015
2009	985
2010 and thereafter	1,970

Total commitments	$13,417

In the first quarter 2003, the Company reached an agreement with Mylan Laboratories, Inc. under which the Company would contribute $12,415 to the settlement of consolidated litigation brought by a class of direct purchasers. As of December 31, 2005, $7,615 was paid in accordance with the agreement, with the remaining

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(18)	Commitments — (continued)

$4,800 to be paid over the next three years. At December 31, 2005 future commitments under this agreement were as follows:

Year ended December 31:
2006	$1,600
2007	1,600
2008	1,600

Total Commitments	$4,800

(19)	Contingencies

The Company is subject to various investigations, claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. The Company continually assesses all known facts and circumstances as they pertain to all legal and environmental matters and evaluates the need for reserves and disclosures as deemed necessary based on these facts and circumstances and as such facts and circumstances develop.

Environmental

In connection with laws and regulations pertaining to the protection of the environment, the Company and/or its subsidiaries is a party to several environmental proceedings and remediation investigations and cleanups and, along with other companies, has been named a potentially responsible party for certain waste disposal sites (“Superfund sites”). Additionally, as discussed in the “Sale of Rutherford Chemicals” section of this Note, the Company has retained the liability for certain environmental proceedings, associated with the Rutherford Chemicals business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters will be decided unfavorably against the Company. The resolution of such matters often spans several years and frequently involves regulatory oversight or adjudication. Additionally, many remediation requirements are not fixed and are likely to be affected by future technological, site, and regulatory developments. Consequently, the ultimate extent of liabilities with respect to such matters, as well as the timing of cash disbursements cannot be determined with certainty.

In matters where the Company has been able to reasonably estimate its liability, the Company has accrued for the estimated costs associated with the study and remediation of Superfund sites not owned by the Company and the Company’s current and former operating sites. These accruals were $6,413 and $6,247 at December 31, 2005 and December 31, 2004, respectively. The increase in the accrual is primarily due to estimated remediation costs at the Clifton site (see below) based on information developed during the third quarter of 2005 of $1,300 offset by a decrease in a reserve at an international site of $207, currency fluctuation of $581 and payments of $413. Based upon currently available information and analysis, the Company’s current accrual represents management’s best estimate of what it believes are the probable and estimable costs associated with environmental proceedings including amounts for legal and investigation fees where remediation costs may not be estimable at the reporting date.

As a result of the sale of the Bayonne, New Jersey facility (see “Sale of Rutherford Chemicals” section of this Note), an obligation to investigate site conditions and conduct required remediation under the New Jersey Industrial Site Recovery Act was triggered and the Company has retained the responsibility for such obligation. The Company completed a Preliminary Assessment of the site and submitted the preliminary assessment to the New Jersey Department of Environmental Protection (“NJDEP”). The preliminary assessment identified potential areas of

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(19) Contingencies — (continued)

concern based on historical operations and sampling of such areas commenced. The Company has completed a second phase of sampling and determined that a third phase of sampling is necessary to determine the extent of contamination and any necessary remediation. The results of the completed and proposed sampling, and any additional sampling deemed necessary, will be used to develop an estimate of the Company’s future liability for remediation costs, if required. The Company submitted its plan for the third phase of sampling to the NJDEP during the fourth quarter. The sampling will commence in the next few months.

In March 2000, the Company completed the acquisition of the Cambrex Profarmaco Landen facility in Belgium. At the time of acquisition, Cambrex was aware of certain site contamination and recorded a reserve for the estimated costs of remediation. This property has been the subject of an extensive on-going environmental investigation. The investigation has been completed and the Company concluded that no change to the reserve was necessary based on the information developed through the investigation. The health risk assessment related to the site contamination is on-going, and is expected to be completed in the near future, and the results of such assessment may affect the reserves.

The Company’s Cosan subsidiary conducted manufacturing operations in Clifton, New Jersey from 1968 until 1979. Prior to the acquisition by the Company, the operations were moved to another location and thereafter Cambrex purchased the business. In 1997, Cosan entered into an Administrative Consent Order with the NJDEP. Under the Administrative Consent Order, Cosan is required to complete an investigation of the extent of the contamination related to the Clifton site and conduct remediation as may be necessary. During the third quarter 2005, the Company completed the investigation related to the Clifton site, which extends to adjacent properties. The results of the investigation caused the Company to increase its related reserves by $1,300. The Company submitted the results of the investigation and proposed remedial action plan to the NJDEP. The increase in the reserves is based on the proposed remedial action plan. In February 2005, the New Jersey Federal District Court ruled that a lawsuit claiming property damages against Cosan by the owners of contaminated property adjacent to the Clifton location could be placed on the active calendar. Discovery in this matter is ongoing. The outcome of this matter could also affect the reserves.

In mid-2004 the USEPA conducted a hazardous waste inspection of the Company’s Charles city facility. Thereafter, the USEPA notified the facility of several alleged violations of the hazardous waste laws related to management of hazardous waste and requested additional information related to the alleged violations. The Company responded and provided information which questioned the conclusion that the violations occurred. Nevertheless, the USEPA concluded that several violations existed at the time of the inspection, and on October 3, 2005 issued the facility an order and penalty assessment in the amount of $189. On October 31, 2005 the Company filed a request for a hearing and an informal conference to discuss settlement. Settlement discussions have been on-going as we prepare for the hearing.

In March 2006, the Company received notice from the United States Environmental Protection Agency (“USEPA”) that two former operating subsidiaries are considered potentially responsible parties (“PRPs”) at the Berry’s Creek Superfund Site, Bergen County, New Jersey. Our operating companies are among many other PRPs that were listed in the notice. Pursuant to the notice the PRPs have been asked to perform a remedial investigation and feasibility study of the Berry’s Creek Site. The Company has met with the other PRPs. Both operating companies joined the groups of PRPs and filed a joint response to the USEPA agreeing to jointly negotiate to conduct or fund along with other PRPs an appropriate remedial investigation and feasibility study of the Berry’s Creek Site. At this time it is too early to predict the extent of any liabilities, consequently we have not recorded any reserves for this matter.

The Company is involved in other matters where the range of liability is not reasonably estimable at this time and it is not determinable when information will become available to provide a basis for recording an accrual, should an

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(19) Contingencies — (continued)

accrual be required. If any of the Company’s environmental matters are resolved in a more unfavorable manner than presently estimated, these matters either individually or in the aggregate, could have a material adverse effect on the Company’s financial condition, operating results and cash flows when resolved in a future reporting period.

Litigation and Other Matters

Mylan Laboratories

In 1998 the Company and its subsidiary Profarmaco S.r.l. (currently known as Cambrex Profarmaco Milano S.r.l.”) (“Profarmaco”) were named as defendants (along with Mylan Laboratories, Inc. (“Mylan”) and Gyma Laboratories of America, Inc., Profarmaco’s distributor in the United States) in a proceeding instituted by the Federal Trade Commission (“FTC”) in the United States District Court for the District of Columbia (the “District Court”). Suits were also commenced by several State Attorneys General. The suits alleged violations of the Federal Trade Commission Act arising from exclusive license agreements between Profarmaco and Mylan covering two APIs. The FTC and Attorneys’ General suits were settled in February 2001, with Mylan (on its own behalf and on behalf of Profarmaco and Cambrex) agreeing to pay over $140,000 and with Mylan, Profarmaco and Cambrex agreeing to monitor certain future conduct.

The same parties including the Company and Profarmaco have also been named in purported class action complaints brought by private plaintiffs in various state courts on behalf of purchasers of the APIs in generic form, making allegations similar to those raised in the FTC’s complaint and seeking various forms of relief including treble damages.

In April 2003, Cambrex reached an agreement with Mylan under which Cambrex would contribute $12,415 to the settlement of litigation brought by a class of direct purchasers. In exchange, Cambrex and Profarmaco received from Mylan a release and full indemnity against future costs or liabilities in related litigation brought by purchasers, as well as potential future claims related to this matter. In accordance with the agreement $7,615 has been paid through December 31, 2005, with the remaining $4,800 to be paid over the next three years. Cambrex recorded an $11,342 charge (discounted to the present value due to the five year pay-out) in the first quarter of 2003 as a result of this settlement. As of December 31, 2005 the outstanding balance for this liability was $4,520.

Vitamin B-3

In May 1998, the Company’s subsidiary, Nepera, which formerly operated the Harriman facility and manufactured and sold niacinamide (Vitamin B-3), received a Federal Grand Jury subpoena for the production of documents relating to the pricing and possible customer allocation with regard to that product. In 2000, Nepera reached agreement with the Government as to its alleged role in Vitamin B-3 violations from 1992 to 1995. The Canadian government claimed similar violations. All government suits in the U.S. and Canada have now been concluded.

Nepera has been named as a defendant, along with several other companies, in a number of private civil actions brought on behalf of alleged purchasers of Vitamin B-3. The actions seek injunctive relief and unspecified but substantial damages. All cases have been settled within established reserve amounts. Settlement documents will be finalized and payments will be made during the next several months. The balance of the reserves recorded within accrued liabilities related to this matter was $1,627 as of December 31, 2005.

Litigation in the United States under the U.S. antitrust laws was commenced some years ago by a group of European purchasers. On motion by the Vitamin B-3 defendants, the District Court dismissed the litigation under the long-standing rule that foreign purchasers cannot sue in U.S. courts under U.S. antitrust statutes. Thereafter, the Federal Circuit Court for the District of Columbia reversed the District Court’s decision. The Vitamin B-3 defendants, supported by the U.S. Department of Justice, appealed to the United States Supreme Court and oral

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(19) Contingencies — (continued)

arguments were heard on April 29, 2004. In June 2004, the United States Supreme Court ruled that foreign purchasers could not sue in U.S. courts under U.S. antitrust statutes if the conduct at issue resulted in purely foreign harm. However, the Court left open potential claims where foreign injuries suffered by foreign plaintiffs were dependent upon domestic harm resulting from conduct that violates the U.S. antitrust laws and remanded the matter to the Circuit Court for further proceedings. In June 2005, the District Court’s finding against the plaintiffs was affirmed and the matter dismissed. During the fourth quarter 2005, the United States Supreme Court dismissed plaintiff’s final appeal. This matter can be considered concluded.

Sale of Rutherford Chemicals

The Company completed the sale of its Rutherford Chemicals business in November 2003. Under the agreement for the sale (“Purchase Agreement”), the Company provided standard representations and warranties and included various covenants concerning the business, operations, liabilities and financial condition of the Rutherford Chemicals business (“Rutherford Business”). Most of such representations and warranties survived for a period of thirty days after the preparation of the audited financial statements for year-end 2004 by the purchasers of the Rutherford Business (“Buyers”). Therefore, claims for breaches of such representations would have to be brought during that time frame. Certain specified representations, warranties and covenants, such as those relating to employee benefit matters and certain environmental matters, survive for longer periods and claims under such representations, warranties and covenants could be brought during such longer periods. Under the Purchase Agreement, the Company has indemnified the Buyers for breaches of representations, warranties and covenants. Indemnifications for certain but not all representations and warranties are subject to a deductible of $750 and a cap at 25 percent of the purchase price.

Under the Purchase Agreement, the Company has retained the liabilities associated with existing general litigation matters related to Rutherford Chemicals, including the Vitamin B-3 matter as stated above. With respect to certain pre-closing environmental matters, the Company retains the responsibility for: (i) certain existing matters including violations, environmental testing for the New York facility incinerator and off-site liabilities; and (ii) completing the on-going remediation at the New York facility. Further, as a result of the sale of the Bayonne, New Jersey facility within Rutherford Chemicals, and as discussed in the Environmental Section above, the obligation to investigate site conditions and conduct required remediation under the provisions of the New Jersey Industrial Site Recovery Act was triggered; and the Company has retained the responsibility for completion of any such investigation and remediation. With respect to all other pre-closing environmental liabilities, whether known or unknown, the Buyer is responsible for the management of potential future matters; however, the Buyer and the Company may share the costs of associated remediation with respect to such potential future matters, subject to certain limitations defined in the agreement for sale. The Company has accrued for exposures which are deemed probable and estimable.

In March 2005, the Company received a claim from the Buyers claiming breach of certain representations, warranties and covenants contained in the Purchase Agreement. In April 2005 the Company responded rejecting the claim. Thereafter, the Buyers submitted an amended claim. The amended claim alleges breaches of representations, warranties and covenants covering each of the five operating sites sold pursuant to the Purchase Agreement and are related primarily to facility structures, utilities and equipment and alleges damages of $26,407. To the extent the alleged damages arise from breaches of representations and warranties, the claim would be subject to a cap of between approximately $14,000 and $16,250, depending on whether certain contingent payments are made, and is subject to the deductible of $750 which is the responsibility of the Buyers. In May 2005, the Company responded to the Buyers and rejected the claim entirely. Management currently believes that the foregoing claims are without merit and will vigorously defend against the claim. As such, the Company has no reserves related to this matter.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(19) Contingencies — (continued)

In September 2005, the Company received a request for indemnity (“September Notice”) from the Buyers related to an arbitration claim filed by a Rutherford Business customer (“Customer”). The arbitration claim arises from a claimed breach of a supply agreement that was assigned to and assumed by the Buyers pursuant to the Purchase Agreement. Thereafter, the Company was also served with an arbitration claim by the Customer related to the same matter. In the arbitration claim, the Customer claims $30,000 in damages arising from Buyers’ breach of the supply agreement. The Buyers claim that the September Notice amends the earlier claims that they filed in March and April 2005, as discussed above, and that the Customer’s claimed breach of the supply agreement should be treated as part of a breach of a representation, warranty or covenant set forth in the earlier notices. The supply agreement was assigned to and assumed by the Buyers, and the Company has now been dismissed from the Customer’s arbitration claim. In October 2005, the Company rejected the Buyers’ claim for indemnity under the September Notice in its entirety.

In October 2005, the Company received a notice from the Buyers (“October Notice”) which summarized the claims previously received in March and April 2005, along with the Buyer’s response to the Company’s April and May rejection of the earlier notices. The October Notice also set forth additional claims for environmental matters related to the Rutherford Business that relate to environmental matters at each of the five operating sites sold pursuant to the Purchase Agreement. In December 2005 Buyers added two additional environmental claims related to the former operating sites (“December Notices”). The Company has now responded to the October and December Notices disputing the environmental claims on various grounds, including that the Company believes most claims relate to Buyers’ obligations under the Purchase Agreement. The Company also requested additional information because some environmental claims may be covered by sections of the Purchase Agreement where the parties share liability concerning environmental matters (see above). Management continues its evaluation of the Buyers’ information and is in discussions concerning resolution of the claims.

In April 2006, the Company and its Seller subsidiaries received a summons and complaint (the Complaint) from the Buyers, which was filed in the Supreme Court of the State of New York, County of New York. The Complaint seeks indemnification, declaratory and injunctive relief for alleged (i) breaches of representations, warranties and covenants covering each of the former operating sites related to facility structures, utilities and equipment included in the March, April and October Notices mentioned above and the allegedly related breach of the Customer Supply Agreement arising from a breach of warranty at the Harriman facility included in September Notice mentioned above (collectively Equipment Matters); and (ii) claims related to environmental matters at each of the five operating locations, most of which related to the former Harriman location included in the October Notice and December Notices mentioned above (collectively Environmental Matters).

The Company continues its evaluation of Buyers’ allegations and intends to defend itself against these claims vigorously. The Company continues to believe that the Equipment Matters are without merit. Further, the Company continues to believe that based on current information the majority of the claims are either Buyers’ responsibility or without merit and the remaining are otherwise not reasonably estimable at this time. As such the Company has recorded no reserves for this matter.

Class Action Matter

In October 2003, the Company was notified of a securities class action lawsuit filed against Cambrex and five former and current Company officers. Five class action suits were filed with the New Jersey Federal District Court (“the Court”). In January 2004, the Court consolidated the cases, designated the lead plaintiff and selected counsel to represent the class. An amended complaint was filed in March 2004. The lawsuit has been brought as a class action in the names of purchasers of the Company’s common stock from October 21, 1998 through July 25, 2003. The complaint alleges that the Company failed to disclose in timely fashion the January 2003 accounting restatement and subsequent SEC investigation, as well as the loss of a significant contract at the Baltimore facility.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(19) Contingencies — (continued)

The Company filed a Motion to Dismiss in May 2004. Thereafter the plaintiff filed a reply brief. In October 2005, the Court denied the Company’s Motion to Dismiss against the Company and two current Company officers. The Company has reached its deductible under its insurance policy and further costs, expenses and any settlement is expected to be paid by the Company’s insurers. The Company continues to believe that the complaints are without merit and will vigorously defend against them. As such, the Company has recorded no reserves related to this matter.

Securities and Exchange Commission

The SEC is currently conducting an investigation into the Company’s inter-company accounting procedures from the period 1997 through 2001. The investigation began in the first half of 2003 after the Company voluntarily disclosed certain matters related to inter-company accounts for the five-year period ending December 31, 2001 that resulted in the restatement of the Company’s financial statements for those years. To the Company’s knowledge, the investigation is limited to this inter-company accounting matter, and the Company does not expect further revisions to its historical financial statements relating to these issues. The Company is fully cooperating with the SEC.

Baltimore Litigation

In 2001, the Company acquired the biopharmaceutical manufacturing business in Baltimore. The sellers filed suit against the Company alleging that the Company made false representations during the negotiations on which the sellers relied in deciding to sell the business and that the Company breached its obligation to pay additional consideration as provided in the purchase agreement which was contingent on the performance of the purchased business. Management believes the matter to be without merit and has been vigorously defending the suit.

Other

The Company has commitments incident to the ordinary course of business including corporate guarantees of financial assurance obligations under certain environmental laws for remediation, closure and/or third party liability requirements of certain of its subsidiaries and a former operating location; contract provisions for indemnification protecting its customers and suppliers against third party liability for manufacture and sale of Company products that fail to meet product warranties and contract provisions for indemnification protecting licensees against intellectual property infringement related to licensed Company technology or processes.

Additionally, as permitted under Delaware law, the Company has agreements whereby we indemnify our officers and directors for certain events or occurrences while the officer or director is, or was serving, at our request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have a Director and Officer insurance policy that covers a portion of any potential exposure.

The Company currently believes the estimated fair value of its indemnification agreements is not significant based on currently available information, and as such, the Company has no liabilities recorded for these agreements as of December 31, 2005.

In addition to the matters identified above, Cambrex’s subsidiaries are party to a number of other proceedings. While it is not possible to predict with certainty the outcome of the Company’s litigation matters and various other lawsuits and contingencies, it is the opinion of management based on information currently available that the ultimate resolution of these matters should not have a material adverse effect on the Company’s results of operations, cash flows and financial position. These matters, if resolved in an unfavorable manner, could have a material effect on the operating results and cash flows when resolved in a future reporting period.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data) — (Continued)

(20)	Consolidated Selected Quarterly Financial Data (Unaudited)

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter	Year(1)

2005
Gross sales	$110,462	$116,171	$104,500	$120,853	$451,986
Net revenues	111,933	116,746	104,585	121,833	455,097
Gross profit	43,262	40,270	36,822	40,983	161,337
Net income/(loss)	4,090	7,080	(48)	(121,580)	(110,458)
Basic earnings per share:(4)
Net income/(loss)	0.16	0.27	(0.00)	(4.56)	(4.18)
Diluted earnings per share:(4)
Net income/(loss)	0.15	0.27	(0.00)	(4.56)	(4.18)
Average shares:
Basic	26,346	26,402	26,418	26,654	26,456
Diluted	26,630	26,510	26,418	26,654	26,456

	1st	2nd	3rd	4th
	Quarter(2)	Quarter(2)	Quarter(2)(3)	Quarter	Year
2004
Gross sales	$113,549	$108,951	$99,250	$117,365	$439,115
Net revenues	115,632	110,049	100,336	117,640	443,657
Gross profit	45,471	42,006	39,194	44,069	170,740
Income/(loss) from continuing operations	7,759	6,339	(44,861)	4,871	(25,892)
Loss on discontinued operations	(742)	—	(236)	—	(978)
Net income/(loss)	7,017	6,339	(45,097)	4,871	(26,870)
Basic earnings per share:(4)
Income/(loss) from continuing operations	0.30	0.24	(1.72)	0.19	(0.99)
Loss on discontinued operations	(0.03)	—	(0.01)	—	(0.04)
Net income/(loss)	0.27	0.24	(1.73)	0.19	(1.03)
Diluted earnings per share:(4)
Income/(loss) from continuing operations	0.29	0.24	(1.72)	0.18	(0.99)
Loss on discontinued operations	(0.03)	—	(0.01)	—	(0.04)
Net income/(loss)	0.26	0.24	(1.73)	0.18	(1.03)
Average shares:
Basic	26,001	26,112	26,109	26,154	26,094
Diluted	26,605	26,383	26,109	26,540	26,094

(1)	Results for 2005 include pre-tax charges for goodwill impairment of $76,385, long-lived asset impairment of $30,792 and a tax benefit related to the long-lived asset impairment of $1,673, recorded within the provision for income taxes in the Biopharma and Human Health segments (fourth quarter). The 2005 results also include pre-tax charges for executive severance of $4,223 (fourth quarter) and an increase in an environmental reserve of $1,300 recorded in operating expenses (third quarter) and a tax benefit due to a favorable Swedish court decision of $3,329 (second quarter) and an increase in valuation allowances against domestic deferred tax assets totaling $16,926 (fourth quarter) within the provision for income taxes. The Company also recorded a net decrease to the tax provision of $524 relating to prior period adjustments (fourth quarter).

(2)	During the 2004 year-end financial reporting process, the Company identified certain accounting adjustments principally related to amortization of leasehold improvements, employee benefit accruals, inventory and taxes that impacted prior years and prior quarters within 2004. The aggregate impact of the prior years’ adjustments was a reduction to net income of $475 and is not considered material to any prior period. The impact on net income for the first, second and third quarters of 2004 was an increase of $36, an increase of $229 or $0.01 per fully diluted share and a decrease of $666 or $0.03 per fully diluted share, respectively. The Company has restated the results of the first three quarters of 2004 to reflect these adjustments. The prior years’ adjustment of $475 has been reflected in the restated first quarter results, netting to a $439 reduction to net income or $0.02 per fully diluted share.

(3)	The third quarter 2004 includes a goodwill impairment charge related to the Baltimore reporting unit of the Biopharma segment of $48,720.

(4)	Earnings per share calculations for each of the quarters are based on the weighted average number of shares outstanding for each period, as such, the sum of the quarters may not necessarily equal the earnings per share amount for the year.

CAMBREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	September 30,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$34,458	$45,932
Trade receivables, net	66,910	74,425
Inventories, net	110,840	93,617
Prepaid expenses and other current assets	16,750	15,552

Total current assets	228,958	229,526
Property, plant and equipment, net	239,812	229,410
Goodwill	96,695	96,368
Other intangible assets, net	50,232	51,183
Other assets	6,414	5,985

Total assets	$622,111	$612,472

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,617	$38,813
Accrued expense and other current liabilities	57,680	53,333

Total current liabilities	94,297	92,146
Long-term debt	181,723	186,819
Deferred tax liabilities	29,131	28,543
Other non-current liabilities	63,978	61,713

Total liabilities	369,129	369,221
Stockholders’ equity:
Common stock, $.10 par value; authorized 100,000,000, issued 29,200,366 and 29,118,141 shares at respective dates	2,920	2,912
Additional paid-in capital	221,233	219,236
Retained earnings	55,030	62,170
Treasury stock, at cost, 2,446,585 and 2,443,313 shares at respective dates	(20,873)	(20,768)
Deferred compensation	—	(2,131)
Accumulated other comprehensive loss	(5,328)	(18,168)

Total stockholders’ equity	252,982	243,251

Total liabilities and stockholders’ equity	$622,111	$612,472

See accompanying notes to unaudited consolidated financial statements.

CAMBREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Gross sales	$113,205	$104,500	$356,389	$331,133
Allowances and rebates	459	1,031	1,632	3,696

Net sales	112,746	103,469	354,757	327,437
Other revenues	1,253	1,116	3,398	5,827

Net revenues	113,999	104,585	358,155	333,264
Cost of goods sold	74,797	67,763	231,260	212,910

Gross profit	39,202	36,822	126,895	120,354
Operating expenses:
Selling, general and administrative expenses	29,102	25,825	86,407	77,640
Research and development expenses	5,115	4,862	16,608	16,601
Goodwill impairment	2,092	—	2,092	—

Total operating expenses	36,309	30,687	105,107	94,241
Operating profit	2,893	6,135	21,788	26,113
Other expenses:
Interest expense, net	2,540	2,801	12,188	8,282
Other (income)/expenses, net	(9)	(25)	107	72

Income before income taxes	362	3,359	9,493	17,759
Provision for income taxes	4,666	3,407	13,998	6,637

(Loss)/income before cumulative effect of a change in accounting principle	$(4,304)	$(48)	$(4,505)	$11,122
Cumulative effect of a change in accounting principle	—	—	(228)	—

Net (loss)/income	$(4,304)	$(48)	$(4,733)	$11,122

Basic earnings per share:
(Loss)/income before cumulative effect of a change in accounting principle	$(0.16)	$(0.00)	$(0.17)	$0.42
Cumulative effect of a change in accounting principle	—	—	(0.01)	—

Net (loss)/income	$(0.16)	$(0.00)	$(0.18)	$0.42
Diluted earnings per share:
(Loss)/income before cumulative effect of a change in accounting principle	$(0.16)	$(0.00)	$(0.17)	$0.42
Cumulative effect of a change in accounting principle	—	—	(0.01)	—

Net (loss)/income	$(0.16)	$(0.00)	$(0.18)	$0.42
Weighted average shares outstanding:
Basic	26,752	26,418	26,718	26,389
Effect of dilutive stock based compensation	—	—	—	161

Diluted	26,752	26,418	26,718	26,550
Cash dividends paid per share	$0.03	$0.03	$0.09	$0.09

See accompanying notes to unaudited consolidated financial statements.

CAMBREX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2006	2005

Cash flows from operating activities:
Adjustments to reconcile net (loss)/income to cash flows:
Net (loss)/income	$(4,733)	$11,122
Goodwill impairment charge	2,092	—
Cumulative effect of a change in accounting principle	228	—
Depreciation and amortization	26,571	29,312
Acquired in-process research and development	1,445	—
Write-off of debt origination fees	463	—
Stock based compensation	1,140	25
Deferred income taxes	(349)	—
Allowance for doubtful accounts	541	870
Inventory reserve	4,717	4,719
Loss on disposal of property, plant and equipment	204	—
Other	(19)	—
Changes in assets and liabilities:
Receivables	9,476	(1,336)
Inventories	(18,092)	(22,733)
Prepaid expenses and other current assets	(576)	(3,789)
Accounts payable and other current liabilities	183	1,139
Other non-current assets and liabilities	(1,735)	1,018

Net cash provided by operating activities	21,556	20,347

Cash flows from investing activities:
Capital expenditures	(26,461)	(27,987)
Acquired in-process research and development	(1,392)	—
Other investing activities	(99)	1,303

Net cash used in investing activities	(27,952)	(26,684)

Cash flows from financing activities:
Dividends paid	(2,407)	(2,376)
Net increase in short-term debt	294	636
Long-term debt activity (including current portion):
Borrowings	200,500	124,129
Repayments	(207,629)	(166,958)
Proceeds from stock options exercised	1,618	1,521
Other financing activities	(113)	(75)

Net cash used in financing activities	(7,737)	(43,123)

Effect of exchange rate changes on cash and cash equivalents	2,659	(9,312)

Net decrease in cash and cash equivalents	(11,474)	(58,772)
Cash and cash equivalents at beginning of period	45,932	91,532

Cash and cash equivalents at end of period	$34,458	$32,760

See accompanying notes to unaudited consolidated financial statements.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share data)

(1) Basis of Presentation

Unless otherwise indicated by the context, “Cambrex” or the “Company” means Cambrex Corporation and subsidiaries.

The accompanying unaudited consolidated financial statements have been prepared from the records of the Company. In the opinion of management, the financial statements include all adjustments which are of a normal and recurring nature, except as otherwise described herein, and are necessary for a fair statement of financial position and results of operations in conformity with generally accepted accounting principles (“GAAP”). These interim financial statements should be read in conjunction with the financial statements for the year ended December 31, 2005.

The results of operations for the three and nine months ended September 30, 2006 are not necessarily indicative of the results to be expected for the full year.

(2) Impact of Recently Issued Accounting Pronouncements

Accounting for Uncertainty in Income Taxes

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This Interpretation requires that the Company recognize in the consolidated financial statements the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. The provisions of FIN 48 will be effective for Cambrex at the beginning of the Company’s 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on the consolidated financial statements.

Fair Value Measurements

In September 2006, the FASB issued FASB Statement No. 157 “Fair Value Measurements” (“FAS 157”). This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This statement will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value to any new circumstances. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of this statement.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

In September 2006, the FASB issued FASB Statement No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“FAS 158”) which is effective for fiscal years ending after December 15, 2006. FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This statement does not impact the amounts recognized in the income statement. FAS 158 will also require an employer to measure the funded status of a plan as of the date of the fiscal year end balance sheet. This measurement requirement is effective for fiscal years ending after December 15, 2008.

Based on the Company’s funded status of plan obligations disclosed in Notes 14 and 15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, the estimated impact of adopting FAS 158 would have been a reduction to December 31, 2005 comprehensive income of approximately $5,910, with no impact to the Company’s consolidated statements of operations or cash flows. It is not expected that there will be any affect on the Company’s financing agreements as none of the current debt covenants will be impacted. As the

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(2)	Impact of Recently Issued Accounting Pronouncements — (continued)

actual impact of adopting FAS 158 will be dependent upon the fair value of plan assets and the amount of projected benefit obligations measured as of December 31, 2006, the above estimated amounts may not be reflective of the actual impact of the adoption at December 31, 2006.

(3) Acquisitions

On February 2, 2006, the Company acquired Cutanogen Corporation (“Cutanogen”) for a purchase price of $1,445 which was paid at closing with additional purchase price payments of up to $4,800 subject to the achievement of certain regulatory and commercial milestones. Cutanogen, formally a biotechnology company, focuses on products used to treat patients with severe burns. Cutanogen’s product, PermaDermtm cultured skin, is the first multi-layered product that combines autologous epidermal and dermal layers of the skin in a product for severe burns that is pliable and grows with the patient, a particular advantage when a burn patient is a child. The Company expensed the purchase price payment and will continue to expense all additional payments prior to regulatory approval of the product as in-process research and development. At acquisition, Cutanogen was a development stage company, as it had no long-lived assets, revenues or employees. The results are reported as part of the Bioproducts segment.

(4) Stock-based Compensation

The Company adopted FAS 123(R) “Share-Based Payment,” effective January 1, 2006 using the modified prospective transition method. Prior to January 1, 2006, the company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. No stock-based employee compensation cost associated with stock options was recognized in the financial results for the three and nine months ended September 30, 2005, as all the options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The first nine months of 2006 do not include compensation cost for options granted prior to January 1, 2006 as all options outstanding prior to January 1, 2006 were fully vested as of December 31, 2005. On September 30, 2006, the Company had seven active stock-based employee compensation plans. The Company also had outstanding at September 30, 2006 Stock Appreciation Rights (“SARs”) and restricted stock as described below.

Beginning January 1, 2006, the Company began recognizing compensation costs for stock option awards to employees based on their grant-date fair value. The value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average fair value per share for the stock options granted to employees during the three and nine months ended September 30, 2006 was $8.04 and $7.99, respectively.

Stock option values were estimated using a 0.55% to 0.56% dividend yield, expected volatility of 36.49% to 38.28% and a risk-free interest rate of 4.42% to 4.96%. The Company’s stock options are not publicly traded; therefore, expected volatilities are based on historical volatility of the Company’s stock. The risk-free interest rate is based on the yield of a zero-coupon U.S. Treasury bond whose maturity period approximates the option’s expected term. The expected term of 3.75 to 4.75 years was utilized based on the “simplified” method for determining the expected term of stock options in Staff Accounting Bulletin No. 107, “Share-Based Payment.” Assumptions used in estimating the fair value of stock options granted in the first nine months of 2006 are consistent with the assumptions used prior to the adoption of FAS 123(R) with the exception of the expected life. As a result of using the “simplified” method, the expected life was shortened by 1.25 years.

FAS 123(R) requires companies to estimate the expected forfeitures for all unvested awards and record compensation costs only for those awards that are expected to vest. As of September 30, 2006, the total compensation cost related to unvested stock option awards granted to employees but not yet recognized was

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(4) Stock-based Compensation — (continued)

$1,786. The cost will be amortized on a straight-line basis over the remaining weighted-average vesting period of 3.6 years.

The amount of stock-based compensation costs related to stock options recorded in the three and nine months ended September 30, 2006 were $120 and $278, respectively. Diluted earnings per share changed by $0.00 and $0.01 for the three and nine months ended September 30, 2006 as a result of adopting FAS 123(R) on January 1, 2006.

Cambrex senior executives participate in a long-term incentive plan which rewards achievement of long-term strategic goals with restricted stock units. Awards are made annually to key executives and vest in one-third increments on the first, second and third anniversaries of the grant. On the third anniversary of the grant, restrictions on sale or transfer are removed and shares are issued to executives. In the event of termination of employment or retirement, the participant is entitled to the vested portion of the restricted stock units and forfeits the remaining amount; the three-year sale and transfer restriction remains in place. In the event of death or permanent disability, all shares vest and the deferred sales restriction lapses. These awards are classified as equity awards as defined in FAS 123(R). Historically, only senior executives participated in this plan. As of January 1, 2006, certain other employees are eligible to receive restricted stock as part of a redesigned stock-based compensation plan. These awards cliff vest on the third anniversary of the grant date. For the three and nine months ended September 30, 2006, the Company recorded $335 and $721, respectively, in compensation expense for this plan. For the three and nine months ended September 30, 2005, the Company recorded $320 and $1,195, respectively, in compensation expense for this plan. As of September 30, 2006, the total compensation cost related to unvested restricted stock granted but not yet recognized was $2,919. The cost will be amortized on a straight-line basis over the remaining vesting period.

At September 30, 2006, the Company had outstanding 150,000 fully-vested cash-settled incentive SARs at a price of $19.30. These SARs are classified as liability awards and, as such, will be recorded at fair value until the rights are exercised or expire with the amount being recorded as compensation expense or benefit in the applicable period. Fair market value was estimated using a 0.58% dividend yield, expected volatility of 38.38% and a risk-free rate of 4.89%. For the three and nine months ended September 30, 2006 the Company recorded, at fair market value, ($123) and $141, respectively, in compensation expense. For the three and nine months ended September 30, 2005 the Company recorded, at intrinsic value, $0 and $1,170, respectively, in compensation benefit. Under FAS 123(R), the Company is required to measure the SARs at fair market value. Prior to adopting FAS 123(R), the SARs were measured at the intrinsic value. The Company recorded $228 in compensation expense as a cumulative effect of a change in accounting principle in accordance with FAS 123(R).

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(4) Stock-based Compensation — (continued)

The following table is a summary of the Company’s stock option activity issued to employees and related information:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Exercise	Contractual
Options	Shares	Price	Term

Outstanding at January 1, 2006	4,021,247	$26.60	4.63
Granted	2,250	$21.71
Exercised	(79,600)	$14.48
Forfeited or expired	(59,533)	$22.96

Outstanding at March 31, 2006	3,884,364	$26.90	4.41

Granted	1,000	$20.28
Exercised	(26,438)	$15.17
Forfeited or expired	(206,362)	$32.15

Outstanding at June 30, 2006	3,652,564	$26.68	4.24

Granted	245,917	$21.39
Exercised	(3,838)	$19.36
Forfeited or expired	(124,210)	$25.73

Outstanding at September 30, 2006	3,770,433	$26.38	3.97

Exercisable at September 30, 2006	3,532,251	$26.71	3.78

The aggregate intrinsic value for all stock options exercised for the three and nine months ended September 30, 2006 were $8 and $572, respectively. The aggregate intrinsic value for all stock options exercised for the three and nine months ended September 30, 2005 were $643 and $727, respectively.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(4)	Stock-based Compensation — (continued)

A summary of the Company’s nonvested restricted stock as of September 30, 2006 and changes during the three and nine months ended September 30, 2006 is presented below:

		Weighted-
	Number of	Average Grant-
Nonvested Restricted Stock	Shares	Date Fair Value

Nonvested at January 1, 2006	69,756	$24.30
Granted	63,005	$21.71
Vested during period	(30,306)	$24.64
Forfeited	(5,462)	$21.71

Nonvested at March 31, 2006	96,993	$22.66

Granted	340	$20.28
Vested during period	—	—
Forfeited	(2,658)	$22.67

Nonvested at June 30, 2006	94,675	$22.65

Granted	90,413	$21.39
Vested during period	—	—
Forfeited	(18,728)	$22.17

Nonvested at September 30, 2006	166,360	$22.02

The following table illustrates the effect on net (loss)/income and earnings per share if the Company had applied the fair value recognition provisions of FAS 123 as amended by FAS 148 “Accounting for Stock-Based Compensation,” to stock-based employee compensation for the three and nine months ended September 30, 2005. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and amortized ratably to expense over the option’s vesting periods.

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2005	2005

Net (loss)/income, as reported	$(48)	$11,122
Add: stock-based compensation expense included in reported net income	320	25
Deduct: stock-based compensation expenses determined using fair value method	853	16,859

Pro forma net loss	$(581)	$(5,712)
Earnings per share:
Basic — as reported	$(0.00)	$0.42
Basic — pro forma	$(0.02)	$(0.22)
Diluted — as reported	$(0.00)	$0.42
Diluted — pro forma	$(0.02)	$(0.22)

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(5) Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the nine months ended September 30, 2006, are as follows:

	Bioproducts	Biopharma	Human Health
	Segment	Segment	Segment	Total

Balance as of January 1, 2006	$56,642	$8,863	$30,863	$96,368
Goodwill impairment	—		(2,092)	(2,092)
Translation effect	608	—	1,811	2,419

Balance as of September 30, 2006	$57,250	$8,863	$30,582	$96,695

The Company recorded a goodwill impairment charge of $2,092 during the third quarter of 2006 to write-off the remaining goodwill for a reporting unit within the Human Health segment. This charge resulted from lower cash flow projections to compute the implied fair value of goodwill as a result of current market conditions. The facility for which the impairment was recorded was divested in October 2006 as described in Note 14.

Other intangible assets that are not subject to amortization consist of the following:

	September 30,	December 31,
	2006	2005

Trademarks	$33,898	$33,898
Proprietary process	2,052	2,052

Total	$35,950	$35,950

Other intangible assets, which will continue to be amortized, consist of the following:

	September 30, 2006
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Product technology	$12,884	$(5,047)	$7,837
Patents	5,958	(2,440)	3,518
Supply agreements	2,110	(1,488)	622
License agreement	2,005	(540)	1,465
Other	2,142	(1,302)	840

Total	$25,099	$(10,817)	$14,282

	December 31, 2005
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Product technology	$12,326	$(4,257)	$8,069
Patents	5,685	(2,097)	3,588
Supply agreements	2,110	(1,152)	958
License agreement	2,005	(401)	1,604
Other	1,974	(960)	1,014

Total	$24,100	$(8,867)	$15,233

Amortization expense for the three and nine months ended September 30, 2006 was $681 and $1,655, respectively.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(5)	Goodwill and Intangible Assets — (continued)

The expected amortization expense related to intangible assets in the future is as follows:

For the year ended December 31, 2006	$2,012
For the year ended December 31, 2007	$1,978
For the year ended December 31, 2008	$1,861
For the year ended December 31, 2009	$1,552
For the year ended December 31, 2010	$1,360

(6) Income Taxes

The effective tax rate for the three months ended September 30, 2006 and 2005 was 1,289.0% and 101.4%, respectively. The tax provision for the three months ended September 30, 2006 increased to $4,666 compared to $3,407 in the three months ended September 30, 2005. The effective tax rate for the nine months ended September 30, 2006 and 2005 was 147.5% and 37.4%, respectively. The tax provision in the first nine months ended September 30, 2006 increased to $13,998 compared to $6,637 in the first nine months of 2005.

The three and nine months of 2006 include $1,696 of income tax expense related to the true-up of the 2005 foreign tax provision and tax returns currently under audit. The tax rate for the nine months ended September 30, 2005 includes the favorable settlement of a tax matter in Sweden of $3,329. Additionally, the operating results for the three and nine months ended September 30, 2006 include larger losses domestically and within certain foreign jurisdictions where the Company is unable to recognize a tax benefit related to these losses within its tax provision. The Company maintains a full valuation allowance against its domestic, and certain foreign, net deferred tax assets and will continue to do so until an appropriate level of profitability is sustained or tax strategies can be developed that would enable the Company to conclude that it is more likely than not that a portion of these net deferred assets would be realized. As such, improvements in domestic, and certain foreign, pre-tax income in the future may result in these tax benefits ultimately being realized. However, there is no assurance that such improvements will be achieved.

(7) Net Inventories

Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market.

Net inventories at September 30, 2006 and December 31, 2005 consist of the following:

	September 30,	December 31,
	2006	2005

Finished goods	$51,203	$46,134
Work in process	30,717	24,615
Raw materials	25,544	18,159
Supplies	3,376	4,709

Total	$110,840	$93,617

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(8) Long-term Debt

Long-term debt at September 30, 2006 and December 31, 2005 consists of the following:

	September 30,	December 31,
	2006	2005

Bank credit facilities	$177,998	$81,943
Senior notes	—	100,000
Capitalized leases	4,945	6,056
Notes payable	232	291

Subtotal	$183,175	$188,290
Less: current portion	1,452	1,471

Total	$181,723	$186,819

In January 2006, the Company elected to prepay the senior notes with funds provided by borrowing under the 5-Year Syndicated Senior Revolving Credit Facility. An expense of $5,272 was recorded related to a make-whole payment of $4,809 paid to the senior note holders concurrent with the January 2006 payment, and the related acceleration of $463 of unamortized origination fees.

(9) Comprehensive Income

The following table shows the components of comprehensive (loss)/income for the three and nine months ended September 30, 2006 and 2005:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net (loss)/income	$(4,304)	$(48)	$(4,733)	$11,122
Foreign currency translation	(235)	82	13,101	(34,815)
Unrealized (loss)/gain on hedging contracts	(212)	(628)	162	(1,368)
Unrealized (loss)/gain on available for sale securities	(252)	38	(423)	(97)

Total	$(5,003)	$(556)	$8,107	$(25,158)

(10) Retirement Plans

Domestic Pension Plans

The Company maintains two U.S. defined-benefit pension plans which cover all eligible employees: the Nepera Hourly Pension Plan which covers the union employees at the previously owned Harriman, New York plant, and the Cambrex Pension Plan which covers all other eligible employees.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(10) Retirement Plans — (continued)

The components of net periodic pension cost for the Company’s domestic plans for the three and nine months ended September 30, 2006 and 2005 are as follows:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Components of Net Periodic Benefit Cost
Service cost	$729	$688	$2,187	$2,064
Interest cost	858	791	2,574	2,373
Expected return on plan assets	(746)	(735)	(2,238)	(2,205)
Amortization of prior service costs	11	11	33	33
Recognized actuarial loss	180	113	540	339

Net periodic benefit cost	$1,032	$868	$3,096	$2,604

The Company has two Supplemental Executive Retirement Plans (“SERP”) for key executives. These plans are non-qualified and unfunded.

The components of net periodic benefit cost for the Company’s SERP Plans for the three and nine months ended September 30, 2006 and 2005 are as follows:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Components of Net Periodic Benefit Cost
Service cost	$55	$56	$165	$168
Interest cost	113	108	339	324
Amortization of unrecognized transition obligation	26	25	78	75
Amortization of prior service cost	1	1	3	3
Recognized actuarial loss	18	10	54	30

Net periodic benefit cost	$213	$200	$639	$600

International Pension Plans

Certain foreign subsidiaries of the Company maintain pension plans for their employees that conform to the common practice in their respective countries. Based on local laws and customs, some of those plans are not funded. For those plans that are funded, the amount in the trust supporting the plan is actuarially determined, and where applicable, in compliance with local statutes.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(10)	Retirement Plans — (continued)

The components of net periodic pension cost for the Company’s international plans for the three and nine months ended September 30, 2006 and 2005 are as follows:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Components of Net Periodic Benefit Cost
Service cost	$344	$302	$1,032	$906
Interest cost	260	282	780	846
Expected return on plan assets	(102)	(92)	(306)	(276)
Amortization of unrecognized net obligation	(8)	(13)	(24)	(39)
Recognized actuarial loss	17	59	51	177
Amortization of prior service cost	33	(2)	99	(6)

Net periodic benefit cost	$544	$536	$1,632	$1,608

(11) Other Postretirement Benefits

Cambrex provides post-retirement health and life insurance benefits (“post-retirement benefits”) to all eligible retired employees. Employees who retire at or after age 55 with fifteen years of service are eligible to participate in the postretirement benefit plans. Certain subsidiaries and all employees hired after December 31, 2002 (excluding those covered by collective bargaining) are not eligible for these benefits. The Company’s responsibility for such premiums for each plan participant is based upon years of service. Such plans are self-insured and are not funded. Effective January 1, 2006, the Cambrex Retiree Medical Plan no longer provides prescription coverage to retirees or dependents age 65 or older.

The components of net periodic postretirement benefit cost for the three and nine months ended September 30, 2006 and 2005 are as follows:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Components of Net Periodic Benefit Cost
Service cost of benefits earned	$16	$15	$48	$45
Interest cost	34	38	102	114
Actuarial loss recognized	33	29	99	87
Amortization of unrecognized prior service cost	(45)	(38)	(135)	(114)

Total periodic postretirement benefit cost	$38	$44	$114	$132

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(11)	Other Postretirement Benefits — (continued)

(12) Segment Information

The Company classifies its business units into three reportable segments: Bioproducts, consisting of research products and services and therapeutic applications, Biopharma, consisting of biopharmaceutical process development and manufacturing services and Human Health, consisting of active pharmaceutical ingredients and pharmaceutical intermediates produced under Food and Drug Administration cGMP for use in the production of prescription and over-the-counter drug products and other fine custom chemicals derived from organic chemistry.

Information as to the operations of the Company in each of its business segments is set forth below based on the nature of the products and services offered. Cambrex evaluates performance based on gross profit and operating profit. Inter-segment sales are not material. The Company allocates certain corporate expenses to each of the segments.

One customer accounts for 10% of consolidated gross sales in the three months ended September 30, 2005. There are no individual customers accounting for more than 10% of consolidated gross sales in the three and nine months ended September 30, 2006 and nine months ended September 30, 2005.

The Company currently has a long-term sales contract that accounts for more than 10% of Human Health segment sales for the three and nine months ended September 30, 2006 and 2005 that is scheduled to expire at the end of 2008. There is no guarantee that this contract will be renewed. The Company is currently in negotiations to extend this contract to 2013 which, if the Company elects to do so, will result in significantly lower profitability in 2007 and 2008 than under the existing contract.

During the second quarter 2006 there was a change in allocation methodology which reflects certain employee medical benefit expenses that were reclassified from segment cost of goods sold and operating expenses to Corporate operating expenses to better reflect actual costs reported in the operating segments. Prior period amounts have not been recast to reflect this change in allocation methodology.

As a result of the change in allocation methodology, cost of goods sold decreased $1,321 with an increase to operating expense for the nine months ended September 30, 2006. At the segment level, cost of goods sold decreased $540, $505 and $276 for Bioproducts, Biopharma and Human Health, respectively. The decrease in segment operating expenses was $322, $48 and $135 for Bioproducts, Biopharma and Human Health, respectively, offset by an increase in Corporate operating expense of $1,826. Consolidated operating profit was not effected.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(12) Segment Information — (continued)

The following is a summary of business segment information:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Gross Sales:
Bioproducts	$39,326	$35,729	$121,740	$113,638
Biopharma	11,615	8,385	35,429	27,747
Human Health	62,264	60,386	199,220	189,748

	$113,205	$104,500	$356,389	$331,133

Gross Profit:
Bioproducts	$19,363	$18,481	$63,491	$59,952
Biopharma	(165)	(2,137)	(783)	(4,800)
Human Health	20,004	20,478	64,187	65,202

	$39,202	$36,822	$126,895	$120,354

Operating Profit:
Bioproducts	$6,242	$5,024	$21,276	$20,499
Biopharma	(2,422)	(4,368)	(7,782)	(12,545)
Human Health	7,804	11,343	32,413	34,373
Corporate	(8,731)	(5,864)	(24,119)	(16,214)

	$2,893	$6,135	$21,788	$26,113

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Capital Expenditures:
Bioproducts	$1,285	$2,365	$6,443	$7,946
Biopharma	1,092	1,531	3,344	3,721
Human Health	6,440	5,977	16,606	15,228
Corporate	11	37	68	1,092

	$8,828	$9,910	$26,461	$27,987

Depreciation:
Bioproducts	$1,618	$1,467	$4,969	$4,448
Biopharma	939	1,250	2,751	3,419
Human Health	5,682	6,114	16,529	18,836
Corporate	171	84	667	891

	$8,410	$8,915	$24,916	$27,594

Amortization:
Bioproducts	$607	$413	$1,431	$875
Biopharma	64	88	195	813
Human Health	10	10	29	30

	$681	$511	$1,655	$1,718

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(12)	Segment Information — (continued)

	September 30,	December 31,
	2006	2005

Total Assets:
Bioproducts	$236,984	$231,965
Biopharma	56,474	58,652
Human Health	310,122	301,771
Corporate	18,531	20,084

	$622,111	$612,472

(13) Contingencies

The Company is subject to various investigations, claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. The Company continually assesses all known facts and circumstances as they pertain to all legal and environmental matters and evaluates the need for reserves and disclosures as deemed necessary based on these facts and circumstances and as such facts and circumstances develop.

Environmental

In connection with laws and regulations pertaining to the protection of the environment, the Company and/or its subsidiaries is a party to several environmental proceedings and remediation investigations and cleanups and, along with other companies, has been named a potentially responsible party (“PRP”) for certain waste disposal sites (“Superfund sites”). Additionally, as discussed in the “Sale of Rutherford Chemicals” section of this Note, the Company has retained the liability for certain environmental proceedings, associated with the Rutherford Chemicals business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters will be decided unfavorably against the Company.

The resolution of such matters often spans several years and frequently involves regulatory oversight or adjudication.

Additionally, many remediation requirements are not fixed and are likely to be affected by future technological, site, and regulatory developments. Consequently, the ultimate extent of liabilities with respect to such matters, as well as the timing of cash disbursements cannot be determined with certainty.

In matters where the Company has been able to reasonably estimate its liability, the Company has accrued for the estimated costs associated with the study and remediation of Superfund sites not owned by the Company and the Company’s current and former operating sites. These accruals were $7,522 and $6,413 at September 30, 2006 and December 31, 2005, respectively. The increase in the accrual is primarily due to an increase in the reserve for the Clifton, NJ site and the Bayonne, NJ site of $425 and $235, respectively, an increase in the reserve at a Company subsidiary with an offsetting receivable recorded in Other Assets of $887 and currency fluctuation of $253, partially offset by payments of $753. Based upon currently available information and analysis, the Company’s current accrual represents management’s best estimate of the probable and estimable costs associated with environmental proceedings including amounts for legal and investigation fees where remediation costs may not be estimable at the reporting date.

As a result of the sale of the Bayonne, New Jersey facility (see “Sale of Rutherford Chemicals” section of this Note), an obligation to investigate site conditions and conduct required remediation under the New Jersey Industrial Site Recovery Act was triggered and the Company has retained the responsibility for such obligation. The Company completed a preliminary assessment of the site and submitted the preliminary assessment to the New Jersey

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(13) Contingencies — (continued)

Department of Environmental Protection (“NJDEP”). The preliminary assessment identified potential areas of concern based on historical operations and sampling of such areas commenced. The Company has completed a second phase of sampling and determined that a third phase of sampling is necessary to determine the extent of contamination and any necessary remediation. The results of the completed and proposed sampling, and any additional sampling deemed necessary, will be used to develop an estimate of the Company’s future liability for remediation costs, if required. The Company submitted its plan for the third phase of sampling to the NJDEP during the fourth quarter of 2005. The sampling will commence in the next few months. During 2006 the Company increased reserves to cover currently anticipated investigation and minimum remediation costs related to the site.

In March 2000, the Company completed the acquisition of the Cambrex Profarmaco Landen facility in Belgium. At the time of acquisition, Cambrex was aware of certain site contamination and recorded a reserve for the estimated costs of remediation. This property has been the subject of an extensive on-going environmental investigation and health risk assessment. The investigation had been considered complete but the Company recently determined that an additional small area required further sampling to fully identify the contamination. The results of the entire investigation and the final risk assessment, both of which are nearing completion, will determine the ultimate remedial actions to be performed at the site. The Company is proceeding with finalization of the delineation and risk assessment. The reserve established in this matter is adequate based on current information. As discussed in Note 14, in October 2006, the Company announced the sale of the Landen facility. This obligation related to the remediation of this site transferred to the new owner with the sale.

The Company’s Cosan subsidiary conducted manufacturing operations in Clifton, New Jersey from 1968 until 1979. Prior to the acquisition by the Company, the operations were moved to another location and thereafter Cambrex purchased the business. In 1997, Cosan entered into an Administrative Consent Order with the NJDEP. Under the Administrative Consent Order, Cosan was required to complete an investigation of the extent of the contamination related to the Clifton site and conduct remediation as may be necessary. During the third quarter of 2005, the Company completed the investigation related to the Clifton site, which extends to adjacent properties. The results of the investigation caused the Company to increase its related reserves by $1,300 in 2005 based on the proposed remedial action plan. The Company submitted the results of the investigation and proposed remedial action plan to the NJDEP.

In February 2005, the New Jersey Federal District Court ruled that a lawsuit claiming property damages against Cosan by the owners of contaminated property adjacent to the Clifton location could be placed on the active calendar. To avoid the expense and uncertainty of trial, the parties have reached agreement to settle this matter. A reserve of $425 was recorded in March 2006. In July 2006, under the settlement, Cosan paid the property owner $425 and this matter is considered concluded.

In mid-2004 the United States Environmental Protection Agency (“USEPA”) conducted a hazardous waste inspection of the Company’s Charles City facility. Thereafter, the USEPA notified the facility of several alleged violations of the hazardous waste laws related to management of hazardous waste and requested additional information related to the alleged violations. The Company responded and provided information which questioned the conclusion that the violations occurred. Nevertheless, the USEPA concluded that several violations existed at the time of the inspection, and in October 2005 issued the facility an order and penalty assessment in the amount of $189. In October 2005, the Company filed a request for a hearing and an informal conference to discuss settlement. In July 2006, the USEPA and the Company have reached agreement under which the Company neither admits, nor denies the USEPA’s factual allegations or conclusions of law. The Company has paid a mitigated penalty in the amount of $15 and will complete a Supplemental Environmental Project designed to minimize the potential for pollution associated with certain activities at the site. This matter is considered concluded.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(13) Contingencies — (continued)

In March 2006, the Company received notice from the USEPA that two former operating subsidiaries are considered PRPs at the Berry’s Creek Superfund Site, Bergen County, New Jersey. The operating companies are among many other PRPs that were listed in the notice. Pursuant to the notice, the PRPs have been asked to perform a remedial investigation and feasibility study of the Berry’s Creek Site. The Company has met with the other PRPs. Both operating companies joined the groups of PRPs and filed a joint response to the USEPA agreeing to jointly negotiate to conduct or fund (along with other PRPs) an appropriate remedial investigation and feasibility study of the Berry’s Creek Site. At this time it is too early to predict the extent of any liabilities. However, in the second quarter 2006, the Company established a minimum reserve to cover anticipated initial costs related to the site.

The Company is involved in other matters where the range of liability is not reasonably estimable at this time and it is not determinable when information will become available to provide a basis for recording an accrual, should an accrual ultimately be required. If any of the Company’s environmental matters develop in a more unfavorable manner than presently estimated, these matters either individually or in the aggregate, could have a material adverse effect on the Company’s financial condition, operating results and cash flows in a future reporting period.

Litigation and Other Matters

Mylan Laboratories

In 1998 the Company and its subsidiary Profarmaco S.r.l. (currently known as Cambrex Profarmaco Milano S.r.l.”) (“Profarmaco”) were named as defendants (along with Mylan Laboratories, Inc. (“Mylan”) and Gyma Laboratories of America, Inc., Profarmaco’s distributor in the United States) in a proceeding instituted by the Federal Trade Commission (“FTC”) in the United States District Court for the District of Columbia (the “District Court”). Suits were also commenced by several State Attorneys’ General. The suits alleged violations of the Federal Trade Commission Act arising from exclusive license agreements between Profarmaco and Mylan covering two APIs. The FTC and Attorneys’ General suits were settled in February 2001, with Mylan (on its own behalf and on behalf of Profarmaco and Cambrex) agreeing to pay over $140,000 and with Mylan, Profarmaco and Cambrex agreeing to monitor certain future conduct.

The same parties including the Company and Profarmaco have also been named in purported class action complaints brought by private plaintiffs in various state courts on behalf of purchasers of the APIs in generic form, making allegations similar to those raised in the FTC’s complaint and seeking various forms of relief including treble damages.

In April 2003, Cambrex reached an agreement with Mylan under which Cambrex would contribute $12,415 to the settlement of litigation brought by a class of direct purchasers. In exchange, Cambrex and Profarmaco received from Mylan a release and full indemnity against future costs or liabilities in related litigation brought by purchasers, as well as potential future claims related to this matter. Cambrex recorded an $11,342 charge (discounted to the present value due to the five year pay-out) in the first quarter of 2003 as a result of this settlement. In accordance with the agreement $9,215 has been paid through September 30, 2006, with the remaining $3,200 to be paid over the next two years. As of September 30, 2006 the outstanding balance for this liability was $3,048.

Vitamin B-3

In May 1998, the Company’s subsidiary, Nepera, which formerly operated the Harriman facility and manufactured and sold niacinamide (“Vitamin B-3”), received a Federal Grand Jury subpoena for the production of documents relating to the pricing and possible customer allocation with regard to that product. In 2000, Nepera reached agreement with the Government as to its alleged role in Vitamin B-3 violations from 1992 to 1995. The

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(13) Contingencies — (continued)

Canadian government claimed similar violations. All government suits in the U.S. and Canada have been concluded.

Nepera has been named as a defendant, along with several other companies, in a number of private civil actions brought on behalf of alleged purchasers of Vitamin B-3. The actions seek injunctive relief and unspecified but substantial damages. All cases have been settled within established reserve amounts. Settlement documents will be finalized and payments will be made during the next several months. The balance of the reserves recorded within accrued liabilities related to this matter was $1,585 as of September 30, 2006.

Sale of Rutherford Chemicals

The Company completed the sale of its Rutherford Chemicals business in November 2003. Under the agreement for the sale (“Purchase Agreement”), the Company provided standard representations and warranties and included various covenants concerning the business, operations, liabilities and financial condition of the Rutherford Chemicals business (“Rutherford Business”). Most of such representations and warranties survived for a period of thirty days after the preparation of the audited financial statements for year-end 2004 by the purchasers of the Rutherford Business (“Buyers”). Therefore, claims for breaches of such representations had to be brought during such time frame. Certain specified representations, warranties and covenants, such as those relating to employee benefit matters and certain environmental matters, survive for longer periods and claims under such representations, warranties and covenants could be brought during such longer periods. Under the Purchase Agreement, the Company has indemnified the Buyer for breaches of representations, warranties and covenants. Indemnifications for certain but not all representations and warranties are subject to a deductible of $750 and a cap at 25 percent of the purchase price.

Under the Purchase Agreement, the Company has retained the liabilities associated with existing general litigation matters related to Rutherford Chemicals. With respect to certain pre-closing environmental matters, the Company retains the responsibility for: (i) certain existing matters including violations, environmental testing for the New York facility incinerator and off-site liabilities; and (ii) completing the on-going remediation at the New York facility. Further, as a result of the sale of the Bayonne, New Jersey facility within Rutherford Chemicals, and as discussed in the Environmental Section above, the obligation to investigate site conditions and conduct required remediation under the provisions of the New Jersey Industrial Site Recovery Act was triggered; and the Company has retained the responsibility for completion of any such investigation and remediation. With respect to all other pre-closing environmental liabilities, whether known or unknown, the Buyer is responsible for the management of potential future matters; however, the Buyer and the Company may share the costs of associated remediation with respect to such potential future matters, subject to certain limitations defined in the agreement for sale. The Company has accrued for exposures which are deemed probable and estimable.

In March 2005, the Company received a claim from the Buyers claiming breach of certain representations, warranties and covenants contained in the Purchase Agreement. In April 2005, the Company responded rejecting the claim. Thereafter, the Buyers submitted an amended claim. The amended claim alleges breaches of representations, warranties and covenants covering each of the five operating sites sold pursuant to the Purchase Agreement and are related primarily to facility structures, utilities and equipment and alleges damages of $26,407. To the extent the alleged damages arise from breaches of representations and warranties, the claim would be subject to a cap of between approximately $14,000 and $16,250, depending on whether certain contingent payments are made, and is subject to the deductible of $750 which is the responsibility of the Buyers. In May 2005, the Company responded to the Buyers and rejected the claim entirely.

In September 2005, the Company received a request for indemnity (“September Notice”) from the Buyers related to an arbitration claim filed by a Rutherford Business customer (“Customer”). The arbitration claim arises

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(13) Contingencies — (continued)

from a claimed breach of a supply agreement that was assigned to and assumed by the Buyers pursuant to the Purchase Agreement. Thereafter, the Company was also served with an arbitration claim by the Customer related to the same matter. In the arbitration claim, the Customer claims $30,000 in damages arising from Buyers’ breach of the supply agreement. The Buyers claim that the September Notice amends the earlier claims that they filed in March and April 2005, as discussed above, and that the Customer’s claimed breach of the supply agreement should be treated as part of a breach of a representation, warranty or covenant set forth in the earlier notices. The supply agreement was assigned to and assumed by the Buyers, and the Company has now been dismissed from the Customer’s arbitration claim. In October 2005, the Company rejected the Buyers’ claim for indemnity under the September Notice in its entirety.

In October 2005, the Company received a notice from the Buyers (“October Notice”) that summarized the claims previously received in March and April 2005, and included the Buyers’ response to the Company’s April and May rejection of the earlier notices. The October Notice also set forth additional claims for environmental matters related to the Rutherford Business that relate to environmental matters at each of the five operating sites sold pursuant to the Purchase Agreement. In December 2005, the Buyers added two additional environmental claims related to the former operating sites (“December Notices”). The Company has now responded to the October and December Notices disputing the environmental claims on various grounds, including that the Company believes most claims relate to Buyers’ obligations under the Purchase Agreement. The Company also requested additional information because some environmental claims may be covered by sections of the Purchase Agreement where the parties share liability concerning such matters.

In April 2006, the Company received a summons and complaint (the “Complaint”) from the Buyers, which was filed in the Supreme Court of the State of New York, County of New York. The Complaint seeks indemnification, declaratory and injunctive relief for alleged (i) breaches of representations, warranties and covenants covering each of the former operating sites related to facility structures, utilities and equipment included in the March, April and October Notices mentioned above and the allegedly related breach of the Customer Supply Agreement arising from a breach of warranty at the Harriman facility included in the September Notice mentioned above (collectively “Equipment Matters”); and (ii) claims related to environmental matters at each of the five operating locations, most of which related to the former Harriman location included in the October Notice and December Notices mentioned above (collectively “Environmental Matters”).

The Company continues its evaluation of Buyers’ allegations and intends to defend itself against these claims vigorously. The Company continues to believe that the Equipment Matters are without merit. Further, the Company continues to believe that based on current information the majority of the Environmental Matters are either the Buyers’ responsibility or without merit and the remaining are otherwise not reasonably estimable at this time. As such, the Company has recorded no reserves for this matter.

Class Action Matter

In October 2003, the Company was notified of a securities class action lawsuit filed against Cambrex and five former and current Company officers. Five class action suits were filed with the New Jersey Federal District Court (the “Court”). Discovery in this matter is proceeding. In January 2004, the Court consolidated the cases, designated the lead plaintiff and selected counsel to represent the class. An amended complaint was filed in March 2004. The lawsuit has been brought as a class action in the names of purchasers of the Company’s common stock from October 21, 1998 through July 25, 2003. The complaint alleges that the Company failed to disclose in a timely fashion the January 2003 accounting restatement and subsequent SEC investigation, as well as the loss of a significant contract at the Baltimore facility.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(13) Contingencies — (continued)

The Company filed a Motion to Dismiss in May 2004. Thereafter, the plaintiff filed a reply brief. In October 2005, the Court denied the Company’s Motion to Dismiss against the Company and two current Company officers. The Company has reached its deductible under its insurance policy and further costs, expenses and any settlement is expected to be paid by the Company’s insurers. The Company continues to believe that the complaints are without merit and will vigorously defend against them. As such, the Company has recorded no reserves related to this matter.

Securities and Exchange Commission

The SEC is currently conducting an investigation into the Company’s inter-company accounting procedures from the period 1997 through 2001. The investigation began in the first half of 2003 after the Company voluntarily disclosed certain matters related to inter-company accounts for the five-year period ending December 31, 2001 that resulted in the restatement of the Company’s financial statements for those years. To the Company’s knowledge, the investigation is limited to this inter-company accounting matter, and the Company does not expect further revisions to its historical financial statements relating to these issues. The Company is fully cooperating with the SEC.

Baltimore Litigation

In 2001, the Company acquired the biopharmaceutical manufacturing business in Baltimore (the “Baltimore Business”). The sellers of the Baltimore Business filed suit against the Company alleging that the Company made false representations during the negotiations on which the sellers relied in deciding to sell the business and that the Company breached its obligation to pay additional consideration as provided in the purchase agreement which was contingent on the performance of the Baltimore Business. Management believes the matter to be without merit and continues its defense of this matter.

Other

The Company has commitments incident to the ordinary course of business including corporate guarantees of certain subsidiary obligations to the Company’s lenders related to financial assurance obligations under certain environmental laws for remediation, closure and/or third party liability requirements of certain of its subsidiaries and a former operating location; contract provisions for indemnification protecting its customers and suppliers against third party liability for manufacture and sale of Company products that fail to meet product warranties and contract provisions for indemnification protecting licensees against intellectual property infringement related to licensed Company technology or processes.

Additionally, as permitted under Delaware law, the Company has agreements whereby we indemnify our officers and directors for certain events or occurrences while the officer or director is, or was serving, at our request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have a Director and Officer insurance policy that covers a portion of any potential exposure.

The Company currently believes the estimated fair value of its indemnification agreements is not significant based on currently available information, and as such, the Company has no liabilities recorded for these agreements as of September 30, 2006.

In addition to the matters identified above, Cambrex’s subsidiaries are party to a number of other proceedings. The Company’s litigation matters, if resolved in an unfavorable manner, could have a material effect on the operating results and cash flows when resolved in a future reporting period.

CAMBREX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except share data)

(14) Subsequent Events

On October 20, 2006, the Company signed a definitive stock purchase agreement to sell two facilities within the Human Health segment to a holding company controlled by International Chemical Investors II S.A. for nominal consideration. The sale closed on October 27, 2006. As a result of this transaction, the Company expects to report a non-cash charge of approximately $30,000 in the fourth quarter of 2006. Gross sales for these two facilities for the three months and nine months ended September 30, 2006 were $8,764 and $28,571, respectively.

On October 24, 2006, the Company entered into a definitive stock purchase agreement with Lonza Group AG for the sale of the businesses that comprise the Bioproducts and Biopharma segments (excluding certain liabilities) for total cash consideration of $460,000. The Company expects to realize net proceeds after tax and transaction fees of approximately $450,000. This sale is subject to the Company’s stockholders approval as well as customary regulatory approvals and is expected to close in the first quarter of 2007. The Bioproducts and Biopharma segments had combined gross sales of $50,941 and $157,169 for the three and nine months ended September 30, 2006, respectively.

CAMBREX CORPORATION
SOLICITED BY BOARD OF DIRECTORS FOR 2007 SPECIAL MEETING OF STOCKHOLDERS
     The undersigned stockholder of Cambrex Corporation (the “Company”) hereby appoints J.A. Mack, L.M. Beshar and P.E. Thauer, and each of them acting singly and each with power of substitution and resubstitution, attorneys and proxies of the undersigned, with all the powers the undersigned would possess if personally present, to vote the shares of common stock of the Company which the undersigned is entitled to vote at the 2007 Special Meeting of Stockholders of the Company to be held on Monday, February 5, 2007 at 2:00 P.M. (local time) at the Sheraton Meadowlands Hotel, Two Meadowlands Plaza, East Rutherford, New Jersey, and any adjournment thereof. Without otherwise limiting the general authorization hereby given, said attorneys and proxies are instructed to vote as indicated on the reverse side hereof on the proposals set forth in the Notice of Special Meeting of Stockholders of the Company and accompanying proxy statement, each dated January 4, 2007.
     THIS PROXY WILL BE VOTED “FOR” THE AUTHORIZATION OF THE SALE OF THE BIO COMPANIES BUSINESS PURSUANT TO THE STOCK PURCHASE AGREEMENT (PROPOSAL NO. 1), AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2), UNLESS OTHERWISE MARKED.
(Continued and to be signed on reverse side)

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

☑	Please mark your votes as in this example.
1.	Authorization of the sale of Cambrex Corporation’s Bioproducts Business and Biopharma Business pursuant to the Stock Purchase Agreement, dated as of October 23, 2006, among Lonza Group Limited, as Guarantor, and certain of its subsidiaries and Cambrex Corporation.

FOR	AGAINST	ABSTAIN
☐	☐	☐
2.	Approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to authorize the sale of the Bioproducts Business and Biopharma Business pursuant to the Stock Purchase Agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Signature(s)	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duty authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.